PROXY STATEMENT OF THE COMPANY
Exhibit (a)-(1)
March 29, 2022
Shareholders of 51job, Inc.
Re: Notice of Extraordinary General Meeting of Shareholders
Dear Shareholder:
You are cordially invited to attend an extraordinary general meeting of shareholders of 51job, Inc. (the “Company”) to be held on April 27, 2022, at 9:00 a.m. (Shanghai time). The meeting will be held at the principal office of the Company located at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement (such proxy statement, as amended or supplemented, together with the letter to shareholders and notice of meeting, the “Proxy Statement”) provide information regarding the matters to be considered and voted on at the extraordinary general meeting, including at any adjournment thereof.
On June 21, 2021, the Company entered into an agreement and plan of merger (the “Original Merger Agreement”) with Garnet Faith Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”). On March 1, 2022, the Company and Merger Sub entered into amendment No. 1 to the Original Merger Agreement (“Amendment No. 1 to the Original Merger Agreement”). The Original Merger Agreement, as amended by Amendment No. 1 to the Original Merger Agreement and as may be further amended from time to time, is hereinafter referred to as the “Merger Agreement.’’ Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the “Merger”) and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”). At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve by way of special resolution the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands in connection with the Merger (the “Plan of Merger”), and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including the Merger. Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to the accompanying Proxy Statement.
Merger Sub has been formed solely for purposes of the Merger. At the effective time of the Merger (the “Effective Time”), the Surviving Company will be beneficially owned by:
(a)
DCP Capital Partners II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“DCP Fund”);

(b)
Oriental Poppy Limited, a company incorporated under the laws of the British Virgin Islands (together with DCP Fund, collectively “DCP” or the “DCP Filing Persons”);

(c)
Mr. Nanyan Zheng, a citizen of the People’s Republic of China (“Mr. Zheng”);

(d)
Mr. Tianyi Jiang, a permanent resident of Hong Kong (“Mr. Jiang”);

(e)
Alliance Ascend GP Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Alliance Ascend GP”);

(f)
Alliance Ascend L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Alliance Ascend Fund”);

(g)
Ocean Link Partners II GP Limited, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Ocean Link GP”);

(h)
Ocean Link Partners II GP, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Ocean Link Partners”);

(i)
Ocean Link Partners II, L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Ocean Link Fund II”);

(j)
Ocean Ascend Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Ocean Link Holdco”);

(k)
Ocean Ascend Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (together with Mr. Zheng, Mr. Jiang, Alliance Ascend GP, Alliance Ascend Fund, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II and Ocean Link Holdco, collectively “Ocean Link” or the “Ocean Link Filing Persons”);

(l)
Mr. Rick Yan, the chief executive officer of the Company (“Mr. Yan”);

(m)
RY Holdings Inc., a company incorporated under the laws of the British Virgin Islands (“RY Holdings”);

(n)
RY Elevate Inc., a company incorporated under the laws of British Virgin Islands (together with RY Holdings, the “RY Entities”);

(o)
51 Elevate Limited, a company incorporated under the laws of the British Virgin Islands (“51 Elevate” and together with Mr. Yan and the RY Entities, the “Founder Filing Persons”);

(p)
Recruit Holdings Co., Ltd., a company incorporated under the laws of Japan (“Recruit”);

(q)
Ms. Kathleen Chien, the chief operating officer and acting chief financial officer of the Company (“Ms. Chien”); and

(r)
LLW Holding Ltd., a company incorporated under the laws of the British Virgin Islands (“LLW Holding”).

Merger Sub, the DCP Filing Persons, the Ocean Link Filing Persons, and the Founder Filing Persons are collectively referred to herein as the “Buyer Consortium”; Mr. Yan, the RY Entities, Ms. Chien and LLW Holding are collectively referred to herein as the “Management Continuing Shareholders”; Recruit and the Management Continuing Shareholders are collectively referred to herein as the “Continuing Shareholders”; and the Buyer Consortium, Recruit, Ms. Chien and LLW Holding are collectively referred to herein as the “Participants.”
As of the date of the Proxy Statement, the Continuing Shareholders and their affiliates collectively beneficially own an aggregate of 38,998,772 common shares, par value US$0.0001 per share of the Company (the “Shares”), including Shares represented by ADSs, which represent approximately 56.2% of the total issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of the Proxy Statement). Pursuant to the terms of (a) the support agreement dated as of June 21, 2021, by and among Merger Sub and the Management Continuing Shareholders and (b) the support agreement dated as of June 21, 2021 (as amended by amendment No. 1, dated as of March 1, 2022), by and among Merger Sub, Recruit and the other parties thereto, each Continuing Shareholder will vote all Shares beneficially owned by such Continuing Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting of shareholders of the Company.
If the Merger is completed, the Company, as the Surviving Company, will continue its operations under the name of “51job, Inc.” as a privately held company and, as a result of the Merger, the ADSs will no longer be listed on the Nasdaq Global Select Market and the ADS program for the ADSs will terminate.
If the Merger is completed, at the Effective Time, (a) each Share (other than Shares represented by ADSs, the Excluded Shares (as defined below), the Continuing Shares (as defined below) and the Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$61.00 per Share and (b) each ADS (other than each ADS representing the Excluded Shares and the Continuing Shares) issued and outstanding immediately prior to the Effective Time, together with the Shares represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive, upon surrender, US$61.00 (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the deposit agreement (the “Deposit Agreement”), dated as of August 8, 2014, among the Company, JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and all holders from time to time of American depositary receipts (ADRs) issued thereunder), in each case, in cash, without interest and net of any applicable withholding taxes. If the Merger is completed, the following Shares (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediate preceding sentence: (i) Shares (including Shares represented by ADS) held by the Company or any direct or indirect subsidiary of the Company, which will be cancelled and cease to exist without consideration; (ii) Shares (including ADSs corresponding to such Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company Share Plans (as defined below), which will be cancelled and cease to exist without payment of any consideration or distribution therefor (Shares described under the foregoing clauses (i) and (ii) are collectively referred to as the “Excluded Shares”); (iii) certain Shares held by Continuing Shareholders (the “Continuing Shares”), which will not be cancelled and will remain outstanding and continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company and the Continuing Shareholders will not receive any payment of consideration therefor; and (iv) Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Dissenting Shares”), which will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.
In addition, at the Effective Time, the Company will (a) instruct the ADS Depositary to provide the registered holders of ADSs with the 30 days’ notice required in order to terminate the Company’s ADS program, (b) terminate the Company’s 2009 Share Option Plan adopted in 2009 and 2015 Share Incentive Plan adopted in 2015 (as amended and restated, collectively, the “Company Share Plans”) and all relevant award agreements entered into under the Company Share Plans; and (c) cancel all options to purchase Shares (the “Company Options”) granted under the Company Share Plans that are then outstanding, whether or not vested. As soon as practicable after the Effective Time, (i) (x) each Company Option held by each of Mr. David Chao, Mr. Eric He and Mr. Li-Lan Cheng, whether vested or unvested, that is outstanding immediately prior to the Effective Time and (y) each Company Option (other than the Company Options listed in Schedule 1 to Amendment No. 1 to the Original Merger Agreement) that has become vested on or prior to September 30, 2021 and remains outstanding at the Effective Time (each Company Option described under the foregoing (x) and (y), a “Vested Company Option”), that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash equal to the product of (A) the excess, if any, of US$61.00 over the applicable per share exercise price of such Vested Company Option and (B) the number of Shares underlying such Vested Company Option; and (ii) each Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) that is cancelled at the Effective Time will be exchanged for an employee incentive award pursuant to terms and conditions to be determined by the Surviving Company, which will be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.
A special committee (the “Special Committee”) of the board of directors of the Company (the “Board”), composed solely of directors who are unaffiliated with any Participant or any member of the management of the Company, reviewed and considered the terms and conditions of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. On March 1, 2022, the Special Committee unanimously (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the unaffiliated security holders of the Company (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended, the “Unaffiliated Security Holders”), (b) declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the

Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
On March 1, 2022, the Board, after carefully considering all relevant factors, including the determination and recommendation of the Special Committee, (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
After careful consideration and upon the unanimous recommendation of the Special Committee composed solely of directors unaffiliated with any Participant or any member of the management of the Company, the Board authorized and approved the Merger Agreement and the Plan of Merger and recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
The accompanying Proxy Statement provides detailed information about the Merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference therein carefully. You may also obtain more information about the Company from documents the Company has filed with the United States Securities and Exchange Commission (the “SEC”), which are available for free at the SEC’s website www.sec.gov.
Regardless of the number of Shares you own, your vote is very important. In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. In considering the recommendation of the Special Committee and the Board, you should be aware that some of the Company’s directors or executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. As of the date of the Proxy Statement, the Continuing Shareholders and their affiliates collectively beneficially own approximately 56.2% of the total issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of the Proxy Statement) and the Continuing Shareholders have agreed to vote all Shares beneficially owned by them in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is 12:00 p.m. (Shanghai time) on April 26, 2022. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on April 14, 2022.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the meeting has undertaken to demand poll voting at the meeting.
As the registered holder of the Shares represented by ADSs, the ADS Depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares represented by ADSs at the extraordinary general meeting in accordance with the voting instructions, the form of which is attached as Annex G to the accompanying Proxy Statement, timely and actually received from holders of ADSs at the close of business in New York City on March 29, 2022 (the “ADS Record Date”). The ADS Depositary must actually receive such instructions no later than 12:00 p.m. (New York City time) on April 22, 2022. Pursuant to Section 12 of the ADR evidencing your ADSs, the form of which was attached to the Deposit Agreement, the ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs. Accordingly, Shares represented by ADSs, for which voting instructions fail to specify the manner in which the ADS Depositary is to vote or no timely voting instructions are received by the ADS Depositary, will not be voted. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.
Holders of ADSs will not be able to attend or vote directly at the extraordinary general meeting unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on April 14, 2022 (the “Share Record Date”). ADS holders who wish to cancel their ADSs and be registered as the holders of the corresponding Shares need to make arrangements to deliver the ADSs to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on April 7, 2022, either by surrendering a certificated ADR evidencing the ADSs or, in the case of ADSs evidenced by ADRs recorded on the direct registration system utilized by the ADS Depositary, by providing proper instructions and documentation, together with (a) written instructions directing the ADS Depositary to cause the Shares represented by the ADSs to be withdrawn and designating the person to whom such withdrawn Shares are to be delivered (name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes or other governmental charges and any stock transfer or registration fees in effect for the registration of transfers of Shares upon any applicable register, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS Record Date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS Record Date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will endeavor to arrange for JPMorgan Chase Bank, N.A., Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder), either by delivery of certificates or by such other means as the ADS Depositary may deem practicable. If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Company’s Cayman registrar of the Shares to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the Nasdaq Global Select Market. The Shares are not listed and cannot be traded on any stock exchange other than the Nasdaq Global Select Market, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your

v

name. If you submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as your proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying Proxy Statement. The fair value of your Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES EVIDENCED BY ADSs, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 12:00 P. M. (NEW YORK CITY TIME) ON APRIL 19, 2022, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs TOGETHER WITH ANY APPLICABLE TAXES AND OTHER FEES OR CHARGES APPLICABLE UNDER THE DEPOSIT AGREEMENT, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022. (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER SURRENDERING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS OR FOR ANY OTHER REASON AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS

DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
Neither the SEC nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or Proxy Statement. Any representation to the contrary is a criminal offense.
If you have any questions or need assistance voting your Shares or ADSs, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750-0637. Banks and brokers may contact Innisfree M&A Incorporated at +1 (212) 750-5833. ADS holders who have any questions should contact the ADS Depositary using the contact details provided on the ADS Voting Instruction Card. ADS holders who hold ADSs indirectly should contact their bank, broker, financial institution or administrator through which such ADSs are held.
Thank you for your cooperation and continued support.
Sincerely, /s/ Eric He Eric He	Sincerely, /s/ David K. Chao
David K. Chao
Member of the Special Committee	Chairman of the Board
The accompanying Proxy Statement is dated March 29, 2022 and is first being distributed to the Company’s shareholders and mailed to the Company’s ADS holders on or about April 1, 2022.

51JOB, INC.
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON
APRIL 27, 2022
Dear Shareholder:
Notice is hereby given that an extraordinary general meeting of the shareholders of 51job, Inc. (referred to herein alternately as the “Company,” “us,” “we” or other terms correlative thereto), will be held on April 27, 2022 at 9:00 a.m. (Shanghai time) at the principal office of the Company located at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China.
Only registered holders of common shares of the Company, par value US$0.0001 per share (each, a “Share”), at the close of business in the Cayman Islands on April 14, 2022 (the “Share Record Date”) or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the extraordinary general meeting, you will be asked to consider and vote upon the following resolutions:
•
as special resolutions:

THAT the agreement and plan of merger, dated as of June 21, 2021, as amended by amendment No. 1 to agreement and plan of merger, dated as of March 1, 2022 (as so amended and as may be further amended from time to time, the “Merger Agreement”), between Garnet Faith Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”), and any and all transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including (a) the Merger, and (b) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved;
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A; and
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Please refer to the accompanying proxy statement, which is attached to and made a part of this notice. A list of the Company’s shareholders will be available at its principal executive office at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.
After careful consideration and upon the unanimous recommendation of a special committee (the “Special Committee”) of the board of directors (the “Board”) of the Company, composed solely of directors who are unaffiliated with any Participant (as defined in the accompanying proxy statement) or any member of the management of the Company, the Board (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the unaffiliated security holders of the Company (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended), and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds of the voting power of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.
Mr. Rick Yan, RY Holdings Inc., RY Elevate Inc., Ms. Kathleen Chien and LLW Holding Ltd. (collectively, the “Management Continuing Shareholders”) have entered into a support agreement, dated as of June 21, 2021, with Merger Sub, and Recruit Holdings Co., Ltd. (“Recruit” and, together with the Management Continuing Shareholders, the “Continuing Shareholders”) has entered into a support agreement, dated as of June 21, 2021 (as amended by amendment No. 1, dated as of March 1, 2022), with Merger Sub and certain other parties thereto, in each case, pursuant to which each of the Continuing Shareholders has agreed to, subject to the terms and conditions set forth therein and among other obligations, vote in favor of the authorization and approval of the Merger Agreement and the Transactions, including the Merger. As of the date of this notice, the Continuing Shareholders and their affiliates beneficially own an aggregate of 38,998,772 Shares, including Shares represented by ADSs, which represent approximately 56.2% of the total issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this notice).
Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card, which is attached as Annex F to the accompanying proxy statement, as promptly as possible. To be valid, your proxy card must be completed, signed, scanned and delivered to the attention of the Company’s Compliance Department at proxy@51job.com no later than 12:00 p.m. (Shanghai time) on April 26, 2022. The proxy card is the “instrument of proxy” and the “instrument appointing a proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting as the chairman of the meeting has undertaken to demand poll voting at the meeting. Each shareholder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on the proxy card.
Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.
If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted.
When proxies are properly dated, executed and returned by holders of Shares, the Shares they represent will be voted at the extraordinary general meeting in accordance with the instructions of the shareholders. If no specific instructions are given by such shareholders, such Shares will be voted “FOR” the proposals as described above, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
If you own ADSs as of the close of business in New York City on March 29, 2022 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct JPMorgan Chase Bank, N.A., in its capacity as the ADS depositary (the “ADS Depositary”) and the holder of the Shares underlying your ADSs, how to vote the Shares underlying your ADSs. The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on April 22, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.
Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on April 14, 2022, the Share Record Date. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on April 7, 2022 together with (a) written instructions directing the ADS Depositary to cause the Shares represented by the ADSs to be withdrawn and designating the person to whom such Shares are to be delivered (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the deposit agreement, dated as of August 8, 2014, among the Company, the ADS Depositary and the registered holders of American depositary receipts (“ADRs”) issued thereunder and any applicable taxes or other governmental charges and any stock transfer or registration fees in effect for the registration of transfers of Shares upon any applicable register, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf.
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to the accompanying proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES EVIDENCED BY ADSs, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 12:00 P. M. (NEW YORK CITY TIME) ON APRIL 19, 2022, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs TOGETHER WITH ANY APPLICABLE TAXES AND OTHER FEES OR CHARGES APPLICABLE UNDER THE DEPOSIT AGREEMENT, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND

x

HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022. (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER SURRENDERING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST ALSO COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ GLOBAL SELECT MARKET. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ GLOBAL SELECT MARKET, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS OR FOR ANY OTHER REASON AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 PER ADS ISSUED) AND ANY APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.
If you have any questions or need assistance voting your Shares, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750-0637. Banks and brokers may contact Innisfree M&A Incorporated at +1 (212) 750-5833.
The Merger Agreement, the Plan of Merger and the Transactions, are described in the accompanying proxy statement. Copies of the Merger Agreement and the Plan of Merger are included as Annex A and Annex B, respectively, to the accompanying proxy statement. We urge you to read the entire accompanying proxy statement carefully.
Notes:
1.
Where there are joint holders of any Share, any one of such joint holders may vote, either in person or by proxy, in respect of such Share as if he or she were solely entitled thereto, but if more than one of such joint holders are present at any meeting, the vote of the senior holder who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the joint holders. For this purpose, seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

2.
The instrument appointing a proxy must be in writing under the hand of the appointor or of his or her attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney or other person duly authorized.

3.
A proxy need not be a member (registered shareholder) of the Company.

4.
The chairman of the extraordinary general meeting may at his discretion direct that a proxy card will be deemed to have been duly deposited where sent by email or telefax upon receipt of email or telefax confirmation that the signed original thereof has been sent. A proxy card that is not deposited in the manner permitted will be invalid.
5.
Votes given in accordance with the terms of a proxy card will be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share or Shares in respect of which the proxy is given, unless notice in writing of such death, insanity, revocation or transfer is received by the Company at the registered office of the Company at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, Attention: RDS/303788-07 (and a copy is delivered to the Company’s Compliance Department at proxy@51job.com), at least two hours before the commencement of the extraordinary general meeting, or adjourned meeting at which such proxy is used.

BY ORDER OF THE BOARD OF DIRECTORS,
/s/ David K. Chao David K. Chao Chairman of the Board March 29, 2022

PROXY STATEMENT
Dated March 29, 2022
SUMMARY VOTING INSTRUCTIONS
Ensure that your shares of 51job, Inc. can be voted at the extraordinary general meeting by submitting your proxy card or by contacting your broker, bank or other nominee.
If your shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the extraordinary general meeting.
If your shares are registered in your name    submit your proxy as soon as possible by signing, dating, scanning and delivering the accompanying proxy card to the Company’s Compliance Department at proxy@51job.com, so that your shares can be voted at the extraordinary general meeting in accordance with your instructions.
If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy materials, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750-0637. Banks and brokers may contact Innisfree M&A Incorporated at +1 (212) 750-5833.

SUMMARY TERM SHEET
This “Summary Term Sheet” and the “Questions and Answers about the Extraordinary General Meeting and the Merger” highlight selected information contained in this Proxy Statement regarding the Merger and may not contain all of the information that may be important to your consideration of the Merger and other transactions contemplated by the Merger Agreement. You should carefully read this entire Proxy Statement and the other documents to which this Proxy Statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this Proxy Statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this Proxy Statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 132. In this Proxy Statement, the terms “the Company,” “us,” “we,” “our” or other terms correlative thereto refer to 51job, Inc. In this Proxy Statement, the term “PRC” refers to the People’s Republic of China and the term “Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC. All references to “dollars,” “$” and “US$” in this Proxy Statement are to U.S. dollars, and all references to “RMB” in this Proxy Statement are to Renminbi, the lawful currency of the PRC.
The Parties Involved in the Merger
The Company
The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a leading provider of integrated human resource services in China.
The Company’s principal executive offices are located at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China. The Company’s telephone number at this address is +86 21 6160 1888 and fax number is +86 21 6879 6233.
For a description of the Company’s history, development, business and organizational structure, see the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on April 23, 2021, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 132 for a description of how to obtain a copy of the Company’s Annual Report.
Merger Sub
Garnet Faith Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is an entity formed solely for the purpose of effecting the Transactions. The business address of Merger Sub is c/o DCP Capital, 21/F, York House, The Landmark, 15 Queen’s Road Central, Hong Kong, and its telephone number is +852 2878 9193.
The DCP Filing Persons
DCP Capital Partners II, L.P. (“DCP Fund”) is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. Oriental Poppy Limited (“Oriental Poppy” and, together with DCP Fund, collectively “DCP” or the “DCP Filing Persons”) is a company incorporated under the laws of the British Virgin Islands and an investment holding company, a majority equity interest of which is expected to be indirectly owned by DCP Fund at the Effective Time (as defined below).
The business address and telephone number of the DCP Filing Persons is c/o DCP Capital, 21/F, York House, The Landmark, 15 Queen’s Road Central, Hong Kong, +852 2878 9193.
The Ocean Link Filing Persons
Mr. Nanyan Zheng (“Mr. Zheng”) is a citizen of the People’s Republic of China. Mr. Tianyi Jiang (“Mr. Jiang”) is a permanent resident of Hong Kong. Each of Alliance Ascend GP Limited (“Alliance Ascend GP”) and Ocean Link Partners II GP Limited (“Ocean Link GP”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Alliance Ascend L.P. (“Alliance Ascend Fund”), Ocean Link Partners II GP, L.P. (“Ocean Link Partners”) and Ocean Link Partners II, L.P.

(“Ocean Link Fund II”) is an exempted limited partnership formed under the laws of the Cayman Islands. Each of Ocean Ascend Holding Limited (“Ocean Link Holdco”) and Ocean Ascend Limited (“Ocean Link SPV” and, together with Mr. Zheng, Mr. Jiang, Alliance Ascend GP, Alliance Ascend Fund, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II and Ocean Link Holdco, collectively “Ocean Link” or the “Ocean Link Filing Persons”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Mr. Zheng and Mr. Jiang owns 50% equity interest in Alliance Ascend GP and Ocean Link GP. Alliance Ascend GP is the general partner of Alliance Ascend Fund. Ocean Link GP is the general partner of Ocean Link Partners. Ocean Link Partners is the general partner of Ocean Link Fund II. Ocean Link Holdco is jointly owned by Alliance Ascend Fund and Ocean Link Fund II, and Ocean Link Fund II owns a majority equity interest in Ocean Link Holdco. Ocean Link Holdco owns 100% equity interest in Ocean Link SPV. The principal business of each of Alliance Ascend GP, Alliance Ascend Fund, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II, Ocean Link Holdco and Ocean Link SPV is investment activities.
The principal business address and telephone number of each of Mr. Zheng, Mr. Jiang, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II, Ocean Link Holdco and Ocean Link SPV is Unit 2823, 28/F, AIA Central, 1 Connaught Road, Central, Hong Kong, +852 3651 6101.
The Founder Filing Persons
Mr. Rick Yan (“Mr. Yan”) is a director, chief executive officer and president of the Company and is a citizen of the Hong Kong Special Administrative Region of the People’s Republic of China. His principal occupation is as a director and officer of the Company. Each of RY Holdings Inc. (“RY Holdings”), RY Elevate Inc. (“RY Elevate” and, together with RY Holdings, the “RY Entities”) and 51 Elevate Limited (“51 Elevate”) is a company incorporated under the laws of the British Virgin Islands. The principal business of each of RY Elevate, RY Holdings and 51 Elevate is investment holding. The principal business address and telephone number of each of Mr. Yan, RY Elevate, RY Holdings and 51 Elevate is c/o Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China, +86 21 6160 1888.
Recruit Holdings Co., Ltd.
Recruit Holdings Co., Ltd. (“Recruit”) is a company incorporated under the laws of Japan. The principal business of Recruit is providing integrated human resources services. The principal business address and telephone number of Recruit is GranTokyo South Tower 1-9-2 Marunouchi, Chiyoda-ku Tokyo 100-6640, Japan, +81 3 6835 1111.
Kathleen Chien
Ms. Kathleen Chien (“Ms. Chien”) is chief operating officer and acting chief financial officer of the Company and is a citizen of the United States of America. Her principal occupation is as an officer of the Company. The principal business address and telephone number of Ms. Chien is c/o Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China, +86 21 6160 1888.
LLW Holding Ltd.
LLW Holding Ltd. (“LLW Holding”) is a company incorporated under the laws of the British Virgin Islands. LLW Holding is an investment holding company. The principal business address and telephone number of LLW Holding is c/o 20F, Tower C, Star City International Plaza, 10 Jiuxianqiao Road, Chaoyang District, Beijing 100016, People’s Republic of China, +86 10 5827 3388.
Mr. Yan, RY Holdings, RY Elevate, Ms. Chien and LLW Holding are collectively referred to herein as the “Management Continuing Shareholders,” and Recruit and the Management Continuing Shareholders are collectively referred to herein as the “Continuing Shareholders.”
Merger Sub, the DCP Filing Persons, the Ocean Link Filing Persons, and the Founder Filing Persons are collectively referred to herein as the “Buyer Consortium.” The Buyer Consortium, Recruit, Ms. Chien and LLW Holding are collectively referred to herein as the “Participants.”

(a) Merger Sub, the Continuing Shareholders, Oriental Poppy, Ocean Link SPV and 51 Elevate and their respective affiliates, (b) any former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of Merger Sub, the Continuing Shareholders, Oriental Poppy, Ocean Link SPV and 51 Elevate and their respective affiliates, (c) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Merger Sub, the Continuing Shareholders, Oriental Poppy, Ocean Link SPV and 51 Elevate and their respective affiliates, and (d) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing, are collectively referred to herein as “Merger Sub Group.”
The Merger (Page 100)
You are being asked to vote to authorize and approve the agreement and plan of merger dated as of June 21, 2021 between the Company and Merger Sub (the “Original Merger Agreement”), as amended by amendment No. 1 to agreement and plan of merger, dated as of March 1, 2022, between the Company and Merger Sub (“Amendment No. 1 to the Original Merger Agreement,’’ and the Original Merger Agreement, as so amended and as may be further amended from time to time, the “Merger Agreement”), and the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands (the “Plan of Merger”), pursuant to which, once the Merger Agreement and the Plan of Merger are approved and authorized by the requisite vote of the shareholders of the Company and the other conditions to the completion of the transactions contemplated by the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement, Merger Sub will be merged with and into the Company and cease to exist, with the Company continuing as the surviving company (the “Surviving Company”) (the “Merger”), and the transactions contemplated by the Merger Agreement and the Plan of Merger (collectively, the “Transactions”), including the Merger. The Surviving Company will continue to do business under the name “51job, Inc.” following the Merger. If the Merger is completed, the Company’s American depositary shares program for common shares, par value US$0.0001 per share, of the Company (each, a “Share” and collectively, the “Shares”) maintained pursuant to the deposit agreement (the “Deposit Agreement”), dated as of August 8, 2014, among the Company, JPMorgan Chase Bank, N.A. (the “ADS Depositary”) and all holders from time to time of American depositary receipts (“ADRs”) issued thereunder, will be terminated and the Company will cease to be a publicly traded company and ADSs will cease to be listed on the Nasdaq Global Select Market (the “Nasdaq”), and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, 90 days after the filing of Form 15 in connection with the completion of the Merger or such longer period as may be determined by the U.S. Securities and Exchange Commission (the “SEC”), registration of the Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be terminated. After the effective time of the Merger (the “Effective Time”), the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies.
Copies of the Merger Agreement and the Plan of Merger are attached as Annex A and Annex B, respectively, to this Proxy Statement. You should read the Merger Agreement and the Plan of Merger in their entirety because they, and not this Proxy Statement, are the legal documents that govern the Merger.
Merger Consideration (Page 100)
Under the terms of the Merger Agreement, at the Effective Time, (a) each Share (other than Shares represented by ADSs, the Excluded Shares (as defined below), the Continuing Shares (as defined below) and the Dissenting Shares (as defined below)) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$61.00 per Share (the “Per Share Merger Consideration”) and (b) each ADS (other than each ADS representing the Excluded Shares and the Continuing Shares) issued and outstanding immediately prior to the Effective Time, together with the Shares represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive, upon surrender, US$61.00 (the “Per ADS Merger Consideration”), in each case, in cash, without interest and net of any applicable withholding taxes. If the Merger is completed, the following Shares (including Shares represented by ADSs) will not be converted into the right to receive the consideration described in the immediate preceding sentence:
(a)
(i) Shares (including Shares represented by ADS) held by the Company or any direct or indirect subsidiary of the Company, which will be cancelled and cease to exist without consideration, and (ii) Shares (including ADSs corresponding to such Shares) held by the ADS Depositary and reserved for issuance and allocation pursuant to the Company Share Plans (as defined below), which will be cancelled and cease to exist without payment of any consideration or distribution therefor (Shares described under the foregoing clauses (i) and (ii) are collectively referred to as the “Excluded Shares”);

(b)
certain Shares held by Continuing Shareholders (the “Continuing Shares”), which will not be cancelled and will remain outstanding and continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company and the Continuing Shareholders will not receive any payment of consideration therefor; and

(c)
Shares owned by holders who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) (the “Dissenting Shares”), which will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.

Treatment of Company Options (Page 101)
At the Effective Time, the Company will (a) instruct the ADS Depositary to provide the registered holders of ADSs with the 30 days’ notice required in order to terminate the Company’s ADS program, (b) terminate the Company’s 2009 Share Option Plan adopted in 2009 and 2015 Share Incentive Plan adopted in 2015 (as amended and restated, collectively, the “Company Share Plans”) and all relevant award agreements entered into under the Company Share Plans; and (c) cancel all options to purchase Shares (the “Company Options”) granted under the Company Share Plans that are then outstanding, whether or not vested. As soon as practicable after the Effective Time, (i) (x) each Company Option held by each of Mr. David Chao, Mr. Eric He and Mr. Li-Lan Cheng, whether vested or unvested, that is outstanding immediately prior to the Effective Time and (y) each Company Option (other than the Company Options listed in Schedule 1 to Amendment No. 1 to the Original Merger Agreement) that has become vested on or prior to September 30, 2021 and remains outstanding at the Effective Time (each Company Option described under the foregoing (x) and (y), a “Vested Company Option”), that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash, equal to the product of (A) the excess, if any, of US$61.00 over the applicable per share exercise price of such Vested Company Option and (B) the number of Shares underlying such Vested Company Option; and (ii) each Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) that is cancelled at the Effective Time will be exchanged for an employee incentive award pursuant to terms and conditions to be determined by the Surviving Company, which will be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.
Share Record Date and Voting (Page 94)
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name in the Company’s register of members at the close of business in the Cayman Islands on            April 14, 2022, the record date for voting Shares at the extraordinary general meeting (the “Share Record Date”). If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is 12:00 p.m. (Shanghai time) on April 26, 2022.
If you own ADSs as of the close of business in New York City on March 29, 2022 (the “ADS Record Date”) (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot attend and vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary in its capacity as the holder of the Shares underlying your ADSs how to vote the Shares underlying your ADSs.
The ADS Depositary must receive your instructions no later than 12:00 p.m. (New York City time) on April 22, 2022 (or if the extraordinary general meeting is adjourned, such later date as may be notified by the ADS Depositary) in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.
Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you cancel your ADSs and become a registered holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on April 14, 2022, the Share Record Date and you certify that you have not voted, and will not vote, the ADSs. If you wish to cancel your ADSs for the purpose of voting Shares directly, you need to comply with the provisions governing the ADSs and make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on April 7, 2022.
Each holder has one vote for each Share held as of the close of business in the Cayman Islands on the Share Record Date. We expect that, as of the Share Record Date, there will be 67,487,259 Shares entitled to be voted at the extraordinary general meeting. See “ —  Voting Information” below.
Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 94)
In order for the Merger to be completed, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting power of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting (the “Requisite Company Vote”).
As of the date of this Proxy Statement, the Continuing Shareholders and their affiliates beneficially own an aggregate of 38,998,772 Shares, including Shares represented by ADSs, which represent approximately 56.2% of the total issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 128 for additional information. Pursuant to the terms of the Support Agreements (as defined below), the Continuing Shareholders have agreed to vote their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.
Voting Information (Page 95)
Before voting your Shares, we encourage you to read this Proxy Statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the Merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the accompanying proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is 12:00 p.m. (Shanghai time) on April 26, 2022.
If a broker, bank or other nominee holds your Shares in “street name,” your broker, bank or other nominee should provide you with instructions on how to vote your Shares. Your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”
Dissenters’ Rights of Shareholders and ADS Holders (Page 122)
Shareholders who elect to dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is completed, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, which is attached as Annex D to this Proxy Statement. The fair value of your Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration you would receive pursuant to the Merger Agreement if you do not exercise dissenters’ rights with respect to your Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES EVIDENCED BY ADSs, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON APRIL 19, 2022, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs TOGETHER WITH ANY APPLICABLE TAXES AND OTHER FEES OR CHARGES APPLICABLE UNDER THE DEPOSIT AGREEMENT, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022. (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER SURRENDERING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT.
We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” as well as Annex D to this Proxy Statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Purposes and Effects of the Merger (Page 69)
The purpose of the Merger is to enable the Participants to acquire 100% control of the Company in a transaction in which the issued and outstanding Shares and ADSs (other than the Excluded Shares and the Continuing Shares) will be cancelled in exchange for the Per Share Merger Consideration or the Per ADS Merger Consideration, as applicable. See “Special Factors — Purposes of and Reasons for the Merger” beginning on page 69 for additional information.
ADSs representing Shares are currently listed on the Nasdaq under the symbol “JOBS.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Participants. See “Special Factors — Effects of the Merger on the Company” beginning on page 71 for additional information.
Plans for the Company after the Merger (Page 74)
The Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be beneficially owned by the Participants which or whose affiliates will become shareholders of the Surviving Company and (ii) have substantially more debt than it currently has. See “Special Factors — Financing of the Merger — Acquisition Debt Financing” beginning on page 77 for additional information.

Following the completion of the Merger and the anticipated deregistration of the Shares and the ADSs, the Company will no longer be subject to the reporting requirements of the Exchange Act, or the compliance and reporting requirements of the Nasdaq and the related direct and indirect costs and expenses.
Recommendations of the Special Committee and the Board (Page 42)
The Special Committee, after consultation with its financial advisor and legal counsel, unanimously: (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the unaffiliated security holders of the Company (as such term is defined in Rule 13e-3 of the Exchange Act, “the Unaffiliated Security Holders”), (b) declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
After careful consideration and upon the unanimous recommendation of the Special Committee and after each director duly disclosed his interests in the Transactions, including the Merger, the Board recommends that you vote FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
Position of the Participants as to the Fairness of the Merger (Page 48)
Each Participant believes that the Merger is fair to the Unaffiliated Security Holders. Their belief is based upon the factors discussed under the caption “Special Factors — Position of the Participants as to the Fairness of the Merger” beginning on page 48.
Financing of the Merger (Page 75)
The Company and the Participants estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$2.01 billion as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Participants did not consider the value of the Excluded Shares and the Continuing Shares. This amount includes the cash to be paid to the shareholders of the Company (other than the Continuing Shareholders) and to the holders of Vested Company Options, as well as the related costs and expenses, in connection with the Transactions, including the Merger. The Participants expect to provide this amount through a combination of (i) cash contributions contemplated by the equity commitment letters, dated as of June 21, 2021, among Merger Sub and each of DCP Fund, Ocean Link Fund II, the RY Entities and 51 Elevate (each, an “Original Equity Commitment Letter”), which were amended and restated in their entirety by the amended and restated equity commitment letters, dated as of March 1, 2022, among Merger Sub and each of DCP Fund, Ocean Link Fund II, the RY Entities and 51 Elevate (each, an “A&R Equity Commitment Letter,” and such equity commitment letters as so amended and restated, each an “Equity Commitment Letter”), (ii) the proceeds from a committed senior term loan facility and two committed offshore cash bridge facilities contemplated by a facilities agreement dated October 21, 2021 by and among Merger Sub, China Merchants Bank Co., Ltd. Shanghai Branch as original lead arranger, agent, security agent and original lender (“CMB”) and Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch as original co-lead arranger and original lender (“SPDB” and, together with CMB, the “Arrangers”) (the “Original LBO Facilities Agreement”), as amended by an amendment agreement dated March 1, 2022 by and among Merger Sub and the Arrangers (the “LBO Facilities Amendment Agreement”) (the Original LBO Facilities Agreement as amended by the LBO Facilities Amendment Agreement and as may be further amended from time to time, the “LBO Facilities Agreement”), which was entered into pursuant to a debt commitment letter dated June 21, 2021 by and among Merger Sub and the Arrangers (the “Debt Commitment Letter”) and (iii) cash held by the Company and its subsidiaries.
To fund the cash contribution under their Equity Commitment Letter, the RY Entities expect to obtain debt financing of up to US$450 million pursuant to a facility agreement, dated October 28, 2021, between CMB and RY Elevate (the “Original RY Facility Agreement”), as amended by an amendment agreement dated March 1, 2022 between CMB and RY Elevate (the “RY Facility Amendment Agreement”) (the Original RY Facility Agreement as amended by the RY Facility Amendment Agreement and as may be further amended from time to time, the “RY Facility Agreement”), which was entered into pursuant to a debt commitment letter dated as of June 21, 2021 between CMB and RY Elevate (the “RY Debt Commitment Letter”).
See “Special Factors — Financing of the Merger” beginning on page 75 for additional information.
Interim Investors Agreement (Page 80)
Concurrently with the execution and delivery of the Original Merger Agreement on June 21, 2021, certain members of the Buyer Consortium and Recruit entered into an interim investors agreement (the “Original Interim Investors Agreement”).
Concurrently with the execution and delivery of Amendment No. 1 to the Original Merger Agreement on March 1, 2022, certain members of the Buyer Consortium and Recruit entered into amendment No. 1 to interim investors agreement (“Amendment No. 1 to the Original Interim Investors Agreement”), which amended the Original Interim Investors Agreement (as so amended and as may be further amended from time to time, the “Interim Investors Agreement”). The Interim Investors Agreement governs, until the earlier of the termination of the Merger Agreement or consummation of the Merger, among other matters, the actions of and the relationship among such members of the Buyer Consortium and Recruit with respect to the Merger Agreement and the transactions contemplated thereby.
The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions with respect to equity and debt financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangements among such members of the Buyer Consortium and Recruit.
Limited Guarantees (Page 79)
Concurrently with the execution and delivery of the Original Merger Agreement on June 21, 2021, each of DCP Fund, Ocean Link Fund II, Recruit and the RY Entities (the “Guarantors”) executed and delivered a limited guarantee in favor of the Company (each, an “Original Limited Guarantee”).
Concurrently with the execution and delivery of Amendment No. 1 to the Original Merger Agreement on March 1, 2022, each of the Guarantors executed and delivered an amended and restated limited guarantee in favor of the Company (each, an “A&R Limited Guarantee”), which amended and restated each Original Limited Guarantee in its entirety (each as so amended and restated and as may be further amended from time to time, a “Limited Guarantee”). Under the Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Merger Sub under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Merger Sub under certain circumstances as set forth in the Merger Agreement.
Support Agreements (Page 79)
Concurrently with the execution and delivery of the Original Merger Agreement on June 21, 2021, (a) the Management Continuing Shareholders entered into a support agreement with Merger Sub (the “Management Support Agreement”), and (b) Recruit entered into a support agreement with Merger Sub, Oriental Poppy, Ocean Link SPV and RY Elevate (the “Original Recruit Support Agreement”).

Concurrently with the execution of Amendment No. 1 to the Original Merger Agreement on March 1, 2022, Recruit entered into amendment No. 1 to support agreement with Merger Sub, Oriental Poppy, Ocean Link SPV and RY Elevate (“Amendment No. 1 to the Original Recruit Support Agreement”), which amended the Original Recruit Support Agreement (as so amended, the “Recruit Support Agreement,” and together with the Management Support Agreement, the “Support Agreements”). Pursuant to the Support Agreements, each Continuing Shareholder has agreed, among other things, (i) to vote all of the Shares held directly or indirectly by him, her or it in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) to receive no cash consideration for the Continuing Shares held directly or indirectly by him, her or it in the Merger and (iii) that all of the Continuing Shares held directly or indirectly by him, her or it shall not be cancelled in the Merger and shall continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company at the Effective Time. As of the date of this Proxy Statement, the Continuing Shareholders and their affiliates beneficially own in the aggregate approximately 56.2% of the issued and outstanding Shares, and 56.2% of the voting power of the issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement).
The Support Agreements will not terminate prior to the Effective Time unless the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.
(a) The Equity Commitment Letters, (b) the Limited Guarantees, (c) the Support Agreements, (d) the Interim Investors Agreement and (e) the RY Debt Commitment Letter are collectively referred to herein as the “Merger Sub Group Contracts.”
Opinions of the Special Committee’s Financial Advisor (Page 55 and Page 62)
Pursuant to an engagement letter dated September 30, 2020, as amended by that certain Addendum to the engagement letter dated February 18, 2022 (the “D&P Engagement Letter”), the Special Committee engaged Duff & Phelps, a Kroll business operating as Kroll, LLC (formerly known as Duff & Phelps, LLC) (“Duff & Phelps”) and Kroll Securities, LLC (formerly known as Duff & Phelps Securities, LLC) (“DPS”) to serve as its independent financial advisor and to provide a fairness opinion in connection with the Merger.
Prior Opinion
On June 21, 2021, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of June 21, 2021, addressed to the Special Committee) (the “Prior Opinion”) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its Prior Opinion, the per Share merger consideration of US$79.05 to be received by the holders of Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the per ADS merger consideration of US$79.05 to be received by the holders of ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) in the Original Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Original Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs). The Prior Opinion and the financial analyses performed by Duff & Phelps in connection with the Prior Opinion were based on the prior conditions at the time of their delivery and performance and were prepared taking into account of information, data, inputs and assumptions that may have changed since their delivery and performance. The Prior Opinion and the financial analyses performed by Duff & Phelps in connection with the Prior Opinion were superseded in their entirety by the opinion dated as of March 1, 2022 delivered by Duff & Phelps to the Special Committee and the financial analyses performed by Duff & Phelps in connection with such opinion, respectively. See “Special Factors — Prior Opinion of the Special Committee’s Financial Advisor” beginning on page 55 for additional information.
Opinion dated March 1, 2022
On March 1, 2022, Duff & Phelps rendered its oral opinion (which was subsequently confirmed in writing by the delivery of Duff & Phelps’ written opinion, dated as of March 1, 2022, addressed to the Special

Committee) to the Special Committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration of US$61.00 to be received by the holders of Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration of US$61.00 to be received by the holders of ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).
The opinion of Duff & Phelps was addressed to the Special Committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this Proxy Statement and sets forth the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this Proxy Statement are not intended to be, and do not constitute, advice or a recommendation to any shareholder or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors — Opinion of the Special Committee’s Financial Advisor dated March 1, 2022” beginning on page 62 for additional information.
Interests of the Company’s Executive Officers and Directors in the Merger (Page 81)
In considering the recommendations of the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:
•
the beneficial ownership of equity interests in the Surviving Company by certain of the Company’s directors and executive officers (including Mr. Yan) after the Effective Time, and the potential increase or decrease in value of the shares of the Surviving Company of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Company;

•
the potential increase or decrease in value of the shares of the Surviving Company, of which Mr. Yan and Recruit (which is represented on the Board by Mr. Junichi Arai (“Mr. Arai”)) will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

•
the cash-out of Vested Company Options held by certain of the Company’s directors and executive officers;

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continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

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the compensation of US$50,000 per month per member for the members of the Special Committee in exchange for their services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger);

•
the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company; and

•
the decreased Per Share Merger Consideration and Per ADS Merger Consideration pursuant to Amendment No. 1 to the Original Merger Agreement as compared to the terms of the Original Merger

Agreement, which benefits the Continuing Shareholders but results in less Merger consideration paid to the Unaffiliated Security Holders.
The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 81 for additional information.
Go Shop; No Solicitation of Transactions (Page 109)
From March 1, 2022 until 11:59 p.m. (Hong Kong time) on March 16, 2022 (the “Go-Shop Period End Date”), the Company and its subsidiaries and their respective representatives may initiate, solicit and encourage Competing Transactions (as described in “The Merger Agreement and Plan of Merger — Go Shop; No Solicitation of Transactions” beginning on page 109). After the Go-Shop Period End Date and until the Effective Time or, if earlier, the termination of the Merger Agreement, the Merger Agreement restricts the Company’s ability, to solicit proposals, engage in discussions or negotiations, provide confidential information, or enter into any agreements, in each case, regarding a Competing Transaction.
Conditions to the Merger (Page 117)
The obligations of the Company and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following conditions:
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the Requisite Company Vote has been obtained; and

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no governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent, which is then in effect or is pending or threatended, that has or would have the effect of, enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions, including the Merger.

The obligations of Merger Sub to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
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the representations and warranties of the Company set forth in the Merger Agreement are true and correct as of the date of the Original Merger Agreement and as of the closing date, subject to certain qualifications;

•
the Company has performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the Merger Agreement at or prior to the closing date;

•
there has not been any Company Material Adverse Effect (as defined in “The Merger Agreement and Plan of Merger — Representations and Warranties” beginning on page 102);

•
Merger Sub has received a certificate of an executive officer of the Company, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied; and

•
the aggregate amount of available cash of the Company and its subsidiaries on a consolidated basis equals or exceeds (i) the RMB equivalent of US$1,369.50 million that is available in one or more RMB denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks in the PRC, and (ii) US$80 million that is available in one or more U.S. dollar denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks outside of the PRC and readily available for deposit with the paying agent to pay the Merger consideration, respectively, and the Company has delivered to Merger Sub written evidence thereof in form and substance reasonably satisfactory to Merger Sub prior to the closing date of the Merger in accordance with the requirements under Merger Sub’s definitive debt financing documents.

The obligations of the Company to complete the Merger are also subject to the satisfaction or waiver of the following conditions:

•
the representations and warranties of Merger Sub set forth in the Merger Agreement are true and correct as of the date of the Original Merger Agreement or the date of Amendment No. 1 to the Original Merger Agreement, as applicable, and as of the closing date, subject to certain qualifications;

•
Merger Sub has performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by, it under the Merger Agreement at or prior to the closing date; and

•
the Company has received a certificate of a director of Merger Sub, dated as of the closing date, certifying that the immediately preceding conditions have been satisfied.

Termination of the Merger Agreement (Page 118)
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by mutual written consent of Merger Sub and the Company; or

•
by either the Company or Merger Sub (provided that this termination right is not available to either the Company or Merger Sub if its failure to fulfill any of its obligations under the Merger Agreement (or, in the case of termination by Merger Sub, the failure of the Merger Sub Group to fulfill their respective obligations under the Merger Sub Group Contracts) has been a material cause of, or resulted in, the failure of any applicable condition to the Merger being satisfied), upon:

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a Termination Date Termination Event;

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a Permanent Order Termination Event; or

•
a No-Vote Termination Event;

•
by the Company, upon:

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a Merger Sub Breach Termination Event;

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a Merger Sub Failure to Close Termination Event; or

•
a Superior Proposal Termination Event or an Intervening Event Termination Event; or

•
by Merger Sub, upon:

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a Company Breach Termination Event; or

•
a Change in the Company Recommendation Termination Event;

each as defined under the caption “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 118.
Termination Fees and Reimbursement of Expenses (Page 119)
The Company is required to pay to Merger Sub a cash termination fee in an amount equal to US$70 million if the Merger Agreement is terminated:
•
by either the Company or Merger Sub if (a) a bona fide proposal or offer with respect to a Competing Transaction has been made, proposed or communicated (and not withdrawn) after the date of the Original Merger Agreement and prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has been no extraordinary general meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company terminates the Merger Agreement due to a Termination Date Termination Event or a No-Vote Termination Event, (c) within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction by a third party (provided that for purposes of determining whether the termination fee is payable by the Company under these circumstances, all references to “15%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “more than 50%”);

•
by Merger Sub pursuant to (a) a Company Breach Termination Event or (b) a Change in the Company Recommendation Termination Event; or

•
by the Company pursuant to a Superior Proposal Termination Event or an Intervening Event Termination Event.

In the event that (a) Merger Sub terminates the Merger Agreement pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event, or (b) either Merger Sub or the Company terminates the Merger Agreement pursuant to a Termination Date Termination Event or a No-Vote Termination Event and, prior to the extraordinary general meeting (or prior to the termination of the Merger Agreement if there has not been an extraordinary general meeting), the Board effected a Change in the Company Recommendation, then the Company is additionally required to reimburse certain expenses of Merger Sub and their affiliates incurred in connection with the Transactions up to US$4 million.
Merger Sub is required to pay to the Company a cash termination fee in an amount equal to US$140 million if the Merger Agreement is terminated:
•
by the Company pursuant to a Merger Sub Breach Termination Event; or

•
by the Company pursuant to a Merger Sub Failure to Close Termination Event.

In the event that the Company terminates the Merger Agreement pursuant to a Merger Sub Breach Termination Event or a Merger Sub Failure to Close Termination Event, Merger Sub is additionally required to reimburse certain expenses of the Company and its affiliates incurred in connection with the Transactions up to US$4 million.
In the event that the Company or Merger Sub fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, the Company or Merger Sub, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with collection of such unpaid termination fee or expenses, together with interest at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.0% (or a lesser rate that is the maximum permitted by applicable law) on such unpaid termination fee or expenses.
Material U.S. Federal Income Tax Consequences (Page 86)
For a U.S. Holder (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences), the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 86 for additional information. The tax consequences of the Merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the Merger to you.
Material PRC Income Tax Consequences (Page 88)
The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gains recognized on the receipt of cash for the Shares should otherwise be subject to PRC tax to holders of such Shares that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gains recognized on the receipt of cash for our Shares or ADSs pursuant to the Merger by our shareholders or ADS holders who are not PRC residents could be treated as PRC-sourced income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gains recognized on the receipt of cash for Shares will be subject to PRC tax if the holders of such Shares are PRC residents. It is unclear whether in practice non-PRC holders of our Shares will be able to obtain the benefits of any applicable tax treaties. The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to holders of Shares. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Please see “Special Factors — Material PRC Income Tax Consequences” beginning on page 88 for additional information.

Material Cayman Islands Tax Consequences (Page 90)
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and to file the Amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.
Regulatory Matters (Page 86)
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws and (b) the registration of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Litigation Relating to the Merger (Page 86)
We are not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.
Market Price of the ADSs (Page 91)
The closing price of ADSs on the Nasdaq on January 11, 2022, the last trading date immediately prior to the Company’s announcement on January 12, 2022 that it had received the Revised Proposal from Merger Sub, was US$45.83 per Share. The consideration of US$61.00 per ADS to be paid in the Merger represents a premium of approximately 33.10% over that closing price, and a premium of 31.38% over the volume-weighted average price of the ADSs during the 30 days through January 11, 2022.
Accounting Treatment of the Merger (Page 86)
The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues.”
Fees and Expenses (Page 85)
Except for the circumstances where either the Company or Merger Sub is required to pay a termination fee or reimburse expenses as appropriate under the Merger Agreement, and except as agreed among the parties to the Interim Investors Agreement pursuant to the provisions therein, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such expenses, whether or not the Merger is consummated.
Remedies and Limitation on Liability (Page 120)
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity, subject to certain limitations as described under the caption “The Merger Agreement and Plan of Merger — Remedies and Limitation on Liability” beginning on page 120.
While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.

The maximum aggregate liabilities of Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) a termination fee of US$140 million and US$70 million, respectively, (b) reimbursement of all expenses incurred by the Company and its affiliates, or Merger Sub and its affiliates, as applicable, in connection with the Transactions, up to a maximum amount of US$4 million, (c) reimbursement of certain expenses in the event the Company or Merger Sub fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (d) the out-of-pocket costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER
The following questions and answers briefly address some questions you may have regarding the extraordinary general meeting and the Merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents referred to or incorporated by reference in this Proxy Statement.
Q:
Why am I receiving this Proxy Statement?

A:
On June 21, 2021, the Company entered into the Original Merger Agreement, which was amended by Amendment No. 1 to the Original Merger Agreement dated March 1, 2022. You are receiving this Proxy Statement in connection with the solicitation of proxies by the Board in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.

Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will take place on April 27, 2022, at 9:00 a.m. (Shanghai time) at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China.

Q:
What am I being asked to vote on?

A:
You will be asked to consider and vote on the following proposals:

•
as a special resolution, to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A;

•
as a special resolution, to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A; and

•
if necessary, as an ordinary resolution, to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

Q:
What is the Merger?

A:
The Merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the Merger Agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company after the Merger. If the Merger is completed, the Company will become a privately held company beneficially owned by the Participants, and as a result of the Merger, the ADSs will no longer be listed on the Nasdaq, and the Company will cease to be a publicly traded company.

Q:
What will I receive in the Merger if I own Shares or ADSs (that are not Excluded Shares or Continuing Shares)?

A:
If you own Shares when and if the Merger is completed, you will be entitled to receive US$61.00 in cash, without interest and net of any applicable withholding taxes, for each Share (other than the Excluded Shares and the Continuing Shares) you own immediately prior to the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Act with respect to the Merger, in which event you will be entitled to the fair value of each Share determined in accordance with Section 238 of the Cayman Islands Companies Act).

If you own ADSs when and if the Merger is completed, you will be entitled to surrender your ADSs to receive US$61.00 per ADS (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, for each ADS

(other than ADS representing Excluded Shares or Continuing Shares) you own immediately prior to the Effective Time unless you (a) before 12:00 p.m. (New York City time) on April 19, 2022, surrender your ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of your ADSs, together with any applicable taxes and other fees or charges applicable under the Deposit Agreement and provide delivery instructions for the corresponding Shares, and certify that you either (i) beneficially owned the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to the ADSs being cancelled (or have cancelled all voting instructions previously given), or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not beneficially own the relevant ADSs as of the ADS Record Date and undertake not to vote the corresponding Shares at the extraordinary general meeting and become a registered holders of Shares by the close of business in the Cayman Islands on the Share Record Date and (b) comply with the procedures and requirements for exercising dissenters’ rights for the Shares under Section 238 of the Cayman Islands Companies Act.
Please see “Special Factors — Material U.S. Federal Income Tax Consequences,” “Special Factors — Material PRC Income Tax Consequences” and “Special Factors — Material Cayman Islands Tax Consequences” beginning on page 86 for a more detailed description of the tax consequences of the Merger. You should consult with your own tax advisor for a full understanding of how the Merger will affect your U.S. federal, state, local, non-U.S. and other taxes.
Q:
How will the Company’s options be treated in the Merger?

A:
At the Effective Time, (a) each Vested Company Option issued by the Company pursuant to the Company Share Plans that is outstanding, unexercised and not yet expired as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$61.00 over the applicable per share exercise price of such Vested Company Option and (ii) the number of Shares underlying such Vested Company Option; and (b) each Unvested Company Option issued by the Company pursuant to the Company Share Plans that is outstanding, unexercised and not yet expired as of immediately prior to the Effective Time will be cancelled in exchange for an employee incentive award issued by the Surviving Company, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by the Surviving Company which shall be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.

Q:
What effects will the Merger have on the Company?

A:
As a result of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Participants. Your Shares in the Company will be cancelled, and you will no longer have any interest in the Company’s future earnings or growth. Following consummation of the Merger, the registration of the Shares and ADSs and the Company’s reporting obligations with respect to the Shares and ADSs under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the Merger, the ADSs will no longer be listed or traded on any stock exchange, including the Nasdaq, and the Company’s ADS program will terminate.

Q:
When do you expect the Merger to be consummated?

A:
We are working towards completing the Merger as quickly as possible and currently expect the Merger to close during the second quarter of 2022. In order to complete the Merger, we must obtain shareholder approval of the Merger at the extraordinary general meeting and the other closing conditions under the Merger Agreement must be satisfied or waived in accordance with the Merger Agreement.

Q:
What happens if the Merger is not consummated?

A:
If the Company’s shareholders do not authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, or if the Merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement nor will the holders of any Company Vested Options receive any payment pursuant to the

Merger Agreement. In addition, the Company will remain a publicly traded company and the ADSs will continue to be listed and traded on the Nasdaq, provided that the Company continues to meet the Nasdaq’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.
Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Merger Sub a termination fee and reimburse Merger Sub for certain expenses in connection with the Merger, or Merger Sub may be required to pay the Company a termination fee and reimburse the Company for certain expenses in connection with the Merger, in each case, as described under the caption “The Merger Agreement and Plan of Merger—Termination Fees and Reimbursement of Expenses” beginning on page 119.
Q:
After the Merger is consummated, how will I receive the Merger consideration for my Shares?

A:
If you are a registered holder of Shares, promptly after the Effective Time, a paying agent appointed by Merger Sub will mail you (a) a letter of transmittal specifying how the delivery of the Merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates representing Shares (or affidavits and indemnities of loss in lieu of share certificates) or non-certificated Shares represented by book entry (“Uncertificated Shares”) in exchange for the applicable Per Share Merger Consideration. Unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights in accordance with Section 238 of the Cayman Islands Companies Act, upon your surrender of any share certificates (or an affidavit and indemnity of loss in lieu of the share certificates), if applicable, and/or such other documents as may be required by the paying agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, you will receive an amount equal to the number of your Shares multiplied by US$61.00 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The Per Share Merger Consideration may be subject to U.S. backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the Merger consideration for those Shares.
Q:
After the Merger is consummated, how will I receive the Merger consideration for my ADSs?

A:
If you are a registered holder of ADSs that are evidenced by certificates, also referred to as ADRs, unless you have surrendered your ADRs to the ADS Depositary for cancellation prior to the Effective Time, upon your surrender of your ADRs for cancellation (or an affidavit and indemnity of loss in lieu of ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS Depositary after the Effective Time), the ADS Depositary will send you a check for US$61.00 per ADS (less US$0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), without interest and net of any applicable withholding taxes, for each ADS evidenced by the ADRs, in exchange for your ADRs after the completion of the Merger.

The Per ADS Merger Consideration may be subject to backup withholding taxes if the ADS Depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9, as applicable.
If your ADSs are held in “street name” by your broker, bank or other nominee at the Depository Trust Company (“DTC”), you will not be required to take any action to receive the Per ADS Merger Consideration for your ADSs as the ADS Depositary will arrange for DTC to surrender the ADSs to the ADS Depositary for cancellation in exchange for the Merger consideration (net of applicable fees and taxes, including the ADS cancellation fee of US$0.05 per ADS payable pursuant to the terms of the Deposit Agreement), and DTC will thereupon distribute amounts to your broker, bank or other nominee on your behalf. If you have any questions concerning the receipt of the Merger consideration, please contact your broker, bank or other nominee.

Q:
What vote of the Company’s shareholders is required to authorize and approve the Merger Agreement and the Plan of Merger?

A:
In order for the Merger to be consummated, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, must be authorized and approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires an affirmative vote of holders of Shares representing at least two-thirds of the voting power of Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

At the close of business in the Cayman Islands on April 14, 2022, the Share Record Date for the extraordinary general meeting, 67,487,259 Shares are expected to be issued and outstanding and entitled to vote at the extraordinary general meeting.
Pursuant to the Support Agreements, among other things, the Continuing Shareholders have agreed to vote their Shares in favor of authorization and approval of the Merger Agreement and the Transactions, including the Merger. As of the date of this Proxy Statement, the Continuing Shareholders and their affiliates beneficially own an aggregate of 38,998,772 Shares, including Shares represented by ADSs, which represent approximately 56.2% of the total issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement).
Q:
What vote of the Company’s shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies?

A:
The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by an affirmative vote of holders of Shares representing a majority of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting.

Q:
How does the Board recommend that I vote on the proposals?

A:
After careful consideration and upon the unanimous recommendation of the Special Committee, the Board recommends that you vote:

•
FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A;

•
FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A; and

•
FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

You should read “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board” beginning on page 42 for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the approval of the Merger Agreement. In addition, in considering the recommendation of the Special Committee and the Board with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 81.
Q:
Who is entitled to vote at the extraordinary general meeting?

A:
The Share Record Date is April 14, 2022. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The ADS Record Date is March 29, 2022. Only ADS holders of the Company at the close of business in New York City on the ADS Record Date are entitled to instruct the ADS Depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you do not vote your ADSs and cancel your ADSs in order to receive the Shares represented thereby before 12:00 p.m. (New York City time) on April 7, 2022 and become a holder of Shares by the close of business in the Cayman Islands on the Share Record Date.
Q:
What constitutes a quorum for the extraordinary general meeting?

A:
One or more Shareholders present in person or by proxy representing not less than one-third of the outstanding voting shares in the capital of the Company will constitute a quorum for the extraordinary general meeting.

Q:
How will our directors and executive officers vote on the proposal to authorize and approve the Merger Agreement?

A:
Pursuant to the Support Agreements, the Continuing Shareholders have agreed to vote their Shares in favor of authorization and approval of the Merger Agreement and the Transactions, including the Merger. As of the date of this Proxy Statement, the Continuing Shareholders and their affiliates beneficially own an aggregate of 38,998,772 Shares (including Shares represented by ADSs), which represent approximately 56.2% of the total issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement). As of the date of this Proxy Statement, our directors and executive officers who are not Continuing Shareholders or their affiliates beneficially own, in the aggregate, 1.1% of the voting power of the total issued and outstanding Shares. These directors and executive officers have informed us that they intend, as of the date of this Proxy Statement, to vote all their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 128 for additional information.

Q:
Do any of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders?

A:
Yes. Some of the Company’s directors or executive officers have interests in the Merger that may differ from those of other shareholders. See “Special Factors — Interests of Certain Persons in the Merger” beginning on page 81 for a more detailed discussion of how some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders generally.

Q:
How do I vote if my Shares are registered in my name?

A:
If Shares are registered in your name (that is, you do not hold ADSs or otherwise hold through a bank or broker) as of the Share Record Date, you should simply indicate on your proxy card how you want to vote, and sign, scan and deliver your proxy card as soon as possible so that it is received by the Company no later than 12:00 p.m. (Shanghai time) on April 26, 2022, the deadline to lodge your proxy card, so that your Shares may be represented and voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. To attend the extraordinary general meeting, you must present certain documents to verify your identities, such as your identification card or passport and your share certificate. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, Shares represented by your proxy will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.
If your Shares are held by your broker, bank or other nominee, please see below for additional information.
Q: How do I vote if I own ADSs?
A:
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not convert such ADSs and become a registered holder of the Shares underlying your ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS Depositary (as the holder of Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible. The ADS Depositary must receive such instructions no later than 12:00 p.m. (New York City time) on April 22, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting. Upon actual receipt by the ADR Department of the ADS Depositary of voting instructions from a registered holder of ADSs on such record date in the manner and on or before the time established by the ADS Depositary for such purpose, the ADS Depositary shall endeavor to vote or cause to be voted the Shares represented by the ADSs evidenced by such holder’s ADRs in accordance with such instructions. If the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the ADS Depositary will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must rely on the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.

Alternatively, if you own ADSs as of the close of business in New York City on the ADS Record Date, you may vote at the extraordinary general meeting directly if you timely cancel your ADSs and become a holder of the Shares underlying your ADSs prior to the close of business in the Cayman Islands on the Share Record Date. If you wish to cancel your ADSs for the purpose of receiving and then voting the corresponding Shares, you need to make arrangements to deliver your ADSs to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on April 7, 2022 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of such Shares), (b) payment of the ADS cancellation fees (US$0.05 for each ADS to be cancelled pursuant to the terms of the Deposit Agreement), which will not be borne by the Surviving Company, and any applicable taxes and other governmental charges and any stock transferor registration fees in effect for the registration of transfers of Shares upon any applicable register, and (c) a certification that you either (i) held the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or have given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertake not to vote the corresponding Shares at the extraordinary general meeting or (ii) did not hold the ADSs as of the ADS Record Date and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or other nominee account, please contact your broker, bank or other nominee to find out what actions you need to take to instruct the broker, bank or other nominee to cancel the ADSs on your behalf. Upon conversion of the ADSs, the ADS Depositary will endeavor to arrange for JPMorgan Chase Bank, N.A., Hong Kong Branch, the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) to issue and mail a certificate to your attention. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the Nasdaq. As a result, if you have cancelled your ADSs and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS

Depositary for the issuance of ADSs (US$0.05 for each ADS issued) and applicable share transfer taxes (if any) and other charges pursuant to the Deposit Agreement.
Q:
If my Shares or ADSs are held in a brokerage, bank or other nominee account, will my broker, bank or other nominee vote my Shares on my behalf?

A:
Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct it to vote your Shares or ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares or ADSs that it holds, those Shares or ADSs may not be voted. You should contact that broker, bank or other nominee to determine the date by which you must instruct it to act in order that the necessary processing can be completed in time.

Q:
What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the Merger Agreement?

A:
If you abstain from voting, fail to cast your vote in person, fail to return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to the ADS Depositary, your broker, bank, or other nominee, your vote will not be counted; provided that if you are a holder of Shares and submit a signed proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.

Q:
May I change my vote?

A:
Yes. If you are a holder of Shares, you may change your vote in one of the following three ways:

•
First, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s Compliance Department at proxy@51job.com at least two hours before the commencement of the extraordinary general meeting.

•
Second, you may complete, date, scan and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 12:00 p.m. (Shanghai time) on April 26, 2022, which is the deadline to lodge your proxy card.

•
Third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.
Registered holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on April 22, 2022. A holder of ADSs can do this in one of two ways:
•
First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS Depositary.

•
Second, a holder of ADSs can complete, date and submit a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.
Q:
What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this Proxy Statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage, bank or other nominee account, you will receive a separate voting instruction card for each brokerage, bank or other nominee account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy or voting instruction card. Please submit each proxy card and voting instruction card that you receive.

Q:
If I am a holder of certificated Shares or ADRs evidencing ADSs, should I send in my Share certificates or ADRs now?

A:
No. After the Merger is consummated, you will be sent a form of letter of transmittal with detailed written instructions for exchanging your Share certificates for the Merger consideration. Please do not send in your share certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the Merger is consummated, the ADS Depositary will call for the surrender of all ADSs for cancellation and delivery of the Merger consideration (less the US$0.05 per ADS cancellation fee and any other amounts payable pursuant to the terms of the ADSs). ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS Depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their Merger consideration (net of applicable fees and taxes) shortly after the Merger is consummated without any further action required on the part of such holders.
If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your Share certificates or ADSs in exchange for the Merger consideration.
Q:
What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:
The Share Record Date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the Merger is expected to be consummated. If you transfer your Shares after the Share Record Date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the Merger consideration in cash without interest and net of any applicable withholding taxes to such person, so long as such person is registered as the owner of such Shares when the Merger is consummated.

The ADS Record Date is the close of business in New York City on March 29, 2022. If you transfer your ADSs after the ADS Record Date but before the extraordinary general meeting, you will retain your right to instruct the ADS Depositary to vote at the extraordinary general meeting, but will transfer the right to receive the Merger consideration to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the Merger is consummated.
Q:
Am I entitled to dissenters’ rights?

A:
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the

Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
ADS holders will not have the right to exercise dissenters’ rights and receive payment of the fair value of the Shares underlying their ADSs. The ADS Depositary will not exercise or attempt to exercise any dissenters’ rights with respect to any of the Shares evidenced by ADSs, even if an ADS holder requests the ADS Depositary to do so. ADS holders wishing to exercise dissenters’ rights must, before 12:00 p.m. (New York City time) on April 19, 2022, surrender their ADSs to the ADS Depositary for conversion into Shares, pay the ADS Depositary’s fees required for the cancellation of their ADSs together with any applicable taxes and other fees and/or charges applicable under the Deposit Agreement, and provide instructions for the registration of the corresponding Shares in the Company’s register of members, and certify that they hold the ADSs as of the ADS Record Date and have not given, and will not give, voting instructions as to their ADSs and become registered holders of Shares by the close of business in the Cayman Islands on April 26, 2022. (For the avoidance of doubt, any ADS holders who convert their ADSs into Shares after the Share Record Date will not be entitled to attend or to vote at the extraordinary general meeting, but will be entitled to exercise dissenters’ rights if they become registered holders of Shares before the close of business in the Cayman Islands on April 26, 2022, in accordance with the immediately preceding sentence.) After surrendering their ADSs and becoming registered holders of Shares, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Act. If the Merger is not consummated, the Company will continue to be a public company in the United States and ADSs will continue to be listed on the Nasdaq. Shares are not listed and cannot be traded on any stock exchange other than the Nasdaq, and in such case only in the form of ADSs. As a result, if a former ADS holder has cancelled his, her or its ADSs to exercise dissenters’ rights or for any other reason and the Merger is not consummated and such former ADS holder wishes to be able to sell his, her or its Shares on a stock exchange, such former ADS holder will need to deposit his, her or its Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 for each ADS (or portion thereof) issued) and applicable share transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
We encourage you to read the section of this Proxy Statement entitled “Dissenters’ Rights” beginning on page 122 as well as “Annex D — Cayman Islands Companies Act Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this Proxy Statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.
Q:
What do I need to do now?

A:
We urge you to read this Proxy Statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the Merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:
Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:
Yes. To assist in the solicitation of proxies, the Company has engaged Innisfree M&A Incorporated as its proxy solicitor.

Q:
Who can help answer my questions?

A:
If you have any questions about the Merger or if you need additional copies of this Proxy Statement or the accompanying proxy card, you should contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750-0637. Banks and brokers may contact Innisfree M&A Incorporated at + 1 (212) 750-5833.

In order for you to receive timely delivery of any additional copy of this Proxy Statement or the accompanying proxy card in advance of the extraordinary general meeting, you must make your request no later than ten days prior to the date of the extraordinary general meeting.
SPECIAL FACTORS
Background of the Merger
All dates and times referenced in this Background of the Merger refer to China Standard Time.
The Board and senior management of the Company periodically review the Company’s long-term strategic plans with the goal of maximizing shareholder value. As part of this ongoing process, the Board and Company management also have, from time to time, considered strategic alternatives that may be available to the Company with the objective of increasing shareholder value, including potential commercial and strategic business partnerships, acquisition transactions, new business lines, and capital market events. While Company management had discussions from time to time with third parties regarding possible options over the past years, these discussions did not result in any specific proposals for any strategic transaction prior to the events described below.
On September 14, 2020, the Company engaged Rocketeer Management (“RM”) as a strategic consultant to explore potential strategic transactions, including possible minority or control transactions, mergers and acquisitions, debt financings or equity financings. The Company was not actively seeking a potential buyer, but rather sought to evaluate strategic options in light of the impact of the COVID-19 pandemic and the competitive landscape of the Company’s industry.
On September 15, 2020, representatives of RM approached DCP to explore possible financing or strategic transactions involving the Company, considering DCP’s familiarity with the industry in which the Company operates and the experience of the founders and senior management of DCP in successfully executing similar transactions. These discussions were based on publicly available information of the Company.
On September 15 and 16, 2020, following exploratory discussions between RM and DCP, representatives of RM and Company management discussed DCP’s interest in a potential acquisition of the Company.
On September 16, 2020, on behalf of the Company, Mr. Yan and Ms. Chien participated in a telephonic meeting with DCP, during which DCP indicated that it was interested in submitting a proposal to acquire the Company and would likely extend to Mr. Yan, other members of the Company’s management team, and Recruit, the largest shareholder of the Company, an invitation to roll over all or a portion of their existing equity in the Company. Mr. Yan and Ms. Chien did not express their view with regards to DCP’s potential proposal or discuss any non-public information of the Company during the meeting.
On September 17, 2020, an affiliate of DCP submitted to the Board a preliminary non-binding proposal letter (the “Original Proposal”), pursuant to which it proposed to acquire all of the outstanding Shares of the Company, including Shares represented by ADSs, for US$79.05 in cash per Share or per ADS (the “Proposed Transaction”). The proposal letter stated that the price set forth in the Original Proposal represented a premium of 16.05% to the last closing price of the ADSs on September 16, 2020 and a premium of approximately 18.82% to the volume-weighted average closing price of the ADSs during the last 30 days preceding the Original Proposal. The Original Proposal also stated that DCP intended to fund the consideration payable in the Proposed Transaction with equity capital from DCP and debt financing.
On September 17, 2020, the Company issued a press release announcing its receipt of the Original Proposal and the Proposed Transaction. Later that day, representatives of CMB and SPDB reached out to representatives of DCP and RM and expressed an interest in providing debt financing for the Proposed Transaction.
On September 18, 2020, representatives of Ocean Link reached out to Company management and expressed an interest in participating in the Proposed Transaction as a member of a potential buyer consortium.
During the period from September 17, 2020 to September 20, 2020, Company management and representatives of Simpson Thacher & Bartlett LLP (“STB”), U.S. legal counsel to the Company, discussed the Company’s response to the Original Proposal, including the preparation of the September 17 press release, calling a meeting of the Board to consider whether the Original Proposal merited further consideration by the Company, and if so, whether the Board should form a special committee of independent directors to review and evaluate the Original Proposal.
On September 20, 2020, the Board held a telephonic meeting, together with Company management and representatives of STB, RM and Maples and Calder (Hong Kong) LLP (“Maples”), Cayman Islands legal counsel to the Company, to discuss the Original Proposal. During the course of this meeting, representatives of RM reviewed the Original Proposal with the Board and described discussions among representatives of the Company, RM and DCP prior to the submission of the Original Proposal. Representatives of STB and Maples also reviewed with the Board the fiduciary duties of Board members in considering the Proposed Transaction. Given that DCP had previously indicated its intention to invite Mr. Yan and Recruit to roll over all or a portion of their exiting equity in the Company, the Board considered the potential interests of Mr. Yan and Mr. Arai, who is Recruit’s representative on the Board, in the Proposed Transaction and resolved to form a special committee (the “Special Committee”) consisting of two independent directors, Mr. Li-Lan Cheng and Mr. Eric He, to evaluate the Company’s strategic options, including the Proposed Transaction, remaining as a listed U.S. public company, and any other alternative transactions that might be available to the Company. After discussion of these matters, the Board adopted resolutions delegating to the Special Committee the power and authority of the Board to, among other things: (i) make such investigation of the Original Proposal, the Proposed Transaction, and any matters relating thereto as the Special Committee, in its sole discretion, deems appropriate; (ii) evaluate the terms of the Original Proposal and the Proposed Transaction; (iii) discuss and negotiate with DCP and its representatives the proposed terms of the Proposed Transaction; (iv) explore and pursue any alternatives to the Proposed Transaction as the Special Committee, in its sole discretion, deems appropriate, including maintaining the Company’s current status as a public company, a potential change of control transaction involving an alternative buyer, a strategic acquisition by the Company or any other alternative strategic transaction by the Company (any such alternative, an “Alternative Transaction”), and discuss and negotiate with any party to an Alternative Transaction and its representatives the proposed terms of such Alternative Transaction; (v) if and when appropriate as determined by the Special Committee in its sole discretion, negotiate definitive agreements with respect to the Proposed Transaction or any Alternative Transaction; (vi) report to the Board the recommendations and conclusions of the Special Committee with respect to the Proposed Transaction or any Alternative Transaction and any recommendation as to whether the final terms of the Proposed Transaction or any Alternative Transaction are fair to and in the best interests of the shareholders of the Company and should be approved or rejected by the Board and, if applicable, by the Company’s shareholders; and (vii) retain, in its sole discretion, and on terms and conditions acceptable to the Special Committee, such advisors, including legal counsel, financial advisors and outside consultants, as the Special Committee in its sole discretion deems appropriate to assist the Special Committee in discharging its responsibilities.
On September 21, 2020, the Company issued a press release announcing the formation of the Special Committee to evaluate and consider the Proposed Transaction or any alternative strategic options that the Company may pursue.
Following its formation, the Special Committee interviewed and evaluated law firms and financial advisory firms, to act as its independent legal counsel and financial advisor, respectively. During the course of these interviews and evaluations, the Special Committee evaluated these advisors’ credentials, experience, and independence to serve such roles. On September 30, 2020, the Special Committee engaged Davis Polk & Wardwell LLP (“Davis Polk”) as its independent legal counsel and Duff & Phelps as its independent financial advisor. The Company then issued a press release announcing the engagement of Davis Polk and Duff & Phelps by the Special Committee on the same day.
On September 27, 2020, representatives of RM contacted Recruit to discuss Recruit’s views regarding the Proposed Transaction. Recruit indicated that it had not yet formed a view and would evaluate the Proposed Transaction.
On October 5, 2020, representatives of Recruit and DCP held a conference call, during which representatives of DCP suggested that Recruit consider supporting DCP’s pursuit of the Proposed

Transaction. Recruit did not express any view as to its potential role in the Proposed Transaction and informed DCP that it had not yet formed a view on the Proposed Transaction and would evaluate the Proposed Transaction.
On October 6, 2020, the Special Committee held a telephonic meeting with representatives of RM and Davis Polk. RM informed the Special Committee that each of DCP and Ocean Link had requested to conduct due diligence review of the Company in order to evaluate potential transactions with the Company. The Special Committee approved a form of confidentiality agreement to be used with potential buyers in furtherance of their due diligence review of the Company and the approved form of confidentiality agreement was sent to each of DCP and Ocean Link.
On October 8 and 9, 2020, representatives of Davis Polk negotiated the terms of the confidentiality agreements with each of Paul, Weiss, Rifkind, Wharton & Garrison (“Paul Weiss”), in its capacity as international legal counsel to DCP, and Kirkland & Ellis (“Kirkland & Ellis”), in its capacity as international legal counsel to Ocean Link. During the same period of time, the Special Committee also held telephonic meetings with Davis Polk to discuss the outstanding issues in these confidentiality agreements.
On October 10, 2020, each of an affiliate of DCP and an affiliate of Ocean Link entered into a confidentiality agreement with the Company regarding any non-public information that may be received by them or their affiliates in connection with the Proposed Transaction. The confidentiality agreements also provide that the Special Committee’s prior written consent is required for DCP or Ocean Link to form a consortium with any person.
On October 10, 2020, DCP and Ocean Link commenced due diligence on the Company. Between October 10, 2020 and October 12, 2020, representatives and advisors of DCP and Ocean Link conducted due diligence interviews with certain members of the Company’s management team. Representatives of CMB and SPDB also attended such interviews.
On October 12, 2020, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps to discuss, among other things, the Original Proposal and the duties and responsibilities of the members of the Special Committee. During the course of the meeting, representatives of Davis Polk reviewed with the Special Committee its authority and fiduciary duties with respect to the Proposed Transaction. Representatives of Duff & Phelps described the general process of a going-private transaction from a financial advisor’s perspective and the financial analyses it would conduct. The Special Committee authorized Duff & Phelps to initiate its financial due diligence on the Company. The Special Committee noted that the existing largest shareholders of the Company had not confirmed their positions with respect to the Proposed Transaction or any Alternative Transaction and therefore resolved to monitor the status of the Proposed Transaction.
On October 12, 2020, the Company received initial requests for due diligence information from DCP and its advisors. The Company initiated preparation of an online data room on the same day.
On October 13, 2020, representatives of Recruit had a discussion with representatives of RM, during which RM provided Recruit with more information regarding the Original Proposal. During such discussions, Recruit did not express any view as to its potential role in the Proposed Transaction.
Between October 1, 2020 and October 19, 2020, representatives of DCP reviewed proposals from various banks which expressed an interest in providing debt financing for the Proposed Transaction and engaged in preliminary discussions of key financing terms with some of the banks based on public information, several of which (including CMB and SPDB) signed a joinder agreement to the confidentiality agreement between DCP and the Company.
On October 19, 2020, representatives of Recruit expressed to representatives of the Company Recruit’s reluctance to support the Proposed Transaction at that time based on Recruit’s ongoing evaluation of the potential benefits and uncertainties in pursuing a going-private transaction in respect of the Company.
On October 21, 2020, representatives of RM reached out to Mr. Yan, in his capacity as a major shareholder of the Company, to discuss his view on the Proposed Transaction. Mr. Yan indicated that he had not decided whether to participate in the Proposed Transaction by joining a buyer consortium and/or rolling over all or a portion of his Shares. On the same day, representatives of the Company and RM discussed the implications of the uncertainty as to Recruit’s and Mr. Yan’s involvement and roles in the Proposed Transaction. RM suggested that the success of the Proposed Transaction would be unlikely without the support of either Recruit or Mr. Yan given their respective voting power in the Company. On the same day, representatives of RM spoke to representatives of DCP, and representatives of DCP indicated that DCP would slow down or halt further advancement of DCP’s due diligence and consideration of the Proposed Transaction unless either Mr. Yan or Recruit expressed an interest in participating in the Proposed Transaction. Over the next several weeks, representatives of RM had further discussions with Mr. Yan regarding his considerations related to the Proposed Transaction.
On November 10, 2020, representatives of Recruit indicated to representatives of the Company that Recruit would pause its evaluation of the details of the Proposed Transaction until an alignment between Recruit and Mr. Yan on certain key terms and principles in connection with the Proposed Transaction could be established.
On November 12, 2020, the Special Committee and representatives of Davis Polk and Duff & Phelps held a telephonic meeting to discuss the status of the Proposed Transaction and noted that certain significant shareholders of the Company, including Recruit and Mr. Yan, had not indicated their positions with regards to the Proposed Transaction. Given such uncertainty, the Special Committee decided to continue to monitor the status of the Proposed Transaction.
From November 13, 2020 to November 24, 2020, representatives of RM and representatives and advisors of Recruit further discussed considerations related to the Proposed Transaction and Recruit’s potential participation based on publicly available information.
On November 19, 2020, representatives of RM conveyed to Recruit and its advisors Mr. Yan’s proposals for certain key terms and principles based on which Mr. Yan would be willing to participate in the Proposed Transaction, including a requirement that Mr. Yan would become the largest or controlling shareholder of the Company following the Proposed Transaction.
On November 24, 2020, to facilitate the discussions between representatives of the Company and Recruit, Recruit and the Company entered into a confidentiality agreement following negotiations among advisors of Recruit and the Company.
On December 14, 2020, Recruit provided an initial response to Mr. Yan’s proposed key terms and principles regarding the Proposed Transaction.
From December 14, 2020 to March 19, 2021, representatives of RM and representatives and advisors of Recruit engaged in multiple discussions to exchange views on the implications of a going private transaction, such as the Proposed Transaction, and general market and industry conditions. During such period, Recruit continued to evaluate potential transaction structures that could achieve the key objectives of both Recruit and Mr. Yan and to conduct its assessment of the Company and the Proposed Transaction in consultation with its legal and financial advisors.
On January 31, 2021, Recruit sent representatives of the Company a memorandum regarding certain key terms and principles in connection with the Proposed Transaction, based on which Recruit might consider participating in the Proposed Transaction.
From March 19, 2021 to March 29, 2021, representatives of Recruit and its advisors had multiple discussions with Company management and representatives of RM regarding the terms of the Proposed Transaction and due diligence requests.
On March 26, 2021, Recruit sent representatives of the Company a revised memorandum regarding certain key terms and principles in connection with the Proposed Transaction, based on which Recruit might consider participating in the Proposed Transaction.
Between March 28, 2021 and March 29, 2021, representatives of Recruit and representatives of the Company further discussed these key terms and principles in connection with the Proposed Transaction. During such discussions, representatives of Recruit indicated to representatives of the Company that Recruit would potentially be willing to roll over some or all of its Shares in the Proposed Transaction, subject to further internal discussions and due diligence review of the Company.
From March 31, 2021 to April 2, 2021, representatives of Recruit, its advisors and RM discussed Recruit’s due diligence requests.
On April 5, 2021, Recruit entered into a non-disclosure agreement with each of Mr. Yan, an affiliate of DCP and an affiliate of Ocean Link in connection with the Proposed Transaction.
On April 6, 2021, representatives and advisors of the Company (including RM), DCP, Ocean Link, Recruit and Mr. Yan participated in a telephonic meeting, during which Recruit indicated that it would be willing to further evaluate the Proposed Transaction and consider rolling over some or all of its Shares, DCP and Ocean Link proposed resuming their due diligence on the Company, and Recruit indicated that it would like to conduct due diligence on the Company.
On April 7, 2021, Company management updated the Special Committee that each of DCP and Ocean Link were interested in re-starting the due diligence process and Recruit would like to conduct due diligence on the Company as well. On the same day, representatives of DCP, Ocean Link, CMB and SPDB held telephone conferences to discuss debt financing for the Proposed Transaction.
On April 13, 2021, the Special Committee held a telephonic meeting, together with representatives from the Company, Davis Polk, Duff & Phelps and RM, to discuss updates of various discussions among Company management, RM, DCP, Ocean Link, and Recruit in the past weeks in connection with the Proposed Transaction. Ms. Chien and RM noted that DCP and Ocean Link remained interested in pursuing the Proposed Transaction and requested to continue conducting due diligence on the Company, and that Mr. Yan and Recruit were still considering their respective roles in the Proposed Transaction, including whether to roll over any portion or all of their respective stakes in the Company and/or join DCP and/or Ocean Link to form a consortium. Recruit also requested to conduct due diligence on the Company to facilitate its evaluation of possible options. The Special Committee and its advisors noted the continued lack of clarity as to whether, when and how a consortium might be formed in connection with the Proposed Transaction by two or more of DCP, Ocean Link, Recruit, and Mr. Yan. Representatives of Davis Polk also noted that pursuant to the standstill provisions in the existing confidentiality agreements with DCP and Ocean Link, any formation of a buyer consortium by DCP or Ocean Link would require prior consent of the Special Committee.
On April 13, 2021, the Company granted access to an online data room to DCP, Ocean Link, Recruit, SPDB and CMB and their respective advisors for them to conduct due diligence on the Company.
On April 14, 2021, the Special Committee held a telephonic meeting with representatives of Davis Polk and Duff & Phelps. The Special Committee instructed Davis Polk to discuss with Company management and RM the intention and role of Recruit. Duff & Phelps also presented to the members of the Special Committee an overview of the financial due diligence and valuation methods that Duff & Phelps planned to perform on the Company.
Between April 14, 2021 and May 14, 2021, DCP and Ocean Link and their advisors conducted onsite and remote due diligence on the Company. Representatives of Recruit participated in certain of the remote due diligence sessions.
Between April 15, 2021 and April 26, 2021, representatives of the Company, representatives and advisors of DCP, Ocean Link and Recruit, and representatives of RM, held a series of onsite due diligence meetings.
On April 27, 2021, representatives of DCP, Ocean Link and Recruit and Mr. Yan held a meeting to discuss certain key terms and principles in connection with the Proposed Transaction, including the amount and structure of Recruit’s ownership interests in the Company and Recruit’s governance rights with respect to the Company following the consummation of the Proposed Transaction.
On April 29, 2021, representatives of each of DCP and Ocean Link contacted representatives of RM to express their respective strong desire to reduce the purchase price proposed in the Original Proposal, citing challenges faced by the Company in the competitive landscape and results of due diligence.

On April 29, 2021, representatives of RM informed the Special Committee and representatives of Davis Polk at a telephonic meeting that (i) Mr. Yan and Ocean Link had indicated that they might form a buyer consortium with DCP in the coming days and would seek consent from the Special Committee in advance in accordance with the confidentiality agreements, and (ii) each of DCP and Ocean Link was considering reducing the purchase price proposed in the Original Proposal in light of increasing challenges faced by the Company in the more competitive landscape and results of due diligence. Following the meeting and at the direction of the Special Committee, representatives of RM indicated to representatives of each of DCP and Ocean Link that the Special Committee would strongly resist a lower price.
On May 1, 2021 and May 2, 2021, respectively, Paul Weiss and Kirkland & Ellis reached out on behalf of DCP and Ocean Link, respectively, to Davis Polk to seek the Special Committee’s consent to form a buyer consortium that includes DCP, Ocean Link and Mr. Yan.
On May 4, 2021, following negotiation between representatives of Davis Polk and Weil, Gotshal & Manges LLP (“Weil”), in its capacity as international legal counsel to Mr. Yan, the Company and Mr. Yan entered into a confidentiality agreement similar to the confidentiality agreements of DCP and Ocean Link. Concurrently with the execution of the confidentiality agreement with Mr. Yan, the Special Committee granted consent to the requests from DCP and Ocean Link to form a buyer consortium among DCP, Ocean Link and Mr. Yan.
Later on May 4, 2021, DCP, Ocean Link and Mr. Yan jointly delivered an updated non-binding going-private proposal letter (the “Updated Proposal”), pursuant to which the parties proposed to, together with their respective affiliates, acquire all of the outstanding Shares of the Company (including Shares represented by ADSs), for US$79.05 in cash per Share or per ADS (in each case other than those ADSs or Shares that might be rolled over in connection with the Proposed Transaction), the same purchase price as in the Original Proposal. The proposal letter stated that the parties and their respective affiliates had agreed to work exclusively with each other in pursuing the Proposed Transaction, which they intended to finance with a combination of debt and equity financing. On the same day, the Company issued a press release announcing its receipt of the Updated Proposal from the Buyer Consortium. Recruit declined to join the Buyer Consortium at such time.
On May 5, 2021, representatives of DCP and Ocean Link provided representatives of RM with an update on DCP and Ocean Link’s due diligence status and progress and their debt financing considerations.
On May 7, 2021, Company management sent to the Special Committee, Duff & Phelps and Davis Polk a draft of the financial projections prepared by the management team.
On May 10, 2021, Duff & Phelps conducted onsite meetings and interviews with Company management in connection with Duff & Phelps’ review and analysis of the financial projections. During the meetings, Company management discussed the assumptions and methodologies of the financial projections and shared with Duff & Phelps its view on the relevant industry, competitive landscape, future strategy of the Company and other aspects of the Company’s business.
On May 11, 2021, the Special Committee discussed the financial projections prepared by Company management with representatives of Duff & Phelps and Davis Polk in a telephonic conference. Duff & Phelps walked through the key items and assumptions of the projections with the Special Committee and summarized the discussions between Duff & Phelps and Company management. After discussions, the Special Committee resolved to approve the distribution of such financial projections to the Buyer Consortium and the use of such projections by Duff & Phelps for purposes of its financial analysis of the Company. Following the meeting, the financial projections were provided to the Buyer Consortium on the same day.
On May 31, 2021, on behalf of the Buyer Consortium, Paul Weiss provided the Special Committee and Davis Polk with an initial draft of the Original Merger Agreement.
On June 1, 2021, the Special Committee discussed with representatives of RM and Davis Polk certain transaction updates in a telephonic conference. Representatives of RM noted, among other things, that substantial progress had been made with respect to due diligence and debt financing by the Buyer Consortium. The Special Committee and representatives of RM also discussed Recruit’s posture in the Proposed Transaction and how Recruit might plan to sell some of its shares to members of the Buyer Consortium and subscribe for a convertible bond instrument as consideration for the repurchase of some of its shares by the Surviving Company following the consummation of the Proposed Transaction.
On June 2, 2021, Paul Weiss (as international co-counsel to the Buyer Consortium) provided the Special Committee and Davis Polk with initial drafts of the form of the Original Equity Commitment Letters and form of the Original Limited Guarantees.
On June 7, 2021, representatives of Davis Polk reviewed with the Special Committee the key issues contained in the initial draft of the Original Merger Agreement in a telephonic meeting, including, among other things: (i) the treatment of Company equity incentive awards; (ii) the representations and warranties of the Company and Merger Sub, respectively; (iii) the composition of the financing package proposed by the Buyer Consortium, including the use of the Company’s cash for a portion of the financing; (iv) the interim covenants of the Company; (v) the “no-shop” covenant, including the absence of any “go-shop” right; (vi) the restrictions on the ability of the Board to change its recommendation and/or terminate the Original Merger Agreement for fiduciary duty reasons in connection with a superior proposal and other circumstances; (vii) the closing conditions, including the absence of a “majority of the minority vote” requirement, and a condition relating to the maximum percentage of shares for which holders could exercise dissenters rights; and (viii) a tail period of 12 months after the termination of the Original Merger Agreement for certain reasons, during which the Company would be required to pay the Company termination fee if it entered into a definitive agreement with respect to or consummates any competing transaction. The Special Committee then discussed proposed responses to the key issues in the Original Merger Agreement with Davis Polk and Duff & Phelps, and instructed Davis Polk to revise the Original Merger Agreement by, among other things: (a) including a “majority of the minority vote” requirement as a closing condition; (b) deleting the closing condition relating to the dissenting shares; (c) requiring a “go-shop” right; (d) deleting the requirement to hold a shareholders’ meeting in the event the Board changed its recommendation for the Proposed Transaction; (e) adding the right of the Board to change its recommendation for the Proposed Transaction in order to comply with its fiduciary duties in general; (f) rejecting the tail period termination fee trigger; and (g) narrowing the scope of the representations and warranties to be provided by the Company and the interim covenants of the Company.
Advisors to the Buyer Consortium finalized their due diligence reports in respect of the Company by June 8, 2021.
On June 9, 2021, on behalf of DCP, Paul Weiss reached out to Davis Polk to seek written consent from the Special Committee to share the due diligence reports produced by advisors of DCP regarding the Company with Recruit to facilitate Recruit’s evaluation regarding the Proposed Transaction. The Special Committee granted such consent on the same day.
Between June 10, 2021 and June 16, 2021, the due diligence reports on the Company prepared by the advisors to the Buyer Consortium were shared with Recruit.
On June 10, 2021, Davis Polk provided Paul Weiss with a revised draft of the Original Merger Agreement, which draft reflected discussions with the Special Committee, as well as feedback from Company management with respect to the representations, warranties and interim operating covenants of the Company.
On June 10, 2021, Kirkland & Ellis (as international co-counsel and debt finance counsel to the Buyer Consortium) sent to representatives of DCP and Ocean Link a signed but undated copy of the Debt Commitment Letter expected to be dated on the same date as the Original Merger Agreement, providing for certain committed term loan and bridge loan facilities in an aggregate amount of up to US$1,825,000,000 from CMB (as the sole original mandated lead arranger and the original lead underwriter) and SPDB (as the original joint mandated lead arranger and the original co-lead underwriter) to Merger Sub (as the borrower).
On June 15, 2021, Paul Weiss provided Davis Polk with a revised draft of the Original Merger Agreement. Among other things, the revised draft of the Original Merger Agreement rejected revisions made by Davis Polk on certain provisions, including: (i) deleting the “majority of the minority vote” requirement as a closing condition; (ii) reinstating the closing condition relating to the dissenting shares; (iii) deleting the “go-shop” right; (iv) reinstating the requirement to hold a shareholders’ meeting in the event the Board changed its recommendation for the Proposed Transaction; (v) deleting the right of the Board to change its recommendation for the Proposed Transaction in order to comply with fiduciary duties in general; (vi) reinstating the tail period termination fee trigger; (vii) lowering the materiality and monetary thresholds to certain representations and warranties of the Company; and (viii) deleting the data room information as a general qualification to the representations and warranties of the Company.
On June 15, 2021, Kirkland & Ellis sent to the Special Committee and Davis Polk a signed but undated copy of the Debt Commitment Letter.
On June 16, 2021, the Special Committee held a telephonic meeting, together with representatives of Davis Polk and Duff & Phelps, to discuss the key issues in the revised Original Merger Agreement from the Buyer Consortium, the US$79.05 per Share or per ADS price set forth in the Updated Proposal, and the position to be taken and approach to be followed in negotiating the key terms of the Original Merger Agreement and price with the Buyer Consortium. Following such discussion, the Special Committee instructed Duff & Phelps to request from the Buyer Consortium an increase in the purchase price and instructed Davis Polk to insist on the previous positions with regards to the key terms in the Original Merger Agreement, including requiring a “go-shop” period, a right of the Board to change its recommendation to comply with fiduciary duties in general, a “majority of the minority vote” requirement as a closing condition, and the removal of the closing condition with respect to dissenting shares, among others. Following the meeting, on behalf of the Special Committee, representatives of Duff & Phelps sent an email to representatives of RM conveying the Special Committee’s request for an increase to the purchase price proposed in the Updated Proposal, considering that: (i) the economy was gradually recovering from the impact of COVID-19; (ii) RMB had appreciated against USD since the dates of the Original Proposal and the Updated Proposal and most of the assets and the cash flows of the Company were RMB-denominated; and (iii) companies in the recruiting industry had performed well in the secondary market since the dates of the Original Proposal and the Updated Proposal and the trading prices of a number of publicly listed comparable companies had recently reached 52-week highs. On the same day, representatives of Davis Polk summarized to RM the Special Committee’s positions with respect to the purchase price and other key terms in the Original Merger Agreement and asked RM to convey such positions to the Buyer Consortium. Following such discussion, representatives of RM conveyed the Special Committee’s position, including the content of Duff & Phelps’ email, to the Buyer Consortium.
On June 16, 2021, Weil sent to the Special Committee and Davis Polk a signed but undated copy of the RY Debt Commitment Letter between CMB and RY Elevate expected to be dated on the same date as the Original Merger Agreement, providing for a term loan facility in an aggregate amount of up to US$450,000,000 that would be used to fund a portion of the equity contribution contemplated by the RY Entities’ Original Equity Commitment Letter.
On June 16, 2021, on behalf of the Buyer Consortium, Paul Weiss provided to Davis Polk the initial drafts of the Management Support Agreement, the Original Recruit Support Agreement, and the Original Interim Investors Agreement.
On June 17, 2021, Davis Polk provided to Paul Weiss revised drafts of the form of the Original Equity Commitment Letters and form of the Original Limited Guarantees.
On June 18, 2021, Davis Polk provided a revised draft of the Original Merger Agreement to Paul Weiss, reflecting the Special Committee’s positions. Later on June 18, 2021, the Special Committee held a telephonic meeting, together with representatives of Davis Polk, Duff & Phelps and RM. During this meeting, the Special Committee and such representatives further discussed the status of the purchase price negotiations with the Buyer Consortium and the outstanding key points in the Original Merger Agreement. RM reported that the Buyer Consortium firmly rejected any increase of the purchase price due to (i) the significant premium reflected in the purchase price proposed in the Updated Proposal and (ii) the Buyer Consortium’s concerns regarding the Company’s business following its due diligence review, in particular, the competitive pressures affecting the Company. RM further noted that despite the Buyer Consortium’s unwillingness to increase the purchase price, the Buyer Consortium indicated that, except for the “majority of the minority vote” voting requirement, the Buyer Consortium was willing to agree to most of the key terms in the Original Merger Agreement proposed by the Special Committee, including a go-shop right and the removal of the closing condition with respect to dissenting shares. Upon further discussions, the Special Committee decided to forgo the “majority of the minority vote” voting requirement after considering that such requirement was neither required under Cayman Islands laws nor the prevailing market practice for going private transactions involving companies organized under the laws of the Cayman Islands and that the Special Committee had obtained a number of favorable terms in the Original Merger Agreement that protected the Unaffiliated Security Holders, such as the go-shop right, the ability of the Board to change its recommendation under certain circumstances and the ability of the Company to terminate the Original Merger Agreement upon a Superior Proposal Termination Event or an Intervening Event Termination Event.
Between June 18, 2021 and June 20, 2021, Davis Polk, Weil (as international co-counsel to the Buyer Consortium), and Sullivan & Cromwell (as international counsel to Recruit) exchanged multiple drafts of the Management Support Agreement and the Original Recruit Support Agreement and discussed the voting commitment covenants thereunder.
In the evening of June 18, 2021, Paul Weiss provided a revised draft of the Original Merger Agreement that, among other things: (i) included a 30-day go-shop period; (ii) provided for the right of the Board to change its recommendation for the Proposed Transaction due to certain intervening events occurring after the date of the Original Merger Agreement (rather than a right to change the Board’s recommendation to comply with fiduciary duties in general, as proposed by the Special Committee), in addition to the right of the Board to change its recommendation in connection with a Superior Proposal; (iii) accepted the removal of the closing condition with respect to dissenting shares; (iv) removed the “majority of the minority vote” voting requirement; (v) included a tail period termination fee trigger; and (vi) deleted the Data Room Information as a general qualification to the representations and warranties of the Company.
On June 19, 2021, representatives of Davis Polk, Paul Weiss, Kirkland & Ellis and Weil held a telephonic meeting to discuss the positions of the Special Committee and the Buyer Consortium on various issues related to the Original Merger Agreement.
On June 19 and 20, 2021, the Buyer Consortium, RM, Company management, Davis Polk, and legal counsel to the Buyer Consortium and the Company also engaged in various discussions regarding the representations and warranties of the Company and agreed on the inclusion of fairly disclosed Data Room Information as a general qualification to the representations and warranties of the Company.
On June 20, 2021, Davis Polk, Paul Weiss, Kirkland & Ellis, Weil and Sullivan & Cromwell continued to negotiate the remaining open points, exchange comments and various drafts of the Original Merger Agreement, the Original Equity Commitment Letters, the Original Limited Guarantees, the Management Support Agreement and the Original Recruit Support Agreement and discussed and narrowed down the remaining open issues, reaching agreement to finalize the Original Merger Agreement and the other transaction documents. On the same day, Davis Polk sent the initial draft of the Company’s disclosure schedules to Paul Weiss, which was then negotiated among the Company, the Special Committee and the Buyer Consortium and their respective counsel over the next several days.
On June 21, 2021, the Special Committee held a telephonic meeting in the morning, together with representatives of Davis Polk, Maples, Duff & Phelps and RM. At the invitation of the Special Committee, Davis Polk and Maples gave an overview of the Special Committee’s fiduciary duties with respect to the review and evaluation of the Proposed Transaction and any Alternative Transactions. Davis Polk then provided an update on the status of the negotiations of the Proposed Transaction and described the key terms of the Original Merger Agreement and the other transaction documents. Duff & Phelps made a presentation on its valuation analyses of the Company and the merger consideration under the Original Merger Agreement proposed by the Buyer Consortium, including a discussion of the valuation methodologies employed by Duff & Phelps in its analysis, responded to questions from the Special Committee, and orally delivered its opinion, and subsequently confirmed in writing, that, as of June 21, 2021 and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the consideration of (i) US$79.05 per share to be paid to the holders of the Shares of the Company (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and (ii) US$79.05 per ADS to be paid to the holders of the ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) pursuant to the Original Merger Agreement is fair, from a financial point of view, to such holders. After considering the proposed terms of the Original Merger Agreement and the other transaction agreements and the various presentations of Davis Polk and Duff & Phelps, including receipt of Duff & Phelps’s oral opinion, and taking into account certain other factors, the Special Committee then unanimously (a) determined that the Original Merger Agreement and the plan of merger (the “Original Plan of Merger”) required to be filed with the Cayman

Registrar in connection with the merger contemplated by the Original Merger Agreement (the “Original Merger”) are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, (b) declared it advisable for the Company to enter into the Original Merger Agreement and the Original Plan of Merger, and to consummate the transactions contemplated by the Original Merger Agreement, including the Original Merger, (c) recommended that the Board authorize and approve the Original Merger Agreement, the Original Plan of Merger and the transactions contemplated by the Original Merger Agreement, including the Original Merger, and (d) recommended that the Board submit the Original Merger Agreement, the Original Plan of Merger and the transactions contemplated by the Original Merger Agreement, including the Original Merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Original Merger Agreement, the Original Plan of Merger and the transactions contemplated by the Original Merger Agreement, including the Original Merger.
Following the meeting of the Special Committee, the Board held a meeting in the afternoon of June 21, 2021, together with Company management and representatives of RM, Davis Polk, STB and Maples. Prior to the Board meeting, Mr. Arai formally notified the Company that, due to his affiliation with Recruit, he would recuse himself and not attend the Board meeting to discuss and vote on the Proposed Transaction. At the Board meeting, the Special Committee presented its recommendation, described above, to the Board. After considering the proposed terms of the Original Merger Agreement and the other transaction agreements and Duff & Phelps’ opinion provided to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares and Continuing Shares) under the Original Merger Agreement, and taking into account other relevant factors, the Board: (i) determined that the Original Merger Agreement and the Original Plan of Merger are fair to, and in the best interests of, the Company, and the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, and declared it advisable for the Company to enter into the Original Merger Agreement and the Original Plan of Merger, and to consummate the transactions contemplated by the Original Merger Agreement, including the Original Merger; (ii) authorized and approved the execution, delivery and performance of the Original Merger Agreement and the Original Plan of Merger, and the consummation of the transactions contemplated by the Original Merger Agreement, including the Original Merger; and (iii) resolved to direct that the authorization and approval of the Original Merger Agreement, the Original Plan of Merger and the transactions contemplated by the Original Merger Agreement, including the Original Merger, be submitted to a vote at an extraordinary general meeting of the shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Original Merger Agreement, the Original Plan of Merger and the transactions contemplated by the Original Merger Agreement, including the Original Merger.
After the Board meeting, on June 21, 2021, the Company and Merger Sub executed the Original Merger Agreement. Other transaction documents, including the Management Support Agreement, the Original Recruit Support Agreement, the Original Interim Investors Agreement, the Original Equity Commitment Letters and the Original Limited Guarantees were executed at the same time.
Prior to execution of the Original Merger Agreement, Kirkland & Ellis sent to the Special Committee and Davis Polk a signed and dated copy of an interim conditions precedent confirmation letter dated June 21, 2021 in respect of the Debt Commitment Letter issued by CMB and SPDB. After execution of the Original Merger Agreement, Kirkland & Ellis sent to the Special Committee and Davis Polk a signed and dated copy of the Debt Commitment Letter dated June 21, 2021 and Weil sent to the Special Committee and Davis Polk a signed and dated copy of the RY Debt Commitment Letter dated June 21, 2021.
In the evening of June 21, 2021, the Company issued a press release announcing the execution of the Original Merger Agreement.
The Company was permitted under the Original Merger Agreement to initiate, solicit and encourage Competing Transactions during a “go-shop” period commencing on June 21, 2021 and ending at 11:59 p.m. (Hong Kong time) on July 21, 2021. On June 21, 2021, at the Special Committee’s instructions, Duff & Phelps commenced the post-signing “go-shop” process in accordance with the terms of the Original Merger Agreement. During the 30-day go-shop period, Duff & Phelps initiated contact with 12 potential investors to gauge their interest in a potential alternative transaction involving the Company. Of the 12 contacted potential investors, six were not responsive and six expressly declined to make an offer. None of these 12 contacted potential investors indicated any preliminary interest in a potential alternative transaction involving the Company or entered into a confidentiality agreement with the Company and no other party approached the Special Committee or Duff & Phelps with respect to a potential alternative transaction involving the Company outside of such go-shop process under the Original Merger Agreement.
Between August 3, 2021 and August 5, 2021, representatives and advisors of DCP and Ocean Link held discussions with representatives and advisors of Mr. Yan and the Company on recent regulatory changes surrounding national security, cybersecurity, and data security in China and their potential impact on the Proposed Transaction. Representatives of DCP and Ocean Link sought advice on these issues from PRC counsel to DCP and Ocean Link, who in turn also engaged in informal consultations with Chinese regulators.
Between September 10, 2021 and December 16, 2021, the Special Committee held multiple discussions with representatives of Davis Polk, the Company’s PRC counsel and RM to evaluate how the recent regulatory changes in China and the informal consultation initiated by representatives of DCP and Ocean Link might impact the consummation of the transactions contemplated by the Original Merger Agreement, what possible actions the Company could take to proceed with the transactions under the Original Merger Agreement in a timely manner, and whether any alternative path was feasible and desirable for the Company and its shareholders.
Between September 22, 2021 and November 6, 2021, representatives and advisors of DCP, Ocean Link, Mr. Yan, Recruit, the Company and the Special Committee exchanged email correspondence and held discussions on the recent regulatory changes in China, the status of informal consultations made by PRC counsel to DCP and Ocean Link with Chinese regulators, and their potential impact on the Proposed Transaction.
On October 21, 2021, Merger Sub entered into the Original LBO Facilities Agreement with CMB and SPDB and on October 25, 2021, on behalf of the Buyer Consortium, Paul Weiss provided representatives and advisors of the Special Committee and the Company with a copy of the Original LBO Facilities Agreement.
On October 28, 2021, RY Elevate entered into the Original RY Facility Agreement with CMB.
On November 8, 2021, the Company issued a press release disclosing that certain members of the Buyer Consortium had been in consultation with Chinese regulators on the recent regulatory changes in China that might be applicable to the Proposed Transaction, and that the consultation process was ongoing.
Between December 9, 2021 and December 18, 2021, representatives and advisors of DCP, Ocean Link, Mr. Yan, Recruit, the Company and the Special Committee continued to exchange email correspondence and held further discussions on the recent regulatory changes in China and their potential impact on the Proposed Transaction. Between December 19, 2021 and January 12, 2022, representatives and advisors of DCP, Ocean Link, Mr. Yan and Recruit held discussions on potential changes to the Proposed Transaction that might increase the certainty of closing the Proposed Transaction on a timely basis and account for various macroeconomic developments relevant to the Company.
On January 12, 2022, on behalf of the Buyer Consortium, Paul Weiss submitted to the Special Committee a non-binding proposal letter (the “Revised Proposal”), pursuant to which Merger Sub proposed to reduce the combined ownership of DCP and Ocean Link in the Company after the Merger to 9.99% and to reduce the per Share merger consideration and the per ADS merger consideration as contemplated in the Original Merger Agreement to US$57.25. The reduction in the combined ownership of DCP and Ocean Link in the Company after the Merger was designed to reduce regulatory risks and increase the certainty of closing the Proposed Transaction on a timely basis in light of recent regulatory changes in China. The reduced merger consideration accounted for various macroeconomic developments relevant to the Company, including deterioration of macroeconomic and general market conditions, the decline in share price of major Chinese technology companies listed outside of the PRC, tightening of regulatory policies across industries in the PRC and persistent challenges for the economy and businesses in the PRC from the continuing impact of COVID-19.
On January 12, 2022, the Company issued a press release announcing its receipt of the Revised Proposal and proposed changes to the Proposed Transaction.

Between January 13, 2022 and March 1, 2022, on behalf of the Buyer Consortium, Kirkland & Ellis held discussion with the Arrangers and their counsel on the proposed amendments to the Original LBO Facilities Agreement in respect of the Revised Proposal.
On January 20, 2022, on behalf of the Buyer Consortium, Paul Weiss provided the Special Committee and Davis Polk with drafts of Amendment No. 1 to the Original Merger Agreement, the A&R Equity Commitment Letters, the A&R Limited Guarantees, Amendment No. 1 to the Original Recruit Support Agreement, and a letter consenting to the amendments proposed by Amendment No. 1 to the Original Recruit Support Agreement (the “Consent Letter”).
On January 13, 2022 and January 26, 2022, the Special Committee held discussions with representatives of Davis Polk and Duff & Phelps to evaluate the Revised Proposal and the terms in the drafts of the amended transaction documents provided by the Buyer Consortium, including comparing the Revised Proposal with the alternative of pursuing the transactions contemplated by and/or remedies available under the Original Merger Agreement, taking into account the likelihood of successful completion of the transactions and/or obtaining the remedies under the Original Merger Agreement, the associated costs to the Company and its shareholders and whether pursuing the transactions contemplated by and/or remedies available under the Original Merger Agreement would be in the best interests of the Company and its shareholders. The Special Committee instructed Duff & Phelps to conduct financial analysis of the Company and decided to revise the draft Amendment No. 1 to the Original Merger Agreement to (i) increase the reduced termination fees proposed by the Buyer Consortium, (ii) expand the triggers for the payment of the Merger Sub termination fee in relation to regulatory risks, (iii) tighten the closing conditions and covenants with respect to regulatory filings, and (iv) include a go-shop period for the Company to explore potential alternative transactions.
On January 28, 2022, Company management sent to Duff & Phelps a draft of the updated financial projections prepared by the management team. Duff & Phelps subsequently conducted meetings and interviews with Company management in connection with Duff & Phelps’ review and analysis of such financial projections.
On February 1, 2022, on behalf of the Buyer Consortium, Paul Weiss provided the Special Committee and Davis Polk with a draft of Amendment No. 1 to the Original Interim Investors Agreement and an updated draft of Amendment No. 1 to the Original Recruit Support Agreement.
On February 9, 2022, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk, during which Duff & Phelps reported its analysis of the management’s financial projections to the Special Committee and expressed its preliminary view on the merger consideration of US$57.25 set forth in the Revised Proposal. The Special Committee and Duff & Phelps discussed the factors and assumptions impacting the valuation, including the competitive landscape and comparable company analysis. The Special Committee instructed Duff & Phelps to communicate to the Buyer Consortium that the merger consideration provided in the Revised Proposal was insufficient and that the Buyer Consortium should increase its proposed price.
On February 11, 2022, on behalf of the Special Committee, Duff & Phelps informed the Buyer Consortium that the merger consideration proposed in the Revised Proposal was insufficient and urged the Buyer Consortium to proceed with the transaction contemplated under the Original Merger Agreement or submit a substantially improved offer.
On February 15, 2022, the Buyer Consortium responded to the Special Committee and Duff & Phelps and maintained that the Revised Proposal would increase the certainty of closing the Proposed Transaction on a timely basis in light of recent regulatory changes in China and was fair and reasonable in light of various macroeconomic developments relevant to the Company, including potential depreciation of the Renminbi as evidenced for example by the two-year U.S. dollar/Renminbi forward rate which was approximately 6.7 as of December 2021 and the resulting negative impact on the valuation of the Company in U.S. dollar terms, potential increase in the Federal Reserve interest rates and the resulting negative impact on the valuation of the Shares and ADSs, and the deterioration of macroeconomic and general market conditions.
On February 16, 2022, the Special Committee held a telephonic meeting with representatives of Duff & Phelps, RM and Davis Polk, during which Duff & Phelps provided an update on its financial analysis of the Company and the Special Committee and its advisors discussed price negotiation strategies. After the meeting, at the instruction of the Special Committee, RM proposed to the Buyer Consortium US$63.00 as the Per Share Merger Consideration and Per ADS Merger Consideration.
On February 18, 2022, on behalf of the Buyer Consortium, Kirkland & Ellis provided the Special Committee and Davis Polk with a draft of the LBO Facilities Amendment Agreement and Weil provided the Special Committee and Davis Polk with a draft of the RY Facility Amendment Agreement.
On February 19, 2022, Davis Polk sent a revised draft of Amendment No. 1 to the Original Merger Agreement to Paul Weiss.
On February 22, 2022, Paul Weiss sent a further revised draft of Amendment No. 1 to the Original Merger Agreement to Davis Polk, which accepted the amount of the termination fees, the go-shop right and the tightened covenants with respect to regulatory filings proposed in Davis Polk’s prior draft, while rejecting the additional triggers for payment of the Merger Sub termination fee in relation to regulatory risks.
Later on February 22, 2022, the Special Committee held a telephonic meeting with representatives of Duff & Phelps, RM and Davis Polk, during which RM reported to the Special Committee the status of price negotiation with the Buyer Consortium. The Special Committee instructed RM to continue negotiating for a price of US$63.00.
On February 23, 2022, the Special Committee held a telephonic meeting with representatives of Duff & Phelps and Davis Polk, during which the Special Committee and its advisors discussed the terms in the latest draft of Amendment No. 1 to the Original Merger Agreement. The Special Committee decided to drop the additional triggers for payment of the Merger Sub termination fee in relation to regulatory risks while requesting a further increase of the termination fees to the amounts contemplated in the Original Merger Agreement.
On February 28, 2022, the Special Committee held a telephonic meeting with representatives of Duff & Phelps, RM and Davis Polk, during which RM reported to the Special Committee that the Buyer Consortium continued to strongly resist any price increase. The Special Committee then instructed RM to propose to the Buyer Consortium US$61.00 as the Per Share Merger Consideration and Per ADS Merger Consideration. Davis Polk sent a revised draft of Amendment No. 1 to the Original Merger Agreement to Paul Weiss following the Special Committee meeting.
Later on February 28, 2022, RM held a telephonic discussion with representatives of the Buyer Consortium during which the Buyer Consortium proposed US$59.95 as the Per Share Merger Consideration and Per ADS Merger Consideration, taking into consideration the Company’s operating conditions, market conditions, and the continuing decline in the share price of comparable companies worldwide. After further negotiations on the same day, the Buyer Consortium tentatively agreed to US$61.00 as the Per Share Merger Consideration and Per ADS Merger Consideration, conditioned on the Company agreeing to reduce the Merger Sub termination fee and shorten the go-shop period to 15 days.
On March 1, 2022, on behalf of the Buyer Consortium, Paul Weiss provided the Special Committee and Davis Polk with updated drafts of Amendment No. 1 to the Original Merger Agreement, Amendment No. 1 to the Original Interim Investors Agreement, the A&R Equity Commitment Letters, the A&R Limited Guarantees, Amendment No. 1 to the Original Recruit Support Agreement, and the Consent Letter.
On March 1, 2022, the Special Committee held a telephonic meeting in the afternoon, together with representatives of Davis Polk, Duff & Phelps and RM. At the invitation of the Special Committee, Duff & Phelps made a presentation on its valuation analyses of the Company and the merger consideration provided in Amendment No. 1 to the Original Merger Agreement, including a discussion of the valuation methodologies employed by Duff & Phelps in its analysis, responded to questions from the Special Committee, and orally delivered its opinion, and subsequently confirmed in writing, that, as of March 1, 2022 and subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the consideration of (i) US$61.00 per share to be paid to the holders of the Shares of the Company (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and (ii) US$61.00 per ADS to be paid to the holders of the ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Davis Polk then described the key terms of Amendment No. 1 to the Original Merger Agreement and the other amendment documents. After considering the proposed terms of Amendment No. 1 to the Original Merger Agreement and the other transaction agreements and the presentations of Davis Polk and Duff & Phelps, including receipt of Duff & Phelps’s oral opinion, and taking into account the other factors described below under the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Special Committee then unanimously (a) determined that the Merger Agreement and the Plan of Merger required to be filed with the Cayman Registrar in connection with the merger contemplated by the Merger Agreement are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, (b) declared it advisable for the Company to enter into Amendment No.1 to the Original Merger Agreement and the Plan of Merger, and to consummate the transactions contemplated by the Merger Agreement, including the Merger, (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, and (d) recommended that the Board submit the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, to the shareholders of the Company for approval and authorization at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve by way of a special resolution the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.
Following the meeting of the Special Committee, the Board held a meeting in the afternoon of March 1, 2022, together with Company management and representatives of RM, Davis Polk, STB and Maples. Prior to the Board meeting, Mr. Arai formally notified the Company that, due to his affiliation with Recruit, he would recuse himself and not attend the Board meeting. At the Board meeting, the Special Committee presented its recommendation, described above, to the Board. After considering the proposed terms of the Merger Agreement and the other transaction agreements and Duff & Phelps’ opinion provided to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of Shares and ADSs (other than the holders of Excluded Shares and Continuing Shares) under the Merger Agreement, and taking into account the other factors described below under the section entitled “—Reasons for the Merger and Recommendation of the Special Committee and the Board,” the Board: (i) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, and the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, and declared it advisable for the Company to enter into Amendment No.1 to the Original Merger Agreement and the Plan of Merger, and to consummate the transactions contemplated by the Merger Agreement, including the Merger; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger, and the consummation of the transactions contemplated by the Merger Agreement, including the Merger; and (iii) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger.
After the Board meeting, on March 1, 2022, the Company and Merger Sub executed Amendment No. 1 to the Original Merger Agreement. Other transaction documents, including Amendment No. 1 to the Original Interim Investors Agreement, the A&R Equity Commitment Letters, the A&R Limited Guarantees, Amendment No. 1 to the Original Recruit Support Agreement, and the Consent Letter were executed at the same time.
Concurrently with the execution of Amendment No. 1 to the Original Merger Agreement, Merger Sub entered into the LBO Facilities Amendment Agreement with the Arrangers and RY Elevate entered into the RY Facility Amendment Agreement with CMB.
In the evening of March 1, 2022, the Company issued a press release announcing the execution of Amendment No. 1 to the Original Merger Agreement.
The Company was permitted under the Merger Agreement to initiate, solicit and encourage Competing Transactions during a “go-shop” period commencing on March 1, 2022 and ending at 11:59 p.m. (Hong Kong time) on March 16, 2022. On March 2, 2022, at the Special Committee’s instructions, Duff & Phelps commenced the post-signing “go-shop” process in accordance with the terms of the Merger Agreement. During the 15-day go-shop period, Duff & Phelps initiated contact with 11 potential investors to gauge their interest in a potential alternative transaction involving the Company. Of the 11 contacted potential investors, nine were not responsive and two expressly declined to make an offer. None of these 11 contacted potential investors indicated any preliminary interest in a potential alternative transaction involving the Company or entered into a confidentiality agreement with the Company and no other party approached the Special Committee or Duff & Phelps with respect to a potential alternative transaction involving the Company outside of such go-shop process under the Merger Agreement.
Reasons for the Merger and Recommendation of the Special Committee and the Board
At a meeting on March 1, 2022, the Special Committee, after consultation with its financial advisor and legal counsel, unanimously (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, (b) declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, and (c) recommended that the Board authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
At a meeting on March 1, 2022, the Board, acting upon the unanimous recommendation of the Special Committee, and after each director duly disclosed his interests in the Transactions, including the Merger, as required by the memorandum and articles of associations of the Company as amended to date and the Cayman Islands Companies Act, (a) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger, (b) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (c) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Mr. Arai, who serves as Recruit’s representative on the Board, did not attend and recused himself from voting at the March 1, 2022 meeting of the Board.
In the course of reaching their respective determinations, the Special Committee and the Board considered the following substantive factors and potential benefits of the Merger, including the reduction in the Merger consideration, which are not listed in any relative order of importance:
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factors relating to the reduction of the Per Share Merger Consideration and the Per ADS Merger Consideration from US$79.05 to US$61.00, including:

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the substantial decrease in the trading price of the ADSs from the closing price of US$61.33 per ADS as quoted by the Nasdaq on May 3, 2021, the last trading day prior to the Company’s announcement of the Buyer Consortium’s Updated Proposal on May 4, 2021, to a closing price of US$45.83 per ADS on January 11, 2022, the last trading day prior to the Company’s announcement of Merger Sub’s Revised Proposal on January 12, 2022;

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deterioration of macroeconomic and general market conditions and the decline in share price of major Chinese Internet companies listed in the United States;

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tightening of regulatory policies across industries in the PRC, which is expected to have a meaningful impact on recruitment demand and the general market environment;

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potential depreciation of the Renminbi as evidenced for example by the two-year U.S. dollar/Renminbi forward rate which was approximately 6.7 as of December 2021 and the resulting negative impact on the valuation of the Company in U.S. dollar terms;

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the likelihood of the successful completion of the transactions and/or obtaining the remedies under the Original Merger Agreement and the associated costs to the Company and its shareholders; and

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potential increase of the Federal Reserve interest rate and the resulting negative impact on the valuation of the Shares and ADSs;

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the challenges faced by the Company, including, among other things:

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increased competition in China’s human resource related services industry — competitors of the Company, especially newcomers, have been aggressively investing in advertising and marketing, as well as sales force expansion, leading to significantly higher customer acquisition costs, and labor costs continue to rise as competition for talent is fierce;

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challenges faced by the Company in boosting user growth — for example, additional investments in research and development and information technology are required in order to further improve matching accuracy and enhance functionalities to attract users and raise platform activity and engagement;

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rising political tensions between China and the U.S. and the uncertainty of future trade policies, treaties, government regulations, tariffs and other matters;

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uncertainty regarding the Company’s ability to expand its existing services into or develop new services in additional areas of the human resource related services industry, such as the business process outsourcing services; and

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adverse impact of COVID-19 and uncertainty regarding potential further impact of COVID-19 and of measures implemented by the PRC government to control its spread, including travel restrictions, quarantines and temporary shutdowns of businesses, on the global and China economy and the Company’s business, financial condition and results of operation;

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the current and historical market prices of ADSs, and the fact that each of the Per Share Merger Consideration and the Per ADS Merger Consideration represents a premium of 33.10% over the closing price of US$45.83 per ADS as quoted by the Nasdaq on January 11, 2022, the last trading day prior to the date on which the Company announced its receipt of the Revised Proposal, and a premium of 31.38% over the volume-weighted average price of the ADSs during the 30 days through January 11, 2022;

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the Company Projections, as described below under “— Certain Financial Projections” beginning on page 52, which included Company management’s estimates of key performance metrics of the Company and the underlying assumptions, which the Special Committee and the Board took into account in evaluating the Per Share Merger Consideration and the Per ADS Merger Consideration offered by the Buyer Consortium;

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the fact that the Merger consideration will be all cash, which will provide immediate liquidity to the Unaffiliated Security Holders and allow them to avoid post-Merger risks and uncertainties relating to the prospects of the Company;

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the possible alternatives to the Merger (including the possibility of continuing to operate the Company as an independent publicly traded company and the possibility of a sale of the Company to another buyer), the perceived potential benefits and risks of the possible alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, and the assessment by the Special Committee that none of these alternatives was reasonably likely to present superior opportunities for the Company or to create greater value for its shareholders than the Merger, taking into account (a) the likelihood of consummation, given the size of and required funding for any potential alternative transaction, the percentage ownership held by the Buyer Consortium and Recruit, and the expressed unwillingness of the Management Continuing Shareholders to sell their shares in any other transaction involving the Company, (b) the business, financial, competitive, industry and market risks, and (c) the absence of any proposal for an alternative transaction from any third party since the announcement of the proposed transaction on September 17, 2020;

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the negotiations of the terms of the Merger Agreement between the Special Committee and the Buyer Consortium as described under “— Background of the Merger” beginning on page 28, and in particular, the negotiations with respect to the Per Share Merger Consideration and Per ADS Merger Consideration, including (a) DCP and Ocean Link’s respective request to reduce the purchase price proposed in the Original Proposal after they conducted due diligence on the Company, (b) the Buyer Consortium’s refusal to increase the purchase price later after the Special Committee requested a purchase price increase, (c) the Buyer Consortium’s submission of its Revised Proposal proposing a reduction to the purchase price and other changes in order to increase the certainty of consummating the Transactions on a timely basis in light of recent regulatory changes in China and to account for various developments affecting the Company, and (d) the Special Committee’s proposal to increase the purchase price proposed in the Revised Proposal and the Special Committee’s belief that, following negotiations with the Buyer Consortium, US$61.00 per Share and per ADS was the highest purchase price that the Buyer Consortium would agree to pay;
•
the financial analysis reviewed and discussed with the Special Committee by representatives of Duff & Phelps, and the opinion rendered by Duff & Phelps to the Special Committee on March 1, 2022 to the effect that, as of March 1, 2022, subject to the procedures followed, assumptions made, factors and matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs) (see “Special Factors — Opinion of the Special Committee’s Financial Advisor dated March 1, 2022” beginning on page 62 for additional information); and the Special Committee noted that, while the opinion of Duff & Phelps addressed the fairness to the holders of the Shares and ADSs (other than the Excluded Shares, the Continuing Shares and the Dissenting Shares or the ADSs representing the Excluded Shares and the Continuing Shares) and that such group of security holders also includes security holders that are the Company’s affiliates but are not members of the Buyer Consortium (such as the Company’s directors and officers other than Mr. Yan, Ms. Chien and Mr. Tao Wang), all such security holders are receiving the same consideration in the Merger and their interests in the Merger are not materially different, and therefore, the Special Committee concluded that it could rely on the opinion of Duff & Phelps as a basis in part for its determination as to the fairness of the Per Share Merger Consideration and the Per Share ADS Merger Consideration, as applicable, to the Unaffiliated Security Holders;

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the likelihood that the Merger would be completed based on, among other things:

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the fact that Merger Sub had obtained equity and debt financing commitments for the Merger;

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the absence of any condition in the Merger Agreement in respect of obtaining financing from any third party;

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the absence of any condition in the Merger Agreement that would require the amount of Dissenting Shares not to exceed a certain threshold;

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the likelihood and anticipated timing of completing the Merger in light of the scope of the conditions to completion and the reduced ownership of DCP and Ocean Link in the Company after the Transactions;

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the Company’s ability, as set out in the Merger Agreement, the Support Agreements and the Equity Commitment Letters, to seek specific performance to prevent breaches of such agreements and to enforce specifically the terms of such agreements; and

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the Special Committee’s and the management’s belief that the Onshore Available Cash Amount and the Offshore Available Cash Amount (each as defined in “The Merger Agreement and Plan of Merger” beginning on page 100) at the closing of the Merger would equal to or exceed the required minimum amounts set forth in the Merger Agreement;

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the fact that the Merger Agreement provides that, in the event of a failure of the Merger to be completed under certain circumstances, Merger Sub will pay the Company a termination fee of

US$140 million and reimburse the Company for certain expenses up to a maximum amount of US$4 million, and the guarantee of such payment obligation by the Guarantors pursuant to the Limited Guarantees;
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the recognition that, as a privately held entity, the Company’s management would have greater flexibility to devise and implement the Company’s long-term strategy without the pressure created by the public equity market’s emphasis on short-term financial performance, and the Company’s belief that the new challenges faced by it, including increased competition and substantial investments needed to compete, would make it extremely challenging for the Company to continue to operate as a publicly listed company;

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the costs of regulatory compliance for public companies, including accounting, legal and other expenses incurred in connection with the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002, of approximately US$1.7 million per year on a recurring basis, and the significant amount of time that the Company’s management must devote to SEC reporting and compliance;

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the possibility that China-based U.S.-listed public companies such as the Company could be delisted from U.S. stock exchanges, or be subject to other burdensome restrictions, by reason of the Holding Foreign Companies Accountable Act enacted on December 18, 2020, which purport to address perceived risks to investors in U.S. financial markets from the PRC government’s purported failure to allow audit firms, such as the Company’s independent auditor, that audit U.S.-listed companies based in China to be adequately examined by the U.S. Public Company Accounting Oversight Board pursuant to U.S. securities law; and

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the recognition that, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company, and which potentially may help its actual or potential competitors, customers, clients or suppliers compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.

In addition, the Special Committee and the Board believed that sufficient procedural safeguards were and are present to ensure that the Merger is procedurally fair to the Unaffiliated Security Holders and to permit the Special Committee and the Board to represent effectively the interests of such shareholders. These procedural safeguards include the following, which are not listed in any relative order of importance:
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the consideration and negotiation of the Merger Agreement was conducted entirely under the control and supervision of the Special Committee, which consists of two independent directors, and the Board delegated to the Special Committee plenary authority to negotiate the transaction and attend to all related matters and processes;

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in considering the Merger, the Special Committee acted solely to represent the interests of the Unaffiliated Security Holders;

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both members of the Special Committee during the entire process were and are independent directors and free from any affiliation with any Participant; in addition, neither member of the Special Committee has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders other than (a) their receipt of Board compensation in the ordinary course and Special Committee compensation in connection with their evaluation of the Merger (none of which is contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (b) their indemnification and liability insurance rights under the Merger Agreement, and (c) their right to receive cash consideration with respect to the Company Options that had been granted to them under the Company Share Plans;

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the Special Committee was assisted by its financial and legal advisors in the negotiation with the Buyer Consortium and the evaluation of the Merger;

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the Special Committee was empowered to consider, attend to and take any and all actions in connection with the proposal from the Buyer Consortium and the transactions contemplated thereby from the date the Special Committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by the Board for authorization and approval until the Special Committee had recommended such action to the Board;
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the terms and conditions of the Merger Agreement were the product of extensive negotiations between the Special Committee and its advisors, on the one hand, and the members of the Buyer Consortium and their advisors, on the other hand;

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the Special Committee regularly held meetings to consider and review the terms of the Merger Agreement and the Merger;

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the Special Committee had no obligation to recommend the authorization and approval of the Merger or any other transaction;

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under the terms of the Merger Agreement, for a 15-day period after the execution of Amendment No. 1 to the Original Merger Agreement, the Company has the ability to initiate, solicit and encourage Competing Transactions;

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under the terms of the Merger Agreement, the Company has the ability to consider any proposal regarding a Competing Transaction reasonably likely to lead to a Superior Proposal until the date on which the shareholders of the Company vote upon and authorize and approve the Merger Agreement;

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the Board and the Special Committee have the ability, under certain circumstances, to change, withhold, withdraw, qualify or modify the recommendation of the Board and the Special Committee that the Company’s shareholders vote to authorize and approve the Merger Agreement and the Merger;

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the Company has the ability to terminate the Merger Agreement in connection with a Superior Proposal or an Intervening Event, subject to compliance with the terms and conditions of the Merger Agreement; and

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the availability of dissenters’ rights to the shareholders who comply with all of the required procedures under the Cayman Islands Companies Act for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The Special Committee and the Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, including the following, which are not listed in any relative order of importance:
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the fact that the Merger Agreement is not subject to any separate approval by the Unaffiliated Security Holders;

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the fact that the Continuing Shareholders and certain other directors and executive officers of the Company have interests in the Merger that are different from, or in addition to, those of the Unaffiliated Security Holders (see “— Interests of Certain Persons in the Merger” beginning on page 81 for additional information);

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the fact that the Unaffiliated Security Holders will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares and ADSs, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company, which could include a dividend to shareholders;

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the restrictions on the conduct of the Company’s business prior to the completion of the Merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending the completion of the Merger;

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the risks and costs to the Company if the Merger does not consummate, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

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the Company may be required, under certain circumstances, to pay Merger Sub a termination fee of US$70 million in connection with the termination of the Merger Agreement and reimburse Merger Sub for certain expenses up to a maximum amount of US$4 million;

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the fact that the Company’s monetary remedy in the event of breach of the Merger Agreement by Merger Sub is limited, under certain circumstances, to the receipt from Merger Sub of a termination fee of US$140 million and reimbursement of certain expenses up to a maximum amount of US$4 million, and that the Company may not be entitled to such remedy or fees at all if, among other things, the Company’s shareholders do not approve the Merger Agreement at the extraordinary general meeting or the Company fails to ensure that the Onshore Available Cash Amount and the Offshore Available Cash Amount are no less than the required minimum amounts set forth in the Merger Agreement (see “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 118 and “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses” beginning on page 119 for additional information);

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the possibility that the Merger might not be completed and the negative impact of such a public announcement on the Company’s sales and operating results, and the Company’s ability to attract and retain key management, marketing and technical personnel; and

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the taxability of an all-cash transaction to the Unaffiliated Security Holders who are U.S. Holders (as defined under “— Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, and the taxability of such a transaction to the Unaffiliated Security Holders in other jurisdictions.

The foregoing discussion of information and factors considered by the Special Committee and the Board is not intended to be exhaustive, but includes the material factors considered by the Special Committee and the Board. In view of the wide variety of factors considered by the Special Committee and the Board, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the Special Committee and the Board may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Special Committee unanimously recommended that the Board authorize and approve, and the Board authorized and approved, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, based upon the totality of the information presented to and considered by it.
In reaching its conclusion regarding the fairness of the Merger to the Company’s shareholders, including the Unaffiliated Security Holders, and its decision to recommend the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Special Committee considered the opinion and related financial analyses presented by Duff & Phelps, among other factors. These analyses included discounted cash flow analysis and selected public companies and M&A transactions analysis. All of the material analyses as presented to the Special Committee on March 1, 2022 are summarized below under the caption “— Opinion of the Special Committee’s Financial Advisor dated March 1, 2022” beginning on page 62. The Special Committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the Transactions, including the Merger.
Neither the Special Committee nor the Board considered the liquidation value of the Company’s assets because each considers the Company to be a viable going-concern business where value is derived from cash flows generated from its continuing operations. Each of the Special Committee and the Board believes the analyses and additional factors it reviewed provided an indication of the Company’s going-concern value. Each of the Special Committee and the Board also considered the historical market prices of the Shares as described under the caption “Market Price of the ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 91. Neither the Special Committee nor the Board, however, considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Special Committee and the Board believe that net book value is not a material indicator of the value of the Company as a going concern, as it does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry. The Company is not aware of any firm offers made by any unaffiliated person, other than the Buyer Consortium, during the past two years for (a) the Merger or consolidation of the Company with or into another company, (b) the sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.

In reaching its determination that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to, and in the best interests of the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders and its decision to authorize and approve, and recommend the authorization and approval by the shareholders of, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, the Board, on behalf of the Company, considered the analysis and recommendation of the Special Committee and the factors examined by the Special Committee as described above under this section and under the caption “—Background of the Merger,” and adopted such recommendations and analysis. During its consideration of the Merger Agreement and the Transactions, including the Merger, the Board was also aware that some of the Company’s directors and shareholders have interests with respect to the Merger that are, or may be, different from, and/or in addition to those of the Unaffiliated Security Holders generally, as described under the caption “— Interests of Certain Persons in the Merger” beginning on page 81.
Except as discussed in “— Background of the Merger,” “— Reasons for the Merger and Recommendation of the Special Committee and the Board,” “— Prior Opinion of the Special Committee's Financial Advisor,” and “— Opinion of the Special Committee’s Financial Advisor dated March 1, 2022,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of the Unaffiliated Security Holders for purposes of negotiating the terms of the Transactions, including the Merger, and/or preparing a report concerning the fairness of the Transactions, including the Merger.
For the foregoing reasons, each of the Special Committee and the Board believes that the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are substantively and procedurally fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders.
Position of the Participants as to the Fairness of the Merger
Under SEC rules governing going-private transactions, each Participant is required to express its belief as to the fairness of the Merger to the Unaffiliated Security Holders (as such term is defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended). Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Participants as to the fairness of the Merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. The Participants which are shareholders of the Company have interests in the Merger that are different from, and/or in addition to, those of the other shareholders of the Company by virtue of their continuing interests in the Surviving Company after the completion of the Merger. These interests are described under “— Interests of Certain Persons in the Merger — Interests of the Participants” beginning on page 81.
The Participants believe that the interests of the Company’s Unaffiliated Security Holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. The Participants attempted to negotiate a transaction that would be most favorable to them, and not to the Unaffiliated Security Holders and, accordingly, did not negotiate the Merger Agreement with a goal of obtaining terms that were substantively or procedurally fair to the Unaffiliated Security Holders. None of the Participants or their respective affiliates participated in the deliberations of the Special Committee regarding, nor received any advice from the Special Committee’s independent legal or financial advisors as to, the fairness of the Merger to the Company’s Unaffiliated Security Holders.
Furthermore, none of the Participants or their respective affiliates undertook a formal evaluation of the fairness of the Merger to the Company’s Unaffiliated Security Holders. No financial advisor provided any Participant or its affiliates with any analysis or opinion with respect to the fairness of the Merger consideration to the Company’s Unaffiliated Security Holders.
Based on their knowledge and analysis of available information regarding the Company, discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Special Committee and the Board discussed under “— Reasons for the Merger and

Recommendation of the Special Committee and the Board” beginning on page 42, and based on the following factors, which are not listed in any relative order of importance, the Participants believe that the Merger is both substantively and procedurally fair to the Unaffiliated Security Holders of the Company:
•
the Per Share Merger Consideration and the Per ADS Merger Consideration represents a premium of 33.10% over the closing price of US$45.83 per ADS as quoted by the Nasdaq on January 11, 2022, the last trading day prior to the date on which the Company announced its receipt of the Revised Proposal from Merger Sub, and a premium of 31.38% over the volume-weighted average price of the ADSs during the 30 days through January 11, 2022;

•
the lowest closing price of the Company’s ADSs during the 52-week period prior to March 1, 2022, the date that the Company announced the execution of Amendment No. 1 to the Original Merger Agreement, was US$43.42;

•
notwithstanding that the fairness opinion of Duff & Phelps was delivered to the Special Committee only and none of the Participants or any of their affiliates was entitled to rely or relied on such opinion, the fact that the Special Committee received an opinion dated March 1, 2022 from Duff & Phelps to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth therein, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) in the Merger is fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs);

•
the consideration to be paid to the Company’s Unaffiliated Security Holders in the Merger is all cash, allowing the Company’s Unaffiliated Security Holders to immediately realize certainty of value and liquidity for all of their Shares and ADSs, without incurring brokerage and other costs typically associated with market sales;

•
the Per Share Merger Consideration of US$61.00 per Share and the Per ADS Merger Consideration of US$61.00 per ADS, although reduced from the original merger consideration of US$79.05 per Share and per ADS contemplated by the Original Merger Agreement, reflect the fair valuation of the Company, taking into account the deterioration of macroeconomic and general market conditions and the challenges facing the Company, including:

•
the substantial decrease in the trading price of the ADSs from the closing price of US$61.33 per ADS as quoted by the Nasdaq on May 3, 2021, the last trading day prior to the Company’s announcement of the Buyer Consortium’s Updated Proposal on May 4, 2021, to a closing price of US$45.83 per ADS on January 11, 2022, the last trading day prior to the Company’s announcement of Merger Sub’s Revised Proposal on January 12, 2022;

•
deterioration of macroeconomic and general market conditions and the decline in share price of major Chinese Internet companies listed in the United States;

•
tightening of regulatory policies across industries in the PRC, which is expected to have a meaningful impact on recruitment demand and the general market environment;

•
potential depreciation of the Renminbi as evidenced for example by the two-year U.S. dollar/Renminbi forward rate which was approximately 6.7 as of December 2021 and the resulting negative impact on the valuation of the Company in U.S. dollar terms; and

•
potential increase of the Federal Reserve interest rate and the resulting negative impact on the valuation of the Shares and ADSs;

•
the Special Committee consists solely of directors who are unaffiliated with any Participant or any member of the management of the Company and do not have any interests in the Merger different from, or in addition to, those of the Unaffiliated Security Holders, other than such directors’ (i) receipt of Board compensation in the ordinary course, (ii) receipt of compensation in connection with their evaluation of the Merger and other strategic alternatives of the Company (which compensation is not contingent upon the consummation of the Merger or the Special Committee’s or the Board’s recommendation of the Merger), (iii) indemnification and liability insurance rights under the Merger Agreement, and (iv) right to receive cash consideration with respect to the Company Options that had been granted to them under the Company Share Plans;
•
the Special Committee was established and given authority to, among other things, review, evaluate and negotiate the terms of the Merger and to recommend to the Board what action should be taken by the Company, including not to engage in the Merger;

•
the Special Committee retained and was advised by independent legal and financial advisors who are experienced in advising committees such as the Special Committee in similar transactions;

•
the Special Committee met regularly to consider and review the terms of the Merger Agreement, the Plan of Merger, the other transaction documents, and the Transactions, including the Merger;

•
the terms and conditions of the Merger Agreement, the Plan of Merger, the other transaction documents, and the Transactions, including the Merger, were the product of robust negotiations between the Special Committee and its advisors, on the one hand, and the Buyer Consortium and its advisors, on the other hand;

•
the Board (other than Mr. Arai, who serves as Recruit’s representative on the Board and who recused himself from the meeting and was not present), acting upon the unanimous recommendation of the Special Committee, (i) determined that the Merger Agreement and the Plan of Merger are fair to, and in the best interests of, the Company, the Company’s shareholders (other than the holders of Excluded Shares and Continuing Shares) and the Unaffiliated Security Holders, and declared that it is advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (iii) resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
the Special Committee was empowered to exercise any power or authority of the Board that the Special Committee determined was necessary or advisable in carrying out and fulfilling its duties and responsibilities;

•
the Special Committee and the Board had no obligation to recommend the approval and authorization of the Merger Agreement, the Plan of Merger, and the Transactions, including the Merger, or any other transaction and under the delegation of authority by the Board to the Special Committee, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, required approval from the Special Committee;

•
none of the Participants participated in or sought to influence the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee;

•
the Special Committee and the Board were each fully informed about the extent to which the interests of certain shareholders of the Company who are Participants in the Merger differed from those of the Unaffiliated Security Holders;

•
the Merger was unanimously approved by the Special Committee;

•
the ability of the Company during the 15-day go shop period to initiate, solicit and encourage Competing Transactions from third parties and to enter into, and maintain discussions or negotiations with respect to Competing Transactions or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquires, proposals, discussions or negotiations;

•
the ability of the Company to continue discussions with such a third party thereafter if such party submits a Competing Transaction proposal prior to 11:59 p.m., Hong Kong time, on March 16, 2022 that the Special Committee determines in good faith constitutes, or may reasonably be expected to result in, a Superior Proposal (as further explained under the caption “The Merger Agreement and Plan of Merger — Go Shop; No Solicitation of Transactions,” beginning on page 109);
•
the ability of the Company (subject to certain limitations and restrictions set forth in the Merger Agreement), in certain circumstances relating to an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction, following the go shop period and prior to obtaining the Requisite Company Vote, to furnish information to and engage or participate in discussions or negotiations with persons making such proposal or offer if the Special Committee determines in good faith that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

•
prior to obtaining the Requisite Company Vote, the Board (upon recommendation of the Special Committee) is permitted to effect a Change in the Company Recommendation and terminate the Merger Agreement (i) in response to an intervening event if the Board determines in good faith that failure to do so would be inconsistent with its fiduciary duties under applicable laws (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement), and/or (ii) with respect to a bona fide written proposal or offer with respect to a Competing Transaction that is not withdrawn and the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal (subject to certain other conditions, limitations and restrictions set forth in the Merger Agreement);

•
the Merger is not conditioned on any financing being obtained by Merger Sub, thus increasing the likelihood that the Merger will be consummated and the Merger consideration will be paid to the Unaffiliated Security Holders;

•
the Company has the ability, under certain circumstances, to specifically enforce the terms of the Merger Agreement;

•
the Merger Agreement requires Merger Sub to pay a reverse termination fee of US$140 million, which is twice the amount of the termination fee payable by the Company to Merger Sub if the Merger Agreement is terminated under certain circumstances;

•
Merger Sub obtained a debt financing commitment for the Transactions, including the Merger, as well as the limited number and nature of the conditions to such debt financing; and

•
under the law of the Cayman Islands, shareholders have the right to dissent from the Merger and to receive payment of the fair value of their Shares, which if not agreed will be determined by the Grand Court of the Cayman Islands.

The Participants’ consideration of the factors described above reflects their assessment of the fairness of the Per Share Merger Consideration and the Per ADS Merger Consideration in relation to the going-concern value of the Company on a stand-alone basis. However, the Participants did not seek to establish a pre-Merger going concern value for the Shares and ADSs to determine the fairness of the Merger consideration to the Unaffiliated Security Holders because following the Merger the Company will have a significantly different capital structure.
In their consideration of the fairness of the Merger, the Participants did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the Unaffiliated Security Holders as the Participants did not consider the Company’s liquidation value to be a relevant valuation method because they consider the Company to be a viable going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the Merger. Moreover, the Participants believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going-concern value.
The Participants did not consider net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs and therefore not a relevant measure in the determination as to the fairness of the Merger. The Participants note, however, that US$61.00 of cash consideration receivable per Share and per ADS by the Unaffiliated Security Holders in connection with the Merger is substantially higher than the net book value of the Shares disclosed in the Company’s Form 20-F for the fiscal year ended December 31, 2020 filed with the SEC on April 23, 2021.

The Participants are not aware of, and thus did not consider, any offers or proposals made by any unaffiliated person, other than the Participants, during the past two years for (a) the merger or consolidation of the Company with or into another company, or vice versa, (b) an acquisition of the Company, (c) a tender offer or other acquisition of any class of the Company’s securities, (d) the sale or other transfer of a material amount of the assets of the Company or (e) a purchase of the Company’s securities that would enable the purchaser to exercise control over the Company. Except as otherwise disclosed in this Proxy Statement, the Participants did not make any purchases of securities of the Company during the past two years, and so did not consider any such purchases in their fairness determination.
Cayman Islands law does not require, and the Merger Agreement is not subject to, approval by holders of a majority of the Company’s outstanding Shares unaffiliated with the Participants. As a result of the procedural safeguards described above, the Participants concluded that the Merger is procedurally fair to the Unaffiliated Security Holders of the Company.
The foregoing is a summary of the information and factors considered and given weight by the Participants in connection with their evaluation of the fairness of the Merger to the Company’s Unaffiliated Security Holders, which is not intended to be exhaustive, but is believed by the Participants to include all material factors considered by them. The Participants did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Merger to the Company’s Unaffiliated Security Holders. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.
The Participants believe these factors provide a reasonable basis for their belief that the Merger is both substantively and procedurally fair to the Company’s Unaffiliated Security Holders. This belief, however, is not intended to be and should not be construed as a recommendation by any Participant to any Unaffiliated Security Holder as to how such Unaffiliated Security Holder should vote with respect to the approval and adoption of the Merger Agreement.
Certain Financial Projections
The Company’s management does not, as a matter of course, make available to the public future financial projections. However, the Company’s management provided the prospective financial information set forth below for the fiscal year ended December 31, 2021 through the fiscal year ending December 31, 2025 to the Special Committee, on January 28, 2022 (the “Company Projections”) and Duff & Phelps, as the financial advisor to the Special Committee, who was authorized by the Special Committee to use and rely upon the Company Projections, including for purposes of its financial analyses of the Per Share Merger Consideration to be paid to the holders of the Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be paid to the holders of ADSs (other than ADSs representing Excluded Shares and Continuing Shares) in the Transactions. In addition, the Company’s management provided the prospective financial information set forth below for the fiscal year ended December 31, 2021 through the fiscal year ending December 31, 2025 to the Special Committee, on May 6, 2021 (the “Prior Company Projections”) and Duff & Phelps, as the financial advisor to the Special Committee, who was authorized by the Special Committee to use and rely upon the Prior Company Projections. The Prior Company Projections were superseded in their entirety by the Company Projections. Both the Company Projections and the Prior Company Projections were based on our management’s projection of our future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analyses, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“U.S. GAAP”).
The projections included in the Prior Company Projections and the Company Projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, management took into account the Company’s historical performance, combined with estimates regarding net revenues, gross profit, operating expenses and capital expenditures. Although the Prior Company Projections and the Company Projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by management that management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry policies and performance, the competitive environment and price competition, the market for the Company’s services, user behavior and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management, may cause actual future results to differ materially from the results forecasted in these financial projections. The main assumptions underlying the Prior Company Projections and the Company Projections are (in no particular order):
•
the Company’s management team will continue to be stable and will be able to successfully implement its strategic plan to generate growth;

•
the Company will be able to successfully develop and expand its service offerings, including executing its strategic objective to cross-sell among business lines and grow its training, assessment and business process outsourcing businesses;

•
in order to raise the Company’s brand awareness and recognition in the marketplace, the Company will significantly increase sales and marketing expenses, which will result in lower operating margins;

•
in order to improve job matching accuracy and to enhance functionality to further meet customers’ needs, the Company will moderately increase its research and development costs, which will include additional headcount and technology purchases;

•
general and administrative expenses as a percentage of net revenues will decrease due to economies of scale as the Company grows;

•
the growth and demand for human resource services in China will continue in line with management’s expectations;

•
there will be no major changes in existing political, legal, fiscal and economic conditions in China;

•
there will be no changes to relevant government policies and regulations relating to the Company’s corporate structure, business and industry; and

•
the Chinese economy will continue to recover from the COVID-19 pandemic and there will be no material deterioration of the COVID-19 pandemic globally.

The Prior Company Projections and the Company Projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, The Prior Company Projections and the Company Projections do not give effect to the completion of the Merger or any changes to the Company’s operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the Prior Company Projections and the Company Projections will be realized, and actual results may be significantly different from those contained in the Prior Company Projections and the Company Projections.
Neither the Company’s independent registered public accounting firm, PricewaterhouseCoopers Zhong Tian LLP, nor any other independent accountants have examined, compiled or performed any procedures with respect to the Prior Company Projections and the Company Projections or any amounts derived therefrom or built thereupon and, accordingly, they have not expressed any opinion or given any form of assurance on the Prior Company Projections and the Company Projections or their achievability. The financial projections included in this Proxy Statement are included solely to give shareholders access to certain information that was made available to the Special Committee and to the Special Committee’s financial advisor and are not included for the purpose of influencing any shareholder to make any investment decision with respect to the Merger, including whether or not to vote in favor of approval of the Merger Agreement or whether or not to exercise dissenters’ rights pursuant to Section 238 of the Cayman Islands Companies Act in respect of his, her or its Shares.

The following table summarizes the Company Projections, which were also provided to the Buyer Consortium:
	Company Projections For the Fiscal Year Ending December 31,(1)
	2021P	2022P	2023P	2024P	2025P
	(in RMB millions except percentages)
Net Revenues	4,386.54	4,865.59	5,433.77	6,008.56	6,622.53
Cost of Services	(1,614.96)	(1,806.16)	(1,996.20)	(2,151.16)	(2,322.26)
Gross Profit	2,771.58	3,059.43	3,437.57	3,857.40	4,300.27
Margin %	63.2%	62.9%	63.3%	64.2%	64.9%
Total Operating Expenses	(2,274.49)	(2,793.45)	(2,997.96)	(3,201.93)	(3,432.53)
Income from Operations	497.08	265.98	439.62	655.48	867.74
Margin %	11.3%	5.5%	8.1%	10.9%	13.1%
Net Income	675.17	566.90	736.30	942.85	1,151.07
Margin %	15.4%	11.7%	13.6%	15.7%	17.4%
Capital Expenditures(2)	(65.00)	(70.00)	(100.00)	(105.00)	(140.00)

(1)
Any discrepancies in the table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

(2)
Capital expenditures include acquisition of property, plant and equipment and other intangible assets.

In preparing the Company Projections summarized above that were provided to the financial advisor for the Special Committee on January 28, 2022, the Company’s management revised the Prior Company Projections it provided to the financial advisor for the Special Committee on May 6, 2021, to reflect various changes in management’s expectations and outlook regarding the Company’s future results of operations and financial prospects, including to address changes from the following circumstances since the time the Prior Company Projections had been prepared: (a) the continued economic slowdown and regulatory changes in China presenting substantial challenges to the Company’s business; (b) the intensely competitive landscape in the recruitment industry among well-funded competitors further driving up sales and marketing costs as well as investments in technology and product development; (c) rising labor costs due to increased competition to recruit and retain talent; (d) headcount additions needed to adapt to recent changes in regulations and strict compliance requirements; and (e) the continual occurrence of local lockdowns and/or travel restrictions implemented in cities across China having a disruptive and detrimental effect on the business environment.
The following table summarizes the Prior Company Projections prepared by our management and considered by Duff & Phelps in connection with the delivery of its Prior Opinion:
	Prior Company Projections For the Fiscal Year Ending December 31,(1)
	2021P	2022P	2023P	2024P	2025P
	(in RMB millions except percentages)
Net Revenues	4,047.64	4,622.13	5,231.80	5,902.41	6,639.20
Cost of Services	(1,369.38)	(1,554.18)	(1,724.82)	(1,934.36)	(2,138.30)
Gross Profit	2,678.25	3,067.95	3,506.98	3,968.05	4,500.89
Margin %	66.2%	66.4%	67.0%	67.2%	67.8%
Total Operating Expenses	(2,225.99)	(2,350.99)	(2,474.56)	(2,586.28)	(2,738.65)
Income from Operations	452.26	716.96	1,032.42	1,381.77	1,762.24
Margin %	11.2%	15.5%	19.7%	23.4%	26.5%
Net Income	704.47	946.35	1,242.77	1,571.19	1,929.02
Margin %	17.4%	20.5%	23.8%	26.6%	29.1%
Capital Expenditures(2)	(65.00)	(70.00)	(100.00)	(105.00)	(140.00)

(1)
Any discrepancies in the table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

(2)
Capital expenditures include acquisition of property, plant and equipment and other intangible assets.

The Special Committee’s financial advisor reviewed certain financial analyses that were based, in part, on the financial projections above; for additional information regarding such analyses, see “Discussion Materials prepared by Duff & Phelps for discussion with the special committee of the board of directors of the Company, dated March 1, 2022” filed as Exhibit (c)-(4) to the Company’s transaction statement on Schedule 13E-3 and “— Opinion of the Special Committee’s Financial Advisor dated March 1, 2022” beginning on page 62.
The financial projections and forecasts included in this Proxy Statement should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with U.S. GAAP. See “Financial Information — Selected Historical Financial Information” beginning on page 124.
The financial projections and forecasts included in this Proxy Statement are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 130 and “Item 3. Key Information — D. Risk Factors” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, incorporated by reference into this Proxy Statement.
For the foregoing reasons, as well as the bases and assumptions on which the financial projections and forecasts were compiled, the inclusion of specific portions of the financial projections and forecasts in this Proxy Statement should not be regarded as an indication that the Company, the Special Committee (or its financial advisor) or the Board considers such financial projections or forecasts to be an accurate prediction of future events, and the projections and forecasts should not be relied on as such an indication. No one has made or is making any representation to any shareholders of the Company or anyone else regarding the information included in the financial projections and forecasts discussed above.
NONE OF THE COMPANY OR ITS AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE COMPANY PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.
BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS FINANCIAL PROJECTIONS AND FORECASTS INCLUDED IN THE COMPANY PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.
Prior Opinion of the Special Committee’s Financial Advisor
In connection with its Prior Opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its Prior Opinion included, but were not limited to, the items summarized below:
•
reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2017 through December 31, 2020 and the Company’s unaudited interim financial statements for the three months ended March 31, 2019 and March 31, 2020 included in the Company’s Form 6-K filed with the SEC;
•
reviewed the Company’s unaudited interim financial statements for the three months ended March 31, 2021, provided by the management of the Company;

•
reviewed the Company’s certain unaudited and segment financial information for the years ended December 31, 2017 through December 31, 2020 and for the three months ended March 31, 2019, March 31, 2020 and March 31, 2021, each provided by the management of the Company;

•
reviewed the Prior Company Projections, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

•
reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•
reviewed a letter dated June 16, 2021 from the management of the Company, which made certain representations as to certain historical financial statements for the Company and the Prior Company Projections and the underlying assumptions of such projections (the “Prior Management Representation Letter”);

•
reviewed a draft of the Original Merger Agreement;

•
reviewed a draft of the Original Interim Investors Agreement;

•
reviewed a draft of the Management Support Agreement;

•
reviewed a draft of the Original Recruit Support Agreement;

•
discussed the information referred to above and the background and other elements of the Transactions with the management of the Company;

•
discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•
reviewed the historical trading price and trading volume of the ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant; and

•
conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering the Prior Opinion with respect to the Original Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•
relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Original Merger, including whether all procedures required by law to be taken in connection with the Original Merger have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Prior Company Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

•
assumed that the information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Original Merger;

•
assumed that the representations and warranties made in the Original Merger Agreement and the Prior Management Representation Letter are substantially accurate;

•
assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, businesses, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the Original Merger will be satisfied and that the Original Merger will be completed in accordance with the Original Merger Agreement, without any material amendments thereto or any waivers of any terms or conditions thereof; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Original Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Original Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the Prior Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Prior Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Original Merger.
Duff & Phelps prepared the Prior Opinion effective as of the date thereof. The Prior Opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Prior Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the Original Merger.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Original Merger, the assets, businesses or operations of the Company, or any alternatives to the Original Merger, (b) negotiate the terms of the Original Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Original Merger Agreement and the Original Merger, or (c) advise the Special Committee or any other party with respect to alternatives to the Original Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Original Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering the Prior Opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Original Merger consideration, or with respect to the fairness of any such compensation.

Duff & Phelps’ Prior Opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Original Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps’ opinion (a) does not address the merits of the underlying business decision to enter into the Original Merger versus any alternative strategy or transaction; (b) does not address any transaction related to the Original Merger; (c) is not a recommendation as to how the Special Committee, the Board or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Original Merger, or whether to proceed with the Original Merger or any related transaction; and (d) does not indicate that the Original Merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Original Merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Original Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Duff & Phelps’ Prior Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter among Duff & Phelps, DPS, the Company, and the Special Committee dated September 30, 2020. Duff & Phelps’ Prior Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the D&P Engagement Letter.
Summary of Financial Analysis for the Prior Opinion
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Discounted Cash Flow Analysis for the Prior Opinion
Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2021 through December 31, 2025, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Prior Company Projections, which are described in this Proxy Statement under the caption “— Certain Financial Projections” beginning on page 52. The costs associated with the Company being a publicly listed company, as provided by the management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the Original Merger.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2025 (the “Terminal Value”) using a perpetuity growth formula assuming a 5.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 10.0% to 12.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB19,360.00 million to RMB27,160.00 million.
Selected Public Companies and M&A Transactions Analyses for the Prior Opinion
Duff & Phelps analyzed selected public companies and selected M&A transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.
The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Original Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Original Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected M&A transactions analysis is subject to certain limitations.
Selected Public Companies Analysis for Prior Opinion.   Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in recruitment industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The six companies included in the selected public company analysis in the recruitment industry were:
•
Recruit Holdings Co., Ltd.

•
Randstad N.V.

•
SEEK Limited

•
Tongdao Liepin Group

•
en-japan inc.

•
DHI Group, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.
The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021, 2022 and 2023 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses) and include share-based compensation.

	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
Company Name	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023	3-YR AVG	LTM	2021	2022	2023
Recruit Holdings Co., Ltd.	1.5%	-5.4%	7.3%	11.0%	8.1%	-2.0%	-25.7%	0.2%	46.9%	16.9%	12.3%	10.7%	10.7%	14.1%	15.3%
Randstad N.V.	-3.8	-10.9	12.3	2.5	5.7	-14.3	-29.2	61.7	8.6	8.0	4.2	3.5	4.7	5.0	5.1
SEEK Limited	6.8	-10.7	16.5	19.6	NA	-6.6	-31.8	30.2	30.6	NA	37.0	29.2	32.7	35.7	NA
Tongdao Liepin Group	31.4	32.6	32.0	15.2	13.0	57.7	90.9	66.4	43.9	32.7	2.8	7.9	10.4	13.0	15.2
en-japan inc.	1.6	-24.8	7.2	16.5	11.5	-4.8	-23.0	16.3	24.8	16.8	24.1	22.7	22.9	24.5	25.7
DHI Group, Inc.	-13.0	-10.8	-1.5	7.5	NA	-6.0	-24.5	-5.8	23.5	NA	17.5	15.5	16.5	18.9	NA

Mean	4.1%	-5.0%	12.3%	12.0%	9.6%	4.0%	-7.2%	28.2%	29.7%	18.6%	16.3%	14.9%	16.3%	18.5%	15.3%
Median	1.5%	-10.7%	9.8%	13.1%	9.8%	-5.4%	-25.1%	23.2%	27.7%	16.9%	14.9%	13.1%	13.6%	16.5%	15.3%
51job, Inc.	8.6%	-2.2%	9.7%	14.2%	13.2%	3.1%	-27.9%	-36.4%	38.1%	33.3%	35.3%	25.3%	17.7%	21.4%	25.2%
	ENTERPRISE VALUE AS MULTIPLE OF
	LTM EBITDA	2021 EBITDA	2022 EBITDA	2023 EBITDA	LTM Revenue
Recruit Holdings Co., Ltd.	30.6x	28.8x	20.3x	17.5x	3.81x
Randstad N.V.	12.7	8.8	8.2	7.6	0.56
SEEK Limited	42.1	32.7	25.3	NA	13.68
Tongdao Liepin Group	31.7	20.8	15.0	11.6	3.20
en-japan inc.	14.8	12.7	10.2	8.7	3.40
DHI Group, Inc.	7.2	6.7	5.4	NA	1.12

Mean	23.2x	18.4x	14.1x	11.4x	4.30x
Median	22.7x	16.7x	12.6x	10.2x	3.30x

Notes:
The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-U.S. GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]
Source:   Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.
Selected M&A Transactions Analysis for Prior Opinion.   Duff & Phelps compared the Company to the target companies involved in the selected M&A transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Original Merger and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM revenue multiples ranging from 0.21x to 8.05x with a median of 0.94x, enterprise value to LTM EBITDA multiples ranging from 5.1x to 14.9x with a median of 11.0x.
The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
			(in US$ millions)
4/2/2020	58.com Inc.	General Atlantic; Warburg Pincus Asia LLC; Ohio River Investment Limited; Ocean Link; THL E Limited; Huang River Investment Limited	$7,987	$2,131	$813	38.2%	3.75x	9.8x
8/7/2018	Harvey Nash Group plc (nka:Harvey Nash Group Limited)	DBAY Advisors Limited	$157	$741	$13	1.7%	0.21x	12.3x
5/8/2018	Glassdoor, Inc.	Recruit Holdings Co., Ltd.	$1,200	$171	NA	NA	7.03x	NA
6/19/2017	CareerBuilder, LLC	Apollo Global Management; Ontario Teachers’ Pension Plan Board; Apollo Special Situations Fund, L.P.	$627	$714	NA	NA	0.88x	NA
2/17/2017	Zhaopin Limited	Hillhouse Capital Management, Ltd.; FountainVest Partners; SEEK International Investments Pty Ltd	$747	$247	$59	23.7%	3.03x	12.8x
12/14/2016	Orizon Holding GmbH	OUTSOURCING Inc.	$87	$283	NA	NA	0.31x	NA
8/9/2016	Monster Worldwide, Inc.	Randstad North America, Inc.	$386	$635	$76	11.9%	0.61x	5.1x
6/13/2016	LinkedIn Corporation	Microsoft Corporation	$25,880	$3,214	$266	8.3%	8.05x	NM
5/20/2016	Obiettivo Lavoro SpA	Randstad Holding NV (nka:Randstad N.V.)	$115	$489	$23	4.6%	0.24x	5.1x
8/9/2016	Penna Consulting plc	Olsten (U.K.) Holdings Limited	$129	$129	$9	6.7%	1.00x	14.9x

					Mean		2.51x	10.0x
					Median		0.94x	11.0x
Summary of Selected Public Companies and M&A Transactions Analyses for the Prior Opinion
In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDA ending December 31, 2022. The projected EBITDA were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses) and include government grants. Duff & Phelps’ selected valuation multiples were as follows: projected fiscal 2022 EBITDA multiple ranged from 22.0x to 27.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgement, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described under the caption “Selected M&A Transactions Analysis” above.
Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of RMB21,770.00 million to RMB26,720.00 million.
Summary of Discounted Cash Flow Analysis and Selected Public Companies and M&A Transactions Analyses for Prior Opinion
The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB19,360.00 million to RMB27,160.00 million while from its public companies and M&A transaction analysis was RMB21,770.00 million to RMB26,720.00 million. Duff & Phelps concluded that the Company’s enterprise value was within a range of RMB20,570.00 million to RMB26,940.00 million based on the analyses described above.
Based on the concluded enterprise value, Duff & Phelps estimated the range of equity value of the Company to be RMB33,871.34 million to RMB40,241.34 million by:
•
adding proceeds from exercise of options of RMB1,585.56 million;

•
adding cash and cash equivalents of RMB10,037.27 million;

•
adding long-term investments of RMB1,483.09 million;

•
adding prepayment of RMB400.00 million; and

•
subtracting non-controlling interest of RMB204.58 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$73.18 to US$86.94.
Duff & Phelps noted that the per Share merger consideration under the Original Merger Agreement to be received by the holders of the Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the per ADS merger consideration under the Original Merger Agreement to be received by the holders of ADSs (other than ADSs representing Excluded Shares and Continuing Shares) in the Original Merger was within the range of the per Share and per ADS value indicated by its analyses.
Duff & Phelps’ Prior Opinion was only one of the many factors considered by the Special Committee in its evaluation of the Original Merger and should not be viewed as determinative of the views of the Special Committee.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$1,000,000, consisting of a nonrefundable retainer of US$500,000 payable upon engagement, and US$500,000 payable upon Duff & Phelps rendering the Prior Opinion at the request of the Special Committee.
As compensation for DPS’ services in connection with the go-shop exercise, the Company agreed to pay DPS an upfront fee of US$150,000.
No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the Original Merger, or the conclusion reached in the opinion.
The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements.
Opinion of the Special Committee’s Financial Advisor dated March 1, 2022
In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:
•
reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the years ended December 31, 2017 through December 31, 2020 and the Company’s unaudited interim financial statements for the nine months ended September 30, 2019, September 30, 2020 and September 30, 2021 included in the Company’s Form 6-K filed with the SEC;

•
reviewed the Company’s unaudited and segment financial information for the years ended December 31, 2017 through December 31, 2020 and for the nine months ended September 30, 2019, September 30, 2020 and September 30, 2021, each provided by the management of the Company;

•
reviewed the Company Projections, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis;

•
reviewed other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

•
reviewed a letter dated February 28, 2022 from the management of the Company, which made certain representations as to historical financial information for the Company, the Company Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

•
reviewed the Original Merger Agreement, and a draft of Amendment No. 1 to the Original Merger Agreement;

•
reviewed the Original Interim Investors Agreement and a draft of Amendment No. 1 to the Original Interim Investors Agreement;

•
reviewed the Management Support Agreement;

•
reviewed the Original Recruit Support Agreement;

•
discussed the information referred to above and the background and other elements of the Transactions with the management of the Company;

•
discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

•
reviewed the historical trading price and trading volume of the ADSs, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant; and

•
conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

In performing its analyses and rendering its opinion with respect to the Merger, Duff & Phelps, with the Company’s and the Special Committee’s consent:
•
relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

•
relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Merger, including whether all procedures required by law to be taken in connection with the Merger have been duly, validly and timely taken;

•
assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Company Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions;

•
assumed that the information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Merger;

•
assumed that the representations and warranties made in the Merger Agreement and the Management Representation Letter are substantially accurate;

•
assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, conform in all material respects to the drafts reviewed;

•
assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, businesses, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

•
assumed that all of the conditions required to implement the Merger will be satisfied and that the Merger will be completed in accordance with the Merger Agreement, without any material amendments thereto or any waivers of any terms or conditions thereof; and

•
assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, Duff & Phelps’ opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of its opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Merger.
Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date thereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof. The credit, financial and stock markets have been experiencing unusual volatility and Duff & Phelps expresses no opinion or view as to any potential effects of such volatility on the Company or the Merger.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Merger, the assets, businesses or operations of the Company, or any alternatives to the Merger, (b) negotiate the terms of the Merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger, or (c) advise the Special Committee or any other party with respect to alternatives to the Merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Merger. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger consideration, or with respect to the fairness of any such compensation.
Duff & Phelps’ opinion was furnished for the use and benefit of the Special Committee in connection with its consideration of the Merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps’ opinion (a) does not address the merits of the underlying business decision to enter into the Merger versus any alternative strategy or transaction; (b) does not address any transaction related to the Merger; (c) is not a recommendation as to how the Special Committee, the Board or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Merger, or whether to proceed with the Merger or any related transaction; and (d) does not indicate that the Merger consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. Duff & Phelps’ opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.
Duff & Phelps’ opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the opinion shall be limited in accordance with the terms set forth in the D&P Engagement Letter. Duff & Phelps’ opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the D&P Engagement Letter.
Summary of Financial Analysis
Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the Special Committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex C. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the Special Committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment.
The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analyses.
Discounted Cash Flow Analysis
Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2021 through December 31, 2025, with unlevered “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Company Projections, which are described in this Proxy Statement under the caption “— Certain Financial Projections” beginning on page 52. The costs associated with the Company being a publicly listed company, as provided by the management of the Company, were excluded from the financial projections because such costs would likely be eliminated as a result of the Merger.
Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2025 (the “Terminal Value”) using a perpetuity growth formula assuming a 5.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 10.0% to 12.0%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the

Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.
Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB11,870.00 million to RMB16,490.00 million.
Based on the concluded enterprise value, Duff & Phelps estimated the range of equity value of the Company to be RMB24,407.51 million to RMB29,409.97 million by:
•
adding proceeds from exercise of options of RMB245.96 million to RMB628.42 million;

•
adding cash and cash equivalents of RMB9,883.30 million;

•
adding long-term investments of RMB1,416.77 million;

•
adding prepayment of RMB1,000.00 million;

•
adding working capital surplus of RMB 228.80 million;

•
subtracting debt of RMB50.00 million; and

•
subtracting non-controlling interest of RMB187.32 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$56.38 to US$66.90.
Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares and Continuing Shares) in the Merger was within the range of the per Share and per ADS value indicated by Disounted Cash Flow Analysis.
Selected Public Companies and M&A Transactions Analyses
Duff & Phelps analyzed selected public companies and selected M&A transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.
The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the Merger. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected M&A transactions analysis is subject to certain limitations.
Selected Public Companies Analysis.   Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in recruitment industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The six companies included in the selected public company analysis in the recruitment industry were:
•
Recruit Holdings Co., Ltd.

•
Randstad N.V.

•
Kanzhun Limited

•
SEEK Limited

•
Tongdao Liepin Group

•
en-japan inc.

•
DHI Group, Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.
The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2021, 2022 and 2023 in the tables below with respect to the selected public companies were derived based on information for the 12- month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses) and include share-based compensation.
	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN
Company Name	3-YR CAGR	LTM	2021	2022	2023	3-YR CAGR	LTM	2021	2022	2023	3-YR AVG	LTM	2021	2022	2023
Recruit Holdings Co., Ltd.	1.5%	21.3%	21.3	8.5%	7.2%	-0.2%	71.8%	71.8%	-4.0%	22.3%	12.5%	16.5%	16.5%	15.9%	18.2%
Randstad N.V.	1.1	18.9	18.9	8.7	2.6	0.5	70.1	70.1	33.2	7.7	4.2	4.7	4.7	5.8	6.1
Kanzhun Limited	NA	NA	116.3	84.7	55.7	NA	NA	NM	NM	131.9	-48.0	-46.7	-24.0	17.9	26.6
SEEK Limited	-3.5	NA	NA	16.6	7.1	-5.1	NA	NA	29.9	9.1	37.9	49.2	49.2	47.4	48.3
Tongdao Liepin Group	31.4	48.6	32.0	15.2	13.0	57.7	135.6	66.4	43.9	32.7	2.8	8.9	10.4	13.0	15.2
en-japan inc.	1.6	9.7	9.7	18.9	10.9	-4.8	14.9	14.9	0.7	20.6	24.1	24.3	24.3	20.7	22.5
DHI Group, Inc.	-9.5	7.9	7.9	15.2	11.7	-10.7	-0.9	-0.9	-11.4	27.1	22.0	14.4	14.4	13.9	15.8
Mean	3.8%	21.3%	34.3%	24.0%	15.5%	6.2%	58.3%	44.5%	15.4%	35.9%	7.9%	10.2%	13.6%	19.2%	21.8%
Median	1.3%	18.9%	20.1%	15.2%	10.9%	-2.5%	70.1%	66.4%	15.3%	22.3%	12.5%	14.4%	14.4%	15.9%	18.2%
	ENTERPRISE VALUE AS MULTIPLE OF
	LTM EBITDA	2021 EBITDA	2022 EBITDA	2023 EBITDA	LTM Revenue
Recruit Holdings Co., Ltd.	14.6x	14.6x	13.7x	11.3x	2.63x
Randstad N.V.	8.7	8.7	7.5	7.0	0.47
Kanzhun Limited	NM	NM	NM	25.0	21.07
SEEK Limited	21.0	21.0	19.2	17.6	10.64
Tongdao Liepin Group	21.6	18.2	13.2	10.2	2.32
en-japan inc.	7.8	7.8	7.7	6.4	1.91
DHI Group, Inc.	15.9	15.9	14.4	11.3	2.30
Mean	14.9x	14.4x	12.6x	12.7x	5.91x
Median	15.2x	15.2x	13.4x	11.3x	2.32x

Notes:
The Company’s EBITDA is adjusted to exclude public company costs and non-recurring items as provided by the management of the Company.
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Enterprise Value = [Market Capitalization + Management Equity + Debt + Finance Leases + Operating Leases (for IFRS/non-U.S. GAAP companies only) + Preferred Stock + Non-Controlling Interest] - [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]
LTM of Recruit Holdings Co., Ltd., Randstad N.V., SEEK Limited, en-japan inc. and DHI Group, Inc. as of 12/31/2021.

Source:   Capital IQ, Bloomberg, SEC Filings, Annual and Interim Reports.
Selected M&A Transactions Analysis.   Duff & Phelps compared the Company to the target companies involved in the selected M&A transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the Merger and the availability of public information related to the transaction. The selected transactions indicated enterprise value to LTM revenue multiples ranging from 0.21x to 8.05x with a median of 0.88x, enterprise value to LTM EBITDA multiples ranging from 5.1x to 14.9x with a median of 12.2x.
The Company is not directly comparable to the target companies in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.
Announced	Target Name	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / Revenue	EV / EBITDA
			(in US$ millions)
1/6/2022	Dimples’ Co., Ltd.	World Holdings Co., Ltd.	$36	$83	NA	NA	0.44x	NA
3/31/2021	Alma Career Oy	Alma Media Oyj	$412	$74	$28	38.1%	5.60x	14.7x
3/15/2021	Work Service S.A. (nka:Gi Group Poland S.A.)	GI International S.R.L.	$68	$228	$6	2.5%	0.30x	12.2x
4/2/2020	58.com Inc.	General Atlantic; Warburg Pincus Asia LLC; Ohio River Investment Limited; Ocean Link; THL E Limited; Huang River Investment Limited	$7,987	$2,131	$813	38.2%	3.75x	9.8x
8/7/2018	Harvey Nash Group plc (nka:Harvey Nash Group Limited)	DBAY Advisors Limited	$157	$741	$13	1.7%	0.21x	12.3x
5/8/2018	Glassdoor, Inc.	Recruit Holdings Co., Ltd.	$1,200	$171	NA	NA	7.03x	NA
6/19/2017	CareerBuilder, LLC	Apollo Global Management; Ontario Teachers’ Pension Plan Board; Apollo Special Situations Fund, L.P.	$627	$714	NA	NA	0.88x	NA
2/17/2017	Zhaopin Limited	Hillhouse Capital Management, Ltd.; FountainVest Partners; SEEK International Investments Pty Ltd	$747	$247	$59	23.7%	3.03x	12.8x
12/14/2016	Orizon Holding GmbH	OUTSOURCING Inc.	$87	$283	NA	NA	0.31x	NA
8/9/2016	Monster Worldwide, Inc.	Randstad North America, Inc.	$386	$635	$76	11.9%	0.61x	5.1x
6/13/2016	LinkedIn Corporation	Microsoft Corporation	$25,880	$3,214	$266	8.3%	8.05x	NM
5/20/2016	Obiettivo Lavoro SpA	Randstad Holding NV (nka:Randstad N.V.)	$115	$489	$23	4.6%	0.24x	5.1x
3/9/2016	Penna Consulting plc	Olsten (U.K.) Holdings Limited	$129	$129	$9	6.7%	1.00x	14.9x
					Mean		2.42x	10.8x
					Median		0.88x	12.2x
Summary of Selected Public Companies and M&A Transactions Analyses
In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected EBITDA ending December 31, 2021. The projected EBITDA were adjusted for purposes of this analysis to eliminate public company costs and non-recurring income (expenses) and include government grants. Duff & Phelps’ selected valuation multiples were as follows: projected fiscal 2021 EBITDA multiple ranged from 16.0x to 22.0x. Valuation multiples were selected taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies. Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that, in its judgement, reflected the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the comparable group. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described under the caption “Selected M&A Transactions Analysis” above.
Based on these analyses, Duff & Phelps’ selected public companies analysis resulted in an estimated enterprise value for the Company of RMB12,460.00 million to RMB17,140.00 million.
Based on the concluded enterprise value, Duff & Phelps estimated the range of equity value of the Company to be RMB25,369.79 million to RMB30,278.11 million by:
•
adding proceeds from exercise of options of RMB618.24 million to RMB846.56 million;

•
adding cash and cash equivalents of RMB9,883.30 million;

•
adding long-term investments of RMB1,416.77 million;

•
adding prepayment of RMB1,000.00 million;

•
adding working capital surplus of RMB 228.80 million;

•
subtracting debt of RMB50.00 million; and

•
subtracting non-controlling interest of RMB187.32 million.

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from US$57.73 to US$68.37.
Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares and Continuing Shares) in the Merger was within the range of the per Share and per ADS value indicated by Selected Public Companies and M&A Transactions Analyses.
Fees and Expenses
As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the Special Committee, the Company agreed to pay Duff & Phelps a fee of US$1,500,000, consisting of a nonrefundable retainer of US$500,000 payable upon engagement, US$500,000 payable upon Duff & Phelps informing the Special Committee (oral or otherwise) that the opinion is ready for delivery, and US$500,000 payable upon Duff & Phelps’s delivery of the opinion to the Special Committee in writing.
In addition to the professional fees above, the Company agreed to pay Duff & Phelps an incentive fee in an amount equal to 0.5% of the excess of the Per Share Merger Consideration over the US$57.25 price offered in the Revised Proposal, multiplied by the number of Shares cashed out in the Merger, capped at US$500,000.
No portion of Duff & Phelps’ fee is refundable or contingent upon the conclusion reached in the opinion.
The terms of the fee arrangements with Duff & Phelps, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the Special Committee and the Company’s Board are aware of these fee arrangements.
Purposes of and Reasons for the Merger
The Participants
Under the rules governing going-private transactions, each Participant is deemed to be engaged in a going private transaction and, therefore, required to express his, her or its reasons for the Merger to the Unaffiliated Security Holders of the Company, as defined in Rule 13e-3 of the Exchange Act. Each Participant is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Participants, the purpose of the Merger is to enable the Participants to collectively acquire, directly or indirectly, 100% control of the Company in a transaction in which the Company’s holders of Shares and ADSs other than the Participants will be cashed out in exchange for the Per Share Merger Consideration and the Per ADS Merger Consideration, as applicable, so that the Participants will benefit from the rewards and bear the risks of ownership of the Company after the Merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, the Merger will allow Mr. Yan, together with his affiliates, to increase his ownership percentage in the Company and maintain a leadership role with the Surviving Company and allow Recruit to maintain a significant portion of its investment in the Company.
The Participants believe that the operating environment has changed significantly since the Company’s initial public offering, and that, as a privately held company, the Company will have greater flexibility to focus on addressing the challenges to the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance.
The Company faces a number of challenges in the marketplace, including, among others, the following:
•
the online career platform in the PRC has become increasingly competitive, including several well-capitalized Internet players in the PRC who have become major competitors of the Company;

•
the factors noted under the heading “Risk Factors” in the Company’s Annual Report incorporated by reference hereto; and

•
the recent economic slowdown in China and expected sustained macroeconomic challenges place substantial pressure on the Company’s revenue growth and other key operating and financial metrics.

These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Participants are of the view that there is potential for considerably greater short and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Participants believe that these strategies would not be effectively implemented if the Company were to continue to be publicly traded in the United States. Following the Merger, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the U.S. public market’s valuation of the Company and the emphasis on short-term period-to-period performance.
As a privately held company, the Company will be relieved of many of the other expenses, requirements and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to Unaffiliated Security Holders’ concerns and to engage in an ongoing dialogue with Unaffiliated Security Holders can distract from management’s time and attention to the effective operation and improvement of the business.
In particular, the Participants believe that as a privately held company, the Company would no longer be subject to (i) the increased costs of regulatory compliance as an SEC reporting company and (ii) the requirement to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and may potentially help the Company’s actual or potential competitors, customers, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be.
The Participants decided to undertake the going-private transaction at this time because they want to take advantage of the benefits of the Company being a privately held company as described above and because the Buyer Consortium was able to obtain committed debt and equity financing in connection with the Merger.
The Company
The Company’s purpose for engaging in the Merger is to enable its shareholders and ADS holders to receive US$61.00 per Share and US$61.00 per ADS (less US$0.05 per ADS cancellation fee payable pursuant to the Deposit Agreement), in each case, in cash, without interest and net of any applicable withholding taxes, which represents a premium of 33.10% over the closing price of US$45.83 per ADS as quoted by the Nasdaq on January 11, 2022, the last trading day prior to the date that the Company announced its receipt of the Revised Proposal from Merger Sub, and a premium of 31.38% over the volume-weighted average price of the

Company’s ADSs during the 30 days through January 11, 2022. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the Merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail under the caption “— Reasons for the Merger and Recommendation of the Special Committee and the Board.”
Effects of the Merger on the Company
Private Ownership
ADSs representing Shares are currently listed on the Nasdaq under the symbol “JOBS.” It is expected that, following the consummation of the Merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by the Participants which will be shareholders of the Surviving Company. Following the completion of the Merger, ADSs will cease to be listed on any securities exchange or quotation system, including the Nasdaq, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of Shares. Ninety days after the filing of Form 15 in connection with the completion of the Merger or such shorter period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the U.S. federal securities laws, including the Sarbanes-Oxley Act of 2002, applicable to public companies. As a result, the Company will no longer incur the costs and expenses of complying with such requirements. After the completion of the Merger, the Company’s shareholders will no longer enjoy the rights or protections that the U.S. federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company. Furthermore, following the completion of the Merger, the ADS program will terminate.
Upon completion of the Merger, each issued and outstanding Share and ADS (other than the Excluded Shares, the Continuing Shares and the Dissenting Shares), will be cancelled in exchange for the right to receive the US$61.00 Per Share Merger Consideration or the US$61.00 Per ADS Merger Consideration (less US$0.05 per ADS cancellation fees pursuant to the terms of the Deposit Agreement), as applicable, in cash, without interest and net of any applicable withholding taxes.
At the Effective Time, (a) Continuing Shares (including Shares represented by ADSs) will continue to exist without interruption and will thereafter represent one validly issued, fully paid and non-assessable common share, par value US$0.0001 each, of the Surviving Company, and the holders of Continuing Shares will not be entitled to receive the Per Share Merger Consideration, (b) the Excluded Shares (including Shares represented by ADSs) will be cancelled for no consideration or distribution therefor, and (c) the Dissenting Shares will be cancelled and will entitle the former holders thereof to receive the fair value thereon in accordance with such holders’ dissenters’ rights under the Cayman Islands Companies Act. At the Effective Time, each common share of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one common share of the Surviving Company.
Current shareholders and ADS holders of the Company, other than the Continuing Shareholders, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the Merger. In addition, current shareholders and ADS holders of the Company, other than the Continuing Shareholders, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than the Continuing Shareholders, will not be exposed to the risk of loss in relation to their investment in the Company.
At the Effective Time, the Company will (i) terminate the Company Share Plans, and all relevant award agreements entered into under the Company Share Plans, and (ii) cancel all Company Options granted under the Company Share Plans that are then outstanding and unexercised, whether or not vested or exercisable. At the Effective Time, each Vested Company Option will be cancelled and converted into the right to receive, from the Surviving Company or one of its subsidiaries, as soon as practicable after the Effective Time, a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the applicable per Share exercise price of such Vested Company Option and (ii) the number of Shares underlying such Vested Company Option, without interest and net of any applicable withholding taxes; provided that, if the exercise price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such option will be cancelled without any payment therefor.
At the Effective Time, each Unvested Company Option will be cancelled and will, in exchange therefor, be issued with an employee incentive award by the Surviving Company, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by the Surviving Company which shall be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.
For the Merger consideration to be received by our directors and executive officers in respect of their Shares and Company Options upon the completion of the Merger, see “— Interests of Certain Persons in the Merger — Interests of the Company’s Executive Officers and Directors in the Merger” beginning on page 83 and “— Interests of Certain Persons in the Merger — Treatment of Company Options, Including Those Held by Officers and Directors” beginning on page 84 for additional information.
Memorandum and Articles of Association of the Surviving Company; Directors and Officers of the Surviving Company
At the Effective Time, the Surviving Company will adopt the memorandum and articles of association in the form attached as Appendix II to the Plan of Merger. In addition, at the Effective Time, the directors of the Surviving Company will be appointed as agreed among the parties to the Interim Investors Agreement pursuant to the provisions therein and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company.
Primary Benefits and Detriments of the Merger
The primary benefits of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:
•
the receipt by such security holders of US$61.00 per Share or US$61.00 per ADS, in each case, in cash, representing a premium of 33.10% over the closing price of US$45.83 per ADS on January 11, 2022, the last trading day prior to the date that the Company announced its receipt of the Revised Proposal from Merger Sub, and a premium of 31.38% over the volume-weighted average price of the ADSs during the 30 days through January 11, 2022; and

•
the avoidance of the risk associated with any possible decrease in the Company’s future revenues and free cash flow, growth or value, following the Merger.

The primary detriments of the Merger to the Company’s Unaffiliated Security Holders include, without limitation, the following:
•
such shareholders and ADS holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any;

•
the decreased Per Share Merger Consideration and Per ADS Merger Consideration pursuant to Amendment No. 1 to the Original Merger Agreement as compared to the terms of the Original Merger Agreement, which results in less Merger consideration paid to the Unaffiliated Security Holders; and

•
in general, the receipt of cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws; as a result, a U.S. Holder (as defined under “— Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the Merger generally will be required to recognize gain as a result of the Merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares or ADSs. Additional adverse consequences will also result if the Company were treated as a passive foreign investment company for U.S. federal income tax purposes for the current or any previous taxable year during which the U.S. Holder owned the Shares or ADSs.

The primary benefits of the Merger to the Participants include the following:
•
if the Company successfully executes its business strategies, the value of the equity investment of the Participants in the Company could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Participants who will be shareholders of the Surviving Company;

•
the Company will have more flexibility to change its capital spending strategy, deploy new services and/or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces pressure from public shareholders and investment analysts to make decisions that may produce better short term results, but which may not, over the long term, lead to a maximization of its equity value;

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the Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition; and

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there will be a reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements. The Company estimates that no longer being subject to such filings and compliance requirements will result in a savings of direct costs of approximately US$1.6 million per year on a recurring basis. Such cost savings will directly benefit the Participants following the closing of the Merger, and will be recurring in nature if and for so long as the Company remains private.

The primary detriments of the Merger to the Participants include the following:
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all of the risk of any possible decrease in the Company’s revenues, free cash flow or value following the Merger will be borne by the Participants;

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risks associated with any legal or regulatory proceedings against the Company will be borne by the Participants;

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the business risks facing the Company will be borne by the Participants;

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an equity investment in the Surviving Company by the Participants following the Merger will involve substantial risk resulting from the limited liquidity of such an investment, and following the Merger, there will be no trading market for the Surviving Company’s equity securities; and

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following the Merger, the benefits of there being a trading market for the Surviving Company’s equity securities, including the use of the publicly traded equity as currency in acquisitions or to incentivize key employees, will no longer be available.

Effects of the Merger on the Company’s Net Book Value and Net Earnings
After the closing of the Merger, each Participant will have a direct or indirect interest in the Company’s net book value and net earnings in proportion to such Participant’s direct or indirect ownership interest in the Surviving Company. The Company’s net earnings attributable to its shareholders for the fiscal year ended December 31, 2020 was approximately US$168.16 million and its net book value as of December 31, 2020 was approximately US$1,896.21 million.
The table below sets forth the direct or indirect beneficial interest in the Company’s net book value and net earnings for the Participants before and after the Merger, based on the historical net book value and net earnings of the Company as of and for the fiscal year ended December 31, 2020.
	Ownership Prior to the Merger(1)				Ownership Immediately After the Merger
	Net Book Value		Net Earnings		Net Book Value		Net Earnings
Name	US$’000%		US$’000%		US$’000%		US$’000%
Buyer Consortium	347,683	18.3%	30,834	18.3%	726,248	38.3%	64,405	38.3%
Other Continuing Shareholders and their affiliates	718,102	37.9%	63,685	37.9%	1,169,962	61.7%	103,755	61.7%

(1)
Ownership percentages are based on Shares outstanding as of the date of this Proxy Statement.

Plans for the Company after the Merger
Following the completion of the Merger, the Participants anticipate that the Company will continue to conduct its operations substantially as they are currently being conducted, except that it will (i) cease to be a publicly traded company and will instead be beneficially owned by the Participants which or whose affiliates will become shareholders of the Surviving Company and (ii) have substantially more debt than it currently has. The increase in debt for the Company following the completion of the Merger reflects the borrowing of up to US$1.875 billion under the senior secured credit facilities as part of the financing by the Buyer Consortium of the funds necessary to complete the Merger and the related transactions at the time of closing of the Merger, including for the payment of the Merger consideration to the Unaffiliated Security Holders. Although the borrower under such credit facilities as of the date of the definitive documents governing such credit facility was Merger Sub, after the completion of the Merger, the Surviving Company will become the borrower and will be responsible for the payment of principal, interest and other amounts due under such credit facilities.
Following the completion of the Merger and the anticipated deregistration of the Shares and ADSs, the Company will no longer be subject to the Exchange Act or the compliance and reporting requirements of the Nasdaq and the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.
Except as set forth in this Proxy Statement and transactions already under consideration by the Company, the Participants do not have any current plans, proposals or negotiations that relate to or would result in any of the following:
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an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

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the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

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any other material changes in the Company’s business, including with respect to the Company’s corporate structure or business.

However, the Participants have discussed the possibility of engaging in future strategic transactions or relisting the Company in China, Hong Kong or another non-U.S. stock exchange, and the Participants will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties, mergers, reorganization or other extraordinary transactions involving the Company or any of its subsidiaries, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. The Participants expressly reserve the right to make any changes they deem appropriate to the operation of the Surviving Company in light of such evaluation and review as well as any future development.
Alternatives to the Merger
The Special Committee was formed on September 20, 2020, in response to the receipt of the preliminary non-binding going-private proposal letter from an affiliate of DCP on September 17, 2020. In light of (a) the Continuing Shareholders’ express intention not to sell Shares owned by them to any third party and the Continuing Shareholders’ and their affiliates’ aggregate beneficial ownership of approximately 56.2% of the issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement), and (b) the fact that since the Company’s receipt of the Original Proposal on September 17, 2020, the Company has not received any offer from any third party for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the

Company, the Special Committee determined that there was no viable alternative to the proposed sale of the Company to the Participants. The Special Committee also took into account that the Merger Agreement provided for a 15-day go-shop period during which the Special Committee could solicit and evaluate alternative transactions (as described in “The Merger Agreement and Plan of Merger — Go Shop; No Solicitation of Transactions” beginning on page 109) and that prior to the receipt of shareholder approval, the Company can terminate the Merger Agreement in order to enter into an acquisition agreement with respect to a Superior Proposal, subject to compliance with the terms and conditions of the Merger Agreement and the payment of a termination fee to the extent provided in the Merger Agreement. In this regard, the Special Committee recognized that it has flexibility under the Merger Agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a Superior Proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a Superior Proposal, recommend such proposal to the Company’s shareholders).
In addition, the Special Committee also considered the alternative for the Company to remain as a public company. However, the Special Committee did not believe such options to be equally or more favorable in enhancing shareholder value, after considering factors such as the forecasts of future financial performance prepared by management, the significant offer premium implied by the Merger consideration, the increased costs of regulatory compliance for public companies, the challenges to the Company’s efforts to increase shareholder value as an independent publicly traded company, and the requirement, as an SEC-reporting company, to disclose a considerable amount of business information to the public which will limit the Company’s ability to compete in the market.
Effects on the Company if the Merger Is Not Completed
If the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, are not authorized and approved by the shareholders of the Company or if the Merger is not completed for any other reason, the shareholders or ADS holders of the Company will not receive any payment for their Shares or ADSs pursuant to the Merger Agreement, nor will the holders of any Vested Company Options receive any payment pursuant to the Merger Agreement. In addition, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on the Nasdaq (provided that the Company continues to meet the Nasdaq’s listing requirements), and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders and ADS holders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of the Shares and ADSs. Accordingly, if the Merger is not completed, we cannot assure you as to the effect of these risks and opportunities on the future value of the Shares or ADSs, including the risk that the market price of the ADSs Shares may decline to the extent that the current market price reflects a market assumption that the Merger will be completed.
Under specified circumstances in which the Merger Agreement is terminated, the Company may be required to pay Merger Sub a termination fee in an amount equal to US$70 million and reimburse Merger Sub for certain expenses up to US$4 million, or Merger Sub may be required to pay the Company a termination fee in an amount equal to US$140 million and reimburse the Company for certain expenses up to US$4 million, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses” beginning on page 119.
If the Merger is not completed, the Board will, from time to time, evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not approved by the shareholders or if the Merger is not completed for any other reason, we cannot assure you that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.
Financing of the Merger
The Company and the Participants estimate that the total amount of funds necessary to complete the Transactions, including the Merger, is anticipated to be approximately US$2.01 billion as of the date of this Proxy Statement, assuming no exercise of dissenters’ rights by shareholders of the Company. In calculating this amount, the Company and the Participants did not consider the value of the Excluded Shares and the Continuing Shares. This amount includes the cash to be paid to the shareholders of the Company (other than

Continuing Shareholders) and to the holders of Vested Company Options, as well as the related costs and expenses, in connection with the Transactions, including the Merger.
The Participants expect to provide this amount through a combination of (i) cash contributions contemplated by the Equity Commitment Letters, dated as of March 1, 2022, among Merger Sub and each of DCP Fund, Ocean Link Fund II, the RY Entities and 51 Elevate (collectively, the “Sponsors”), (ii) the proceeds from a committed senior term loan facility and two committed offshore cash bridge facilities contemplated by the LBO Facilities Agreement and (iii) cash held by the Company and its subsidiaries.
Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will provide equity financing in an aggregate amount of up to approximately US$224.90 million to Merger Sub to complete the Merger.
Under the terms and subject to the conditions of the LBO Facilities Agreement, the Arrangers committed to arrange a senior term loan facility of US$550 million (or its equivalent in RMB), a US$1.1 billion offshore cash bridge facility and a US$225 million (or its equivalent in RMB) offshore cash bridge facility to Merger Sub to complete the Merger.
Equity Financing
Pursuant to the Equity Commitment Letters, the Sponsors have committed, subject to the terms and conditions therein, to purchase, or cause the purchase of, equity securities of Merger Sub, at or prior to the Effective Time, for aggregate cash consideration of up to approximately US$224.90 million.
The amount of each Sponsor’s equity commitment under its Equity Commitment Letter is approximately US$65.37 million by DCP Fund, US$29.44 million by Ocean Link Fund II, US$125.83 million by the RY Entities, and US$4.27 million by 51 Elevate, with such funds to be used by Merger Sub solely for the purpose of financing such portion of the funds required to complete the Transactions, including the Merger. In connection with the RY Entities’ Equity Commitment Letter, RY Elevate entered into the RY Facility Agreement. Under the terms and subject to the conditions of the RY Facility Agreement, CMB has committed to provide a loan facility of up to US$450 million to RY Elevate to fund the equity contribution contemplated by the Equity Commitment Letter delivered by RY Entities.
The funding of each Sponsor’s equity commitment under its Equity Commitment Letter is conditioned upon (i) the satisfaction in full or waiver, if permissible, of the conditions to Merger Sub’s obligation to complete the Merger under the Merger Agreement (other than any conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) either the substantially contemporaneous consummation of the closing of the Merger or the Company obtaining, in accordance with the Merger Agreement, a final and non-appealable order requiring Merger Sub to cause the equity financing under the Equity Commitment Letters to be funded and to effect the closing of the Merger, (iii) the debt financing described below and/or any alternative financing (if applicable) having been funded or will be funded at the closing of the Merger in accordance with the terms thereof if the equity financing is funded at the closing of the Merger and (iv) the substantially contemporaneous funding to Merger Sub of the contributions contemplated by the other Equity Commitment Letters.
The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the closing of the Merger, at which time such obligation will be discharged but subject to the performance of such obligation, (iii) the Company or any of its controlled affiliates directly or indirectly taking affirmative steps to pursue remedies (including asserting a claim or initiate a proceeding) against the Sponsors under the Limited Guarantee or any other sponsor under any other guarantee, and (iv) the Company or any of its controlled affiliates directly or indirectly (a) asserting a claim or initiating a proceeding against Merger Sub, such Sponsor, any Non-Recourse Party (as defined in the relevant Limited Guarantee) in connection with or relating to such Equity Commitment Letter, the Merger Agreement or any of the Transactions (other than a claim seeking an order of specific performance of such Sponsor’s obligation to fund its equity commitment, or seeking specific performance pursuant to the Merger Agreement or the other Sponsors’ Equity Commitment Letters), or (b) asserting that the relevant cap on such Sponsor’s aggregate liabilities under its Equity Commitment Letter or the relevant caps of other Sponsors in their respective Equity Commitment Letters on their respective liabilities is illegal, invalid or unenforceable in whole or in part.
The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent of its right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the Merger Agreement to obtain specific performance requiring Merger Sub to enforce the equity commitments. The RY Entities and 51 Elevate may not assign their respective obligations to fund equity commitments (whether by operation of law, merger, consolidation or otherwise) or delegated. Each of DCP Fund and Ocean Link Fund II may assign or delegate all or a portion of its obligations to fund its equity commitment to any of such Sponsor’s affiliates or any affiliated investment fund or investment vehicle sponsored, advised or managed by the general partner or the investment manager of such Sponsor or any of such Sponsor’s affiliates thereof (including any affiliated investment fund or investment vehicle to be set up after the date hereof that is sponsored, advised or managed by such Sponsor or any of its affiliates as of such assignment), so long as such Sponsor remains liable for the obligations under its Equity Commitment Letter.
Acquisition Debt Financing
Merger Sub has entered into the LBO Facilities Agreement, pursuant to which the Arrangers have committed to provide a senior term loan facility of US$550 million (or its equivalent in RMB), a US$1.1 billion offshore cash bridge facility (or its equivalent in RMB) and a US$225 million (or its equivalent in RMB) offshore cash bridge facility (collectively, the “Facility”) to Merger Sub, subject to the conditions set forth therein, for the purpose of financing the consideration for the Merger, fees and expenses incurred in connection with the Merger and/or existing external indebtedness of the Company and its subsidiaries.
The Buyer Consortium expects to use cash generated from the business operations of the Company and its subsidiaries to repay the debt incurred under the Facility.
Terms of the Facility
The Senior Term Loan Facility (the “Senior Term Loan Facility”)
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Interest Rate.   The Senior Term Loan Facility is expected to bear interest at a rate equal to: (a) if denominated in USD, LIBOR (London interbank offer rate) plus 2.20% per annum; or (b) if denominated in RMB, LPR (loan prime rate) plus 0.85% per annum (subject to adjustment to up to 0.98% per annum based on the most recent leverage ratio).

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Maturity.   The Senior Term Loan Facility will mature after seven years.

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Amortization.   The loan under the Senior Term Loan Facility is expected to be repaid in semi-annual instalments starting from 42 months following the initial utilization of the Senior Term Loan Facility.

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Conditions Precedent.   The availability of the Senior Term Loan Facility is subject to, among other things, (a) each of the conditions to completion of the Merger under the Merger Agreement having been satisfied or waived (other than any other matter or condition which cannot be satisfied until the Merger or following the Merger or to the extent it is not reasonably likely to materially and adversely affect the interests of the lenders or with the consent of the agent (acting on the instruction of the majority lenders, such consent not to be unreasonably withheld or delayed), and the Merger will occur promptly following the initial utilization date of the Senior Term Loan Facility and no other term of the Merger Agreement having been amended, varied, novated, supplemented, superseded, terminated, waived or repudiated other than as permitted (or not prohibited) by the LBO Facilities Agreement, (b) execution of the ancillary documents required under the LBO Facilities Agreement, (c) the funding of the equity financing, and (d) certain other customary conditions set forth in the LBO Facilities Agreement.

The Cash Bridge Facility A (the “Cash Bridge Facility A”)
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Interest Rate.   The Cash Bridge Facility A is expected to bear interest at a rate equal to: (a) if denominated in USD, LIBOR (London interbank offer rate) plus a margin of 1.75% per annum or

(b) if denominated in RMB, 0.45% per annum (net of the cash deposit rate for the cash collateral of the Cash Bridge Facility A).
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Maturity.   The Cash Bridge Facility A will mature 36 months from the date of initial utilization of Cash Bridge Facility A.

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Amortization.   The loan under the Cash Bridge Facility A is expected to be repaid in full upon maturity.

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Conditions Precedent.   The availability of the Cash Bridge Facility A is subject to, among other things, (a) evidence of minimum cash available in the onshore bank accounts of the Company’s PRC subsidiaries which are subject to an account control arrangement and (b) the initial utilization date of the Senior Term Loan Facility having occurred or will occur concurrently with the initial utilization of the Cash Bridge Facility A.

The Cash Bridge Facility B (the “Cash Bridge Facility B”)
•
Interest Rate.   The Cash Bridge Facility B is expected to bear interest at a rate equal to: (a) if denominated in USD, LIBOR (London interbank offer rate) plus 1.95% per annum; or (b) if denominated in RMB, 0.45% per annum (net of the cash deposit rate for the cash collateral of the Cash Bridge Facility B).

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Maturity.   The Cash Bridge Facility B will mature after 36 months from the date of initial utilization of the Cash Bridge Facility B, with an option to extend for a further 12 months at the election of the Company (acting in its sole discretion) by 1 month’s prior notice to the lenders.

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Amortization.   The loan under the Cash Bridge Facility B is expected to be repaid in full upon maturity.

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Conditions Precedent.   The availability of the Cash Bridge Facility B is subject to, among other things, (a) evidence of minimum cash available in the onshore bank accounts of the Company’s PRC subsidiaries which are subject to an account control arrangement and (b) the initial utilization date of the Senior Term Loan Facility having occurred or will occur concurrently with the initial utilization of the Cash Bridge Facility B.

Other terms of the Facility
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Security and Guarantee.   The Senior Term Loan Facility will be secured, subject to agreed upon exceptions, by: (i) security over all the shares in Merger Sub by the Sponsors (or their affiliates, to the extent such affiliates are the direct shareholders of Merger Sub), (ii) security over certain bank accounts of Merger Sub, (iii) a guarantee entered into by a newly holding company incorporated by the Company (the “OpCo”); (iv) security over all the shares in, and all intercompany loans made to the OpCo by the Company (v) security over all the shares in and all intercompany loans made to certain material subsidiaries of the Company, and (v) security over certain bank accounts of certain material subsidiaries of the Company, in each case to the extent permitted by applicable law and subject to certain security principles set forth in the LBO Facilities Agreement. Other than (i) and (ii) above, the delivery of other security or guarantee by the Company or its subsidiaries will not be a condition precedent to the availability of the Senior Term Loan Facility, but will be required to be delivered on or after the closing date of the Merger.

The Cash Bridge Facility A and Cash Bridge Facility B will be secured respectively by security over certain onshore bank accounts of certain subsidiaries of the Company, to the extent permitted by applicable law and subject to certain security principles set forth in the LBO Facilities Agreement. The delivery of security by the Company or its subsidiaries will not be a condition precedent to the availability of the Cash Bridge Facility A or Cash Bridge Facility B, but will be required to be delivered following the initial utilization of the Cash Bridge Facility A or Cash Bridge Facility B (as applicable).
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Other Major Terms.   The Facility will contain customary representations and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, sales of assets, mergers, joint ventures, acquisition, prepayments of certain other indebtedness, dividends and other distributions. The Facility will also include customary events of default, including non-payment and insolvency. Upon the funding of the Facility, Merger Sub has also agreed to pay upfront fees and arrangement fees to the Arrangers in relation to the Facility.
RY Entities Debt Financing
RY Elevate has entered into the RY Facility Agreement pursuant to which CMB as the original arranger and underwriter (“the RY Facility Arranger and Underwriter”) has committed to provide a term loan facility of up to US$450 million to RY Elevate (the “RY Facility”) which, subject to the conditions set forth therein, will be used for the purpose of funding a portion of the equity contribution to Merger Sub contemplated by the RY Entities’ Equity Commitment Letter.
Terms of the RY Facility
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Interest Rate.   The RY Facility will bear interest at a rate equal to the applicable LIBOR (London interbank offer rate) plus 2.90% per annum.

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Maturity.   The RY Facility will mature seven years after the initial utilization date.

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Amortization.   The loan under the RY Facility will be repaid in semi-annual instalments starting from 42 months following the initial utilization of the RY Facility.

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Conditions Precedent.   The availability of the RY Facility is subject to satisfaction of the “Initial Conditions Precedent” set out in the RY Facility Agreement.

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Security.   The RY Facility will be secured, subject to agreed exceptions, by: (i) prior to the closing of the Merger, (a) security over the shares RY Holdings holds in RY Elevate and assignment of all intercompany loans made to RY Elevate by RY Holdings and (b) security over certain bank accounts of RY Elevate and (ii) shortly after the closing of the Merger, security over all shares in the Company held by RY Elevate as of the closing of the Merger.

Available Cash
Pursuant to the Merger Agreement, at the closing of the Merger, the aggregate amount of available cash of the Company and its subsidiaries on a consolidated basis (net of issued but uncleared checks, in each case available free of any lien immediately prior to or as of the closing of the Merger) shall equal to or exceed (i) US$80 million available in one or more U.S. dollar denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks outside of the PRC and readily available for deposit, and (ii) RMB equivalent of US$1,369.50 million available in one or more RMB denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks in the PRC as specified in the LBO Facilities Agreement, respectively. In connection with the closing of the Merger, prior to the Effective Time, the Company will deposit an amount which at least equal the available cash prescribed in clause (i) above with the paying agent.
Limited Guarantees
Concurrently with the execution and delivery of the Original Merger Agreement on June 21, 2021, each of the Guarantors executed and delivered an Original Limited Guarantee.
Concurrently with the execution of Amendment No. 1 to the Original Merger Agreement on March 1, 2022, each the Guarantors executed and delivered an A&R Limited Guarantee in favor of the Company. Under the A&R Limited Guarantees, each Guarantor has guaranteed in favor of the Company a portion of the payment obligations of Merger Sub under the Merger Agreement for the termination fee and certain costs and expenses that may become payable to the Company by Merger Sub under certain circumstances as set forth in the Merger Agreement.
Support Agreements
Concurrently with the execution of the Original Merger Agreement on June 21, 2021, (i) the Management Continuing Shareholders, Merger Sub and certain other parties entered into the Management Support Agreement, and (ii) Recruit, Merger Sub and certain other parties entered into the Original Recruit Support Agreement.

Concurrently with the execution of Amendment No. 1 to the Original Merger Agreement on March 1, 2022, Recruit, Merger Sub and certain other parties entered into Amendment No. 1 to the Original Recruit Support Agreement.
Pursuant to the Support Agreements, each Continuing Shareholder has agreed, among other things, (i) to vote all of the Shares held directly or indirectly by such Continuing Shareholder in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, (ii) to receive no cash consideration for the Continuing Shares held directly or indirectly by such Continuing Shareholder in the Merger and (iii) that all of the Continuing Shares held directly or indirectly by such Continuing Shareholder shall not be cancelled in the Merger and shall continue without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company at the Effective Time. As of the date of this Proxy Statement, the Continuing Shareholders and their affiliates beneficially own in the aggregate approximately 56.2% of the issued and outstanding Shares, and 56.2% of the voting power of the issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement).
The Support Agreements also contemplate that (i) immediately following the Effective Time, the Surviving Company will repurchase (a) 20,000 Shares represented by 20,000 ADSs held by RY Elevate (representing the equivalent of an aggregate value of approximately US$1.22 million at the Per Share Merger Consideration of US$61.00), (b) 11,315,815 Shares and 544,449 Shares represented by 544,449 ADSs held by RY Elevate (representing the equivalent of an aggregate value of approximately US$723.5 million at the Per Share Merger Consideration of US$61.00), (c) 1,426,258 Shares held by Ms. Chien (representing the equivalent of an aggregate value of approximately US$87.0 million at the Per Share Merger Consideration of US$61.00) and (d) 256,269 Shares represented by 256,269 ADSs held by LLW Holding (representing the equivalent of an aggregate value of approximately US$15.6 million at the Per Share Merger Consideration of US$61.00), in consideration for the issuance of new class A or class B ordinary shares of the Surviving Company, as applicable, (ii) immediately following the Effective Time, the Surviving Company will repurchase 23,325,231 Shares and 118,750 Shares represented by 118,750 ADSs held by Recruit (representing the equivalent of an aggregate value of approximately US$1,430.1 million at the Per Share Merger Consideration of US$61.00) in consideration for the issuance of new class A ordinary shares of the Surviving Company, (iii) following such repurchase, Recruit will purchase and subscribe for a convertible bond (the “Recruit CB”) issued by the Surviving Company in consideration for the repurchase by the Surviving Company of an aggregate of 3,699,424 class A ordinary shares of the Surviving Company held by Recruit, and (iv) on the first business day following the Effective Time, Oriental Poppy, Ocean Link SPV and RY Elevate will purchase from Recruit an aggregate of 4,983,857 class A ordinary shares of the Surviving Company at a per-share price equal to the Per Share Merger Consideration (collectively, the “Subsequent Transactions”).
The consummation of the transactions contemplated by the Support Agreements is subject to the satisfaction in full (or waiver, if permissible) of all of the conditions to Merger Sub’s obligations to complete the Merger under the Merger Agreement (other than those conditions that by their nature are to be satisfied or waived, as applicable, at the closing of the Merger). The Support Agreements will not terminate prior to the Effective Time unless the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.
Interim Investors Agreement
Concurrently with the execution of the Original Merger Agreement on June 21, 2021, certain members of the Buyer Consortium and Recruit entered into the Original Interim Investors Agreement.
Concurrently with the execution of Amendment No. 1 to the Original Merger Agreement on March 1, 2022, certain members of the Buyer Consortium and Recruit entered into Amendment No. 1 to the Original Interim Investors Agreement.
The Interim Investors Agreement governs until the earlier of the termination of the Merger Agreement or consummation of the Merger, among other matters, the actions of and the relationship among such members of the Buyer Consortium and Recruit with respect to the Merger Agreement and the transactions contemplated thereby.

The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the Merger Agreement pending consummation of the Merger, (ii) the mechanism for making decisions with respect to equity and debt financing pending consummation of the Merger, and (iii) certain fees and expenses sharing arrangements among such members of the Buyer Consortium and Recruit.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.
The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger, is, however, subject to (i) the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (ii) Merger Sub failing to complete the closing of the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (iii) the debt financing (or any alternative financing as permitted under the Merger Agreement) has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, and (iv) the Company having irrevocably confirmed in writing that (A) all conditions to the Company’s obligation to complete the Merger have been satisfied or that it is willing to waive any of such conditions to the extent not so satisfied and (B) if specific performance is granted and the equity financing and debt financing are funded, the closing of the Merger will occur.
While the parties may pursue both a grant of specific performance and monetary damages, none of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.
The maximum aggregate liabilities of Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (i) a termination fee of US$140 million and US$70 million, respectively, (ii) reimbursement of all expenses incurred by the Company and its affiliates, or Merger Sub and their respective affiliates, as applicable, in connection with the transactions, up to a maximum amount of US$4 million, (iii) reimbursement of certain expenses in the event the Company or Merger Sub fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (iv) the out-of-pocket costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Board with respect to the Merger, you should be aware that each Participant has interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. The Board and Special Committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, and recommend that the Company’s shareholders vote in favor of authorizing and approving the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Interests of the Participants
As the result of the Merger and at the Effective Time, the Founder Filing Persons, Recruit, the DCP Filing Persons, the Ocean Link Filing Persons, Ms. Chien and LLW Holding will hold approximately 34.44%, 57.61%, 2.63%, 1.19%, 3.50% and 0.63%, respectively, of the equity interest in the Surviving Company.
Immediately following the completion of the Subsequent Transactions after the Effective Time, the Founder Filing Persons, Recruit, the DCP Filing Persons, the Ocean Link Filing Persons, Ms. Chien and LLW

Holding will hold approximately 45.56%, 39.90%, 6.89%, 3.10%, 3.86% and 0.69%, respectively, of the equity interest in the Surviving Company. The calculation of the equity interest ownership percentage in the Surviving Company following completion of the Subsequent Transactions disregards the shares of the Surviving Company the Recruit CB is convertible into. Recruit’s equity interest ownership percentage in Surviving Company following completion of the Subsequent Transactions will be 45.36% taking into account the shares of the Surviving Company the Recruit CB is convertible into.
Because of their respective equity interest in the Surviving Company, each Participant will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the Merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company, including the amount paid by as Merger consideration for the Company’s Shares (including Shares represented by ADSs) that are not Continuing Shares, Excluded Shares or Dissenting Shares. The Participants will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company, and the Participants will have no certainty of any future opportunity to sell their Shares in the Company at an attractive price, or that any dividends paid by the Company will be sufficient to recover their investment. The Merger may also provide additional means to enhance shareholder value for the Participants, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance; increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons; and additional means for making liquidity available to the Participants, such as through dividends or other distributions.
The Participants (or their respective affiliates) who will become shareholders of the Surviving Company will, at the Effective Time, hold the following equity interests in the Surviving Company:
Name	Percentage of equity of the Surviving Company at the Effective Time
Founder Filing Persons	34.44%
Recruit	57.61%
DCP Filing Persons	2.63%
Ocean Link Filing Persons	1.19%
Ms. Chien	3.50%
LLW Holding	0.63%
Total	100.00%
The Participants (or their respective affiliates) who will become shareholders of the Surviving Company will, immediately following completion of the Subsequent Transactions, hold the following equity interests in the Surviving Company:
Name	Percentage of equity of the Surviving Company following completion of the Subsequent Transactions
Founder Filing Persons	45.56%
Recruit	39.90%
DCP Filing Persons	6.89%
Ocean Link Filing Persons	3.10%
Ms. Chien	3.86%
LLW Holding	0.69%
Total	100.00%

Interests of the Company’s Executive Officers and Directors in the Merger
In considering the recommendations of the Special Committee and the Board with respect to the Merger, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transactions that are different from, and/or in addition to, the interests of the Company’s shareholders and ADS holders generally. These interests include, among others:
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the beneficial ownership of equity interests in the Surviving Company by certain of the Company’s directors and executive officers (including Mr. Yan) after the Effective Time, and the potential increase or decrease in value of the shares of the Surviving Company of which such directors and executive officers will have beneficial ownership as a result of the completion of the Merger, and future performance of the Company;

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the potential increase or decrease in value of the shares of the Surviving Company, of which Mr. Yan and Recruit (which is represented on the Board by Mr. Arai) will have beneficial ownership as a result of the completion of the Merger, and future performance of the Surviving Company;

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cash-out of Company Options held by certain of the Company’s directors and executive officers;

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continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the Surviving Company to former directors and officers of the Company;

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the compensation at a rate of US$50,000 per month for each member of the Special Committee in exchange for his services in such capacity (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or the Board’s recommendation of the Merger); and

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the continuation of service of the executive officers of the Company with the Surviving Company in positions that are substantially similar to their current positions, allowing them to benefit from remuneration arrangements, including equity compensation, with the Surviving Company.

The Special Committee and the Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the Merger Agreement and related matters.
As of the date of this Proxy Statement, the Company’s directors and executive officers, as a group held an aggregate of 13,844,614 Shares and an aggregate of outstanding Vested Company Options to purchase 2,409,500 Shares.
The following table shows, as of the date of this Proxy Statement, for each director and executive officer of the Company, (a) the number of Shares owned by such individual, (b) the cash payment that will be made in respect of such Shares at or following the Effective Time, (c) the number of Shares underlying the outstanding Vested Company Options held by such individual, and (d) the cash payment that will be made in respect of such outstanding Vested Company Options at or following the Effective Time (in all cases before applicable withholding taxes).
	Shares		Company Options			Total
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Continuing Shares)	Cash Payment Thereof (US$)	Shares Underlying Vested Company Options	Weighted Average Exercise Price (US$)	Cash Payment Therefor (US$)	Total Cash Payment (US$)
David K. Chao	235,823	14,385,203	21,875	34.48	580,125	14,965,328
Rick Yan	—	—	468,000	41.90	8,939,520	8,939,520
Junichi Arai	—	—	60,000	56.68	259,200	259,200
Li-Lan Cheng	—	—	30,000	56.68	129,600	129,600
Kathleen Chien	20,000	1,220,000	468,000	41.90	8,939,520	10,159,520
Jingwu Chen	2,000	122,000	113,525	48.49	1,420,588	1,542,588
Tao Wang	24,000	1,464,000	155,800	39.94	3,281,528	4,745,528

	Shares		Company Options			Total
Name of Directors and Executive Officers	Shares Beneficially Owned (Excluding Continuing Shares)	Cash Payment Thereof (US$)	Shares Underlying Vested Company Options	Weighted Average Exercise Price (US$)	Cash Payment Therefor (US$)	Total Cash Payment (US$)
All directors and executive officers as a group	281,823	17,191,203	1,317,200	43.12	23,550,081	40,741,284
After the consummation of the Merger, the maximum amount of cash payments our directors and executive officers may receive in respect of their Shares and Vested Company Options is approximately US$40.7 million, including approximately US$17.2 million in respect of Shares, and approximately US$23.6 million in respect of Vested Company Options.
Treatment of Company Options, Including Those Held by Officers and Directors
At the Effective Time, (a) each Vested Company Option that is outstanding, unexercised and not yet expired as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the excess, if any, of US$61.00 over the applicable per share exercise price of such Vested Company Option and (ii) the number of Shares underlying such Vested Company Option; and (b) each Unvested Company Option issued by the Company pursuant to the Company Share Plans that is outstanding, unexercised and not yet expired as of immediately prior to the Effective Time will be cancelled in exchange for an employee incentive award issued by the Surviving Company, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by the Surviving Company which shall be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.
Indemnification and Insurance
Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that:
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from and after the Effective Time, the Surviving Company will indemnify and hold harmless the present and former directors and officers of the Company and its subsidiaries against all kinds of liabilities incurred in connection with any action arising out of or relating to matters existing or occurring at or prior to the Effective Time to the fullest extent that the Company would have been permitted under the laws of the Cayman Islands and its memorandum and articles of association in effect on the date of the Original Merger Agreement to indemnify such directors and officers;

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the memorandum and articles of association of the Surviving Company will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the memorandum and articles of association of the Company in effect on the date of the Original Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any of the former or present directors and officers of the Company and its subsidiaries, unless such modification is required by applicable law;

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the Surviving Company will maintain in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time; provided, however, that the Surviving Company will not be required to pay pursuant to the Merger Agreement more than an amount per annum equal to 300% of the last annual premium paid by the Company prior to the date of the Original Merger Agreement in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case will purchase as much coverage as reasonably practicable for such amount; and

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the Surviving Company will honor and perform under, for a period of six years after the Effective Time, all indemnification agreements entered into by the Company or any of its subsidiaries with any of their former or present directors and officers as in effect as of date of the Original Merger Agreement.

The Special Committee
On September 20, 2020, the Board established a special committee of independent directors to, among other things, consider the preliminary non-binding going-private proposal received on September 17, 2020 and take any actions it deems appropriate to assess the fairness and viability of such proposal. The Special Committee consists of two independent directors, Mr. Li-Lan Cheng and Mr. Eric He. Neither of the two directors are affiliated with any Participant or any member of the management of the Company, and neither of the two directors has any financial interest in the Merger that is different from that of the Unaffiliated Security Holders, other than (a) their receipt of Board compensation in the ordinary course, (b) their compensation of US$50,000 per month per member in connection with the Special Committee’s evaluation of the Merger (the payment of which is not contingent upon the completion of the Merger or the Special Committee’s or Board’s recommendation of the Merger), (c) their indemnification and liability insurance rights under the Merger Agreement, and (d) their right to receive cash consideration with respect to the Vested Company Options. The Board did not place any limitations on the authority of the Special Committee regarding its investigation and evaluation of the Merger.
Position with the Surviving Company
It is anticipated that the executive officers of the Company will hold positions with the Surviving Company that are substantially similar to their current positions.
Related Party Transactions
The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2019 and 2020, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, which is incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 132 for a description of how to obtain a copy of the Company’s Annual Report on Form 20-F.
Fees and Expenses
Fees and expenses incurred or to be incurred by the Company and the Participants in connection with the Merger are estimated at the date of this Proxy Statement to be as follows:
Description	Amount (US$)
Financing fees and expenses and other professional fees	39,425,000
Legal fees and expenses	22,475,000
Special Committee fees	2,125,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs)	1,325,000
Total	65,350,000
These fees and expenses will not reduce the aggregate Merger consideration to be received by the Company’s shareholders and ADS holders. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Plan of Merger and the Merger will be paid by the party incurring such costs and expenses except as otherwise stated under the caption “The Merger Agreement and Plan of Merger — Termination Fees and Reimbursement of Expenses.”
Voting by the Participants at the Extraordinary General Meeting
Pursuant to the Support Agreements, each Continuing Shareholder has agreed to vote all of the Shares held directly or indirectly by such Continuing Shareholder in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. As of the date of this Proxy Statement, the Continuing Shareholders and their affiliates beneficially own in the aggregate approximately 56.2% of the issued and outstanding Shares, and 56.2% of the voting power of the issued and outstanding Shares (excluding Shares issued to the ADS Depositary for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement).
Litigation Relating to the Merger
The Company is not aware of any lawsuit that challenges the Merger, the Merger Agreement or any of the transactions contemplated thereby.
Accounting Treatment of the Merger
The Merger is expected to be accounted for, at historical cost, as a merger of entities under common control in accordance with Accounting Standards Codification 805-50, “Business Combinations — Related Issues.”
Regulatory Matters
The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with effecting the Merger other than (a) the approvals, filings or notices required under the federal securities laws and (b) the filing of the Plan of Merger (and supporting documentation as specified in the Cayman Islands Companies Act) with the Registrar of Companies in the Cayman Islands and, in the event the Merger becomes effective, a copy of the Certificate of Merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the Plan of Merger and notice of the Merger being published in the Cayman Islands Government Gazette.
Dissenters’ Rights
Registered holders of the Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated and becomes effective, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Merger consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights (as described under the caption “Dissenters’ Rights” on page 122).
Material U.S. Federal Income Tax Consequences
The following are certain material U.S. federal income tax consequences to a U.S. Holder described below of the exchange of our Shares or ADSs for the Merger consideration. This discussion applies to you only if you are a U.S. Holder that holds Shares or ADSs as capital assets for U.S. federal income tax purposes and it does not describe all of the tax consequences that may be relevant in light of your particular circumstances, including alternative minimum tax or Medicare contribution tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:
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certain financial institutions;

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dealers or certain electing traders in securities;

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persons that hold Shares or ADSs as part of a straddle, wash sale or conversion transaction, or persons that entered or that will enter into a constructive sale with respect to Shares or ADSs;

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persons that exercise dissenting rights;

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persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

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partnerships or other entities classified as partnerships for U.S. federal income tax purposes and their partners;

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tax-exempt entities, individual retirement accounts or “Roth IRAs”;

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persons who acquired or received Shares or ADSs as compensation;

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persons that own or are deemed to own Shares or ADSs representing ten percent or more of our stock by vote or value; or

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persons that hold Shares or ADSs in connection with a trade or business conducted outside the United States.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership owning Shares or ADSs or a partner therein, you should consult your tax adviser as to the particular U.S. federal income tax consequences to you and your partners of disposing of Shares or ADSs.
This discussion does not apply to you if you hold Excluded Shares, Continuing Shares or Company Options or if you acquired Shares prior to our initial public offering.
This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. You should consult your tax adviser concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Shares or ADSs in your particular circumstances.
For purposes of this discussion, you are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of Shares or ADSs and:
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a citizen or individual resident of the United States;

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a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

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a trust or estate the income of which is subject to U.S. federal income tax regardless of its source.

Exchange of Shares or ADSs for Cash.   The exchange of our Shares or ADSs for the Merger consideration will be a taxable transaction for U.S. federal income tax purposes. You will recognize gain or loss on the disposition of Shares or ADSs, equal to the difference between the amount of cash received and your tax basis in the Shares or ADSs disposed of. Subject to the discussion in “— Passive Foreign Investment Company Rules” below, any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if you have held the Shares or ADSs for more than one year. The deductibility of capital losses is subject to limitations.
As described in “Material PRC Income Tax Consequences,” if we are deemed to be a tax resident enterprise under PRC tax law, gains from a sale of our Shares or ADSs may be subject to PRC tax. You are entitled to use foreign tax credits to offset only the portion of your U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains of U.S. persons generally are treated as U.S.-source income, this limitation may preclude you from claiming a credit for all or a portion of any PRC taxes imposed on any gain from the sale of our Shares or ADSs. However, if you are eligible for the benefits of the income tax treaty between the United States and the PRC, you may be able to elect to treat any such gain as foreign source for foreign tax credit purposes. Proposed Treasury regulations, if finalized in their current form, may impose additional restrictions on the creditability of any PRC taxes on disposition gains. The rules governing foreign tax credits are complex. You should consult your tax adviser regarding your eligibility for benefits under the income tax treaty between the United States and the PRC and the creditability or deductibility of any PRC tax on disposition gains in your particular circumstances.
Passive Foreign Investment Company Rules.   In general, a non-U.S. corporation will be a passive foreign investment company (a “PFIC”) for any taxable year in which (1) 75% or more of its gross income consists of passive income (such as dividends, interest, certain rents or royalties and investment gains) or (2) 50% or more of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. If a corporation owns at least 25% (by value) of the stock of another corporation, the corporation will be treated, for purposes of the PFIC tests, as owning its proportionate share of the 25%-owned corporation’s assets and receiving its proportionate share of the 25%-owned corporation’s income.
As described in our annual reports since our initial public offering, we believe that we were not a PFIC for any prior taxable year since our initial public offering, although no assurance can be given in this regard. Based upon the nature of our business and estimates of the composition of our income and assets and the value of our assets, including goodwill, which estimates of value are based, in part, on the market price of our ADSs, we do not expect to be a PFIC for our current taxable year. However, because our PFIC status is an annual determination that can be made only after the end of the relevant taxable year and is based on facts that may change, we cannot assure you that we will not be a PFIC for our current taxable year. In addition, it is not entirely clear how the contractual arrangements between our wholly owned subsidiaries, our affiliated PRC entities and the shareholders of our affiliated PRC entities will be treated for purposes of the PFIC rules. If it is determined that we do not own the equity of our affiliated PRC entities, which is held through contractual arrangements, either for local or U.S. federal income tax purposes, we may be treated as a PFIC. In addition, we hold a substantial amount of cash and other passive assets, and our PFIC status for any taxable year may depend on the proportionate value of such cash and other passive assets compared to the total market value of our assets. Because the treatment of the contractual arrangements is not entirely clear, because we have, and expect to continue to have, a substantial amount of cash and other passive assets, and because the determination of whether we are a PFIC will depend on the character of our income and assets and the value of our assets from time to time (including goodwill), there can be no assurance that we will not be a PFIC for the current taxable year.
If we are or were a PFIC for the current or any previous taxable year during which you owned our Shares or ADSs, you generally will be subject to adverse tax consequences. Generally, any gain you recognize with respect to the receipt of the Merger consideration would be allocated ratably over your holding period for the Shares or ADSs. The amounts allocated to the current taxable year and to taxable years prior to the first taxable year in which we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and an interest charge would be imposed on the tax attributable to the allocated amounts. Furthermore, you would be required to file an IRS Form 8621 with respect to us, generally with your federal income tax return for any year for which we were a PFIC. If we were a PFIC for any prior taxable year during which you owned ADSs or Shares, the amount and character of the gain, and the manner in which it is allocated between taxable years within your holding period, may be affected by any valid election to either mark-to-market the ADSs, or be taxed on a deemed sale of the Shares or ADSs. You should consult your tax adviser regarding the tax consequences of the Merger, including the possible application of the PFIC rules.
Information Reporting and Backup Withholding.   Payments of the cash consideration for the Shares or ADSs that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) you are a corporation or other exempt recipient or (ii) in the case of backup withholding, you provide a correct taxpayer identification number and certify that you are not subject to backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
Material PRC Income Tax Consequences
Under the EIT Law, which took effect on January 1, 2008, and was amended on February 24, 2017 and December 29, 2018 respectively, enterprises established outside of the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Implementation Rules of the EIT Law, effective as of January 1, 2008, and amended on April 23, 2019 (“Implementation Rules”), which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Taxation Administration issued the Notice Regarding the Determination of Chinese-Controlled

Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009, and as amended on December 29, 2017. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled offshore incorporated enterprise is located in the PRC. Under the EIT Law and its Implementation Rules, the PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-PRC resident enterprise” from transfer of its equity in a PRC resident enterprise, provided that the “non-PRC resident enterprise” does not have a de facto management body in the PRC and also (a) does not have an establishment or place of business in the PRC or (b) has an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such gain is derived from sources within the PRC. Under the PRC Individual Income Tax Law, an individual who disposes of a capital asset in the PRC is subject to PRC individual income tax on any gain at the rate of 20%. Relief from these taxes may be sought under applicable income tax treaties with the PRC.
The Company does not believe it is a “resident enterprise” defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of consideration for the Shares by non-PRC resident shareholders should otherwise be subject to PRC income tax, however, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of consideration for Shares by non-PRC resident shareholders would otherwise be subject to PRC tax.
According to the EIT Law and the Implementation Rules, if any non-resident enterprise directly transfers equity of a resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer (subject to applicable tax treaty relief). In addition, according to the Bulletin on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-PRC Resident Enterprises (“Bulletin 7”) issued by the State Taxation Administration, which became effective on February 3, 2015, and the Bulletin on the Source of Deduction of Income Tax for Non-PRC Resident Enterprises (“Bulletin 37”) issued by the State Taxation Administration, which became effective on December 1, 2017, which abolished certain provisions in prior circulars on the same subject and introduced some new rules on the other hand, (a) where a non-PRC resident enterprise transfers PRC taxable assets indirectly by disposing of equity interests in an overseas holding company directly or indirectly holding such PRC taxable assets without any reasonable commercial purpose, the non-PRC resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer, unless (i) the non-PRC resident enterprise derives income from the indirect transfer of PRC taxable assets by acquiring and selling shares of an overseas listed company which holds such PRC taxable assets on a public market or (ii) where there is an indirect transfer of PRC taxable assets, but if the non-PRC resident enterprise had directly held and disposed of such PRC taxable assets, the income from the transfer would have been exempted from PRC enterprise income tax under an applicable tax treaty or arrangement (“Safe Harbor Rules”); and (b) where a non-PRC resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed as having a reasonable commercial purpose. Where non-PRC resident enterprises indirectly transfer PRC resident enterprises’ equity and avoid obligations to pay enterprise income tax through arrangements without a reasonable commercial purpose, PRC tax authorities have the power to redefine and deem the transaction as a direct transfer of PRC resident enterprises’ equity and impose a 10% income tax on the gain from such offshore share transfer unless the Safe Harbor Rules under Bulletin 7 are satisfied. Pursuant to Bulletin 37, where the party responsible to withhold such income tax did not or was unable to withhold, and non-PRC resident enterprises receiving such income failed to declare and pay the taxes that should have been withheld to the relevant tax authority, both the transferor and the transferee may be subject to penalties under PRC tax laws. Bulletin 37 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the Merger where non-PRC resident enterprise shareholders were involved, if the Merger is determined by the PRC tax authorities to lack reasonable commercial purpose.
The Company does not believe that the Merger is without reasonable commercial purpose for purposes of Bulletin 37 and Bulletin 7, and, as a result, the Company (as purchaser and withholding agent) will not withhold any PRC tax (under Bulletin 7 and Bulletin 37) from the Merger consideration to be paid to the holders of the Shares. However, if PRC tax authorities were to invoke Bulletin 37 or Bulletin 7 and impose tax on the receipt of consideration for Shares, then any gain recognized on the receipt of consideration for such Shares pursuant to the Merger by the Company’s non-PRC resident enterprise shareholders could be treated as PRC-sourced income and thus be subject to PRC income tax at a rate of 10% (subject to applicable tax treaty relief).

You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including any PRC tax consequences.
Material Cayman Islands Tax Consequences
The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of cash for the Shares and ADSs under the terms of the Merger Agreement. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies in the Cayman Islands to register the Plan of Merger and to file the Amendment of the M&A and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE ADSS, DIVIDENDS AND OTHER MATTERS
Market Price of the ADSs
The following table provides the high and low sales prices for ADSs, each representing one Share, on the Nasdaq under the symbol “JOBS” for each quarter of 2020, 2021 and 2022 (through March 28, 2022):
	Sales Price Per ADS (in US$)
	High	Low
Quarterly:
2020
First quarter	92.61	53.94
Second quarter	73.96	55.13
Third quarter	80.50	63.24
Fourth quarter	79.58	64.34
2021
First quarter	72.17	59.74
Second quarter	79.00	60.78
Third quarter	78.63	67.48
Fourth quarter	70.08	43.79
2022
First quarter (through March 28, 2022)	57.50	43.19
On January 11, 2022, the last trading day immediately prior to the Company’s announcement on January 12, 2022 that it had received the Revised Proposal from Merger Sub, the reported closing price of the ADSs on the Nasdaq was US$45.83 per ADS. The Merger consideration of US$61.00 per Share, or US$61.00 per ADS, represents a premium of 33.10% over the closing price of US$45.83 per ADS on January 11, 2022, and a premium of 31.38% over the Company’s 30 days volume-weighted average price as quoted by the Nasdaq through January 11, 2022. On March 28, 2022, the most recent practicable date before the date of this Proxy Statement, the high and low reported sales prices of our ADSs were 54.88 and 53.89, respectively. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.
Dividend Policy
The Company has neither declared nor paid any dividends since its incorporation in 2000 through the date of this Proxy Statement to its shareholders, nor does the Company have any present plan to pay any cash dividends on its Shares in the foreseeable future. The Company currently intends to retain the Company’s available funds and any future earnings to operate and expand the Company’s business.
The Board has complete discretion on whether to distribute dividends subject to the Company’s memorandum and articles of association and certain restrictions under Cayman Islands law.
Future cash dividends, if any, will be declared at the sole discretion of the Board and will depend upon, among others, the Company’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions, and other factors the Board may deem relevant.
The Company generates substantially all of its revenues through contractual arrangements with its PRC operating companies. PRC governmental authorities may, however, require the Company to amend these contractual arrangements in a manner that would materially and adversely affect the Company’s PRC subsidiaries’ ability to pay dividends to the Company. If the Company’s PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may also restrict the ability of the Company’s PRC subsidiaries to pay dividends to the Company. Furthermore, PRC legal restrictions permit payments of dividends by the Company’s PRC subsidiaries only out of their retained earnings, if any, determined in accordance with PRC accounting standards and regulations. There is no significant difference between retained earnings as determined in accordance with PRC accounting standards and in accordance with U.S. GAAP. Under PRC law, the Company’s PRC subsidiaries are also required to set aside at least 10% of their net income each year to fund their statutory reserve funds until the cumulative amount reaches 50% of their registered capital. The Company’s PRC subsidiaries may also allocate a portion of their net income to their discretional reserve funds. These reserves are not distributable as cash dividends to the Company. Moreover, cash transfers from the Company’s PRC subsidiaries to the Company are subject to the PRC government’s currency conversion policy, and the Company’s PRC subsidiaries may not be able to obtain the relevant approvals or complete the requisite registrations for distributing dividends to the Company. Any failure by any of the Company’s shareholders or any beneficial owner of Shares who is a PRC resident to comply with the approval or registration requirements imposed by the State Administration of Foreign Exchange with respect to their investment in the Company could also subject the Company to legal sanctions, including a restriction on the Company’s PRC subsidiaries’ ability to distribute dividends to the Company. Furthermore, the EIT Law eliminates the exemption of enterprise income tax on dividends derived by foreign investors from foreign invested enterprises and imposes on the Company’s subsidiaries in China an obligation to withhold tax on dividend distributions to their non-PRC shareholders, provided that such non-PRC shareholders are not classified as resident enterprises.

THE EXTRAORDINARY GENERAL MEETING
We are furnishing this Proxy Statement to you, as a holder of the Shares, as part of the solicitation of proxies by the Board for use at the extraordinary general meeting described below.
Date, Time and Place of the Extraordinary General Meeting
The extraordinary general meeting will take place on April 27, 2022, at 9:00 a.m. (Shanghai time) at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China.
Proposals to be Considered at the Extraordinary General Meeting
At the meeting, you will be asked to consider and vote upon:
•
as special resolutions:

THAT the Merger Agreement, the Plan of Merger, and any and all transactions contemplated by the Merger Agreement, including (a) the Merger and (b) upon the Merger becoming effective, the Amendment of the M&A, be authorized and approved; and
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger and the Amendment of the M&A; and
•
if necessary, as an ordinary resolution:

THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
If the Merger is completed, at the Effective Time, (a) each Share (other than Shares represented by ADSs) issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive US$61.00 per Share and (b) each ADS issued and outstanding immediately prior to the Effective Time, together with each Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive, upon surrender, US$61.00 per ADS (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement, in each case, in cash, without interest and net of any applicable withholding taxes, except for (i) the Excluded Shares, (ii) the Continuing Shares, and (iii) the Dissenting Shares. The Excluded Shares will be cancelled and cease to exist without payment of any consideration or distribution therefor. The Continuing Shares will not be cancelled and will remain outstanding and continue to exist without interruption as the same number of validly issued, fully paid and non-assessable shares of the Surviving Company and the holders of the Continuing Shares will not receive any payment of consideration therefor. The Dissenting Shares will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Shares determined in accordance with Section 238 of the Cayman Islands Companies Act.
In addition, at the Effective Time, the Company will (a) instruct the ADS Depositary to provide the registered holders of ADSs with the 30 days’ notice required in order to terminate the Company’s ADS program, (b) terminate the Company Share Plans and all relevant award agreements entered into under the Company Share Plans, and (c) cancel all Company Options that are then outstanding, whether or not vested. As soon as practicable after the Effective Time, (i) each Vested Company Option that is cancelled at the Effective Time will have the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash, equal to the product of (A) the excess, if any, of US$61.00 over the applicable per share exercise price of such Vested Company Option and (B) the number of Shares underlying such Vested Company Option, and (ii) each Unvested Company Option that is cancelled at the Effective Time will be exchanged for an employee incentive award pursuant to terms and conditions to be determined by the Surviving Company, which will be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.

The Board’s Recommendation
The Board, acting upon the unanimous recommendation of the Special Committee:
•
determined that the Merger Agreement and the Plan of Merger are fair to and in the best interests of the Company and its shareholders (other than the holders of the Excluded Shares and the Continuing Shares), and declared it advisable for the Company to enter into the Merger Agreement and the Plan of Merger, and to consummate the Transactions, including the Merger;

•
authorized and approved the execution, delivery and performance of the Merger Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and

•
resolved to direct that the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company, with the recommendation of the Board that the shareholders of the Company authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.

Share Record Date; Shares and ADSs Entitled to Vote
You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name on the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date. If you own Shares at the close of business in the Cayman Islands on the Share Record Date, the deadline for you to lodge your proxy card and vote is 12:00 p.m. (Shanghai time) on April 26, 2022.
If you own ADSs as of the close of business in New York City on the ADS Record Date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below), you cannot vote directly nor are you able to attend the extraordinary general meeting, but you may instruct the ADS Depositary (as the registered holder of the Shares underlying your ADSs) on how to vote the Shares underlying your ADSs. The ADS Depositary must receive your voting instructions no later than 12:00 p.m. (New York City time) on April 22, 2022 in order to ensure the Shares underlying your ADSs are properly voted at the extraordinary general meeting.
Quorum
A quorum of the Company’s shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of one or more shareholders holding not less than one-third of the outstanding voting shares in the capital of the Company. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the authorization and approval of the Merger Agreement.
Vote Required
Under the Cayman Islands Companies Act and the Merger Agreement, in order for the Merger to be completed, the Merger Agreement and the Plan of Merger must be approved by a special resolution (as defined in the Cayman Islands Companies Act) of the Company’s shareholders, which requires the affirmative vote of holders of Shares representing at least two-thirds of the voting power represented by the Shares (including Shares represented by ADSs) present and voting in person or by proxy as a single class at the extraordinary general meeting. If this vote is not obtained, the Merger will not be completed.
As of the date of this Proxy Statement, there are 67,439,609 Shares issued and outstanding (excluding Shares issued to the ADS Depositary and reserved for the exercise of outstanding Company Options), all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” We expect that, as of the Share Record Date, there will be 67,487,259 Shares issued and outstanding, all of which will be entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described below under “— Procedures for Voting.” Based on the number of Shares expected to be issued and outstanding and entitled to vote as of the close of business in the Cayman Islands on the Share Record Date, votes must be cast in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, in order for the proposal to be authorized, approved and adopted, assuming all shareholders will be present and voting in person or by proxy at the extraordinary general meeting. If less than all issued and outstanding Shares are present in person or by proxy and voting at the meeting, a smaller number of Shares will be required to approve the Merger.
As of the date of this Proxy Statement, the Continuing Shareholders and their affiliates beneficially own an aggregate of 38,998,772 (including Shares represented by ADSs), representing in aggregate approximately 56.2% of the total issued and outstanding Shares and 56.2% of the total voting power of the issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options, other than outstanding Company Options held by the Continuing Shareholders or their affiliates that will vest within 60 days from the date of this Proxy Statement). See “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 128 for additional information. The Continuing Shareholders have agreed to vote their Shares in favor of the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, at the extraordinary general meeting.
Procedures for Voting
Shares
Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the Share Record Date will receive the final Proxy Statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the Share Record Date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders who have acquired Shares after the close of business on the Share Record Date may not attend or vote at the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.
Shareholders wanting to vote by proxy should indicate on their proxy card how they want to vote, sign and date, scan and deliver the proxy card as soon as possible but in any event so that it is received by the Company no later than 12:00 p.m. on April 26, 2022 (Shanghai time), the deadline to lodge the proxy card. Shareholders can also attend the extraordinary general meeting and vote in person.
Shareholders who have questions or requests for assistance in completing and submitting proxy cards or need additional copies of this Proxy Statement or the accompanying proxy card should contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750-0637. Banks and brokers may contact Innisfree M&A Incorporated at +1 (212) 750-5833.
ADSs
Holders of ADSs as of the close of business in New York City on the ADS Record Date will receive the final Proxy Statement and ADS voting instruction card either directly from the ADS Depositary (in the case of registered holders of ADSs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs whose ADSs are held in “street name” by a broker, bank or other nominee). Holders of ADSs as of the close of business in New York City on March 29, 2022 (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs, as explained below) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing the ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary’s ADR department must actually receive the ADS voting instruction card no later than 12:00 p.m. (New York City time) on April 22, 2022. Upon the ADR department’s timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, in so far as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of the Company, to vote or cause to be voted the Shares (in person or by proxy) represented by ADSs in accordance with your voting instructions. If the ADS Depositary timely receives voting instructions from an ADS holder which fail to specify the manner in which the ADS Depositary is to vote the Shares represented by the holder’s ADS, the

ADS Depositary will not vote or attempt to exercise the right to vote any Shares underlying such holder’s ADSs. If you hold your ADSs in a brokerage, bank or other nominee account, you must follow the procedures of the broker, bank or other nominee through which you hold your ADSs if you wish to vote.
Holders of ADSs will not be able to attend the extraordinary general meeting directly (whether in person or by proxy) unless they cancel their ADSs and become registered in the Company’s register of members as the holders of Shares prior to the close of business in the Cayman Islands on April 14, 2022, the Share Record Date. ADS holders who wish to cancel their ADSs and attend and/or vote at the extraordinary general meeting need to make arrangements with their broker or custodian to deliver the ADSs to the ADS Depositary for cancellation before 12:00 p.m. (New York City time) on April 7, 2022 together with (a) delivery instructions for the corresponding Shares (including the name and address of the person who will be the registered holder of the Shares), (b) payment of the ADS cancellation fees (US$0.05 per ADS to be cancelled pursuant to the terms of the Deposit Agreement), and any applicable taxes or other governmental charges and any stock transfer or registration fees in effect for the registration of transfers of Shares upon any applicable register, and (c) a certification that the ADS holder either (i) held the ADSs as of the applicable ADS Record Date for the extraordinary general meeting and has not given, and will not give, voting instructions to the ADS Depositary as to the ADSs being cancelled, or has given voting instructions to the ADS Depositary as to the ADSs being cancelled but undertakes not to vote the corresponding Shares at the extraordinary general meeting, or (ii) did not hold the ADSs as of the applicable ADS Record Date for the extraordinary general meeting and undertakes not to vote the corresponding Shares at the extraordinary general meeting. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS Depositary will endeavor to arrange for JPMorgan Chase Bank, N.A., Hong Kong Branch, the custodian holding the Shares, to return the share certificate(s) representing the Shares to the Company’s share registrar and to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder). If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the Cayman Registrar to issue and mail a certificate to your attention. If the Merger is not completed, the Company would continue to be a public company in the U.S. and the ADSs would continue to be listed on the Nasdaq. The Shares are not listed and cannot be traded on any stock exchange other than the Nasdaq, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the Merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s ADS program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the Deposit Agreement, including, among other things, payment of relevant fees of the ADS Depositary for the issuance of ADSs (US$0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the Deposit Agreement.
Persons holding ADSs in a brokerage, bank or other nominee account should consult with their broker, bank or other nominee to obtain directions on how to provide such broker, bank or other nominee with instructions on how to vote their ADSs.
Proxy Holders for Registered Shareholders
Shareholders registered in the register of members of the Company as of the Share Record Date who are unable to participate in the extraordinary general meeting may appoint as a representative another shareholder, a third party or the Company as proxy holder by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the resolutions proposed at the extraordinary general meeting according to the recommendation of the Board. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the Company as proxy holder will vote in accordance with the position of the Board.
Voting of Proxies and Failure to Vote
All Shares owned by a shareholder represented by valid proxies may be voted at the extraordinary general meeting in the manner determined by such shareholder. If a shareholder returns a properly signed proxy card but does not indicate how such shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Amendment of the M&A, FOR the proposal to authorize each of the directors and officers of the Company to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions proposed at the extraordinary general meeting, unless such shareholder appoints a person other than the chairman of the extraordinary general meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.
Brokers, banks or other nominees who hold Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. If proxies are properly dated, executed and returned by holders of Shares and no specific instructions are given by such holders, such Shares will be voted FOR the proposals and in the proxy holder’s discretion as to other matters that may properly come before the extraordinary general meeting. Abstentions by holders of Shares are included in the determination of the number of Shares present and voting but are not counted as votes for or against a proposal. If no proxy is given by such holders of Shares, broker non-votes will be counted toward a quorum but will not be treated as voted on any proposals at the extraordinary general meeting.
Holders of ADSs as of the close of business in New York City on March 29, 2022 (who do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs) cannot attend or vote at the extraordinary general meeting directly (whether in person or by proxy), but may instruct the ADS Depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS Depositary and returning it in accordance with the instructions printed on the card. The ADS Depositary’s ADR department must actually receive the ADS voting instruction card no later than 12:00 p.m. (New York City time) on April 22, 2022. Upon the ADR department’s timely receipt from an ADS holder as of the ADS Record Date of voting instructions in the manner specified by the ADS Depositary, the ADS Depositary will endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement and the memorandum and articles of association of the Company, to vote or cause to be voted the Shares represented by ADSs in accordance with the ADS holder’s voting instructions. The ADS Depositary will not itself exercise any voting discretion in respect of any Shares represented by ADSs other than in accordance with signed voting instructions from the relevant ADS holder. Accordingly, Shares represented by ADSs, for which voting instructions fail to specify the manner in which the ADS Depositary is to vote or no timely voting instructions are received by the ADS Depositary, will not be voted.
Brokers, banks and other nominees who hold ADSs in “street name” for their customers may not have discretionary authority to provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of ADSs, they may not provide the ADS Depositary with voting instructions on how to vote the Shares underlying the ADSs with respect to the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger.
Revocability of Proxies
Registered holders of our Shares may revoke their proxies in one of three ways:
•
First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting at least two hours before the commencement of the extraordinary general meeting. Any written notice revoking a proxy should also be sent to the Company’s Compliance Department at proxy@51job.com, at least two hours before the commencement of the extraordinary general meeting.

•
Second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company so that it is received by the Company no later than 12:00 p.m. (Shanghai time) on April 26, 2022, which is the deadline to lodge your proxy card.

•
Third, a registered shareholder can attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

Registered holders of ADSs may revoke their voting instructions by notification to the ADS Depositary in writing at any time prior to 12:00 p.m. (New York City time) on April 22, 2022. A holder of ADSs may also do this by completing, dating and submitting a new ADS voting instruction card to the ADS Depositary bearing a later date than the ADS voting instruction card sought to be revoked.
If you hold your ADSs through a broker, bank or other nominee and you have instructed your broker, bank or other nominee to give ADS voting instructions to the ADS Depositary, you must follow the directions of your broker, bank or other nominee to change those instructions.
Rights of Shareholders Who Object to the Merger
Shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Shares as determined by the Grand Court in accordance with Section 238 of the Cayman Islands Companies Act if the Merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the Merger is taken at the extraordinary general meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Act for the exercise of dissenters’ rights, a copy of which is attached as Annex D to this Proxy Statement. The fair value of each of their Shares as determined under the Cayman Islands Companies Act could be more than, the same as, or less than the Per Share Merger Consideration they would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their Shares.
ADS HOLDERS WILL NOT HAVE THE RIGHT TO EXERCISE DISSENTERS’ RIGHTS AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs AS DETERMINED BY THE GRAND COURT. THE ADS DEPOSITARY WILL NOT EXERCISE OR ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES EVIDENCED BY ADSs, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST, BEFORE 12:00 P.M. (NEW YORK CITY TIME) ON APRIL 19, 2022, SURRENDER THEIR ADSs TO THE ADS DEPOSITARY FOR CONVERSION INTO SHARES, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THEIR ADSs TOGETHER WITH ANY APPLICABLE TAXES AND OTHER FEES OR CHARGES APPLICABLE UNDER THE DEPOSIT AGREEMENT, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES IN THE COMPANY’S REGISTER OF MEMBERS, AND CERTIFY THAT THEY HELD THE ADSs AS OF THE ADS RECORD DATE AND HAVE NOT GIVEN, AND WILL NOT GIVE, VOTING INSTRUCTIONS AS TO THEIR ADSs, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022. (FOR THE AVOIDANCE OF DOUBT, ANY ADS HOLDERS WHO CONVERT THEIR ADSs INTO SHARES AFTER THE SHARE RECORD DATE WILL NOT BE ENTITLED TO ATTEND OR TO VOTE AT THE EXTRAORDINARY GENERAL MEETING, BUT WILL BE ENTITLED TO EXERCISE DISSENTERS’ RIGHTS IF THEY BECOME REGISTERED HOLDERS OF SHARES BEFORE THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON APRIL 26, 2022, IN ACCORDANCE WITH THE IMMEDIATELY PRECEDING SENTENCE.) AFTER SURRENDERING THEIR ADSs AND BECOMING REGISTERED HOLDERS OF SHARES, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THEIR SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES ACT. IF THE MERGER IS NOT COMPLETED, THE COMPANY WOULD CONTINUE TO BE A PUBLIC COMPANY IN THE UNITED STATES AND THE ADSs WOULD CONTINUE TO BE LISTED ON THE NASDAQ. SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN THE NASDAQ, AND IN SUCH CASE ONLY IN THE FORM

OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS, HER OR ITS ADSs TO EXERCISE DISSENTERS’ RIGHTS OR FOR ANY OTHER REASON AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS, HER OR ITS SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS, HER OR ITS SHARES INTO THE COMPANY’S ADS PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (US$0.05 FOR EACH ADS (OR PORTION THEREOF) ISSUED) AND APPLICABLE SHARE TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.
Whom to Call for Assistance
If you need assistance, including help in changing or revoking your proxy, please contact Innisfree M&A Incorporated, the proxy solicitor, at +1 (877) 750-0637. Banks and brokers may contact Innisfree M&A Incorporated at +1 (212) 750-5833.
Solicitation of Proxies
We have engaged Innisfree M&A Incorporated to assist in the provision of proxy solicitation information to brokerage, banks or other nominees and individual investors for the extraordinary general meeting. We expect that fees for services provided by Innisfree M&A Incorporated will be approximately US$30,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of the Company’s officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this Proxy Statement to the beneficial owners of Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this Proxy Statement.
Other Business
We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this Proxy Statement.

THE MERGER AGREEMENT AND PLAN OF MERGER
The following summary describes the material provisions of the Merger Agreement. This summary may not include all of the information about the Merger Agreement and the Plan of Merger that is important to you. This summary is subject to, and qualified in its entirety by reference to, the Merger Agreement and the Plan of Merger, which are attached as Annex A and Annex B, respectively, and incorporated by reference into this section of this Proxy Statement. You are urged to read each of the Merger Agreement and the Plan of Merger carefully and in its entirety, as they are the legal documents governing the Merger.
The summary of the Merger Agreement below is included in this Proxy Statement only to provide you with information regarding the terms and conditions of the Merger Agreement, and not to provide any other factual information regarding the Company, Merger Sub (or any other Participant) or their respective businesses. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement. See “Where You Can Find More Information” beginning on page 132.
Structure and Completion of the Merger
The Merger Agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement, with the Company as the Surviving Company. If the Merger is completed, the Company will cease to be a publicly traded company. The closing of the Merger will occur as soon as practicable, but in any event no later than the fifteenth business day following the day the last of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or, if permissible, waiver of such conditions) is satisfied or waived, or such other date as the Company and Merger Sub may agree in writing. On the closing date, Merger Sub and the Company will execute the Plan of Merger and the parties will file the Plan of Merger and other documents required under the Cayman Islands Companies Act to effect the Merger with the Cayman Registrar. The Merger will become effective on the date specified in the Plan of Merger in accordance with the Cayman Islands Companies Act.
We expect that the Merger will be completed during the second quarter of 2022, after all conditions to the Merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the Merger will be satisfied or waived. We intend, however, to complete the Merger as promptly as practicable.
Memorandum and Articles of Association; Directors and Officers of the Surviving Company
At the Effective Time, the memorandum and articles of association in the form attached as Appendix II to the Plan of Merger will be adopted and become the memorandum and articles of association of the Surviving Company.
At the Effective Time, the directors of the Surviving Company will be appointed as agreed among the Participants pursuant to the Interim Investors Agreement and the officers of the Company immediately prior to the Effective Time will become the initial officers of the Surviving Company.
Merger Consideration
At the Effective Time:
(a)
each Share issued and outstanding immediately prior to the Effective Time (other than Shares represented by ADSs, the Excluded Shares, the Continuing Shares and the Dissenting Shares) will be cancelled and cease to exist in exchange for the right to receive US$61.00 in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement;

(b)
each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares and Continuing Shares), together with the Share represented by such ADS, will be cancelled and cease to exist in exchange for the right to receive US$61.00 (less US$0.05 per ADS cancellation fee payable pursuant to the terms of the Deposit Agreement) in cash, without interest and net of any applicable withholding taxes, in accordance with the terms and conditions set forth in the Merger Agreement;
(c)
each Excluded Share issued and outstanding immediately prior to the Effective Time (including Excluded Shares represented by ADSs) will be cancelled and cease to exist without payment of any consideration or distribution therefor;

(d)
each Continuing Share issued and outstanding immediately prior to the Effective Time will not receive any payment of consideration, will not be cancelled and will remain outstanding and continue to exist without interruption as one validly issued, fully paid and non-assessable share of the Surviving Company; and

(e)
each Dissenting Share issued and outstanding immediately prior to the Effective Time will be cancelled and cease to exist in exchange for the right to receive the payment of fair value of such Dissenting Share determined in accordance with Section 238 of the Cayman Islands Companies Act.

The Merger consideration will not be paid to holders of Shares or ADSs who are untraceable unless and until they notify the paying agent appointed by Merger Sub, the ADS Depositary or the Surviving Company, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (a) such person has no registered address in the register of members maintained by the Company or the ADS Depositary, as applicable, (b) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (i) has been sent to such person and has been returned undelivered or has not been cashed, or (ii) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the ADS Depositary, as applicable, or (c) notice of the extraordinary general meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to holders of Shares or ADSs who are untraceable will be returned to the Surviving Company on demand and held in a non-interest-bearing bank account for the benefit of such holders. Monies unclaimed after a period of six years from the closing date will be forfeited and will revert to the Surviving Company.
Treatment of Company Options
At the Effective Time, the Company will (a) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans and (b) cancel each Company Option that is then outstanding or unexercised, whether or not vested or exercisable.
As soon as practicable after the Effective Time (and in any event no more than ten business days after the Effective Time), (a) each Vested Company Option that is cancelled at the Effective Time will be exchanged for the right to receive, from the Surviving Company or one of its subsidiaries, an amount in cash, equal to the product of (i) the excess, if any, of US$61.00 over the applicable per share exercise price of such Vested Company Option and (ii) the number of Shares underlying such Vested Company Option; and (b) each Unvested Company Option that is cancelled at the Effective Time will be exchanged for an employee incentive award issued by the Surviving Company, pursuant to terms and conditions to be determined by the Surviving Company, which will be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.
Exchange Procedures
Prior to the Effective Time, Merger Sub will enter into a paying agent agreement with a bank or trust company to serve as paying agent with respect to the Merger in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments related to the Dissenting Shares, when ascertained, Merger Sub will deposit, or cause to be deposited, with the paying agent for the benefit of the holders of Shares and ADSs (other than the Excluded Shares and the Continuing Shares), the exchange fund sufficient for the paying agent to pay the Merger consideration. Prior to the Effective Time, the Company will deposit, or cause to be deposited, cash in an amount no less than US$80 million with the paying agent.

Promptly after the Effective Time (and in any event within five business days thereafter), the Surviving Company will cause the paying agent to mail to each registered holder of Shares (other than Shares represented by ADSs, the Excluded Shares, the Continuing Shares and the Dissenting Shares, as the case may be) (a) a letter of transmittal specifying the manner in which the Per Share Merger Consideration will be paid out of the exchange fund to registered holders of Shares and containing such other provisions as Merger Sub and the Company may mutually agree, and (b) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates) or any steps to be taken in respect of non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon the surrender of, if applicable, Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates) or any documents required in respect of Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of a duly executed letter of transmittal, each registered holder of Shares represented by such Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates) and each registered holder of Uncertificated Shares will be entitled to receive in exchange therefor, a check, in an amount equal to (i) the number of Shares represented by such Share Certificates (or affidavit and indemnity of loss in lieu of the share certificate) or the number of Uncertificated Shares multiplied by (ii) the Per Share Merger Consideration, subject to applicable withholding. The Share Certificates so surrendered will forthwith be marked as cancelled.
If any Share Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the paying agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the paying agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the paying agent will pay in respect of such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled.
Prior to the Effective Time, Merger Sub and the Company will establish procedures with the paying agent and ADS Depositary to ensure that, as promptly as reasonably practicable after the Effective Time, (a) the paying agent will transmit to the ADS Depositary an amount equal to the product of (i) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares or Continuing Shares) and (ii) the Per ADS Merger Consideration, and (b) the ADS Depositary will distribute the Per ADS Merger Consideration (less any fees and other amounts owing under the Deposit Agreement) to ADS holders pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares or Continuing Shares) upon surrender by them of the ADSs. To the extent required by the terms of the Deposit Agreement, the ADSs holders will pay any applicable fees, charges and expenses of the ADS Depositary, stock transfer or other taxes and other government charges due to or incurred by the ADS Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the ADS Depositary and government charges (other than withholding taxes, if any, which shall be withheld by the ADS Depositary) due to or incurred by the ADS Depositary in connection with the distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement).
Representations and Warranties
The Merger Agreement contains representations and warranties made by the Company to Merger Sub and representations and warranties made by Merger Sub to the Company. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement (including a disclosure schedule delivered by the Company in connection therewith but not reflected in the Merger Agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, and may have been made for the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risks between the parties to the Merger Agreement rather than establishing matters as facts. The representations and warranties made by the Company were qualified by (a) a disclosure schedule delivered by the Company to Merger Sub contemporaneously with the execution of the Original Merger Agreement, (b) the Company’s public disclosure with the SEC after January 1, 2018 and prior to the date of the Original Merger Agreement and (c) information fairly disclosed in the information and documents contained in the electronic data room related to the Transactions as of 11:59 p.m. (Hong Kong time) on June 4, 2021 (the “Data Room Information”).
The representations and warranties made by the Company to Merger Sub include representations and warranties relating to, among other things:
•
due organization, valid existence and, where applicable, good standing of the Company and each of its subsidiaries; authority of the Company and each of its subsidiaries to carry on its businesses;

•
no violation in any material respect of the organizational documents of the Company and its subsidiaries;

•
capitalization of the Company, and the absence of undisclosed options, warrants, preemptive or other rights with respect to securities of the Company and each of its subsidiaries, or any securities that give their holders the right to vote with the Company’s shareholders;

•
the Company’s corporate power and authority to execute and deliver, to perform its obligations under and to consummate the Transactions, including the Merger, the enforceability of the Merger Agreement against the Company, and the required vote of the Company’s shareholders to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
upon unanimous recommendation of the Special Committee, the declaration of advisability, the authorization and approval, and the recommendation to the shareholders of the Company of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, by the Board;

•
the receipt of a fairness opinion from Duff & Phelps as the financial advisor to the Special Committee;

•
the absence of violations of, or conflict with, the governing documents of the Company or any of its subsidiaries, laws applicable to the Company or any of its subsidiaries or by which their respective properties or assets are bound or affected, and certain material contracts or obligations to which the Company or any of its subsidiary is a party or by which their respective properties or assets are bound as a result of the Company entering into and performing under the Merger Agreement and consummating the Transactions, including the Merger;

•
governmental consents and approvals in connection with the Company’s execution, delivery and performance of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger;

•
compliance with applicable laws, licenses and permits;

•
the Company’s SEC filings since January 1, 2018 and the financial statements included therein;

•
compliance with the Sarbanes-Oxley Act of 2002;

•
the Company’s disclosure controls and procedures and internal controls over financial reporting;

•
the accuracy of the information provided in the Schedule 13E-3 and this Proxy Statement;

•
the absence of any Company Material Adverse Effect (as defined below) or certain other changes or events since December 31, 2020;

•
the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•
employee benefits plans and labor and employment matters;

•
real property and title to assets;

•
intellectual property;

•
privacy and data security;

•
tax matters;

•
the absence of secured creditors;

•
material contracts and the absence of any default under, breach or violation of, or termination of, any material contract;

•
insurance;

•
interested party transactions;

•
the absence of a shareholder rights agreement and the inapplicability of any takeover statute to the Company, the Shares, the Merger and other Transactions;

•
the absence of any undisclosed brokerage, finder’s or other fees or commission;

•
power and authority to execute and deliver, to perform its obligations under, the series of agreements and documents with respect to the variable interest entities controlled by the Company, by the parties thereto; and

•
an acknowledgement by Merger Sub as to the absence of any other representations and warranties by the Company.

Many of the representations and warranties made by the Company in the Merger Agreement are qualified as to “materiality” or “Company Material Adverse Effect.” As used herein and for purposes of the Merger Agreement, a “Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole or (b) prevent or materially delay the consummation by the Company of the Merger; provided, however, that the determination of whether a Company Material Adverse Effect has occurred under clause (a) above will not take into account any fact, event, circumstance, change, condition, occurrence or effect following or resulting from:
(i).
geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic-induced public health crises (including as a result of the COVID-19 virus) or other force majeure events;

(ii).
changes in laws, generally accepted accounting principles or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of the Original Merger Agreement;

(iii).
changes or conditions that generally affect the industry and market in which the Company and its subsidiaries operate, including changes in interest rates or foreign exchange rates;

(iv).
changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions;

(v).
the announcement, pendency or consummation of the Transactions or identity of the Participants and their respective affiliates;

(vi).
any action taken (or omitted to be taken) by the Company or any of its subsidiaries at the written request, or with the written consent, of Merger Sub or required by the Merger Agreement;

(vii).
any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breach of fiduciary duties, violations of the securities laws or otherwise in connection with the Merger Agreement or the Transactions;

(viii).
any failure, in and of itself, of the Company and its subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition); or

(ix).
any matters set forth in the disclosure schedule of the Company delivered in connection with the Merger Agreement, in the Company’s SEC filings after January 1, 2018 and prior to the date of the Original Merger Agreement, or fairly disclosed in the Data Room Information;

except, in the case of clause (i), (ii), (iii) or (iv) above, to the extent having a materially disproportionate effect on the Company and its subsidiaries, taken as a whole, relative to other participants in the industry and geographic markets in which the Company and its subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
The representations and warranties made by Merger Sub to the Company include representations and warranties relating to, among other things:
•
due organization, valid existence and good standing and power and authority of Merger Sub to carry on its business;

•
Merger Sub’s corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Transactions, including the Merger, and the enforceability of the Merger Agreement against Merger Sub;

•
the absence of violations of, or conflict with, the governing documents of Merger Sub, laws applicable to Merger Sub or by which its properties or assets are bound or affected, and any contracts or obligations to which Merger Sub is a party or by which its properties or assets are bound as a result of Merger Sub entering into and performing under the Merger Agreement and consummating the Transactions, including the Merger;

•
governmental consents and approvals;

•
the absence of secured creditors of Merger Sub;

•
capitalization, ownership structure and operations;

•
sufficiency of funds in the financing to complete the Transactions, including the Merger, subject to certain assumptions;

•
the absence of any undisclosed brokerage, finders’ or other fees or commission;

•
each Limited Guarantee being in full force and effect and the lack of any default thereunder;

•
the absence of legal proceedings and governmental orders against Merger Sub;

•
the absence of undisclosed Shares and other securities of, any other economic interest in, or any other rights to acquire the Shares and other securities of the Company, beneficially owned by Participants or any of their respective affiliates;

•
the accuracy of the information provided by Merger Sub for inclusion in the Schedule 13E-3 and this Proxy Statement;

•
the solvency of the Surviving Company at and immediately after the Effective Time;

•
delivery of true, correct and complete copies of the Merger Sub Group Contracts;

•
other than the Merger Sub Group Contracts, the absence of any undisclosed agreements (a) relating to the transactions between or among two or more of the following persons: Merger Sub, any Continuing Shareholder, any member of the Buyer Consortium, any Guarantor (or through any of their respective affiliates); (b) relating to the transactions between or among Merger Sub, any Continuing Shareholder, or any Guarantor or any of their respective affiliates, on the one hand, and any member of the Company’s management, any member of the Board or any of the Company’s shareholders in their capacities as such, on the other hand; or (c) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Merger Agreement or the Merger or has agreed to vote against any Competing Transaction or Superior Proposal (as defined below);

•
independent investigation conducted by Merger Sub;

•
an acknowledgment by Merger Sub as to its non-reliance on any estimate, projection, forecast, plan and budget provided by the Company; and

•
an acknowledgement by the Company as to the absence of any other representations and warranties by Merger Sub.

Conduct of Business by the Company Pending the Merger
The Company has agreed that, subject to certain exceptions, from the date of the Original Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, (a) the business of the Company and its subsidiaries will be conducted in the ordinary course of business and in a manner consistent with past practice or as contemplated in the forecast of the Company delivered to Merger Sub, and (b) the Company will use its commercially reasonable efforts to preserve substantially intact the assets and the business organization of the Company and its subsidiaries, to keep available the services of the current officers and key employees of the Company and its subsidiaries and to maintain in all material respects the current relationships of the Company and its subsidiaries with existing key customers, suppliers and other persons with which any of the Company or its subsidiaries has material business relations as of the date of the Original Merger Agreement.
Subject to certain exceptions set forth in the Merger Agreement and the disclosure schedule of the Company delivered in connection with the Merger Agreement or required by applicable law, the Company will not and will not permit its subsidiaries to do or propose to do any of the following without the prior written consent of Merger Sub (such consent not to be unreasonably withheld, conditioned or delayed):
•
amend or otherwise change its memorandum and articles of association or equivalent organizational documents, other than those changes to the registered address or business scope of the Company or any of its subsidiaries as reasonably needed within the ordinary course of business of the Company or such subsidiary;

•
issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of (a) any shares of any class of the Company or any of its subsidiaries, with limited exceptions as set forth in the Merger Agreement, (b) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of the Company or any of its subsidiaries with a value or purchase price (including the value of assumed liabilities) in excess of RMB10 million, except in the ordinary course of business, or (c) any material intellectual property owned by or licensed to the Company or any of its subsidiaries, except in the ordinary course of business consistent with past practice;

•
declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any subsidiary of the Company to the Company or any of its other subsidiaries consistent with past practice);

•
reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Company Share Plans, including the withholding of Shares in connection with the exercise of Company Options in accordance with the terms and conditions of such Company Options);

•
effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving the Company or any of its subsidiaries, or create any new subsidiary, other than the Transactions, including the Merger;

•
acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of RMB25 million in any transaction or related series of transactions, except in the ordinary course of business;

•
make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of RMB25 million in aggregate unless as set forth in the prevailing budget of the Company approved by the Board (the “Budget”);

•
incur, assume, alter, amend or modify any indebtedness, or guarantee any indebtedness, or issue any debt securities, except for (a) the incurrence or guarantee of indebtedness under the existing credit facilities of the Company or any of its subsidiaries as in effect on the date of the Original Merger Agreement in an aggregate amount not to exceed the maximum amount authorized under the contracts evidencing such indebtedness, or (b) not in an aggregate amount in excess of RMB10 million unless as set forth in the Budget;

•
other than in the ordinary course of business or expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any capital expenditure which is in excess of the Budget;

•
except as required pursuant to any employee benefit plan of the Company or the Merger Agreement, (a) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries other than the hiring or termination of employees with an aggregate annual compensation of less than US$200,000, (b) grant or provide any severance or termination payments or benefits to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries, (c) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Company and its subsidiaries, taken as a whole, by more than 1%, (d) make any new equity awards to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries, (e) establish, adopt, amend or terminate any employee benefit plan or materially amend the terms of any outstanding Company Options, (f) take any action to accelerate the vesting or payment, of compensation or benefits under the employee benefit plan, or (g) forgive any loans to any employee, officer, director, consultant or independent contractor of the Company or any of its subsidiaries;

•
issue or grant any Company Option or awards of other types to any person under the Company Share Plans;

•
make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Company and its subsidiaries, except as required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

•
enter into, amend, modify, or consent to the termination of, or waive any material rights under, any material contract (or any contract that would be a material contract if such contract had been entered into prior to the date of the Original Merger Agreement) that calls for annual aggregate payments of RMB50 million or more with a term longer than one year which cannot be terminated without material surviving obligations or material penalty upon notice of 90 days or less;

•
enter into any contract between the Company or any of its subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company or any of its subsidiaries, on the other hand, except for (a) contracts solely between the Company and/or its wholly owned subsidiaries, (b) contracts, with due approval following the Company’s internal governance rules and policies, entered into on an arm’s length basis and to be carried out in the ordinary course of the Company’s business, and (c) contracts permitted under the Merger Agreement;

•
terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which is not promptly replaced by a comparable amount of insurance coverage;

•
commence any action for a claim of more than RMB10 million (excluding any action seeking for an injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened action of or against the Company or any of its subsidiaries (a) for an amount in excess of RMB5 million, (b) that would impose any material restrictions on the business or operations of the Company or any of its subsidiaries, or (c) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of the Company or any of its subsidiaries relating to the Transactions;
•
permit any material intellectual property owned by the Company or any of its subsidiaries to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every item of material intellectual property owned by the Company or any of its subsidiaries, or grant or license or transfer to any third party any material intellectual property owned by the Company or any of its subsidiaries;

•
fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act of 1933, as amended or the Exchange Act or the rules and regulations promulgated thereunder;

•
enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by the Company or any of its subsidiaries to any third party, other than payments in the ordinary course of business;

•
engage in the conduct of any new line of business material to the Company and its subsidiaries, taken as a whole;

•
make or change any material tax election, amend any tax return, enter into any material closing agreement or seek any ruling from any governmental authority with respect to material taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, change any method of tax accounting or tax accounting period, initiate any voluntary tax disclosure to any governmental authority or incur any material amount of taxes outside of the ordinary course of business;

•
grant any fixed or floating security interests of the Company; or

•
announce an intention, enter into any agreement or otherwise make a legally binding commitment, to do any of the foregoing.

During the period from the date of the Original Merger Agreement until the earlier of the Effective Time and termination of the Merger Agreement, the Company will ensure that the Company and each of its subsidiaries will conduct its business in compliance with all applicable laws in all material respects, and obtain, make and maintain in effect, all consents, approvals, authorizations or permits of, or filing with or notifications to, the relevant governmental authority or other person required in respect of the due and proper establishment and operations of the Company or such subsidiary in accordance with applicable laws.
Shareholders’ Meeting
The Company will establish a Share Record Date for determining shareholders of the Company entitled to vote at the extraordinary general meeting of the Company’s shareholders to be held to consider the authorization and approval of, and to authorize and approve, the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Shareholders’ Meeting”), in consultation with Merger Sub and will not change such Share Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Merger Sub, unless required to do so by applicable law. In the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, except as required by applicable law (as determined in good faith by the Special Committee), the Company will implement such adjournment or other delay in such a way that the Company does not establish a new record date for the Shareholders’ Meeting without the approval of Merger Sub.
As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than five business days after such confirmation, the Company will (a) mail or cause to be mailed this Proxy Statement to the holders of Shares, including Shares represented by ADSs, as of the Share Record Date, and (b) instruct the ADS Depositary to (i) fix a date established by the Company as the record date for determining the holders of ADSs who will be entitled to give instructions for the exercise of the voting power pertaining to the Shares represented by ADSs at the Shareholders’ Meeting, (ii) provide all proxy solicitation materials to all such holders of ADSs, and (iii) vote all Shares represented by ADSs in accordance with the instructions of such holders of ADSs.

As soon as practicable but in any event no later than 30 days after the date of mailing this Proxy Statement, the Company will hold the Shareholders’ Meeting. In the event that subsequent to the date of the Original Merger Agreement, the Board makes a Change in the Company Recommendation (as defined below) or authorizes the Company to terminate the Merger Agreement in accordance with the terms of the Merger Agreement, the Company will not be required to convene the Shareholders’ Meeting or submit the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting.
The Company may, after consultation in good faith with Merger Sub, and the Company will, upon written request of Merger Sub, adjourn or recommend the adjournment of the Shareholders’ Meeting to its shareholders (a) to the extent necessary to ensure that any required supplement or amendment to this Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (b) as otherwise required by applicable law, or (c) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in this Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company will convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter. The Company may not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five business days prior to the Termination Date (as defined below).
The authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and, upon the Merger becoming effective, the Amendment of the M&A, are subject to the Requisite Company Vote.
Go Shop; No Solicitation of Transactions
From the date of Amendment No. 1 to the Original Merger Agreement until 11:59 p.m. (Hong Kong time) on March 16, 2022 (the “Go-Shop Period End Date”), the Company and its subsidiaries and their respective representatives may directly or indirectly (a) initiate, solicit and encourage Competing Transactions, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to one or more Acceptable Confidentiality Agreements (as defined below); provided that the Company is required to promptly provide Merger Sub any material information concerning the Company or its Subsidiaries that it has provided to any Solicited Person which was not previously provided to Merger Sub; and (b) enter into and maintain discussions or negotiations with respect to Competing Transactions or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations.
After the Go-Shop Period End Date and until the earlier of the Effective Time or the termination of the Merger Agreement, the Company has agreed that neither it nor any of its subsidiaries will, and the Company will cause its and its subsidiaries’ representatives, not to, in each case, directly or indirectly:
(a)
solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning the Company or any of its subsidiaries), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes any Competing Transaction;

(b)
enter into, maintain or continue discussions or negotiations with, or provide any non-public information concerning the Company or any of its subsidiaries to, any third party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction;

(c)
agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or contract (other than a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the existing confidentiality agreements between the Company and each of DCP, Ocean Link and Mr. Yan or their respective affiliates (the “Confidentiality Agreements”), which does not include any provisions calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under the Merger Agreement (such confidentiality agreement, an “Acceptable Confidentiality Agreement”)), or commitment contemplating or otherwise relating to any Competing Transaction; or
(d)
grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or takeover statute; provided that (i) if the Board determines in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may waive any such provision to the extent necessary to permit the person bound by such provision to propose a Competing Transaction to the Board, and (ii) such restriction will not apply if the Company releases or waives the corresponding provision in the Confidentiality Agreements.

As used herein and for purposes of the Merger Agreement, a “Competing Transaction” means any of the following (other than the Transactions): (a) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable, (b) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its subsidiaries, taken as a whole, (c) any sale, exchange, transfer or other disposition of 15% or more of any class of equity securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of equity securities of the Company, (d) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or, (e) any combination of the foregoing.
The Company has agreed to, after the Go-Shop Period End Date, notify Merger Sub as promptly as practicable (and in any event within 48 hours), orally and in writing, of any proposal or offer, or any inquiry or contact between the Company or its representatives and any third party, regarding a Competing Transaction, specifying (a) the material terms and conditions thereof (including any material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (b) the identity of the party making such proposal or offer or inquiry or contact, unless the disclosure of such identity would be prohibited by a confidentiality agreement in effect on the date of Amendment No. 1 to the Original Merger Agreement, and (c) whether the Company has any intention to provide confidential information to such person.
After the Go-Shop Period End Date:
•
the Company is required to keep Merger Sub informed, on a reasonably current basis (and in any event within 48 hours of the occurrence of any material changes) of the status and the terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof);

•
the Company is required to provide Merger Sub with 48 hours prior notice (or such lesser prior notice as is provided to the directors of the Company or members of the Special Committee) of any meeting of the Board or Special Committee at which the Board or the Special Committee, as applicable, is reasonably expected to consider any Competing Transaction; and

•
the Company is required to, and is required to cause its subsidiaries and the representatives of the Company and its subsidiaries to, immediately cease and terminate all existing discussions or negotiations that are ongoing as of the Go-Shop Period End Date with any parties, other than any Excluded Party (as defined below) in accordance with the Merger Agreement as described in the next paragraph, with respect to a Competing Transaction and immediately revoke or withdraw access of any third party other than any Excluded Party to any data room containing any nonpublic information concerning the Company or any of its subsidiaries and request, and use its reasonable efforts to cause, all such third parties to promptly return or destroy all such non-public information; the Company will not, and will cause its subsidiaries not to, enter into any confidentiality agreement with any third party that prohibits the Company from providing such information to Merger Sub.

At any time after the Go-Shop Period End Date and prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of the Company’s “no-solicitation” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Merger Sub), the Company and its representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:
(a)
contact the person who has made such proposal or offer solely to (i) refer to the applicable provisions of the Merger Agreement and/or (ii) clarify and understand the terms and conditions thereof to the extent the Special Committee has determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;

(b)
provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company received from the person so requesting such information an executed Acceptable Confidentiality Agreement (provided that the Company is required to promptly make available to Merger Sub any information concerning the Company and its subsidiaries that is provided to any such person and that was not previously made available to Merger Sub or its representatives); and

(c)
engage or participate in any discussions or negotiations with such person;

provided that, in each such case referred to in clauses (b) and (c) above, the Special Committee must have (i) determined, in its good-faith judgment (after consultation with its financial advisor and outside legal counsel) that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal and failure to take such action would be inconsistent with the fiduciary duties of the Board under applicable law and (ii) provided written notice to Merger Sub at least 24 hours prior to taking any such action. After the Go-Shop Period End Date, the Company may continue to take any of the actions described in clauses (a) through (c) above (subject to the limitations and obligations set forth in the Merger Agreement) with respect to any written, bona fide proposal or offer regarding a Competing Transaction proposed by a Solicited Person on or before the Go-Shop Period End Date (each such Solicited Person, an “Excluded Party”) if the Board or the Special Committee has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.
As used herein and for purposes of the Merger Agreement, a “Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the Company’s “no-solicitation” obligations under the Merger Agreement, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of no less than 50% of the assets (on a consolidated basis), or no less than 50% of the total voting power of the equity securities, of the Company that the Board (with the approval of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and (b) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Continuing Shareholders) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses); provided that no offer or proposal shall be deemed to be a “Superior Proposal” if the consummation of the transactions contemplated by such offer or proposal is conditional upon any due diligence in respect of the Company or its subsidiaries or the receipt of any financing.
No Change of Recommendation
The Board and the Special Committee have each resolved to recommend that the Company’s shareholders authorize and approve the Merger Agreement and the Transactions, including the Merger. Subject to certain exceptions (described below), under the terms of the Merger Agreement, neither the Board nor any committee thereof may:

•
(a) change, withhold, withdraw, qualify or modify (or publicly propose to do so), in a manner adverse to Merger Sub, the Board’s recommendation in favor of the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger (the “Company Recommendation”), (b) fail to make the Company Recommendation or fail to include the Company Recommendation in this Proxy Statement, (c) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the Company’s shareholders a Competing Transaction, (d) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days after commencement thereof, provided that a customary “stop, look and listen” communication by the Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Board has received and is currently evaluating such Competing Transaction will not be prohibited, (e) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such Competing Transaction, (f) fail to publicly reaffirm the Company Recommendation within two business days after Merger Sub so requests in writing, or (g) take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”); or

•
recommend or cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement.

From the date of the Original Merger Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company receives a bona fide written proposal or offer with respect to a Competing Transaction which was not obtained in violation of the “no-solicitation” obligations under the Merger Agreement described above (other than any immaterial non-compliance that does not adversely affect Merger Sub) and the Board determines, in its good faith judgment, upon the unanimous recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable law, the Board may (upon the unanimous recommendation of the Special Committee) (a) effect a Change in the Company Recommendation with respect to such Superior Proposal, and/or (b) with respect to such Superior Proposal, authorize the Company to terminate the Merger Agreement and enter into a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or contract with respect to such Superior Proposal, but in each case only if:
•
the Company has complied with the “no-solicitation” obligations under the Merger Agreement described above with respect to such proposal or offer;

•
the Company has (a) provided at least three business days’ written notice to Merger Sub advising Merger Sub that the Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate the Merger Agreement; (b) used commercially reasonable efforts to negotiate with and cause its financial advisor and legal counsel to negotiate with Merger Sub and its representatives in good faith (to the extent Merger Sub desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and the financing, so that such third-party proposal or offer would cease to constitute a Superior Proposal; and (c) permitted Merger Sub and its representatives to make a presentation to the Board and the Special Committee regarding the Merger Agreement, the financing and any adjustments with respect thereto (to the extent Merger Sub desires to make such presentation and such presentation does not require any delay to any scheduled meeting of the Company’s shareholders or of the Board or the Special Committee); provided that any material modifications to such third party proposal or offer that the Board or the Special Committee has determined to be a Superior Proposal will be deemed a new Superior Proposal and the Company will be required to again comply with the “no-solicitation” obligations under the Merger Agreement; provided, further, that with respect to such new Superior Proposal, the notice period will be deemed to be a one-business-day period rather than the three-business-day period described above; and
•
following the end of such three-business-day period or one-business-day period (as applicable), the Board has determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any changes to the Merger Agreement and the financing proposed by Merger Sub in response to the notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the notice of Superior Proposal continues to constitute a Superior Proposal.

In addition, if at any time prior to obtaining the Requisite Company Vote, the Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Board may, upon the unanimous recommendation of the Special Committee, (a) effect a Change in the Company Recommendation with respect to an Intervening Event (as defined below) and (b) direct the Company to terminate the Merger Agreement, but only if:
•
a material development or change in circumstances with respect to the Company and its subsidiaries or their business, assets or operations has occurred or arisen after the date of the Original Merger Agreement that was not known to, or reasonably foreseeable by the Board or Special Committee as of or prior to the date of the Original Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or be refrained from being taken by the Company) pursuant to the Merger Agreement (an “Intervening Event”), provided that in no event will (a) any inquiry, proposal, offer, or transaction from any third party regarding a Competing Transaction or (b) any change in the price, or change in trading volume, of the Shares or ADSs, constitute an Intervening Event;

•
at least five business days have elapsed since the Company has given notice to Merger Sub advising that it intends to take such actions and specifying in reasonable detail the reasons therefor;

•
during such five business day period, the Company used commercially reasonable efforts to negotiate with and cause its financial and legal advisors to negotiate with Merger Sub and its representatives in good faith (to the extent Merger Sub desires to negotiate) regarding any adjustment or modification to the terms of the Merger Agreement proposed by Merger Sub; and

•
following the end of such five business day period, the Board again determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any proposed adjustment or modification to the terms of the Merger Agreement presented by Merger Sub in writing to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Directors’ and Officers’ Indemnification and Insurance
Pursuant to the Merger Agreement, Merger Sub has agreed that:
•
The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time, will survive the Merger and will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its subsidiaries.

•
The memorandum and articles of association of the Surviving Company will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date of the Original Merger Agreement, and the Surviving Company will cause such provisions not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by law.
•
The Surviving Company will maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time on terms with respect to coverage and amount no less favorable to the indemnified parties than those in effect as of the Effective Time; provided that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend more than an amount per year equal to 300% of the current annual premiums paid by the Company for such insurance. If the annual premiums for such insurance exceeds 300% of the current annual premiums paid by the Company for such insurance, the Surviving Company will obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies mentioned above, the Company may, and at Merger Sub’s request, the Company will, purchase a six-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the indemnified parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed 300% of the current annual premiums paid by the Company for such insurance. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company will maintain the policy in full force and effect, and continue to honor the obligations thereunder.

•
From and after the Effective Time, the Surviving Company will and will cause its subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (a) the indemnified parties against any and all kinds of liabilities arising out of, relating to or in connection with (i) the fact that such party is or was a director, officer or employee of the Company or any of its subsidiaries, or (ii) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of the Merger Agreement or the Transactions, including the Merger, or arising out of or pertaining to the Transactions, including the Merger, and actions to enforce this provision or any other indemnification or advancement right of any indemnified party) prior to or at the Effective Time, to the extent provided under the Company’s or its subsidiaries’ respective organizational and governing documents or agreements in effect on the date of the Original Merger Agreement and to the fullest extent permitted by the Cayman Islands Companies Act or any other applicable law; and (b) such persons against all kinds of liabilities arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its subsidiaries if such service was at the request or for the benefit of the Company or any of its subsidiaries.

Merger Sub Financing
Merger Sub has agreed that it will use its reasonable best efforts to obtain the financing on the terms and conditions described in the Equity Commitment Letters, the LBO Facilities Agreement and/or, if applicable, any definitive documents of alternative financing (the “Financing Documents”), including (a) maintaining in effect the Financing Documents until the Transactions are consummated in accordance with their respective terms, (b) satisfying, or causing to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Merger Sub, including paying when due all commitment fees and other fees arising under the Financing Documents as and when they become due and payable thereunder, and (c) consummating the financing at or prior to the Effective Time in accordance with the terms of the Financing Documents; provided that Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the debt financing or increase the amount of debt financing to be obtained with alternative financing, subject only to such conditions to funding as are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders (other than the holders of Excluded Shares and Continuing Shares), than the terms and conditions as set forth in the Financing Documents as in effect on the date of the Original Merger Agreement, in each case only so long as (i) the aggregate proceeds of the debt and equity financing (as amended or modified) and/or any alternative financing, together with the available cash of the Company, will be sufficient for Merger Sub and the Surviving Company to pay (A) the Merger consideration and (B) any other amounts required to be made in connection with the consummation of the Transactions upon the terms and conditions contemplated by the Merger Agreement and (ii) such amendment or modification or the alternative financing would not prevent, materially delay or materially impede or impair the ability of Merger Sub to consummate the Transactions or adversely impact in any material respect the ability of Merger Sub to enforce its rights against the other parties to the LBO Facilities Agreement. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the Financing Documents and to the extent is not replaced by any alternative financing, Merger Sub is required to notify the Company promptly.
The Company has agreed to provide, and to cause each of its subsidiaries and each of their respective representatives to provide, to Merger Sub, all reasonable cooperation as may be requested by Merger Sub or its representatives in connection with the debt financing and/or any alternative financing and the Transactions, including:
•
participating in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings;

•
assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations and similar documents reasonably requested by Merger Sub or its representatives in connection with the debt financing or any alternative financing;

•
as promptly as practicable, furnishing Merger Sub and any sources or prospective sources of the debt financing and/or alternative financing with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Merger Sub or any sources or prospective sources of the debt financing and/or any alternative financing and is reasonably available to the Company and using reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Merger Sub and any sources or prospective sources of the debt financing and/or any alternative financing;

•
reasonably cooperating with advisors, consultants and accountants of Merger Sub or any sources or prospective sources of the debt financing and/or alternative financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its subsidiaries;

•
assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Merger Sub and otherwise facilitating the pledging of collateral;

•
(i) to the extent customary and not prohibited by applicable laws, facilitating the granting of guaranty, security or pledging of collateral and (ii) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents; provided that any collateral pledged or security granted by the Company or any of its subsidiaries under, and any obligations of the Company or any of its subsidiaries under, any such definitive debt documents to which it is a party will be contingent upon the occurrence of the Effective Time;

•
taking all actions reasonably necessary to (i) permit the prospective sources of the debt financing and/or alternative financing to evaluate the Company’s or any of its subsidiaries’ current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements, subject to the terms of the Confidentiality Agreements, and (ii) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing;

•
furnishing Merger Sub and its representatives, as well as any prospective sources of the debt financing and/or alternative financing, promptly with all documentation and other information required with respect to the debt financing and any alternative financing under applicable “know your customer” and anti-money laundering rules and regulations, subject to the terms of the Confidentiality Agreements;

•
using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the debt financing and any alternative financing; and

•
taking all corporate actions reasonably necessary to permit the consummation of the debt financing and any alternative financing.

Merger Sub will (a) promptly upon request by the Company, reimburse the Company following the termination of the Merger Agreement in accordance with its terms for all reasonable and documented out-of-pocket costs incurred by the Company or its subsidiaries in connection with the cooperation of the Company and its subsidiaries contemplated by these financing covenants and (b) indemnify and hold harmless the Company, its subsidiaries and their respective representatives from and against any and all liabilities, expenses or losses suffered or incurred by them in connection with the arrangement of the financing and any information utilized in connection therewith; except in the event such liabilities, expenses or losses arose out of or result from the fraud, gross negligence, recklessness or willful misconduct of the Company, its subsidiaries or any of their respective representatives.
Other Covenants
Pursuant to the terms of the Merger Agreement, the Company and Merger Sub have agreed to certain additional covenants related to the following:
•
the filing of this Proxy Statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC);

•
filings, submissions and other communications with the relevant governmental authority;

•
access by Merger Sub and its authorized representatives to the offices, properties, books and records of the Company or any of its subsidiaries and other information between the date of the Original Merger Agreement and the earlier of the Effective Time and termination of the Merger Agreement (subject to applicable legal or contractual obligations and restrictions);

•
notification of certain events;

•
each party’s obligation to use its reasonable best efforts, and cause its subsidiaries to use their respective reasonable best efforts to perform its obligations under the Merger Agreement and to consummate the Transactions, subject to certain limitations;

•
participation in the defense and settlement of any shareholder litigation relating to the Merger Agreement or the Transactions;

•
to the extent requested by Merger Sub, the prompt delivery to Merger Sub of the resignation of the directors of the Company or any of its subsidiaries designated by Merger Sub;

•
consultation with respect to press releases and other public announcements relating to the Merger Agreement and the Transactions;

•
delisting of the ADSs from the Nasdaq and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time;

•
elimination or minimization of the effects of certain takeover statutes;

•
the Company’s obligation to use reasonable efforts to ensure that at the Effective Time the Company’s Available Cash (as defined below) equals or exceeds the Onshore Available Cash Amount (as defined below) and the Offshore Available Cash Amount (as defined below);

•
the Company’s obligations to assist with applications in accordance with, and to cause its PRC subsidiaries to comply with, the applicable foreign exchange regulations of the PRC; and

•
restrictions on the Merger Sub Group from entering into any contract or amending, modifying, withdrawing, terminating or waiving any rights under any Merger Sub Group Contract in a manner that would (a) result in a decrease in the number of Continuing Shares, (b) individually or in the aggregate, prevent or materially delay the ability of Merger Sub to consummate the Merger and the other Transactions, (c) prevent or materially impair the ability of any management member or director of the Company, with respect to any Superior Proposal, taking any actions to the extent such actions are permitted to be taken by the Company under the Company’s “no-solicitation” obligations under the Merger Agreement, or (d) be adverse to the rights of the Company to enforce certain terms thereof as a third party beneficiary.
Conditions to the Merger
The consummation of the Merger is subject to the satisfaction or waiver (where permissible under applicable law) of the following conditions:
•
the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, being approved by the Requisite Company Vote; and

•
no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order, whether temporary, preliminary or permanent which is then in effect or is pending or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

The obligations of Merger Sub to complete the Merger are also subject to the satisfaction, or waiver by Merger Sub, of the following conditions:
•
the representations and warranties of the Company in the Merger Agreement being true and correct as of the date of the Original Merger Agreement and as of the closing date of the Merger, subject to certain qualifications;

•
the Company having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger;

•
there not having been any Company Material Adverse Effect since the date of the Original Merger Agreement that is continuing;

•
the Company having delivered to Merger Sub a certificate dated the closing date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the immediately preceding conditions; and

•
the aggregate amount of available cash of the Company (the “Company’s Available Cash”) on a consolidated basis equaling to or exceeding (a) RMB equivalent of US$1,369.50 million that will be available in one or more RMB denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks in the PRC (the “Onshore Available Cash Amount”), and (b) US$80 million that will be available in one or more U.S. dollar denominated bank accounts of the Company or its subsidiaries opened and maintained with account banks outside of the PRC and readily available for deposit with the paying agent to pay the Merger consideration (the “Offshore Available Cash Amount”), respectively, and the Company having delivered to Merger Sub written evidence thereof in form and substance reasonably satisfactory to Merger Sub prior to the closing date of the Merger.

The obligations of the Company to complete the Merger are subject to the satisfaction, or waiver by the Company, of the following conditions:
•
the representations and warranties of Merger Sub in the Merger Agreement being true and correct as of the date of the Original Merger Agreement or the date of Amendment No. 1 to the Original Merger Agreement, as applicable, and as of the closing date of the Merger, subject to certain qualifications;

•
Merger Sub having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the closing date of the Merger; and

•
Merger Sub having delivered to the Company a certificate dated the closing date, signed by a director of Merger Sub, certifying as to the satisfaction of the immediately preceding conditions.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time:
•
by mutual written consent of the Company and Merger Sub;

•
by either the Company (acting upon the unanimous recommendation of Special Committee) or Merger Sub (provided that this termination right is not available to either the Company or Merger Sub whose failure to fulfill any of its obligations under the Merger Agreement (or, in the case of termination by Merger Sub, the failure of the Merger Sub Group to fulfill their respective obligations under the Merger Sub Group Contracts) has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied), if:

•
the Merger shall have not completed on or before August 31, 2022 (the “Termination Date”) (a “Termination Date Termination Event”);

•
any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order which, or taken any other final and non-appealable action that, has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions (a “Permanent Order Termination Event”); or

•
the Requisite Company Vote shall have not been obtained at the Shareholders’ Meeting or any adjournment of the Shareholders’ Meeting (a “No-Vote Termination Event”);

•
by the Company, if:

•
a breach of any representation, warranty, agreement or covenant of Merger Sub under the Merger Agreement shall have occurred, which breach (a) would give rise to the failure of a condition to the obligations of the Company to complete the Merger and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (b) is incapable of being cured or, if capable of being cured, is not cured by Merger Sub within 30 days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), which breach for the avoidance of doubt, includes the failure of Merger Sub or any Consortium Member to timely consent to the filing of the Schedule 13E-3; provided that the Company is then not in breach of any representations, warranties, covenants or agreements that would give rise to the failure of a condition to the obligations of Merger Sub to close (a “Merger Sub Breach Termination Event”);

•
(a) all of the conditions to the obligations of Merger Sub to complete the Merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the Merger), (b) the Company has delivered to Merger Sub an irrevocable written notice confirming that all of the conditions to the obligation of the Company to complete the Merger have been satisfied (or that the Company is willing to waive any unsatisfied conditions) and that it is ready, willing and able to consummate the closing of the Merger, and (c) Merger Sub fails to complete the closing of the Merger within ten business days following the later of the date on which the closing of the Merger should have occurred pursuant to the Merger Agreement and the date on which the foregoing notice is delivered to Merger Sub (a “Merger Sub Failure to Close Termination Event”); or

•
prior to the receipt of the Requisite Company Vote, the Board made a Change in the Company Recommendation with respect to a Superior Proposal or with respect to an Intervening Event (a “Superior Proposal Termination Event” and an “Intervening Event Termination Event,” respectively); but in each case only if the Company (a) complied with the “no-solicitation” obligations under the Merger Agreement with respect to such Change in the Company Recommendation in all material respects and (b) pays in full the Company termination fee prior to or concurrently with taking any such action and complies with its obligations with respect to payment of termination fee and reimbursement of expenses under the Merger Agreement; or

•
by Merger Sub, if:

•
a breach of any representation, warranty, agreement or covenant of the Company under the Merger Agreement shall have occurred, which breach (a) would give rise to the failure of a condition to the obligations of Merger Sub to complete the Merger and such condition is incapable of being satisfied prior to the Termination Date and (b) is incapable of being cured or, if capable of being cured, is not cured by the Company within 30 days following receipt of written notice of such breach from Merger Sub (or, if the Termination Date is less than 30 calendar days from the date of receipt of such notice, by the Termination Date), which breach for the avoidance of doubt, includes the failure of the Company to timely file the Schedule 13E-3; provided that Merger Sub is then not in breach of any representations, warranties, or covenants that would give rise to the failure of a condition to the obligations of the Company to close (a “Company Breach Termination Event”); or

•
the Board or any committee thereof has effected a Change in the Company Recommendation (a “Change in the Company Recommendation Termination Event”).

Termination Fees and Reimbursement of Expenses
The Company is required to pay Merger Sub a termination fee of US$70 million in the event the Merger Agreement is terminated:
•
by either the Company or Merger Sub if (a) a bona fide proposal or offer with respect to a Competing Transaction has been made, proposed or communicated (and not withdrawn) after the date of the Original Merger Agreement and prior to the Shareholders’ Meeting (or prior to the termination of the Merger Agreement if there has been no Shareholders’ Meeting), (b) following the occurrence of an event described in the preceding clause (a), the Company or Merger Sub terminates the Merger Agreement due to a Termination Date Termination Event or a No-Vote Termination Event, and (c) within 12 months after the termination of the Merger Agreement, the Company or any of its subsidiaries consummates or enters into a definitive agreement in connection with any Competing Transaction (provided that for purposes of determining whether the termination fee is payable by the Company under these circumstances, all references to “15%” in the definition of “Competing Transaction” under the Merger Agreement will be deemed to be references to “more than 50%”);

•
by Merger Sub pursuant to (a) a Company Breach Termination Event or (b) a Change in the Company Recommendation Termination Event; or

•
by the Company pursuant to a Superior Proposal Termination Event or an Intervening Event Termination Event.

In the event that Merger Sub terminates the Merger Agreement pursuant to a Company Breach Termination Event or a Change in the Company Recommendation Termination Event, then the Company is additionally required to reimburse certain expenses of Merger Sub and their affiliates incurred in connection with the Transactions up to US$4 million.
Merger Sub is required to pay the Company a termination fee of US$140 million in the event the Merger Agreement is terminated:
•
by the Company pursuant to a Merger Sub Breach Termination Event; or

•
by the Company pursuant to a Merger Sub Failure to Close Termination Event.

In the event that the Company terminates the Merger Agreement pursuant to a Merger Sub Breach Termination Event or a Merger Sub Failure to Close Termination Event, Merger Sub is additionally required to reimburse certain expenses of the Company and its affiliates incurred in connection with the Transactions up to US$4 million.
In the event that the Company or Merger Sub fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, the Company or Merger Sub, as the case may be, is required to reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection of such unpaid termination fee or expenses, together with interest at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.0% (or a lesser rate that is the maximum permitted by applicable law) on such unpaid termination fee or expenses.
Remedies and Limitation on Liability
The parties to the Merger Agreement may be entitled to specific performance of the terms of the Merger Agreement, including an injunction or injunctions to prevent breaches of the Merger Agreement, in addition to any other remedy at law or equity.
The Company’s right to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case with respect to causing the equity financing from the Sponsors to be funded at any time or to effect the closing of the Merger, is, however, subject to (a) the satisfaction in full or waiver, if permissible, at or prior to the closing of the Merger, of each of the mutual conditions to the parties’ obligations to complete the Merger and the conditions to Merger Sub’s obligations to complete the Merger (other than those conditions that by their nature are to be satisfied at the closing of the Merger but subject to the prior or substantially concurrent satisfaction of such conditions), (b) Merger Sub failing to complete the closing of the Merger by the date on which the closing of the Merger is required to have occurred pursuant to the terms of the Merger Agreement, (c) the debt financing (or any alternative financing as permitted under the Merger Agreement) has been funded or will be funded at the closing of the Merger if the equity financing is funded at the closing of the Merger, and (d) the Company having irrevocably confirmed in writing that (i) all conditions to the Company’s obligation to complete the Merger have been satisfied or that it is willing to waive any of such conditions to the extent not so satisfied and (ii) if specific performance is granted and the equity financing and debt financing are funded, the closing of the Merger will occur.
While the parties may pursue both a grant of specific performance and monetary damages, neither of them will be permitted or entitled to receive both a grant of specific performance that results in the closing of the Merger and monetary damages.
The maximum aggregate liabilities of Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Merger Agreement are limited to (a) a termination fee of US$140 million and US$70 million, respectively, (b) reimbursement of all expenses incurred by the Company and its affiliates, or Merger Sub and its affiliates, as applicable, in connection with the Transactions, up to a maximum amount of US$4 million, (c) reimbursement of certain expenses in the event the Company or Merger Sub fails to pay the applicable termination fee or expenses when due and in accordance with the requirements of the Merger Agreement, and (d) the out-of-pocket costs and other payments incurred by the Company or any of its subsidiaries in connection with the arrangement of the financing and any information utilized in connection therewith.
Amendment or Waiver
The Merger Agreement may be amended by the parties thereto at any time prior to the Effective Time by action taken (a) with respect to Merger Sub, by or on behalf of its board of directors, and (b) with respect to the Company, by the Board (upon recommendation of the Special Committee); provided that after approval of the Merger Agreement and the Transactions, including the Merger, by the Company’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) will be converted upon consummation of the Merger.
At any time prior to the Effective Time, each of the parties may, by action taken (a) with respect to Merger Sub, by or on behalf of its board of directors and (b) with respect to the Company, by or on behalf of the Board (upon recommendation of the Special Committee), by an instrument in writing signed by the party or parties to be bound thereby, (i) extend the time for the performance of any obligation or other act of any other party to the Merger Agreement, (ii) waive any inaccuracy in the representations and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, and (iii) waive compliance with any agreement of any other party or any condition to its obligations contained in the Merger Agreement.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
No provision has been made to (a) grant the Unaffiliated Security Holders access to corporate files of the Company or any Participant or (b) obtain counsel or appraisal services at the expense of the Company or any Participant.

DISSENTERS’ RIGHTS
The following is a brief summary of the rights of holders of the Shares to dissent from the Merger and receive payment of the fair value of their Shares (“dissenters’ rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Act, a copy of which is attached as Annex D to this Proxy Statement. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Annex D, particularly the procedural steps required to perfect your dissenters’ rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Act, you will lose your dissenters’ rights.
Requirements for Exercising Dissenters’ Rights
A dissenting shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Act.
The valid exercise of your dissenters’ rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your dissenters’ rights, the following procedures must be followed:
•
You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the Merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the Merger is authorized by the vote at the extraordinary general meeting.

•
Within 20 days immediately following the date on which the vote authorizing the Merger is made, the Company must give written notice of the authorization (“Authorization Notice”) to all dissenting shareholders who have served a notice of objection.

•
Within 20 days immediately following the date on which the Authorization Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number of Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder who dissents must do so in respect of all the Shares which it, he or she holds.

•
Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the Surviving Company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.

•
If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on a price at which the Company will purchase the dissenting shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed with the Company as to the fair value of such Shares (if a dissenting shareholder files a petition, the Company must file such verified list within 10 days after service of such petition on the Company).

•
If a petition is timely filed and served, the Grand Court will determine at a hearing at which shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

Once you have given a Notice of Dissent to the Company, you will cease to have any of the rights of a shareholder except the right to be paid the fair value of your Shares (and the right to participate in the proceedings to determine their fair value, and the right to seek relief on the grounds that the Merger is void or unlawful). The enforcement of your dissenters’ rights will preclude the enforcement of any other rights to which you might otherwise be entitled by virtue of your holding Shares, other than the rights referred to in the preceding sentence.
All notices and petitions must be executed by or for the shareholder of record or a person duly authorized on behalf of that shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record. The agent must, however, identify the record owner and expressly disclose the fact that, in exercising the notice, he or she is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or other nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever dissenters’ rights attached to such Shares.
You must be a registered holder of Shares in order to exercise dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS Depositary for conversion into Shares and pay the fees of the ADS Depositary to cancel his, her or its ADSs and then become a record holder of such Shares and comply with the procedures described above in order to exercise the dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS Depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Act. If you are a registered holder of ADSs and wish to cancel your ADSs, please contact the ADS Depositary’s office at +1 (302) 552-0230. If you hold your ADSs through a broker, bank or other nominee, you should contact the same to request that your ADSs be surrendered for cancellation.
If you do not satisfy each of these requirements and comply strictly with all precedents required by the Cayman Islands Companies Act with regard to the exercise of dissenters’ rights, you cannot exercise dissenters’ rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the Transactions, including the Merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China, Attention: Compliance Department.
If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Act could be more than, the same as, or less than the US$61.00 in cash, without interest and net of any applicable withholding taxes, for each Share of the Company that you would otherwise receive as consideration pursuant to the Merger Agreement if you do not exercise dissenting rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Participants intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisals proceedings.
The provisions of Section 238 of the Cayman Islands Companies Act are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenters’ rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenters’ rights.

FINANCIAL INFORMATION
The functional and reporting currency of the Company is Renminbi. The Company’s business is primarily conducted in China. The functional currency of the Company’s subsidiaries in the PRC is Renminbi. The unaudited U.S. dollar amounts disclosed in the accompanying financial information are presented solely for the convenience of the readers.
Selected Historical Financial Information
The following tables set forth selected historical consolidated financial information of the Company for each of the two years ended December 31, 2019 and 2020. The historical consolidated statements of operations and comprehensive income data for the two years ended December 31, 2019 and 2020 and the consolidated balance sheet data as of December 31, 2019 and 2020 have been derived from the audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2020, filed on April 23, 2021, beginning on page F-1, which are incorporated into this Proxy Statement by reference. The historical consolidated financial information for the nine months ended September 30, 2020 and 2021 and as of September 30, 2021 has been derived from the unaudited financial information included in the Company’s 2021 third quarter earnings release furnished on Form 6-K on December 16, 2021, and the selected historical consolidated balance sheet data as of September 30, 2020 has been derived from the unaudited financial information included in the Company’s 2020 third quarter earnings release furnished on Form 6-K filed on November 20, 2020, which are incorporated into this Proxy Statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with the financial statements and the related notes and other financial information contained in the Company’s Annual Report on Form 20-F and reports on Form 6-K. Please see “Where You Can Find More Information” for a description of how to obtain a copy of the Company’s Annual Report on Form 20-F and reports on Form 6-K, respectively.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2019	2020		2020	2021
				(unaudited)
	RMB	RMB	US$(1)	RMB	RMB	US$(2)
Selected consolidated statements of operations and comprehensive income data
(In thousands, except share and per share data)
Revenues:
Online recruitment services	2,471,179	2,147,334	329,093	1,595,772	1,778,506	276,020
Other human resource related revenues	1,528,846	1,541,617	236,263	930,072	1,296,739	201,251
Net revenues	4,000,025	3,688,951	565,356	2,525,844	3,075,245	477,271
Cost of services(3)	(1,221,935)	(1,261,731)	(193,369)	(847,227)	(1,141,538)	(177,164)
Gross profit	2,778,090	2,427,220	371,987	1,678,617	1,933,707	300,107
Operating expenses:
Sales and marketing(4)	(1,188,233)	(1,182,677)	(181,253)	(882,094)	(1,386,931)	(215,248)
General and administrative(5)	(384,072)	(377,438)	(57,845)	(285,999)	(300,041)	(46,566)
Total operating expenses	(1,572,305)	(1,560,115)	(239,098)	(1,168,093)	(1,686,972)	(261,814)
Income from operations	1,205,785	867,105	132,889	510,524	246,735	38,293
Gain (Loss) from foreign currency translation	67,881	(53,442)	(8,190)	(19,591)	(4,876)	(757)
Interest and investment income, net	175,584	228,500	35,019	169,018	156,548	24,296
Change in fair value of listed equity securities investment	(42,410)	10,760	1,649	20,164	(77,581)	(12,040)
Fees and expenses related to proposed going-private transaction	—	—	—	—	(84,187)	(13,066)
Change in fair value of long-term investments	—	39,614	6,071	39,614	—	—
Change in fair value of convertible senior notes	(752,073)	—	—	—	—	—
Impairment of long-term investments	(98,277)	—	—	—	—	—
Other income, net	205,602	167,308	25,641	155,617	93,898	14,573
Income before income tax expense	762,092	1,259,845	193,079	875,346	330,537	51,299
Income tax expense	(235,890)	(188,417)	(28,876)	(135,722)	(72,511)	(11,254)
Net income	526,202	1,071,428	164,203	739,624	258,026	40,045
Net loss attributable to non-controlling interests	6,116	25,848	3,961	15,604	27,502	4,268
Net income attributable to 51job, Inc.	532,318	1,097,276	168,164	755,228	285,528	44,313
Total comprehensive income	526,541	1,093,879	167,644	739,330	257,880	40,022
Earnings per share:
Basic	8.18	16.35	2.51	11.27	4.23	0.66
Diluted	7.98	16.12	2.47	11.11	4.18	0.65
Weighted average number of common shares outstanding:
Basic	65,049,597	67,101,601	67,101,601	67,000,172	67,426,629	67,426,629
Diluted	66,683,457	68,056,724	68,056,724	67,992,639	68,267,453	68,267,453

Notes:

(1)
The conversion of Renminbi amounts into U.S. dollar amounts is based on the noon buying rate of RMB6.5250 to US$1.00 on December 31, 2020 in New York for cable transfers of Renminbi as set forth in the H.10 weekly statistical release of the Federal Reserve Board.

(2)
The conversion of Renminbi amounts into U.S. dollar amounts is based on the noon buying rate of RMB6.4434 to US$1.00 on September 30, 2021 in New York for cable transfers of Renminbi as set forth in the H.10 weekly statistical release of the Federal Reserve Board.

(3)
Includes share-based compensation expenses of RMB20.2 million, RMB23.6 million, RMB17.3 million and RMB19.1 million for the years ended December 31, 2019 and 2020 and the nine months ended September 30, 2020 and 2021, respectively.

(4)
Includes share-based compensation expenses of RMB17.4 million, RMB20.3 million, RMB14.9 million and RMB16.4 million for the years ended December 31, 2019 and 2020 and the nine months ended September 30, 2020 and 2021, respectively.

(5)
Includes share-based compensation expenses of RMB88.6 million, RMB99.8 million, RMB76.5 million and RMB84.2 million for the years ended December 31, 2019 and 2020 and the nine months ended September 30, 2020 and 2021, respectively.

	As of December 31,			As of September 30,
	2019	2020		2020	2021
				(unaudited)
	RMB	RMB	US$(1)	RMB	RMB	US$(2)
Selected consolidated balance sheet data
(In thousands)
Current assets	10,942,404	11,547,629	1,769,751	10,991,818	11,169,479	1,733,476
Non-current assets	3,347,138	4,128,051	632,652	4,088,571	5,091,957	790,259
Total assets	14,289,542	15,675,680	2,402,403	15,080,389	16,261,436	2,523,735
Current liabilities	2,833,462	2,810,417	430,715	2,615,328	2,986,668	463,523
Non-current liabilities	265,070	277,036	42,458	267,714	302,342	46,923
Total liabilities	3,098,532	3,087,453	473,173	2,883,042	3,289,010	510,446
Mezzanine equity	216,974	189,811	29,090	200,565	161,318	25,036
Total 51job, Inc. shareholders’ equity	10,948,331	12,372,747	1,896,206	11,971,309	12,785,110	1,984,218
Total equity	10,974,036	12,398,416	1,900,140	11,996,782	12,811,108	1,988,253
Total liabilities, mezzanine equity and equity	14,289,542	15,675,680	2,402,403	15,080,389	16,261,436	2,523,735

Notes:
(1)
The conversion of Renminbi amounts into U.S. dollar amounts is based on the noon buying rate of RMB6.5250 to US$1.00 on December 31, 2020 in New York for cable transfers of Renminbi as set forth in the H.10 weekly statistical release of the Federal Reserve Board.

(2)
The conversion of Renminbi amounts into U.S. dollar amounts is based on the noon buying rate of RMB6.4434 to US$1.00 on September 30, 2021 in New York for cable transfers of Renminbi as set forth in the H.10 weekly statistical release of the Federal Reserve Board.

Net Book Value per Share of Our Shares
The Company’s net book value per Share as of December 31, 2020 was US$28.13, based on 67,406,657 issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options) as of December 31, 2020. The Company’s net book value per Share as of September 30, 2021 was US$29.42, based on 67,437,209 issued and outstanding Shares (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options) as of September 30, 2021.

TRANSACTIONS IN THE SHARES AND ADSS
Purchases by the Company
The Company has not repurchased any Shares or ADSs at any time within the past two years.
Purchases by the Participants
Other than the Merger Agreement and the agreements entered into in connection therewith, including the Interim Investors Agreement, the Support Agreements, the Limited Guarantees and the Equity Commitment Letters and the transactions contemplated thereby, there have been no purchases in Shares or ADSs by any Participant at any time during the past two years.
Prior Public Offerings
The Company did not make any underwritten public offering of the Company’s securities during the past three years.
Transactions in Prior 60 Days
Except as described above and other than the Merger Agreement and the agreements entered into in connection with the Merger Agreement, including the Interim Investors Agreement, the Support Agreements, the Limited Guarantees and the Equity Commitment Letters and the transactions contemplated thereby, there have been no transactions in Shares or ADSs during the past 60 days by the Company, any of the Company’s officers or directors, any Participants, or any other person with respect to which disclosure is provided in Annex E or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF THE COMPANY
The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of the Company’s Shares, as of the date of this Proxy Statement, by:
•
each of the Company’s directors and senior management who beneficially own the Company’s Shares;

•
all directors and senior management as a group; and

•
each person known to us to beneficially own more than 5.0% of the Company’s Shares.

The calculations in the table below are based on 67,439,609 Shares outstanding as of the date of this Proxy Statement (excluding Shares issued to the ADS Depositary and reserved for exercise of outstanding Company Options).
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, we have included Shares that the person has the right to acquire within 60 days from the date of this Proxy Statement, including through the exercise of any Company Option, warrant, or other right or the conversion of any other security. These Shares, however, are not included in the computation of the percentage ownership of any other person.
	Shares Beneficially Owned(1)
	Number	%
Directors and Senior Management**:
Rick Yan(2)	12,722,264	18.6
Kathleen Chien	2,288,258	3.4
David K. Chao(3)	*	*
Tao Wang(4)	*	*
Jingwu Chen	*	*
Junichi Arai(5)	*	*
Eric He	*	*
Li-Lan Cheng	*	*
All directors and senior management as a group	16,322,264	23.3
Principal Shareholders:
Recruit(6)	23,443,981	34.8
RY Holdings(7)	11,860,264	17.6

*
Less than 1% of our total outstanding Shares

**
Except for Mr. David K. Chao and Mr. Junichi Arai, the business address of our directors and executive officers is c/o Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China.

Notes:
(1)
For each named person, the percentage ownership includes Shares (including Shares in the form of ADSs) which the person has the right to acquire within 60 days from the date of this Proxy Statement. However, such Shares (including Shares in the form of ADSs) shall not be deemed outstanding with respect to the calculation of ownership percentage for any other person.

(2)
Consists of: (i) 11,315,815 Shares and 544,449 Shares in the form of ADSs held by RY Holdings; (ii) 20,000 Shares in the form of ADSs held by Mr. Yan; and (iii) 842,000 Shares in the form of ADSs issuable to Mr. Yan upon the exercise of vested Company Options within 60 days from the date of this Proxy Statement.

(3)
The address of Mr. David K. Chao is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(4)
Consists of: (i) 256,269 Shares in the form of ADSs held by LLW Holding, a company incorporated in the British Virgin Islands affiliated with Mr. Wang; (ii) 24,000 Shares in the form of ADSs held by Mr. Wang; and (iii) 264,000 Shares in the form of ADSs issuable to Mr. Wang upon the exercise of vested Company Options within 60 days from the date of this Proxy Statement.

(5)
The address of Mr. Junichi Arai is GranTokyo South Tower, 1-9-2 Marunouchi, Chiyoda-ku, Tokyo 100-6640, Japan.

(6)
Includes a total of 23,443,981 Shares, including 118,750 Shares held in the form of ADSs, held by Recruit.

(7)
RY Holdings is wholly owned by Mr. Yan.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. If, however, the Merger is not completed, an annual general meeting is expected to be held later in the year.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, the documents attached hereto and the documents incorporated by reference in this Proxy Statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the Merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the Merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this Proxy Statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
The following factors, among others, could cause actual results or matters related to the Merger to differ materially from what is expressed or forecasted in the forward-looking statements:
•
the satisfaction of the conditions to completion of the Merger, including the authorization and approval of the Merger Agreement by our shareholders;

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•
the cash position of the Company and its subsidiaries at the Effective Time;

•
equity financing may not be funded at the Effective Time because of the failure of Merger Sub to meet the closing conditions or for other reasons, which may result in the Merger not being completed promptly or at all;

•
the effect of the announcement or pendency of the Merger on our business relationships, operating results and business generally;

•
the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•
the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•
diversion of our management’s attention from our ongoing business operations;

•
loss of our senior management;

•
the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of the financings that will be obtained for the Merger;

•
our failure to comply with regulations and changes in regulations;

•
the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the Merger or any other matters; and

•
other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3. Key Information — D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2020. Please see “Where You Can Find More Information” beginning on page 132 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, forward-looking statements involve inherent risks, uncertainties and assumptions. In addition, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this Proxy Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers, and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to our website at ir.51job.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this Proxy Statement, and therefore is not incorporated by reference.
Because the Merger is a going-private transaction, the Company and the Participants have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the Merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this Proxy Statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this Proxy Statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Proxy Statement. This Proxy Statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this Proxy Statement. To the extent that any of the periodic reports incorporated by reference in this Proxy Statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going-private transaction described in this Proxy Statement.
We undertake to provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon request, by first-class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this Proxy Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Proxy Statement incorporates.
Requests for copies of our filings should be directed to our Investor Relations Department at +86 21 6879 6250 or ir@51job.com.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED MARCH 29, 2022. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER
between
GARNET FAITH LIMITED
and
51JOB, INC.
Dated as of June 21, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of June 21, 2021 (this “Agreement”), between Garnet Faith Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Merger Sub”), and 51job, Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in Section 9.03 hereof.
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with Part XVI of the Companies Act (As Revised) of the Cayman Islands (the “CICA”), Merger Sub and the Company intend to enter into a transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICA) (the “Surviving Company”);
WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of a special committee established by the Company Board (the “Special Committee”), has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares and Continuing Shares), and declared it advisable, for the Company to enter into this Agreement and the Plan of Merger and consummate the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger, and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, by the holders of Shares at the Shareholders’ Meeting and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted to a vote of the holders of Shares for authorization and approval;
WHEREAS, the board of directors of Merger Sub has (i) approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (ii) declared it advisable for Merger Sub to enter into this Agreement and the Plan of Merger and consummate the Transactions, including the Merger;
WHEREAS, as a condition and inducement to Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, (i) Recruit, Merger Sub and certain other parties have executed and delivered a support agreement, dated as of the date hereof (the “Recruit Support Agreement”), and (ii) the Management Continuing Shareholders and Merger Sub have entered into a support agreement, dated as of the date hereof (the “Management Support Agreement” and, together with the Recruit Support Agreement, the “Support Agreements”), pursuant to which, among other things, each Continuing Shareholder has agreed, upon the terms and subject to the conditions of its Support Agreement, (A) to vote all Shares (including Shares represented by ADSs) held directly or indirectly by such Continuing Shareholder, together with any Shares acquired (whether beneficially or of record) by such Continuing Shareholder after the date hereof and prior to the Effective Time in favor of the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, and (B) to receive no cash consideration for its Continuing Shares, which shall not be cancelled in the Merger and shall remain outstanding and continue to exist without interruption as common shares of the Surviving Company at the Effective Time in accordance with this Agreement; and
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution of this Agreement, Founder Holdco and New Founder Holdco, DCP, OL and Recruit (or their respective Affiliates), (each, a “Guarantor,” and collectively, the “Guarantors”) each executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Merger Sub under this Agreement (as may be supplemented or amended from time to time in accordance with this Agreement, each, a “Guarantee,” and collectively, the “Guarantees”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER
Section 1.01   The Merger.
Upon the terms and subject to the conditions set forth in this Agreement or waiver by the party having the benefit of such condition, and in accordance with the CICA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease to exist and Merger Sub will be struck off the Register of Companies in the Cayman Islands and the Company shall continue as the Surviving Company under the Laws of the Cayman Islands.
Section 1.02   Closing; Closing Date.
Unless otherwise unanimously agreed in writing between the Company and Merger Sub, the closing for the Merger (the “Closing”) shall take place at 10:00 a.m. (Hong Kong time) electronically as soon as practicable, but in any event no later than the fifteenth (15th) Business Day following the day on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions) is satisfied or, if permissible, waived (such date being the “Closing Date”).
Section 1.03   Effective Time.
Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Plan of Merger and other documents required under the CICA to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA. The Merger shall become effective at the time when it is registered by the Registrar of Companies (or at such later date as may be specified in the Plan of Merger, being not more than the 90th day after the date of such registration) in accordance with the CICA (the “Effective Time”).
Section 1.04   Effects of the Merger.
At the Effective Time, the Merger shall have the effects specified in the CICA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Company and Merger Sub shall vest in the Surviving Company and the Surviving Company shall be liable for and subject in the same manner as the Company and Merger Sub to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICA.
Section 1.05   Memorandum and Articles of Association of Surviving Company.
At the Effective Time, in accordance with the Plan of Merger, the Surviving Company shall adopt the memorandum and articles of association in the form attached as Appendix II to the Plan of Merger, which shall include such indemnification provisions as required by Section 6.05(a).
Section 1.06   Directors and Officers.
The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time and/or such other persons as designated by Merger Sub shall be the initial directors of the Surviving Company, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case, unless otherwise determined by Merger Sub prior to the Effective Time, and shall hold office until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Company.

ARTICLE II
CONVERSION OF SECURITIES; MERGER CONSIDERATION
Section 2.01   Cancellation and Conversion of Securities.
At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities of the Company:
(a)   each common share, par value US$0.0001 per share, of the Company (each, a “Share”, and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs), shall be cancelled and cease to exist in exchange for the right to receive US$79.05 in cash per Share without interest (the “Per Share Merger Consideration”) payable in the manner provided in Section 2.04;
(b)   each American Depositary Share, representing one (1) Share (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares and Continuing Shares), together with the Share represented by such ADS, shall be cancelled and cease to exist in exchange for the right to receive US$79.05 in cash per ADS without interest (the “Per ADS Merger Consideration”), which amount shall be paid by the Company to the Depositary as the holder of such cancelled Shares, and distributed by the Depositary to the holders of such cancelled ADS, pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement, and in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail;
(c)   each of the Excluded Shares, in each case issued and outstanding immediately prior to the Effective Time, shall be cancelled and cease to exist without payment of any consideration or distribution therefor;
(d)   each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.03 and thereafter represent only the right to receive the applicable payments set forth in Section 2.03;
(e)   each Continuing Shareholder shall not have the right to receive the Per Share Merger Consideration or the Per ADS Merger Consideration in respect of its Continuing Shares and instead, each Continuing Share issued and outstanding immediately prior to the Effective Time shall not be cancelled and shall remain outstanding and continue to exist without interruption as one (1) validly issued, fully paid and non-assessable common share, par value US$0.0001 per share, of the Surviving Company (each, a “Surviving Company Share”, and collectively, the “Surviving Company Shares”);
(f)   concurrently with the cancellation and conversion of Shares and ADSs pursuant to the terms and conditions set out in Sections 2.01(a) to (e), each common share, par value US$0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable Surviving Company Share. The Surviving Company Shares contemplated by Section 2.01(e) and this Section 2.01(f) shall constitute the only issued and outstanding share capital of the Surviving Company at the Effective Time, which shall be reflected in the register of members of the Surviving Company.
Section 2.02   Company Share Plans and Outstanding Company Options.
(a)   At the Effective Time, the Company shall (i) terminate the Company Share Plans and any relevant award agreements entered into under the Company Share Plans, and (ii) cancel each Company Option that is outstanding and unexercised, whether or not vested or exercisable.
(b)   Each former holder (or his or her designee) of a Vested Company Option which is cancelled at the Effective Time shall, in exchange therefor, be paid by the Surviving Company or one of its Subsidiaries, as soon as practicable after the Effective Time (without interest), a cash amount equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the Exercise Price of such Vested Company Option, and (ii) the number of Shares underlying such Vested Company Option;

provided that if the Exercise Price of any such Vested Company Option is equal to or greater than the Per Share Merger Consideration, such Vested Company Option shall be cancelled without any payment therefor.
(c)   Each former holder (or his or her designee) of an Unvested Company Option which is cancelled at the Effective Time shall, in exchange therefor, be issued with an employee incentive award by the Surviving Company, to replace such Unvested Company Option, pursuant to terms and conditions to be determined by the Surviving Company which shall be substantially the same as the terms and conditions (including as to vesting) under the Company Share Plans and the award agreement with respect to such Unvested Company Option.
(d)   Any payment under this Section 2.02 shall be made pursuant to the Company’s ordinary payroll practices at or as soon as practicable (and in any event no more than ten (10) Business Days) after the Effective Time and subject to all applicable Taxes and Tax withholding requirements, each applicable withholding agent shall be entitled to withhold Taxes under applicable Tax Law in respect thereof, and each former holder of Company Options shall be personally responsible for the proper reporting and payment of all Taxes related to any distribution contemplated by this Section 2.02.
(e)   As promptly as practicable following the date hereof and in any event prior to the Effective Time, the Company, the Company Board or the compensation committee of the Company Board, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.02. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time the Surviving Company will not be required to issue Shares or other share capital of the Company or the Surviving Company to any person pursuant to the Company Share Plans or in settlement of any Company Option except as contemplated in this Section 2.02. Promptly following the date hereof but in any event prior to the Effective Time, the Company shall deliver written notice to each holder of Company Options informing such holder of the effect of the Merger on his or her Company Options, to the extent such notice is required by the Company Share Plans and any relevant award agreements entered into under the Company Share Plans.
Section 2.03   Dissenting Shares.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICA, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger, or dissenter rights, in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares;” holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and the Dissenting Shareholders shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICA.
(b)   For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have not exercised or perfected or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICA shall thereupon not be Dissenting Shares and shall be cancelled and cease to exist as of the Effective Time, in consideration of the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 2.04. Merger Sub shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or perfect or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICA.
(c)   The Company shall give Merger Sub (i) prompt notice of any notices of objection, notices of approvals, notice of dissent or demands for appraisal or written offers, under Section 238 of the CICA received by the Company, attempted withdrawals of such notices, demands or offers, and any other instruments served pursuant to applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or appraisal rights and (ii) the opportunity to direct all negotiations and proceedings with respect to any such notice or demand for appraisal under the CICA. The Company shall not, except with the prior written consent of Merger Sub, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.
(d)   In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICA, the Company shall serve written notice of the authorization and approval of the Merger on such shareholders pursuant to section 238(4) of the CICA within twenty (20) days of obtaining the Requisite Company Vote at the Shareholders’ Meeting.
Section 2.04   Exchange of Share Certificates, etc.
(a)   Paying Agent.   Prior to the Closing, Merger Sub shall appoint a bank or trust company selected by Merger Sub with the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 2.01(a), Section 2.01(b) and Section 2.03(b) (in the case of Section 2.03(b), when ascertained) (collectively, the “Merger Consideration”), and Merger Sub shall enter into a paying agent agreement with the Paying Agent in form and substance reasonably acceptable to the Company. At or prior to the Effective Time, or in the case of payments pursuant to Section 2.03(b), when ascertained, Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs (other than the Excluded Shares and the Continuing Shares), cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”). Prior to the Effective Time, the Company shall deposit or cause to be deposited cash in an amount which is at least equal to the Offshore Available Cash Amount with the Paying Agent, provided that Merger Sub shall use its commercially reasonable efforts to cause the Paying Agent to immediately refund and deliver to the Company all such cash deposited or cause to be deposited by the Company with the Paying Agent if the Effective Time has not occurred within five (5) Business Days following such deposit.
(b)   Exchange Procedures.   Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), the Surviving Company shall cause the Paying Agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands reasonably acceptable to Merger Sub and the Company, and shall specify the manner in which the Per Share Merger Consideration shall be paid out of the Exchange Fund to registered holders of such Shares and contain such other provisions as Merger Sub and the Company may mutually agree); and (ii) instructions for use in effecting the surrender of any issued share certificates representing such Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) or any steps to be taken in respect of non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required in exchange for the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 2.04(c)) or any documents required in respect of Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of Shares represented by such Share Certificate (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 2.04(c)) and each registered holder of Uncertificated Shares shall be entitled to receive, in exchange for the cancellation of such Shares as contemplated by Section 2.01(a), a check, in the amount equal to (x) the number of Shares so cancelled (whether certificated Shares represented by a Share Certificate (or in respect of which an affidavit and indemnity of loss in lieu of the Share Certificate has been given as provided in Section 2.04(c)) or Uncertificated Shares) multiplied by (y) the Per Share Merger Consideration, subject to applicable withholding in accordance with Section 2.04(i), and all such cancelled Shares shall be recorded as cancelled in the register of members of the Company at the Effective Time as contemplated by Section 2.01(a), and any Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Merger Sub and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares or Continuing Shares) and (y) the Per ADS Merger Consideration, and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares or Continuing Shares) upon surrender by them of the ADSs. To the extent required by the terms of the Deposit Agreement, the ADS holders will pay applicable fees, charges and expenses of the Depositary, stock transfer or other Taxes and other government charges due to or incurred by the Depositary in connection with the cancellation of their ADSs. The Surviving Company will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any, which shall be withheld by the Depositary in accordance with Section 2.04(i)) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to holders of ADSs and the cancellation of ADSs (excluding any fees, including ADS cancellation or termination fees, payable by holders of ADSs in accordance with the Deposit Agreement). No interest shall be paid or will accrue on any amount payable in respect of the Shares or ADSs pursuant to the provisions of this Article II.
(c)   Lost Certificates.   If the Share Certificate for any Shares (other than Excluded Shares, Continuing Shares or Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Paying Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Paying Agent will pay in respect of the Shares represented by such lost, stolen or destroyed Share Certificate an amount equal to the Per Share Merger Consideration multiplied by the number of Shares represented by such Share Certificate to which the holder thereof is entitled pursuant to Section 2.01(a).
(d)   Untraceable Shareholders.   Remittances for the Per Share Merger Consideration or the Per ADS Merger Consideration, as the case may be, shall not be sent to holders of Shares or ADSs who are untraceable unless and until, except as provided below, they notify the Paying Agent, the Depositary or the Surviving Company, as applicable, of their current contact details. A holder of Shares or ADSs will be deemed to be untraceable if (i) such person has no registered address in the register of members maintained by the Company or the Depositary, as applicable, or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a check payable to such person either (x) has been sent to such person and has been returned undelivered or has not been cashed, or (y) has not been sent to such person because on an earlier occasion a check for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or the Depositary, as applicable, or (iii) notice of the Shareholders’ Meeting convened to vote on the Merger has been sent to such person and has been returned undelivered. Monies due to shareholders of the Company (including holders of ADSs) who are untraceable shall be returned to the Surviving Company on demand and held in a non-interest bearing bank account for the benefit of shareholders of the Company (including holders of ADSs) who are untraceable. After the Effective Time, untraceable shareholders of the Company (including holders of ADSs) who wish to receive any monies otherwise payable in respect of the Merger within applicable time limits will be advised to contact the Surviving Company. Monies unclaimed after a period of six (6) years from the Closing Date shall be forfeited and shall revert to the Surviving Company.
(e)   Adjustments to Merger Consideration.   The Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares or ADSs occurring on or after the date hereof and prior to the Effective Time and to provide to the holders of Shares (including Shares represented by ADSs) and Company Options the same economic effect as contemplated by this Agreement prior to such action.
(f)   Investment of Exchange Fund.   The Exchange Fund, pending its disbursement to the holders of Shares and ADSs, shall be invested by the Paying Agent as reasonably directed by Merger Sub or, after the Effective Time, the Surviving Company; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated the highest quality by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank deposit accounts, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months; provided further that no such investment or losses shall affect the amounts payable to the holders of Shares and ADSs and Merger Sub or the Surviving Company, as applicable, shall promptly replace or restore, or cause to be replaced or restored any funds deposited with the Paying Agent that are lost through any investment or diminished for other reasons to the extent necessary to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments shall become a part of the Exchange Fund, and any amounts in excess of the Merger Consideration shall be the sole and exclusive property of Merger Sub and the Surviving Company. Except as contemplated by Section 2.04(b), this Section 2.04(f) and Section 2.04(g), the Exchange Fund shall not be used for any other purpose.
(g)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the holders of Shares or ADSs for six (6) months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Shares and ADSs (other than Excluded Shares or Continuing Shares) who have not theretofore complied with this Article II shall thereafter look only to the Surviving Company for the cash to which they are entitled pursuant to Section 2.01(a) and Section 2.01(b).
(h)   No Liability.   None of the Paying Agent, the Consortium Members, Merger Sub, the Surviving Company or the Depositary shall be liable to any former holder of Shares for any such Shares (including Shares represented by ADSs) (or dividends or distributions with respect thereto), or cash properly delivered to a public official pursuant to any applicable abandoned property, bona vacantia, escheat or similar Law. Any amounts remaining unclaimed by such former holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Company or its designee, free and clear of all claims or interest of any person previously entitled thereto.
(i)   Withholding Rights.   Each of the Surviving Company, the Paying Agent, Merger Sub and the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, ADSs or Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be, such withheld amounts shall be (i) remitted by the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as applicable, to the applicable Governmental Authority and (ii) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs or Company Options in respect of which such deduction and withholding was made by the Surviving Company, the Paying Agent, Merger Sub or the Depositary, as the case may be.
Section 2.05   No Transfers.
From and after the Effective Time, (a) there shall be no registrations of transfers in the register of members of the Surviving Company of the Shares that were outstanding immediately prior to, and which were cancelled at, the Effective Time (excluding, for the avoidance of doubt, the Surviving Company Shares held by the Continuing Shareholders from and after the Effective Time), and (b) the holders of Shares (including Shares represented by ADSs) that were issued and outstanding immediately prior to, and cancelled at, the Effective Time (excluding, for the avoidance of doubt, the Surviving Company Shares held by the Continuing Shareholders from and after the Effective Time) shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Share Certificates (other than Share Certificates in respect of Continuing Shares) presented to the Paying Agent, Merger Sub or Surviving Company for transfer or any other reason shall be cancelled, in exchange for the right to receive the cash consideration to which the holders thereof are entitled under this Article II in the case of Shares other than Excluded Shares, Continuing Shares and Dissenting Shares, and for no consideration in the case of Excluded Shares and Continuing Shares, and only in accordance with Section 2.03 in the case of the Dissenting Shares.
Section 2.06   Termination of Deposit Agreement.
As soon as reasonably practicable after the Effective Time, the Surviving Company shall provide notice to JP Morgan Chase Bank, N.A. (the “Depositary”) to terminate the deposit agreement dated August 8, 2014, entered into by and among the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms. As contemplated by the Support Agreements, the Depositary will transfer to each Continuing Shareholder all of the Continuing Shares represented by ADSs which are held by the Depositary on behalf of such Continuing Shareholder prior to the Effective Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the Company Disclosure Schedule delivered to Merger Sub contemporaneously with the execution of this Agreement (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to qualify the section or subsection of this Agreement to which it corresponds in number along with each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section of subsection); (b) as disclosed in the Company SEC Reports filed and publicly available after January 1, 2018 and prior to the date of this Agreement (without giving effect to any amendment to any such Company SEC Report filed on or after the date hereof and excluding disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections and any other sections to the extent they are forward-looking or cautionary in nature, in each case, other than any specific factual information contained therein), and (c) as Fairly Disclosed in the Data Room Information, the Company hereby represents and warrants to Merger Sub that:
Section 3.01   Organization, Good Standing and Qualification.
(a)   The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Company’s Subsidiaries is a legal entity duly organized or formed, validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of the jurisdiction of its organization or formation, and each Group Company has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease, operate and use its properties and assets and to carry on its business as it is now being conducted, except where the failure of any Group Company to be so organized, existing or in good standing or of any Group Company to have such power, authority or approval has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Group Company is duly qualified or licensed to do business, and is in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing), in each jurisdiction where the character of the properties and assets owned, leased, operated or used by it or the nature of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)   Section 3.01(b) of the Company Disclosure Schedule sets forth a true and complete list of each Group Company and each Equity Investee of the Company as of the date hereof, together with (i) the jurisdiction of organization or formation of each such Group Company or Equity Investee and (ii) the percentage of the outstanding issued share capital or registered capital, as the case may be, of each such Group Company or Equity Investee owned or otherwise held by such Group Company. The corporate structure of the Group Companies and the ownership among the Group Companies and the establishment thereof are in compliance with all applicable Laws. Except as set forth in Section 3.01(b) of the Company Disclosure Schedule and to the knowledge of the Company, (x) there are no other corporations, partnerships, joint ventures, associations, or entities through which any Group Company conducts business, or other entities in which a Group Company controls or owns, of record or beneficially, any direct or indirect equity or other interest or right (contingent or otherwise) to acquire the same, and (y) no Group Company is a participant in (nor is any part of their businesses conducted through) any joint venture, partnership, or similar arrangement, in each case of (x) and (y), the fair value of which, or the amount of equity investment made by or consideration paid by, or liability owed to or by, such Group Company, in the aggregate, is more than RMB10,000,000.
(c)   Pursuant to the Control Documents with respect to each VIE Entity, (x) the WFOE has had and will continue to have exclusive control over such VIE Entity and its Subsidiaries and is entitled to all of the economic benefits and residual returns from the operations of such VIE Entity and its Subsidiaries; and (y) such VIE Entity is a “variable interest entity” of the Company and its financial results have been and will continue to be consolidated into consolidated financial statement of the Company as if it were a wholly owned Subsidiary of the Company, under the GAAP.
Section 3.02   Memorandum and Articles of Association.
The Company has heretofore furnished to Merger Sub a complete and correct copy of the memorandum and articles of association or equivalent organizational documents, each as amended to date, of each Group Company. Such memorandum and articles of association or equivalent organizational documents are in full force and effect as of the date hereof and, if required under applicable Law, have been registered with, as applicable, the appropriate Governmental Authorities. No Group Company is in violation of any of the provisions of its memorandum and articles of association or equivalent organizational documents in any material respect.
Section 3.03   Capitalization.
(a)   The authorized share capital of the Company is US$50,000 divided into 500,000,000 Shares of a par value of US$0.0001 per share. As of the date of this Agreement, 75,519,740 Shares (which for the avoidance of doubt includes the Shares set forth in subsection (ii) of this Section 3.03(a)) are issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and non-assessable, (ii) 8,082,531 Shares are issued to the Depositary and reserved for future issuance pursuant to the outstanding Company Options, and (iii) no Shares are held in the treasury of the Company.
(b)   Except for the Company Options referred to in Section 3.03(a) and rights under the Control Documents, there are no options, warrants, preemptive rights, conversion rights, redemption rights, share appreciation rights, repurchase rights, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by any Group Company relating to the issued or unissued share capital of any Group Company or obligating any Group Company to issue, transfer or sell or cause to be issued, transferred or sold any Equity Securities of any Group Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of any Group Company and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any Equity Securities of any Group Company. The Company has not issued and does not have outstanding any bonds, debentures, notes or other obligations that provide the holders thereof with the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) on any matter on which the shareholders of the Company may vote.
(c)   Section 3.03(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of each Company Option holder; (ii) the number of Shares subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the vesting status of such Company Option; and (vi) the date on which such Company Option expires. The grant of each such outstanding Company Option was validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) and any required shareholder approval in compliance with the terms of the relevant Company Share Plans, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”) and all other applicable Laws. Except as set forth in Section 3.03(c) of the Company Disclosure Schedule or otherwise provided in this Agreement, there are no commitments or agreements of any character to which any Group Company is bound obligating such Group Company to accelerate or otherwise alter the vesting of any Company Option as a result of the Transactions.
(d)   All Shares subject to issuance upon due exercise of a Company Option, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Merger Sub accurate and complete copies of (i) the Company Share Plans pursuant to which the Company has granted the Company Options that are currently outstanding, and (ii) the form of award agreement evidencing such Company Options. There are no award agreements evidencing any Company Options with terms that are materially different from those set forth in the form of award agreement that has been made available to Merger Sub.
(e)   The outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable, and the portion of the outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries and such Equity Investees listed in Section 3.01(b)of the Company Disclosure Schedule that is owned by any Group Company is owned by such Group Company free and clear of all Liens, other than the Controlled Entities to the extent they are subject to their respective Control Documents. Such Group Company has the unrestricted right to vote, and (subject to limitations imposed by applicable Law and the applicable constitutional documents) to receive dividends and distributions on, all such Equity Securities. The outstanding shares, share capital or registered capital, as the case may be, of each of the Company’s Subsidiaries is not subject to any outstanding obligations of any Group Company requiring the registration under any securities Law for sale of such shares, share capital or registered capital, as the case may be. Other than as set forth in the Control Documents, there are no outstanding contractual obligations of any Group Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company’s Subsidiaries.
(f)   Other than those disclosed in the Company SEC Reports, the Company and its Subsidiaries do not have other employee stock incentive plans.
Section 3.04   Authority Relative to This Agreement; Fairness.
(a)   The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the Plan of Merger and the consummation by it of the Transactions, in each case, subject only to the authorization and approval by way of a shareholders’ special resolution of this Agreement, the Plan of Merger and the Transactions by the affirmative vote of holders of Shares representing at least two-thirds of the Shares present and voting in person or by proxy as a single class at the Shareholders Meeting (the “Requisite Company Vote”) in accordance with Section 233(6) of the CICA and the memorandum and articles of association of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (the “Bankruptcy and Equity Exception”).
(b)   As of the date hereof, the Special Committee comprises two (2) members of the Company Board, each of whom qualifies as an “independent director” (as such term is defined in NASDAQ Stock Market Rule 5605(a)(2)). The Company Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by the vote of those directors voting at a meeting duly called and held, has as of the date of this Agreement (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares and Continuing Shares), and declared it advisable, for the Company to enter into this Agreement, and the Plan of Merger and consummate the Transactions, including the Merger; (ii) authorized and approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, including the Merger; and (iii) resolved to recommend the authorization and approval of this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, to the holders of Shares (the “Company Recommendation”) and direct that this Agreement, the Plan of Merger and the consummation of the Transactions, including the Merger, be submitted for approval by the shareholders of the Company at the Shareholders’ Meeting.
(c)   The Special Committee has received from Duff & Phelps, LLC (the “Financial Advisor”) its written opinion, dated the date of this Agreement, based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, to the effect that, the Per Share Merger Consideration to be received by the holders of Shares (other than Excluded Shares, Continuing Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing Excluded Shares and Continuing Shares) are fair, from a financial point of view, to such holders, a copy of which opinion will be delivered to Merger Sub promptly after the date of this Agreement solely for informational purposes. The Financial Advisor has consented to the inclusion of a copy of such opinion in the Proxy Statement and Schedule 13E-3. It is agreed and understood that such opinion may not be relied on by Merger Sub or any of its Affiliates.
Section 3.05   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) assuming that the Requisite Company Vote is obtained, conflict with or violate the memorandum and articles of association of the Company or any equivalent organizational documents of any other Group Company, (ii) assuming (solely with respect to performance of this Agreement and consummation of the Transactions) that the matters referred to in Section 3.05(b) are complied with and the Requisite Company Vote is obtained, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to any Group Company or by which any property or asset of any Group Company is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance (except for Permitted Encumbrances) on any property or asset of any Group Company pursuant to, any Material Contract or obligation to which any Group Company is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for any such conflict, violation, breach, default, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(b)   The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any Group Company to obtain any consent, approval, authorization or permit of, or filing with or notification to, any nation or government, any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal (each, a “Governmental Authority”), except for (i) compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3, the furnishing of a Form 6-K with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the Securities and Exchange Commission (the “SEC”), if any, on such documents), (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICA and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICA, (iv) the consents, approvals, authorizations or permits of, or filings with or notifications to, the Governmental Authorities set forth in Section 3.05(b) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”) and (v) any such other consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.06   Permits; Compliance with Laws.
(a)   Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease, operate and use its properties and assets or to carry on its business as it is now being conducted except for any such franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (the “Material Company Permits”). All of the Material Company Permits are valid and in full force and effect and passed their respective annual or periodic inspection or renewal in accordance with applicable Laws in all material aspects and no suspension or cancellation of any of the Material Company Permits is pending or, to the knowledge of the Company, threatened, except for any suspensions or cancellations that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies taken as a whole. Each of the Group Companies is in material compliance with the terms of the Material Company Permits. Without limiting the generality of the foregoing, all permits, licenses and approvals by, and filings and registrations and other requisite formalities with, the Governmental Authorities in the PRC that are required to be obtained or made in respect of each Group Company established in the PRC with respect to its establishment, capital structure, business and operations as it is now being conducted, including the approval of and registrations or filings with the State Administration for Market Regulation of the PRC (formerly the State Administration for Industry and Commerce), the Ministry of Commerce of the PRC, the National Development and Reform Commission of the PRC, the Ministry of Industry and Information Technology of the PRC, the Cyberspace Administration of the PRC, the National Radio and Television Administration of the PRC (formerly the State Administration of Press Publication, Radio, Film and Television), the Ministry of Public Security of the PRC, the State Administration of Foreign Exchange of the PRC (“SAFE”), the Ministry of Human Resources and Social Security of the PRC, and the State Administration of Taxation of the PRC, and their respective local counterparts, if required, have been duly completed in accordance with applicable Laws of the PRC, except for any such permits, licenses and approvals by, and filings and registrations the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. For any business carried out by any Group Company in the PRC, such Group Company has not violated any PRC Law that imposes any prohibition or restriction on foreign investment. Each Group Company that is established in the PRC has been conducting its business activities within its permitted scope of business, and has been operating its business in full compliance with all relevant legal requirements and with all requisite permits, licenses and approvals granted by, and filings and registrations made with the competent Governmental Authorities of the PRC, except for any violation, failure or obligation that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.
(b)   The Group Companies are and have been in all material respects in compliance with all applicable Laws and the applicable listing, corporate governance and other rules and regulations of NASDAQ. No event has occurred and no circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a material violation by any Group Company of, or a failure on the part of such entity to comply with in any material respect, any applicable Laws, or (ii) may give rise to any material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. No Group Company is in material default, breach or violation of any Law applicable to it (including (i) any Law applicable to its business, (ii) any Tax Law, and (iii) any Law related to the protection of Personal Data) or by which any of its share, security, equity interest, property or asset is bound or affected. No Group Company has received any written notice or communication of any material non-compliance with any applicable Law that has not been cured.
(c)   In the past five (5) years, no Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any of their respective employees or other persons acting on behalf of any Group Company (collectively, the “Company Representatives”) has violated any Anticorruption Law, nor has any Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any Company Representative (x) made or given any bribe, rebate, payoff, influence payment, kickback or any other type of payment, that would violate any applicable

Anticorruption Laws, or (y) offered, paid, promised to pay, or authorized the payment of any money or anything of value, to any Government Official or to any person under circumstances where a Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or any Company Representative knew that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Government Official:
(i)   for the purpose of: (A) influencing any act or decision of a Government Official in his or her official capacity; (B) inducing a Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; or (D) inducing a Government Official to influence or affect any act or decision of any Governmental Authority; or
(ii)   in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, other unlawful or improper means of obtaining business or advantage or would otherwise violate any Anticorruption Law.
(d)   In the past five (5) years, no Group Company has conducted or initiated any internal investigation or made a voluntary, directed, involuntary or other disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anticorruption Law. No Group Company, nor any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any Company Representative has received any written notice, request, allegation or citation for any actual or potential noncompliance with any Anticorruption Law. The Group Companies have implemented policies and procedures designed to ensure that each Group Company and the employees and other intermediaries of the Group Companies comply with the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable Anticorruption Laws. The Group Companies have implemented and maintain effective internal controls reasonably designed to prevent and detect violations of Anticorruption Laws. The Group Companies have maintained accurate books and records in compliance with all applicable Anticorruption Laws.
(e)   The Group Companies have complied with all of the SAFE Rules and Regulations and duly and lawfully obtained all requisite permits, licenses, approvals, filings and registrations and other requisite formalities with the SAFE as required under the SAFE Rules and Regulations which are in full force and effect, except for any noncompliance that would not reasonably be expected to be material to the Group Companies taken as a whole, and, to the knowledge of the Company, there exist no grounds on which any such material permits, licenses, approvals, filings or registrations may be cancelled or revoked or any Group Company or its legal representative may be subject to liability or penalties for misrepresentations or failures to disclose information to SAFE or its local counterparts, except as would not be material to the Group Companies taken as a whole. To the knowledge of the Company, each of the Founder and Management Continuing Shareholders who is a PRC resident (as defined in the SAFE Rules and Regulations) and subject to any of the registration or reporting requirements under any SAFE Rules and Regulations has complied with such reporting and/or registration requirements under the SAFE Rules and Regulations in all material respects with respect to any direct or indirect holdings of Equity Securities in any Group Company or its investment in the Company. Neither the Company nor, to the knowledge of the Company, the Founder or Management Continuing Shareholders, has received any written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local counterparts with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations, except as would not be material to the Group Companies taken as a whole.
(f)   No Group Company, any of their respective directors, officers, board of directors (supervisory and management) members, or, to the knowledge of the Company, any of the Company Representatives is a Prohibited Person, and no Prohibited Person has been given an offer to become an employee, officer, consultant or director of any Group Company. No Group Company has engaged in any business or dealings, directly or indirectly, involving or relating to (i) a Sanctioned Jurisdiction; or (ii) a Prohibited Person. The Group Companies have been and are in compliance with all applicable International Trade Laws, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.07   SEC Filings; Financial Statements.
(a)   The Company has filed or otherwise furnished (as applicable), all forms, reports, statements, schedules and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2018 (including any amendments thereto, collectively, the “Company SEC Reports”). As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Reports were amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (and to the extent such Company SEC Reports were amended, then as of the date of effectiveness of such amendment), the Company SEC Reports (i) complied in all material respects with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each as in effect on the date so filed or effective, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading as of its filing date or effective date (as applicable).
(b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments which are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, except as may be noted therein.
(c)   Except as and to the extent set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 23, 2021, no Group Company has outstanding (i) any Indebtedness or any commitments therefor, or (ii) any other liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice since December 31, 2020, (B) incurred pursuant to this Agreement or in connection with the Transactions, or (C) which do not, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(d)   The Company has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Company has established and maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act to ensure that all material information concerning the Company and its Subsidiaries required to be included in reports filed under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents, and to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. As of the end of the period covered by the Company’s most recently filed annual report under the Exchange Act (such date, the “Evaluation Date”), there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.
Section 3.08   Proxy Statement.
The information supplied by the Company for inclusion in the Proxy Statement (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 (including any amendment or supplement thereto or document incorporated by reference therein including the notice of the Shareholders’ Meeting and the form of proxy) shall not (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 3.09   Absence of Certain Changes or Events.
Since December 31, 2020, except as expressly contemplated by this Agreement or otherwise disclosed by the Company in the Company Disclosure Schedule or as Fairly Disclosed in the Data Room Information, the Group has conducted business in all material respects in the ordinary course of business and in a manner consistent with past practice, and there has not been any receiver, trustee, administrator or other similar person appointed in relation to the affairs of the Company or its property or any part thereof. From December 31, 2020 through the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 3.10   Absence of Litigation.
There is no litigation, hearing, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened in writing against any Group Company, or any share, security, equity interest, property or asset of any Group Company, before any Governmental Authority which has or would reasonably be expected to have a Company Material Adverse Effect. No Group Company, nor any share, security, equity interest, or material property or asset of any Group Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 3.11   Employee Benefit Plans.
(a)   Section 3.11(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Company Employee Plan, other than any Company Employee Plan mandated by applicable Law to which the sole liability of the Company and its Subsidiaries is to make contributions required by Law including plans or programs maintained by a Governmental Authority requiring the payment of social insurance taxes or similar contributions by the Company or its Subsidiaries to a fund of a Governmental Authority with respect to wages of an employee. With respect to each Company Employee Plan, the Company has made available to Merger Sub, to the extent applicable, copies of each such Company Employee Plan document, including all amendments thereto, and all related trust documents. Each Company Employee Plan is in written form and has been established, operated and maintained in compliance with its terms and with applicable Law, except for any non-compliance that would not reasonably be expected to have a Company Material Adverse Effect.
(b)   All contributions or other amounts payable by a Group Company with respect to each Company Employee Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles. Except as would not have a Company Material Adverse Effect, there are no claims (other than for benefits incurred in the ordinary course) or Actions pending, or, to the knowledge of the Company, threatened against any Company Employee Plan or against the assets of any Company Employee Plan which could reasonably be expected to result in any liability to the Company or any of its Subsidiaries.
(c)   Except as expressly provided under this Agreement, neither the execution of this Agreement, shareholder approval of this Agreement, nor the consummation of the Transactions alone (whether alone or in connection with any additional or subsequent events such as a termination of employment), will (i) entitle any current or former director, employee or consultant of any Group Company to material compensation in the form of a severance payment or similar payment, (ii) accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Company Employee Plans, (iii) result in the payment of any material amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Employee Plan on or following the Effective Time, other than in the case of (i) and (ii), continued coverage under applicable Company Employee Plans for a specified duration no longer than twelve months upon any resignation or termination following the consummation of the Transaction.
Section 3.12   Labor and Employment Matters.
(a)   Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or bound by, or currently negotiating in connection with entering into, any collective bargaining agreements or labor contracts or understandings with any labor unions, works councils, or labor organizations. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries relating to their businesses, or (ii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (each, an “Employee”), and during the last three (3) years there has not been any such action.
(b)   There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing to be brought by or filed with any Governmental Authority or otherwise based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its Subsidiaries that, if individually or collectively resolved against the Company or its Subsidiaries, would reasonably be expected to result in a Company Material Adverse Effect.
(c)   Except as would not have a Company Material Adverse Effect, each Group Company is in compliance with all applicable Laws relating to employment and employment practices, including those related to wages, work hours, shifts, overtime, Social Security Benefits, holidays and leave, collective bargaining terms and conditions of employment and the payment and withholding of Taxes and other sums as required by the competent Governmental Authority and have withheld and paid in full to the competent Governmental Authority, or are holding for payment not yet due to such Governmental Authority, all amounts required to be withheld from or paid with respect to any of its current or former Employees or any other person (including the withholding and payment of all individual income taxes and contributions to Social Security Benefits payable), and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. For each and all labor dispatch or similar services received by each Group Company, such Group Company has entered into valid and binding agreements with respect to such services, and such Group Company is, and to the knowledge of the Company, the other parties thereto is not in breach of such agreements that will result in a Company Material Adverse Effect.
Section 3.13   Real Property; Title to Assets.
(a)   The Data Room Information sets forth the address and description of each Owned Real Property, including with respect to the Owned Real Property in the PRC, the particulars and issue date of the State-owned Land Use Certificate and Building Ownership Certificate for each Owned Real Property. With respect to each Owned Real Property and except as would not have a Company Material Adverse Effect: (i) the relevant Group Company has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to such Owned Real Property, free and clear of all Liens, except Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the relevant Group Company is the only party in possession of such Owned Real Property. No Group Company is a party to any Contract, agreement or option to purchase any material real property or interest therein. The land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority in compliance with applicable PRC Law in all material aspects and each relevant Group Company has duly complied in all material respects with all of the terms and conditions of, and all of its obligations under, the relevant land use rights contract or real property purchase contract in relation to any Owned Real Property owned by it, and no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority which has not been paid. The Owned Real Property remains in conformity in all material respects with all applicable building codes and standards, fire prevention, safety, planning or zoning Law.
(b)   The Group Companies have entered into written lease contracts for all Leased Real Property in the PRC. Except as would not have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) the Group Companies’ possession of the Leased Real Property under such Lease has not been disturbed and, to the knowledge of the Company, there are no disputes with respect to such Lease, (iii) neither any Group Company nor, to the knowledge of the Company, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease and (iv) the Group Companies have a valid and subsisting leasehold interest in all property under the Leases, in each case free and clear of all Liens, other than the Permitted Encumbrances.
(c)   The Owned Real Property and the Leased Real Property identified in the Data Room Information (collectively, the “Company Real Property”) comprise (i) substantially all of the real property used or intended to be used in the business of the Group Companies; and (ii) any material land use right or real property the Group Companies have acquired as their Owned Real Property under any real property purchase agreement, land grant contract or land allocation contract, regardless whether the relevant title certificate of such land use right or real property has not been duly obtained by the Group Companies. The use, occupation, operation, leasing, management of the Company Real Property by any Group Company is not in contravention of any applicable Laws, except for any non-compliance with respect to Company Real Properties that would not reasonably be expected to have a Company Material Adverse Effect. Each Group Company has used the Company Real Property in compliance with the approved use and zoning requirement under the relevant title certificates, land use rights certificates, certificates of real estate ownership and similar title documents, or as otherwise required by the competent Governmental Authorities, except for any non-compliance with respect to Company Real Properties that would not reasonably be expected to have a Company Material Adverse Effect.
(d)   Except as would not have a Company Material Adverse Effect, (i) all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the business of the Group Companies, (ii) there are no structural deficiencies or latent defects affecting any of the Improvements, and (iii) there are no facts or conditions affecting any of the Improvements which would interfere with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Group Companies.
(e)   Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other properties and assets necessary to conduct their respective businesses as currently conducted (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Liens, except Permitted Encumbrances. The material tangible personal property and assets owned or used by the Company and its Subsidiaries (i) are usable in the ordinary course of business and, in all material respects, are adequate and suitable for the uses to which they are being put, and (ii) are in good and working order, reasonable wear and tear and immaterial defects excepted, except for such failures to be in good operating condition and repair which would not have a Company Material Adverse Effect.
Section 3.14   Intellectual Property.
(a)   Except as Fairly Disclosed in the Data Room Information or as would not be material to the Group Companies taken as a whole, the Company and its Subsidiaries own or possess adequate licenses or other valid and enforceable rights to use (in each case, free and clear of any Liens, except for Permitted

Encumbrances), all Intellectual Property used in, or necessary to conduct, the business of the Company or its Subsidiaries as currently conducted and as currently proposed to be conducted.
(b)   Except as would not have a Company Material Adverse Effect, (i) the use of any Intellectual Property in connection with the operation of their respective businesses or otherwise by the Company or its Subsidiaries does not infringe upon, misappropriate, or otherwise violate and has not in the past three (3) years infringed upon, misappropriated or otherwise violated the Intellectual Property rights of any person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property; (ii) neither the Company nor any of its Subsidiaries has received any written notice of, and to the knowledge of the Company, there is no assertion or claim that it, or the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services), is infringing upon, diluting, misappropriating, or otherwise violating or has infringed upon, diluted, misappropriated, or otherwise violated any Intellectual Property right of any person, including any demands or unsolicited offers to license any Intellectual Property nor are there any facts or circumstances that would form the basis for any claim against the Company or any of its Subsidiaries of infringement, unauthorized use, or violation of any Intellectual Property right of any person, or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by any Group Company; (iii) neither the Company nor any of its Subsidiaries nor the business or activities of the Company or any of its Subsidiaries (including the commercialization and exploitation of their products and services) infringes, dilutes or misappropriates or has infringed, diluted or misappropriated any Intellectual Property rights of any person; and (iv) to the knowledge of the Company, no person (including current and former officers, employees, consultants and contractors of any Group Company) is currently infringing, diluting or misappropriating Intellectual Property owned by the Company or any of its Subsidiaries.
(c)   Except as would not have a Company Material Adverse Effect, with respect to each Intellectual Property owned by any Group Company, (i) such Group Company is the owner of the entire right, title and interest in and to such Intellectual Property, and is entitled to use, transfer and license such Intellectual Property in the continued operation of its respective business without payment to any Third Party (other than to one or more Governmental Authorities or other similar parties for the purposes of registering and maintaining such rights), (ii) no Group Company is obligated to assign ownership of any such Intellectual Property to any Third Party and (iii) no Group Company is bound by or subject to any non-compete or other restrictions on the operation and scope of its respective business. To the knowledge of the Company, none of the material Intellectual Property owned by any Group Company has been revoked, invalidated or otherwise challenged in whole or in part.
(d)   Except as would not have a Company Material Adverse Effect, with respect to each item of Intellectual Property licensed to any Group Company, (i) such Group Company has the right to use such Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Intellectual Property, and (ii) no party to any license of such Intellectual Property is in breach thereof or default thereunder.
(e)   Except as Fairly Disclosed in the Data Room Information, no person is challenging in writing the validity, enforceable, use or ownership of or, to the knowledge of the Company, threatening to challenge, or infringing upon, misappropriating, or otherwise violating any right of the Company or any of its Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or its Subsidiaries.
(f)   No material Owned Intellectual Property is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.
(g)   Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries owns all right, title and interest in and to all Intellectual Property created or developed by, for or under the direction or supervision of the Company or such Subsidiary. Each key employee of the Company who has participated in the creation or development of any such Intellectual Property has executed and delivered to the Company or such Subsidiary a valid and enforceable agreement (i) providing for the non-disclosure by such person of confidential information and (ii) providing for the present assignment by such person to the Company or such Subsidiary of any Intellectual Property developed or arising out of such person’s employment by, engagement by or contract with the Company or such Subsidiary of the Company and, to the knowledge of the Company, no such employee is in material violation of any term of any such agreement.
(h)   Except as would not be material to the Group Companies, taken as a whole, there are no outstanding Orders issued against any Intellectual Property owned by any Group Company that restricts or limits the use or licensing thereof by any Group Company.
(i)   Except as would not have a Company Material Adverse Effect, (A) a Group Company owns or has a valid right or license to use or otherwise exploit all Software used in connection with the businesses of the Group Companies as currently conducted, and (B) a Group Company possesses the source code, object code and documentation for all such Software that is proprietary to and owned by any Group Company (the “Company Owned Software”), (C) no Third Party has any ownership right or interest in any Company Owned Software, (D) the Group Companies have not disclosed the source code for any Company Owned Software to any Third Party (other than to Merger Sub and its Representatives for due diligence purposes in connection with the Transactions), and (E) other than those subject to open source license/codes, no such Software is subject to any obligation (including the terms of any open source license) that would require any Group Company to (i) disclose to any person any source code or Trade Secret that is part of any Company Owned Software, (ii) not charge fees or other consideration for such Software, or (iii) grant any right to any person to decompile or otherwise reverse-engineer such Software.
(j)   Except as would not have a Company Material Adverse Effect, to the knowledge of the Company, the consummation of the Transactions will not result in the loss or impairment or the restriction on use or other exploitation of any Intellectual Property owned by or licensed to any Group Company.
(k)   Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have taken all actions reasonably necessary to (i) maintain and protect each item of Intellectual Property that they own or are licensed or otherwise authorized to use, and (ii) protect the confidentiality and value of trade secrets and other know-how or confidential or proprietary information (together, the “Trade Secrets”) that are owned by any Group Company or provided to any Group Company by any Third Party under conditions of confidentiality, including having and effectively implementing in the business operations of the Company and its Subsidiaries Intellectual Property, information security and privacy measures comparable with those implemented by similarly situated companies in the U.S. and the PRC operating in the industry of the Company and its Subsidiaries. To the knowledge of the Company, (A) there has been no unauthorized disclosure or use of any Third Party’s Trade Secrets by any officer, employee, contractor, or consultant of any Group Company, and none of the Company’s or its Subsidiaries’ Trade Secrets have been disclosed to any Third Party except pursuant to valid and appropriate written non-disclosure agreements or license agreements or pursuant to obligations to maintain confidentiality arising by operation of Law, and (B) there has been no material breach of any Group Company’s security measures wherein any Trade Secrets have been disclosed or may have reasonably been disclosed without authorization to any Third Party. Immediately subsequent to the Effective Time, all Intellectual Property owned or used by any Group Company shall be owned by or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used such Intellectual Property immediately prior to the Effective Time.
(l)   Except as would not have a Company Material Adverse Effect, the Company IT Assets are (A) reasonably adequate and sufficient for, and operate and perform in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Company’s and its Subsidiaries’ businesses and the protection of Trade Secrets by the Group Companies, and (B) to the knowledge of the Company, are free from any material defects, viruses, worms and other malware. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery measures and technology consistent with industry practices and the Company IT Assets have not failed in any material respect, and to the knowledge of the Company, (i) no person has gained unauthorized access to any material Company IT Assets, and (ii) the data that they process and/or produce with respect to the businesses of the Company and its Subsidiaries has not been corrupted or compromised in any material respect.

(m)   Except as would not be material to the Group Companies, taken as a whole, none of the Intellectual Property owned by any Group Company is subject to any Contract or other obligation as a result of any funding or support from, or any arrangement with, any Governmental Authority or agency or nonprofit organization.
(n)   Except as would not be material to the Group Companies, taken as a whole, no Group Company is a party to or bound by any Contract that grants or purports to grant a license, covenant not to sue or other right under any Intellectual Property of Merger Sub of any of its Affiliates (other than the Group Companies).
Section 3.15   Privacy and Data Security.
(a)   Except as would not be material to the Group Companies, taken as a whole, each Group Company complies, and since January 1, 2018 has complied, with all applicable Privacy Laws, with Privacy Policies, and with applicable contractual obligations of the Company and its Subsidiaries governing privacy, data protection, and data security with respect to the Processing of Personal Data by the Company and its Subsidiaries. To the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions constitutes a material breach or violation of any applicable Privacy Law, any applicable Privacy Policy, or any applicable contractual obligations of the Company and its Subsidiaries governing privacy, data protection, and data security with respect to the Processing of Personal Data by the Company and its Subsidiaries. From January 1, 2018 until the date hereof, except as set forth in Section 3.15 of the Company Disclosure Schedule, there is no, and has not been any, (i) Action of any nature pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to privacy, data protection, or data security with respect to the Processing of Personal Data by the Company and its Subsidiaries; (ii) written notice of any actual or asserted noncompliance with any Law to which the Company or any of its Subsidiaries are subject relating to privacy, data protection, or data security with respect to the Processing of Personal Data by the Company; or (iii) known data breach or data security incident that compromised the data security of the Company or its Subsidiaries and impacted compliance with applicable Privacy Law by the Company or its Subsidiaries.
(b)   The Company and its Subsidiaries have taken commercially reasonable steps to (i) implement and maintain sufficient technical and organizational measures in compliance with applicable Privacy Laws, designed to preserve and protect the confidentiality, availability, security (including disaster recovery), and integrity of all Systems and Personal Data within the possession or control of the Company and its Subsidiaries; (ii) implement and maintain commercially reasonably sufficient disaster recovery programs and mechanism and business continuity plans for their business; and (iii)defend against any security breach (x) resulting in any unauthorized access to, or acquisition of, any Personal Data within the possession or control of the Company or any of its Subsidiaries or (y) which required a regulatory notification or reporting to any Governmental Authority.
(c)   The Company and its Subsidiaries have taken commercially reasonable steps to (i) ensure the IT Assets of the Company and its Subsidiaries are reasonably adequate and sufficient to protect the privacy and confidentiality of all Personal Data in compliance with reasonable industry practices and all applicable Privacy Laws and (ii) implement and maintain reasonable technical and organizational measures in compliance with applicable cybersecurity Laws (including but not limited to Privacy Laws), that are designed to preserve and protect the cybersecurity of all IT Asset and Systems within the possession or control of the Company and its Subsidiaries. Except as set forth in Section 3.15 of the Company Disclosure Schedule or as would not reasonably be expected to have a Company Material Adverse Effect, no person (including any Governmental Authority) has made any claim or commenced any proceeding against the Company or any Third Party service provider to the Company or any of its Subsidiaries with respect to loss, damage or unauthorized access, disclosure, use, modification or other misuse of Personal Data by the Company, any of its Subsidiaries, or any of their respective service providers.
Section 3.16   Taxes.
(a)   Each Group Company has duly and timely filed all material Tax Returns and reports required to be filed by it and has paid and discharged all material Taxes required to be paid or discharged (whether or not reflected on a Tax Return) in all material aspects, other than such payments as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP. All such Tax Returns are true, accurate and complete in all material respects. No Tax authority or agency or other Governmental Authority is asserting in writing or, to the knowledge of the Company, threatening to assert against any Group Company any material deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the knowledge of the Company, threatened Actions for the assessment or collection of any Taxes against any Group Company as of the date hereof. No Group Company has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.
(b)   As of the date of this Agreement, to the knowledge of the Company, no audit or administrative or judicial proceedings with respect to any material Tax Return or Taxes of any Group Company is currently in progress, and no Group Company has been notified or any written request for such an audit or administrative or judicial proceeding. As of the date hereof, to the knowledge of the Company, no written claim has been made by any Governmental Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by such jurisdiction.
(c)   No Group Company incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC.
(d)   Except as would not be material to the Group Companies taken as a whole, each Group Company has, in accordance with applicable Law, duly registered with the relevant Governmental Authority, obtained and maintained the validity of all national and local tax registration certificates and complied with all requirements imposed by such Governmental Authorities. Each submission made by or on behalf of any Group Company to any Governmental Authority in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates was accurate and complete in all material respects at the time of its submission and none of such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates contained any material misstatement or material omission that would have affected the granting of such Tax exemptions, holidays, deferrals, incentives or other preferential treatments or rebates. No suspension, revocation or cancellation of any Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates is pending or, to the knowledge of the Company, threatened. The Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, holidays, deferrals, incentives, or other preferential treatments or rebates and will not result in the claw-back or recapture of any such Tax exemptions, preferential treatments or rebates.
(e)   The Group Companies have complied in all material respects with all applicable Laws relating to (i) the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Group Companies, and (ii) information reporting with respect to, any payment made or received by the Group Companies (including those relating to the individual income tax obligations of the employees of the Group Companies).
(f)   No Group Company is liable to any person for any material amount under any Tax sharing agreement.
(g)   To the knowledge of the Company, no Group Company (i) has ever been a member of an affiliated group filing a consolidated, combined, unitary, affiliated or similar Tax Return (other than a group the common parent of which was a Group Company) or (ii) has any material liability for the Taxes of any person (other than any of the Group Companies due to being a member of a group described in clause (i), as a transferee or successor, by contract, or otherwise.
(h)   None of the shares, securities, equity interests, property or assets of the Group Companies are subject to Liens for any material Taxes (other than shares, securities, equity interests of the Company), and to the knowledge of the Company, none of the shares, securities or equity interests of the Company, other than Liens for Taxes that are not yet due or are being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company in accordance with GAAP).

(i)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.16 constitute the only representations and warranties of the Company with respect to Tax matters.
Section 3.17   No Secured Creditors; Solvency.
(a)   The Company has no secured creditors holding a fixed or floating security interest.
(b)   No Group Company has taken any steps to seek protection pursuant to any bankruptcy Law, nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Group Companies on a consolidated basis are not, as of the date hereof, Insolvent.
Section 3.18   Material Contracts.
(a)   Section 3.18(a) of the Company Disclosure Schedule set forth an accurate and complete list of all of the following types of Contracts to which any Group Company is a party as of the date of this Agreement, excluding in each case, Contracts under which such Group Company has no material outstanding rights or obligations (such Contracts, the “Material Contracts”):
(i)   any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;
(ii)   any Contract relating to (A) the formation, creation, operation, management or control of a partnership, joint venture, limited liability company or similar arrangement with any Group Companies making investment in the amount of more than US$5,000,000, (B) strategic cooperation or partnership arrangements, or (C) other similar agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by any Group Company in an amount material to the Company;
(iii)   any Contract involving a loan (other than accounts receivable in the ordinary course of business) or advance to (other than travel and entertainment allowances to the employees of the Company and any of its Subsidiaries extended in the ordinary course of business), or investment in, any person other than a Group Company or any Contract relating to the making of any such loan, advance or investment, in each case only if material to the financial status of the Company;
(iv)   any Contract involving Indebtedness of the Company or any of its Subsidiaries except for any Indebtedness (A) as set forth in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company’s annual report on Form 20-F filed with the SEC on April 23, 2021, (B) incurred in the ordinary course of business consistent with past practice as of December 31, 2020, (C) incurred pursuant to this Agreement or in connection with the Transactions, or (D) to the knowledge of the Company, not in excess of RMB20,000,000;
(v)   any Contract (including so called take-or-pay or keep-well agreements) under which any person (other than the Company or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness of the Company or any of its Subsidiaries in excess of RMB10,000,000;
(vi)   any Contract granting or evidencing a Lien on any properties or assets of the Company or any of its Subsidiaries, other than a Permitted Encumbrances;
(vii)   any financial advisory Contract in excess of RMB10,000,000;
(viii)   any Contract for the acquisition, disposition, sale, transfer or lease (including leases in connection with financing transactions) of properties or assets of the Company or any of its Subsidiaries that have a fair market value or purchase price of more than RMB100,000,000 (by merger, purchase or sale of assets or stock or otherwise) or pursuant to which the Company or any of its Subsidiaries have continuing, indemnification, guarantee, “earn-out” or other contingent payment obligations;
(ix)   any Contracts relating to or in connection with any outstanding resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute in excess of RMB10,000,000;

(x)   any Contract for the employment of any officer, individual employee or other person by the Company or any of its Subsidiaries on a full-time or consulting basis or any severance agreements calling for payments in excess of RMB10,000,000 annually;
(xi)   any non-competition Contract or other Contract that purports to limit, curtail or restrict in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area, industry or line of business that is material to the business of the Group Companies taken as a whole;
(xii)   any Contract that contains a put, call or similar right outside the ordinary course of business of the Company or pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any person or assets that have a fair market value or purchase price of more than US$5,000,000;
(xiii)   any Contract (other than Contracts granting Company Options) pursuant to which any other party has the right to terminate such Contract as a result of this Agreement or the consummation of the Transactions, including the Merger, where (A) such Contract requires any payment in excess of RMB25,000,000 to be made by the Company and/or any of its Subsidiaries or (B) the value of the outstanding receivables due to the Company and/or its Subsidiaries under such Contract is in excess of RMB10,000,000;
(xiv)   any Contract that contains restrictions with respect to (A) payment of dividends or any distribution with respect to equity interests of the Company or any of its Subsidiaries, (B) pledging of share capital of the Company or any of its Subsidiaries or (C) issuance of guarantee by the Company or any of its Subsidiaries;
(xv)   any Contract providing for (A) a license, covenant not to sue or other right granted by any person under any Intellectual Property to the Company or any of its Subsidiaries, (B) a license, covenant not to sue or other right granted by the Company or any of its Subsidiaries to any person under any Intellectual Property, other than agreements for off-the-shelf Software, (C) an indemnity of any person by the Company or any of its Subsidiaries against any charge of infringement, misappropriation, unauthorized use or violation of any Intellectual Property right, or (D) any royalty, fee or other amount payable by the Company or any of its Subsidiaries to any person by reason of the ownership, use, sale or disposition of Intellectual Property in each case only if material to the Company;
(xvi)   any material Contract outside the ordinary course of business of the Company or not on arm’s length terms between the Company or any of its Subsidiaries, on one hand, and any Affiliate or other entity in which any Group Company has a direct or indirect equity interest, or director, or executive officer, or any person beneficially owning five percent (5%) or more of the outstanding Equity Securities of any Group Company or any of their respective Affiliates (other than the Group Companies), or immediate family members or any of the respective Affiliates of such family members, on the other hand;
(xvii)   any Contract with a currently effective “standstill” restriction on any person with respect to the Company’s securities; or
(xviii)   any Contract which have not been covered by subsections (i) through (xvii) that is outside the ordinary course of business and involves consideration of more than RMB10,000,000, in the aggregate, over the remaining term of such Contract.
(b)   Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of a Group Company, as applicable, in full force and effect and enforceable against the such Group Company in accordance with its terms, subject to the Bankruptcy and Equity Exception; (ii) to the knowledge of the Company, each Material Contract is a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exception, (iii) no Group Company and, to the knowledge of the Company, no counterparty, is or is alleged to be in breach or violation of, or default under, any Material Contract; (iv) to the knowledge of the Company, no person intends to terminate or cancel any Material Contract; (v) no Group Company has received any written claim of default under any such Material Contract and, to the Company’s knowledge, no fact or event exists that would give rise to any claim of default under any Material Contract; and (vi) neither the execution of this Agreement nor the consummation of any Transaction shall constitute a material default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of any Group Company under any Material Contract. The Company has furnished or made available to Merger Sub true and complete copies of all Material Contracts, including any amendments thereto.
Section 3.19   Insurance.
The Group Companies maintain policies of insurance covering the Company, the Subsidiaries of the Company or any of their respective directors, legal representatives, employees, properties or assets, with reputable insurers in such amounts and covering such risks as are in compliance with applicable Laws and in accordance with prevailing industry practice for companies engaged in businesses similar to that of the Group Companies (taking into account the cost and availability of such insurance) in the PRC, including directors and officers insurance, in each case in material aspects. All such policies are in full force and effect (with all premiums due and payable thereon having been paid in full) in all material aspects and will not terminate or lapse by reason of this Agreement or the consummation of any of the Transactions and there is no material claim pending under any of such insurance policies. No notice of cancellation or modification has been received by the Company with respect to any such insurance policy, and there is no existing default or event which, with or without due notice or lapse of time or both, would constitute a material default, by any insured thereunder. No Group Company has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost. None of the Group Companies has received any written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any of its respective insurance policies.
Section 3.20   Interested Party Transactions.
The Company has disclosed in the Company SEC Reports each material Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of the Company, on the other hand, entered into during fiscal years covered by such Company SEC Reports.
Section 3.21   Anti-Takeover Provisions.
The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all reasonably necessary action so that any takeover, anti-takeover, moratorium, “business combination,” “fair price,” “control share” or other similar Laws enacted under any Laws applicable to the Company, including any such applicable Laws under the CICA, (each, a “Takeover Statute”) does not, and will not, apply to the Company, the Shares, this Agreement or the Transactions, including the Merger.
Section 3.22   Brokers.
Except as disclosed in Section 3.22 of the Company Disclosure Schedule and the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.
Section 3.23   Control Documents.
(a)   Each party to any of the Control Documents has full power and authority to enter into, execute and deliver such Control Document to which it is a party and each other agreement, certificate, document and instrument to be executed and delivered by it pursuant to the Control Documents and to perform the obligations of such party thereunder. The execution and delivery by such party of each Control Document to which it is a party and the performance by such party of its obligations thereunder have been duly authorized by such party.
(b)   The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (i) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect, any applicable Law, or any contract to which any Group Company is a party or by which any Group Company is bound, (ii) accelerate, or constitute an event entitling any person to accelerate, the maturity of any Indebtedness or other liability of any Group Company or to increase the rate of interest presently in effect with respect to any Indebtedness of any Group Company, or (iii) result in the creation of any Lien upon any of the properties or assets of any Group Company.
(c)   All consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority required under any applicable Laws in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent, approval, authorization, permit, filings or notifications has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.
(d)   (i) Each Control Document is duly executed and effective, in proper legal form under applicable PRC Law and constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception, and all of such Control Documents taken as a whole are, legal, valid, enforceable and admissible as evidence under PRC Laws in all material aspects, (ii) each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document, and (iii) none of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.
(e)   There have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Authority or any other person, pending or, to the knowledge of the Company, threatened against or affecting any of the Controlled Entities and other Group Companies that (i) challenge the validity or enforceability of any part or all of the Control Documents, individually or taken as a whole, (ii) challenge the “variable interest entity” structure or the ownership structure as set forth in the Control Documents, (iii) claim any ownership, share, equity or interest in the Controlled Entities or other Group Companies, or claim any compensation for not being granted any ownership, share, equity or interest in the Controlled Entities or other Group Companies or (iv) claim any of the Control Documents or the ownership structure thereof or any arrangement or performance of or in accordance with the Control Documents was, is or will violate any PRC Laws.
Section 3.24   No Other Representations or Warranties.
Except for the representations and warranties contained in this Article III, Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to any Group Company or with respect to any other information provided to Merger Sub in connection with the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB
Merger Sub hereby represents and warrants to the Company that:
Section 4.01   Corporate Organization.
Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Merger Sub or otherwise be materially adverse to the ability of Merger Sub to perform its obligations under this Agreement.

Section 4.02   Authority Relative to This Agreement.
Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the Plan of Merger or to consummate the Transactions (other than the filings, notifications and other obligations and actions described in Section 4.03(b)). This Agreement has been duly and validly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
Section 4.03   No Conflict; Required Filings and Consents.
(a)   The execution and delivery of this Agreement and the Plan of Merger by Merger Sub do not, and the performance of this Agreement and the Plan of Merger by Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.03(b) have been obtained and all filings and obligations described in Section 4.03(b) have been made, conflict with or violate any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of Merger Sub pursuant to, any Contract or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions by Merger Sub or otherwise be materially adverse to the ability of Merger Sub to perform its obligations under this Agreement.
(b)   The execution and delivery of this Agreement by Merger Sub do not, and the performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) the filings and/or notices pursuant to Section 13 of the Exchange Act and the rules and regulations thereunder, (ii) compliance with the rules and regulations of NASDAQ, (iii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the CICA and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICA, (iv) the Requisite Regulatory Approvals and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay consummation of the Transactions by Merger Sub.
(c)   Except as contemplated under the Financing Documents, Merger Sub has no secured creditors holding a fixed or floating security interest.
Section 4.04   Capitalization.
(a)   As of the date hereof, the authorized share capital of Merger Sub is US$50,000 consisting solely of 50,000 ordinary shares, par value of US$1.00 per share, of which 1 ordinary share was issued and outstanding and has been duly authorized, validly issued, fully paid and non-assessable. Immediately prior to the Effective Time, all of the issued and outstanding shares of Merger Sub will be owned by one or more Consortium Members or their respective Affiliates. Merger Sub was formed solely for the purpose of engaging in the Transactions, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets (except for equity interests in a wholly-owned Subsidiary of Merger Sub to be incorporated under Law of the Cayman Islands after the date hereof, “OpCo”), liabilities or obligations of any nature other than pursuant to the Financing Documents and those incident to its formation and capitalization, the formation and capitalization of OpCo and pursuant to this Agreement, the Guarantees, the Equity Commitment Letters, the Support Agreements, the Interim Investors Agreement and the Transactions. OpCo will not conduct any business prior to the Effective

Time, and will have no assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and as contemplated by the Interim Investors Agreement.
Section 4.05   Available Funds and Financing.
(a)   Merger Sub has delivered to the Company true and complete copies of (i) certain executed commitment letters from the financial institutions named therein (as the same may be amended or modified pursuant to Section 6.07), (collectively, the “Debt Commitment Letters”) (which, in each case, may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing), confirming their respective commitments, subject to the terms and conditions thereof, to provide or cause to be provided the respective debt amounts set forth therein in connection with the Transactions (the “Debt Financing”), and (ii) executed equity commitment letters from the Sponsors or their respective Affiliates (the “Equity Commitment Letters” and, together with the Debt Commitment Letters and/or, if applicable the Alternative Financing Documents, the “Financing Documents”) pursuant to which each of the Sponsors or their respective Affiliates named therein has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions thereof, Equity Securities of Merger Sub, up to the aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing and/or, if applicable, the Alternative Financing, the “Financing”). Each of the Equity Commitment Letters provides that the Company is an intended third party beneficiary thereof and entitled to enforce such Equity Commitment Letter in accordance with the terms and conditions thereof. The proceeds of the Financing shall be used to, among others, finance the consummation of the Transactions. Except as expressly set forth in the Financing Documents and the other Merger Sub Group Contracts, there are no side letters or Contracts to which Merger Sub is a party that affects the availability of or modifies, amends or expands the conditions to, or otherwise relates to the funding of the Financing or the transactions contemplated hereby.
(b)   As of the date hereof, (i) each of the Financing Documents is in full force and effect and is a legal, valid and binding obligation of Merger Sub (subject to the Bankruptcy and Equity Exception) and, to the knowledge of Merger Sub, the other parties thereto (subject to the Bankruptcy and Equity Exception), and (ii) none of the Financing Documents has been amended or modified and no such amendment or modification is contemplated (other than as permitted by Section 6.07), and the respective commitments contained in the Financing Documents have not been withdrawn or rescinded in any material respect (other than as permitted by Section 6.07). Assuming (A) the Financing is funded in accordance with the Financing Documents, and (B) the satisfaction of the conditions to the obligation of Merger Sub to consummate the Merger as set forth in Section 7.01 and Section 7.02 or the waiver of such conditions, as of the date hereof, the proceeds contemplated by the Financing Documents and the Offshore Available Cash Amount will be sufficient for Merger Sub and the Surviving Company to pay (1) the Merger Consideration, and (2) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Documents contain all of the conditions precedent (or, where applicable, refer to customary conditions precedent for a transaction of the nature contemplated by the Financing Documents) to the obligations of the parties thereunder to make the Financing available to Merger Sub on the terms and conditions contained therein. As of the date hereof, Merger Sub has no reason to believe that any of the conditions to the Financing contemplated by the Financing Documents will not be satisfied or the Financing will not be available to Merger Sub on the Closing Date. As of the date hereof, no event has occurred, which, with or without notice, lapse of time or both, would constitute or reasonably be expected to result in a default or breach under the Financing Documents on the part of Merger Sub or, to the knowledge of Merger Sub, any other parties thereto.
Section 4.06   Brokers.
No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.
Section 4.07   Guarantees.
Each of the Guarantees has been duly and validly executed and delivered by each Guarantor executing such Guarantee and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Guarantor that executed it, enforceable against such Guarantor in accordance with the terms thereof subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute or reasonably be expected to result in a breach or default on the part of such Guarantor under such Guarantee.
Section 4.08   Absence of Litigation.
As of the date hereof, (i) there is no material Action pending or, to the knowledge of Merger Sub, threatened against Merger Sub before any Governmental Authority and (ii) Merger Sub is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Merger Sub, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case which seeks to, or would reasonably be expected to prevent or materially impair or delay the consummation of the Merger or other Transactions.
Section 4.09   Ownership of Shares.
As of the date hereof, other than (i) Continuing Shares, and (ii) Company Options held by Management Continuing Shareholders, none of Merger Sub and the Consortium Members nor any of their respective Affiliates beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in the Company, or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.
Section 4.10   Proxy Statement.
The information supplied by Merger Sub for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement thereto or document incorporated by reference therein) and the Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company shall not, (i) on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to the shareholders of the Company or at the time of the Shareholders’ Meeting, contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) on the date the Schedule 13E-3 and any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub does not make any representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.
Section 4.11   Solvency.
Merger Sub is not entering into the Transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions contemplated hereby, including the Financing and the payment of the Merger Consideration and all other amounts required to be paid in connection with the consummation of the Transactions, funding of any obligations of the Surviving Company or its Subsidiaries which become due or payable by the Surviving Company or its Subsidiaries in connection with, or as a result of, the Transactions and payment of all related fees and expenses, assuming (i) satisfaction of the conditions to the obligation of Merger Sub to consummate the Merger as set forth herein, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, the representations and warranties that are qualified as to materiality or “Company Material Adverse Effect” or other words of similar import shall be true and correct in all respects and those not qualified shall be true and correct in all material respects), the Surviving Company and each of its Subsidiaries, on a consolidated basis, will be solvent (as such term is used under the Laws of the Cayman Islands) at and immediately after the Effective Time.

Section 4.12   Merger Sub Group Contracts.
Merger Sub has delivered to the Company and the Special Committee a true and complete copy of each of: (i) the Equity Commitment Letters, (ii) the Guarantees, (iii) the Support Agreements, (iv) the Interim Investors Agreement and (v) Founder Financing Document (collectively, the “Merger Sub Group Contracts”), including all amendments thereto or modifications thereof. Other than the Merger Sub Group Contracts, there are no other outstanding Contracts (i) relating to the Transactions between or among two or more of the following persons (including any two of the same category of person): Merger Sub, any Continuing Shareholder, any Consortium Member, any Guarantor (or through any of their respective Affiliates), (ii) relating to the Transactions between or among Merger Sub, any Continuing Shareholder, or any Guarantor or any of their respective Affiliates, on the one hand, and any member of the Company’s management, any member of the Company Board or any of the Company’s shareholders in their capacities as such, on the other hand or (iii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Competing Transaction or Superior Proposal.
Section 4.13   Independent Investigation.
Merger Sub has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis were performed by Merger Sub, its respective Affiliates and their respective Representatives. Merger Sub acknowledges that as of the date hereof, it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations, warranties, covenants and agreements of the Company expressly set forth in this Agreement and in any certificate delivered pursuant to this Agreement).
Section 4.14   Non-Reliance on Company Estimates.
The Company has made available to Merger Sub or its Affiliates and Representatives, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Merger Sub hereby acknowledges and agrees that, without prejudice to other representations and warranties made by the Company in this Agreement, (a) these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other, (b) there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, (c) Merger Sub is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and (d) Merger Sub is not relying on any estimates, projections, forecasts, plans or budgets (or the accuracy or completeness thereof) furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and Merger Sub shall not, and shall cause its Affiliates and Representatives not to, hold any such person liable with respect thereto.
Section 4.15   No Additional Representations.
Except for the representations and warranties made by Merger Sub in this Article IV or in any certificate delivered by Merger Sub in connection with this Agreement, neither Merger Sub nor any person on behalf of Merger Sub makes any other express or implied representation or warranty with respect to Merger Sub or its business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
Section 5.01   Conduct of Business by the Company Pending the Merger.
The Company agrees that, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) contemplated or permitted by this Agreement, unless Merger Sub shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (i) the businesses of the Group Companies shall be conducted in the ordinary course of business consistent with past practice or as contemplated in the forecast of the Company delivered to the Merger Sub; and (ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the assets and the business organization of the Group Companies, to keep available the services of the current officers and key employees of the Group Companies and to maintain in all material respects the current relationships of the Group Companies with existing key customers and suppliers and other persons with which any Group Companies has material business relations as of the date hereof.
Without limiting the generality of the foregoing paragraph, from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except as (x) required by applicable Law, (y) set forth in Section 5.01 of the Company Disclosure Schedule or (z) expressly contemplated or permitted by this Agreement or contemplated by the forecast of the Company delivered to the Merger Sub, the Company shall not and shall not permit any other Group Company to do or propose to do any of the following without the prior written consent of Merger Sub (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   amend or otherwise change its memorandum and articles of association or equivalent organizational documents, other than those changes to the registered address or business scope of a Group Company as reasonably needed within the ordinary course of business of such Group Company;
(b)   issue, sell, transfer, lease, sublease, license, pledge, dispose of, grant or encumber, or authorize the issuance, sale, transfer, lease, sublease, license, pledge, disposition, grant or encumbrance of: (i) any shares of any class of any Group Company (other than in connection with (A) the exercise of any Company Options in accordance with the Company Share Plans, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Options (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, or (E) the Company Employee Plan of Lagou Network; (ii) any property or assets (whether real, personal or mixed, and including leasehold interests and intangible property) of any Group Company with a value or purchase price (including the value of assumed liabilities) in excess of RMB10,000,000, except in the ordinary course of business; or (iii) any material Intellectual Property owned by or licensed to any Group Company, except in the ordinary course of business consistent with past practice;
(c)   declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, property or otherwise, with respect to any of its shares (other than dividends or other distributions from any Subsidiary of the Company to the Company or any of its other wholly-owned Subsidiaries consistent with past practice);
(d)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or securities or other rights exchangeable into or convertible or exercisable for any of its share capital (other than the purchase of Shares to satisfy obligations under the Company Share Plans, including the withholding of Shares in connection with the exercise of Company Options in accordance with the terms and conditions of such Company Options);
(e)   effect or commence any liquidation, dissolution, scheme of arrangement, merger, consolidation, amalgamation, restructuring, reorganization, public offering or similar transaction involving any Group Company, or create any new Subsidiary, other than the Transactions;

(f)   acquire, whether by purchase, merger, spin off, consolidation, scheme of arrangement, amalgamation or acquisition of stock or assets or otherwise, any assets, securities or properties, in aggregate, with a value or purchase price (including the value of assumed liabilities) in excess of RMB25,000,000 in any transaction or related series of transactions, except in the ordinary course of business;
(g)   make any capital contribution or investment in any corporation, partnership, other business organization or any division thereof in excess of RMB25,000,000 in aggregate unless as set forth in the prevailing budget of the Company as approved by the Company Board (the “Budget”);
(h)   incur, assume, alter, amend or modify any Indebtedness, or guarantee any Indebtedness, or issue any debt securities, except for (i) the incurrence or guarantee of Indebtedness under any Group Company’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such Indebtedness or (ii) not in an aggregate amount in excess of RMB10,000,000 unless as set forth in the Budget;
(i)   other than in the ordinary course of business or expenditures necessary to maintain assets in good repair consistent with the past practice, authorize, or make any commitment with respect to, any capital expenditure which is in excess of the Budget;
(j)   except pursuant to any Company Employee Plan or this Agreement, (i) enter into any new employment or compensatory agreements (excluding the renewal of any such agreements), or terminate any such agreements, with any Employee of any Group Company other than the hiring or termination of employees with an aggregate annual compensation of less than US$200,000, (ii) grant or provide any severance or termination payments or benefits to any Employee of any Group Company, (iii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to any Employee of any Group Company except such increases or payments, in the aggregate, do not cause an increase in the labor costs of the Group Companies, taken as a whole, by more than 1%, (iv) make any new equity awards to any Employee of any Group Company, (v) establish, adopt, amend or terminate any Company Employee Plan or materially amend the terms of any outstanding Company Options, (vi) take any action to accelerate the vesting or payment of compensation or benefits under the Company Employee Plan, or (vii) forgive any loans to any Employee of any Group Company;
(k)   issue or grant any Company Option or awards of other types to any person under the Company Share Plans;
(l)   make any changes with respect to financial accounting policies or procedures, including changes affecting the reported consolidated assets, liabilities or results of operations of the Group Companies, except as required by changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;
(m)   enter into, amend, modify, consent to the termination of, or waive any material rights under, any Material Contract (or any Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that calls for annual aggregate payments of RMB50,000,000 or more with a term longer than one (1) year which cannot be terminated without material surviving obligations or material penalty upon notice of ninety (90) days or less;
(n)   enter into any Contract between a Group Company or any of its Subsidiaries, on the one hand, and any “related party” (as such term is defined in Item 404 of Regulation S-K promulgated under the Exchange Act) of any Group Company, one the other hand, except for (i) Contracts solely between the Company and/or its wholly-owned Subsidiaries, (ii) Contracts, with due approval in accordance with the Company’s internal governance rules and policies, entered into on an arm’s length basis and to be carried out in the ordinary course of the Company’s business, and (iii) Contracts permitted under Section 5.01(j);
(o)   terminate or cancel, let lapse, or amend or modify in any material respect, other than renewals in the ordinary course of business, any material insurance policies maintained by it which are not promptly replaced by a comparable amount of insurance coverage;
(p)   commence any Action for a claim of more than RMB10,000,000 (excluding any Action seeking for an injunctive relief or other similar equitable remedies) or settle, release, waive or compromise any pending or threatened Action of or against any Group Company (A) for an amount in excess of RMB5,000,000, (B) that would impose any material restrictions on the business or operations of any Group Company, or (C) that is brought by or on behalf of any current, former or purported holder of any share capital or debt securities of any Group Company relating to the Transactions;
(q)   permit any material Intellectual Property owned by any Group Company to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, fail to pay any required fees and Taxes required or advisable to maintain and protect its interest in each and every item of material Intellectual Property owned by any Group Company, or grant or license or transfer to any Third Party any material Intellectual Property owned by any Group Company;
(r)   fail to make in a timely manner any filings or registrations with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;
(s)   enter into, or propose to enter into, any transaction involving any earn-out or similar payment payable by any Group Company, to any Third Party, other than payments in the ordinary course of business;
(t)   engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;
(u)   make or change any material Tax election, amend any Tax Return, enter into any material closing agreement or seek any ruling from any Governmental Authority with respect to material Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, change any method of Tax accounting or Tax accounting period, initiate any voluntary Tax disclosure to any Governmental Authority, or incur any material amount of Taxes outside of the ordinary course of business;
(v)   grant any fixed or floating security interests of the Company; or
(w)   announce an intention, enter into any agreement or otherwise make a legally binding commitment, to do any of the foregoing.
Section 5.02   Compliance.
During the period from the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, the Company shall ensure that each Group Company will conduct its business in compliance with all applicable Laws in all material respects, and obtain, make and maintain in effect, all material consents, approvals, authorizations or permits of, or filings with or notifications to, the relevant Governmental Authority or other person required in respect of the due and proper establishment and operations of such Group Company in accordance with applicable Laws.
Section 5.03   Conduct of Business of Merger Sub Pending the Merger.
Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII, it shall not take any action that would, or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to effecting the Merger becoming incapable of being satisfied or have a material adverse effect.
Section 5.04   No Control of Other Party’s Business.
Except as otherwise expressly provided herein, nothing contained in this Agreement is intended to give Merger Sub, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.01   Proxy Statement and Schedule 13E-3.
(a)   As soon as reasonably practicable following the date of this Agreement, but in any event within forty-five (45) days after the date hereof, the Company, with the cooperation and assistance of Merger Sub, shall prepare a proxy statement relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company by the Requisite Company Vote including a notice convening the Shareholders’ Meeting in accordance with the Company’s articles of association (such proxy statement and notice, as amended or supplemented, being referred to herein as the “Proxy Statement”). Concurrently with the preparation of the Proxy Statement, the Company and Merger Sub shall jointly prepare and use their reasonable best efforts to cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company and Merger Sub shall use its reasonable best efforts so that the Proxy Statement and the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Merger Sub and shall provide Merger Sub with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Merger Sub in good faith. If at any time prior to the Shareholders’ Meeting, any information relating to the Company, Merger Sub or any of their respective Affiliates, officers or directors, is discovered by the Company or Merger Sub that should be set forth in an amendment or supplement to the Proxy Statement and/or the Schedule 13E-3 so that the Proxy Statement and/or the Schedule 13E-3 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party hereto and the Company shall file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by applicable Law, disseminate to the shareholders of the Company.
(b)   Each of Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Merger Sub or the Company, or their respective officers or directors, should be discovered which should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event or circumstance shall promptly inform the other party and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided, that prior to such filing, to the extent permitted by Law, the Company and Merger Sub, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.
Section 6.02   Company Shareholders’ Meeting.
(a)   Subject to Section 6.04, the Company shall establish a record date for determining shareholders of the Company entitled to vote at the Shareholders’ Meeting (the “Record Date”) in consultation with Merger Sub and shall not change such Record Date or establish a different record date for the Shareholders’ Meeting without the prior written consent of Merger Sub (not to be unreasonably withheld of delayed), unless required to do so by applicable Law; and in the event that the date of the Shareholders’ Meeting as originally called is for any reason adjourned or otherwise delayed, except as required by applicable Laws (as determined in good faith by the Special Committee), the Company agrees that unless Merger Sub shall have otherwise approved in writing, the Company shall implement such adjournment or other delay in such a way that the Company does not establish a new Record Date for the Shareholders’ Meeting, as so adjourned or delayed. As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 or that it is not reviewing the Schedule 13E-3 but in any event no later than five (5) Business Days after such confirmation, the Company shall (i) mail or cause to be mailed the Proxy Statement to the holders of Shares (and concurrently furnish the Proxy Statement under Form 6-K), including Shares represented by ADSs, as of the Record Date, which meeting the Company shall duly convene and cause to occur as soon as practical following the mailing of the Proxy Statement for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and (ii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders, and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.02(b), without the consent of Merger Sub, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholders’ Meeting.
(b)   As soon as practicable but in any event no later than thirty (30) days after the date of mailing the Proxy Statement, the Company shall hold the Shareholders’ Meeting. Subject to this Section 6.02 and Section 6.04, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall include such recommendation in the Proxy Statement, and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, including the Merger, and shall take all other action necessary or advisable to secure the Requisite Company Vote. In the event that subsequent to the date hereof, the Company Board makes a Change in the Company Recommendation or authorizes the Company to terminate this Agreement, in each case in accordance with the terms of this Agreement, the Company shall not be required to convene the Shareholders’ Meeting or submit this Agreement, the Plan of Merger and the Transactions, including the Merger, to the holders of the Shares for authorization and approval at the Shareholders’ Meeting.
(c)   Notwithstanding Section 6.02(b), (i) the Company may, after consultation in good faith with Merger Sub, and (ii) the Company shall, upon written request of Merger Sub pursuant to Section 6.02(d), in each case, adjourn or recommend the adjournment of the Shareholders’ Meeting to its shareholders (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholders’ Meeting, (B) as otherwise required by applicable Law, or (C) if as of the time for which the Shareholders’ Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting. If the Shareholders’ Meeting is adjourned, the Company shall convene and hold the Shareholders’ Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence, provided that, the Company shall not recommend to its shareholders the adjournment of the Shareholders’ Meeting to a date that is less than five (5) Business Days prior to the Termination Date.
(d)   Merger Sub may request that the Company adjourn the Shareholders’ Meeting for up to thirty (30) days with respect to any single adjournment, and ninety (90) days in the aggregate (but in any event no later than five (5) Business Days prior to the Termination Date), (i) if as of the time for which the Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholders’ Meeting or (B) that have submitted ballots in favor of the authorization and approval of this Agreement, the Plan of Merger, and the Transactions, including the Merger, to obtain the Requisite Company Vote or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Merger Sub, any supplemental or amended disclosure that is required by applicable Law and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting, in which event the Company shall, in each case, cause the Shareholders’ Meeting to be adjourned in accordance with Merger Sub’s request in accordance with this Section 6.02(d).
Section 6.03   Access to Information.
(a)   From the date hereof until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII and subject to applicable Law and the Confidentiality Agreements, upon reasonable advance notice from Merger Sub, the Company shall (i) provide to Merger Sub (and Merger Sub’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents, financing sources (including potential sources) and other authorized representatives of Merger Sub and such other parties, collectively, “Representatives”) reasonable access during normal business hours to the offices, properties, books and records of any Group Company, (ii) furnish to Merger Sub and its Representatives such existing financial and operating data and other existing information as such persons may reasonably request in writing, and (iii) instruct its and its Subsidiaries’ employees, legal counsel, financial advisors, auditors and other Representatives to reasonably cooperate with Merger Sub and its Representatives in their investigation. Notwithstanding the foregoing, any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or result in any significant interference with the timely discharge by the employees of the Company or its Subsidiaries of their normal duties. All requests for information made pursuant to this Section 6.03(a) shall be directed to the executive officers or other person designated by the Company.
(b)   Notwithstanding anything to the contrary in Section 6.03(a), nothing in this Agreement shall require the Company or any of its Subsidiaries to provide Merger Sub or any of its Representatives with access to any books, records, documents or other information to the extent that (i) such books, records, documents or other information is subject to any confidentiality agreement with a Third Party (provided that at the request of Merger Sub, the Company shall use its commercially reasonable efforts to obtain a waiver from such Third Party), (ii) the disclosure of such books, records, documents or other information would result in the loss of attorney-client or other legal privilege (unless and only to the extent reasonably remedied by use of common interest agreements or other methods to maintain such privilege), or (iii) the disclosure of such books, records, documents or other information is prohibited by applicable Law.
(c)   All information provided or made available pursuant to this Section 6.03 to Merger Sub or its Representatives shall be subject to the Confidentiality Agreements. Merger Sub shall be responsible for any unauthorized disclosure of any such information provided or made available pursuant to Section 6.03(a) by its Representatives.

Section 6.04   Go Shop; No Solicitation of Transactions.
(a)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement until 11:59 p.m. Hong Kong time on the date which is thirty (30) days after the date of this Agreement (the “Go-Shop Period End Date”), the Company and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the Special Committee) to directly or indirectly (i) initiate, solicit and encourage Competing Transactions, including by way of public disclosure and by way of providing access to non-public information to any person (each, a “Solicited Person”) pursuant to one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly provide to Merger Sub any material information concerning the Company or its Subsidiaries that it has provided to any Solicited Person which was not previously provided to Merger Sub; and (ii) enter into and maintain discussions or negotiations with respect to Competing Transactions or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. After the Go-Shop Period End Date and until the earlier of the Effective Time and termination of this Agreement pursuant to Article VIII, except pursuant to Section 6.04(b), the Company agrees that neither it nor any of its Subsidiaries will, and that it will cause its and its Subsidiaries’ Representatives (including any investment banker, attorney or accountant retained by any Group Company) not to, in each case, directly or indirectly, (i) solicit, initiate, knowingly encourage (including by way of furnishing nonpublic information concerning any Group Company), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes any Competing Transaction, (ii) enter into, maintain or continue discussions or negotiations with, or provide any nonpublic information concerning any Group Company to, any Third Party in furtherance of such inquiries or to obtain a proposal or offer for a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction or enter into any letter of intent or Contract (other than an Acceptable Confidentiality Agreement) or commitment contemplating or otherwise relating to any Competing Transaction (in each case, other than as permitted pursuant to Section 6.04(c)), or (iv) grant any waiver, amendment or release under any standstill, confidentiality or similar agreement or Takeover Statutes (provided that (x) if the Company Board determines in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such provision to the extent necessary to permit the person bound by such provision to propose a Competing Transaction to the Company Board, and (y) such restriction shall not apply if the Company releases or waives the corresponding provision in the Confidentiality Agreements). After the Go-Shop Period End Date, the Company shall notify Merger Sub as promptly as practicable (and in any event within forty-eight (48) hours), orally and in writing, of any proposal or offer, or any inquiry or contact between the Company or its Representatives and any Third Party, regarding a Competing Transaction, specifying (x) the material terms and conditions thereof (including material amendments or proposed material amendments) and providing, if applicable, copies of any written requests, proposals or offers, including proposed agreements, (y) the identity of the party making such proposal or offer or inquiry or contact, unless the disclosure of such identity would be prohibited by a confidentiality agreement in effect on the date hereof and (z) whether the Company has any intention to provide confidential information to such person. After the Go-Shop Period End Date, the Company shall keep Merger Sub informed, on a reasonably current basis (and in any event within forty-eight (48) hours of the occurrence of any material changes) of the status and terms of any such proposal, offer, inquiry, contact or request and of any material changes in the status and terms of any such proposal, offer, inquiry, contact or request (including the material terms and conditions thereof). Without limiting the foregoing, after the Go-Shop Period End Date, the Company shall provide Merger Sub with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or members of the Special Committee) of any meeting of the Company Board or Special Committee at which the Company Board or Special Committee, as applicable, is reasonably expected to consider any Competing Transaction. After the Go-Shop Period End Date, the Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, immediately cease and terminate all existing discussions or negotiations that are ongoing as of the Go-Shop Period End Date with any parties, other than any Excluded Party as expressly contemplated by

Section 6.04(b), with respect to a Competing Transaction and immediately revoke or withdraw access of any Third Party other than any Excluded Party to any data room containing any nonpublic information concerning any Group Company and request, and use its reasonable efforts to cause, all such Third Parties to promptly return or destroy all such nonpublic information under the terms of the Applicable Confidentiality Agreement. After the Go-Shop Period End Date, the Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Third Party which prohibits the Company from providing such information to Merger Sub.
(b)   Notwithstanding anything to the contrary in Section 6.04(a), at any time after the Go-Shop Period End Date and prior to the receipt of the Requisite Company Vote, following the receipt of an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction which was not obtained in violation of this Section 6.04 (other than any immaterial non-compliance that does not adversely affect Merger Sub), the Company and its Representatives may, with respect to such proposal or offer and acting only under the direction of the Special Committee:
(i)   contact the person who has made such proposal or offer solely to (A) refer to the applicable provisions of this Agreement and/or (B) clarify and understand the terms and conditions thereof to the extent the Special Committee shall have determined in good faith that such contact is necessary to determine whether such proposal or offer constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal;
(ii)   provide information in response to the request of the person who has made such proposal or offer, if and only if, prior to providing such information, the Company has received from the person so requesting such information an executed Acceptable Confidentiality Agreement, provided that the Company shall promptly make available to Merger Sub any information concerning the Company and the Subsidiaries that is provided to any such person and that was not previously made available to Merger Sub or its Representatives; and
(iii)   engage or participate in any discussions or negotiations with the person who has made such proposal or offer;
provided, that prior to taking any actions described in clause (ii) or (iii) above, the Special Committee has (A) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer constitutes or could reasonably be expected to result in a Superior Proposal, (B) determined, in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that, in light of such Superior Proposal, failure to take such action would be inconsistent with the fiduciary duties of the Company Board under applicable Law, and (C) provided written notice to Merger Sub at least twenty-four (24) hours prior to taking any such action. For the avoidance of doubt, after the Go-Shop Period End Date, the Company may continue to take any of the actions described in this Section 6.04(b) (subject to the limitations and obligations set forth herein) with respect to any written, bona fide proposal or offer regarding a Competing Transaction proposed by a Solicited Person on or before the Go-Shop Period End Date (each such Solicited Person, an “Excluded Party”) if the Company Board or the Special Committee has determined in its good faith judgment, after consultation with its financial advisor and outside legal counsel, that such proposal or offer either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.
(c)   Except as set forth in Section 6.04(d), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify (or publicly propose to change, withhold, withdraw, qualify or modify), in a manner adverse to Merger Sub, the Company Recommendation, (B) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (C) adopt, approve or recommend, or publicly propose to adopt, approve or recommend to the shareholders of the Company, a Competing Transaction, (D) if a tender offer or exchange offer that constitutes a Competing Transaction is commenced, fail to publicly recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement thereof, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d−9(f) of the Exchange Act or a statement that the Company Board has received and is currently evaluating such Competing Transaction shall not be prohibited, (E) fail to recommend against any Competing Transaction subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Competing Transaction, (F) fail to publicly reaffirm the Company Recommendation within two (2) Business Days after Merger Sub so requests in writing, or (G) take any action or make any statement inconsistent with the Company Recommendation (any of the foregoing, a “Change in the Company Recommendation”), or (ii) recommend, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other or similar document or Contract with respect to any Competing Transaction other than an Acceptable Confidentiality Agreement entered into in compliance with Section 6.04(b) (an “Alternative Acquisition Agreement”).
(d)   Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and at any time prior to the receipt of the Requisite Company Vote, if the Company has received a bona fide written proposal or offer with respect to a Competing Transaction which was not withdrawn and which was not obtained in violation of Section 6.04 (other than any immaterial non-compliance that does not adversely affect Merger Sub) and the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), that such proposal or offer constitutes a Superior Proposal and failure to make a Change in the Company Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the unanimous recommendation of the Special Committee, (A) effect a Change in the Company Recommendation with respect to such Superior Proposal, and/or (B) with respect to such Superior Proposal, authorize the Company to terminate this Agreement in accordance with Section 8.03(c) and enter into an Alternative Acquisition Agreement, but in each case only if:
(i)   the Company shall have complied with the requirements of Section 6.04(a) and Section 6.04(b) with respect to such proposal or offer; and
(ii)   each of the following obligations or conditions shall have been satisfied prior thereto:
(1)   the Company shall have provided at least three (3) Business Days’ (the “Superior Proposal Notice Period”) written notice to Merger Sub (a “Notice of Superior Proposal”) advising Merger Sub that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and providing any proposed agreements related thereto), identifying the person making such Superior Proposal and indicating that the Company Board intends to effect a Change in the Company Recommendation and/or authorize the Company to terminate this Agreement in accordance with Section 8.03(c), it being understood that the Notice of Superior Proposal or any amendment or update thereto or the determination to so deliver such notice shall not constitute a Change in the Company Recommendation;
(2)   the Company shall have used commercially reasonable efforts to negotiate with and cause its financial and legal advisors to negotiate with Merger Sub and its Representatives in good faith (to the extent Merger Sub desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing for the purpose of making such proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal cease to constitute a Superior Proposal;
(3)   the Company shall have permitted Merger Sub and its Representatives to make a presentation to the Company Board and the Special Committee regarding this Agreement, the Financing and any adjustments with respect thereto (to the extent Merger Sub desires to make such presentation) and such presentation does not require any delay to any scheduled meeting of the Company’s shareholders or of the Company Board or the Special Committee; provided that any material modifications to a proposal or offer that the Company Board or the Special Committee has determined to be a Superior Proposal shall be deemed a new Superior Proposal and the Company shall be required to again comply with the requirements of this Section 6.04, provided, further, that with respect to such new Superior Proposal, the Superior Proposal Notice Period shall be deemed to be a one (1) Business Day period rather than the three (3) Business Day period first described above; and
(4)   following the end of such three (3) Business Day period or one (1) Business Day period (as applicable), the Company Board shall have determined, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any changes to this Agreement and the Financing proposed by Merger Sub in response to the Notice of Superior Proposal or otherwise, that the proposal or offer with respect to the Competing Transaction giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.
(e)   Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Requisite Company Vote, the Company Board determines, in its good faith judgment upon the unanimous recommendation of the Special Committee, after consultation with its financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, upon the unanimous recommendation of the Special Committee, effect a Change in the Company Recommendation with respect to an Intervening Event and direct the Company to terminate this Agreement (such a termination, the “Intervening Event Termination”) if and only if (i) a material development or change in circumstances with respect to the Company and its Subsidiaries or their business, assets or operations has occurred or arisen after the date of this Agreement that was not known to, nor reasonably foreseeable by, the Company Board or Special Committee as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, this Agreement (an “Intervening Event”), provided, that in no event shall any of the following developments or changes in circumstances constitute an Intervening Event: (x) any inquiry, proposal, offer, or transaction from any Third Party regarding a Competing Transaction or (y) any change in the price, or change in trading volume, of the Shares or the ADSs (provided, however, that the exception to this clause (y) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred), (ii) at least five (5) Business Days have elapsed since the Company has given notice to Merger Sub advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iii) during such five (5) Business Day period, the Company used commercially reasonable efforts to negotiate with and cause its financial and legal advisors to negotiate with Merger Sub and its Representatives in good faith (to the extent Merger Sub desires to negotiate) regarding any adjustment or modification to the terms of this Agreement proposed by Merger Sub, and (iv) following the end of such five (5) Business Day period, the Company Board again determines, in its good faith judgment upon the unanimous recommendation of the Special Committee (after consultation with its financial advisor and outside legal counsel), after taking into account any proposed adjustment or modification to the terms of this Agreement presented by Merger Sub in writing to the Company, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.
(f)   None of the Company, the Company Board or any committee of the Company Board shall enter into any Contract with any Third Party to materially limit or not to give prior notice to Merger Sub of its intention to effect a Change in the Company Recommendation.
(g)   Nothing contained in this Section 6.04 shall be deemed to prohibit the Company, the Company Board or the Special Committee from (i) complying with its disclosure obligations under U.S. federal or state or non-U.S. Law, including (A) disclosure of factual information regarding the business, financial condition or results of operations of the Company or (B) taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); or (ii) making any “stop-look-and-listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act.
(h)   Prior to the termination of this Agreement pursuant to Article VIII, the Company shall not submit to the vote of its shareholders any Competing Transaction or enter into any Alternative Acquisition Agreement.

(i)   The Company shall promptly inform its directors, officers and financial advisors of the obligations applicable to such directors, officers and financial advisors in this Section 6.04.
Section 6.05   Directors’ and Officers’ Indemnification and Insurance.
(a)   The indemnification, advancement and exculpation provisions of the indemnification agreements by and among the Company and its directors and certain executive officers as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors or officers of the Company or any of its Subsidiaries. The memorandum and articles of association of the Surviving Company shall contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, and the Surviving Company shall cause such provisions not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law. From and after the Effective Time, any agreement of any Indemnified Party with the Company or any of its Subsidiaries regarding exculpation or indemnification of liability or advancement of expenses shall be assumed by the Surviving Company, shall survive the Merger and shall continue in full force and effect in accordance with its terms.
(b)   The Surviving Company shall maintain in effect for six (6) years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time, including acts or omissions occurring in connection with this Agreement and the consummation of the Transactions (the parties covered thereby, the “Indemnified Parties”) on terms with respect to coverage and amount no less favorable to the Indemnified Parties than those in effect as of the Effective Time; provided, however, that the Surviving Company may substitute therefor policies of at least the same coverage containing terms, conditions, retentions and limits of liability that are no less favorable than those provided under the Company’s current policies; provided, further, that in no event shall the Surviving Company be required to expend pursuant to this Section 6.05(b) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be US$479,564 in the aggregate) (the “Maximum Annual Premium”), and if the cost of such insurance policy exceeds such amount, then the Surviving Company shall obtain a policy with the greatest coverage for a cost not exceeding such amount. In lieu of maintaining the directors’ and officers’ liability insurance policies contemplated by this Section 6.05(b), the Company may and, at Merger Sub’s request, the Company shall, purchase a six (6)-year “tail” prepaid policy prior to the Effective Time on terms, conditions, retentions and limits of liability no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company so long as the annual cost of such policy does not exceed the Maximum Annual Premium. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Company shall maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations of Merger Sub or the Surviving Company under this Section 6.05(b) shall terminate.
(c)   Subject to the terms and conditions of this Section 6.05, from and after the Effective Time, the Surviving Company shall comply, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (x) the fact that an Indemnified Party is or was a director, officer or employee of the Company or any of its Subsidiaries or (y) any acts or omissions occurring or alleged to have occurred (including acts or omissions with respect to the approval of this Agreement or the Transactions or arising out of or pertaining to the Transactions and actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party) prior to or at the Effective Time, to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof (true and complete copies of which shall have been delivered to Merger Sub prior to the date hereof) and to the fullest extent permitted by the CICA or any other applicable Law, provided, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such persons against any and all Damages arising out of acts or omissions in such persons’ official capacity as an officer, director or other fiduciary in the Company or any of its Subsidiaries if such service was at the request or for the benefit of the Company or any of its Subsidiaries.
(d)   Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Action which may result in the payment or advancement of any amounts by the Surviving Company under Section 6.05(c), any Group Company’s organizational and governing documents, or any existing indemnification agreements, any person seeking indemnification pursuant to Section 6.05(c), any Group Company’s organizational and governing documents, or any existing indemnification agreements shall use commercially reasonable efforts to notify the Surviving Company promptly. Unless (x) otherwise provided in any applicable agreement or document providing for indemnification to the contrary or (y) joint representation is inappropriate due to a conflict of interest between the person seeking indemnification and the Surviving Company (or its applicable Subsidiary) or any other person represented by the counsel that is proposed by the Surviving Company or such Subsidiary to conduct the defense of the person seeking indemnification, (i) the Surviving Company (or a Subsidiary nominated by it) shall have the right to participate in any Action and, at its option, assume the defense of such Action in respect of which indemnification is sought under the applicable agreement or document; (ii) the person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Action, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Action; and (iii) in the event the Surviving Company (or a Subsidiary nominated by it) assumes the defense of any Action pursuant to this Section 6.05(d), neither the Surviving Company nor any of its Subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Action.
(e)   In the event the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, shall assume the obligations set forth in this Section 6.05.
(f)   The agreements and covenants contained in this Section 6.05 shall be in addition to any other rights an Indemnified Party may have under the memorandum and articles of association of the Company or any of its Subsidiaries (or equivalent constitutional documents), or any agreement between an Indemnified Party and the Company or any of its Subsidiaries, under the CICA or other applicable Law, or otherwise. The provisions of this Section 6.05 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third party beneficiary of the provisions of this Section 6.05. The obligations of Merger Sub and the Surviving Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party without the consent of such Indemnified Party.
(g)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy or other agreement that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.05 is not prior to or in substitution for any such claims under any such policies.

Section 6.06   Notification of Certain Matters.
Each of the Company and Merger Sub shall promptly notify the other in writing of:
(a)   any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Transactions;
(b)   any notice or other communication from any Governmental Authority in connection with the Transactions;
(c)   any Actions commenced or, to the knowledge of the Company or the knowledge of Merger Sub, threatened against the Company or any of its Subsidiaries or Merger Sub, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed by such party pursuant to any of such party’s representations and warranties contained herein, or that relate to such party’s ability to consummate the Transactions; and
(d)   a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such party having occurred that would cause the conditions set forth in Section 7.01, Section 7.02 or Section 7.03 not to be satisfied;
together, in each case, with a copy of any such notice, communication or Action; provided that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided further, that failure to give prompt notice pursuant to Section 6.06(d) shall not constitute a failure of a condition to the Merger set forth in Article VII except to the extent that the underlying breach of a representation or warranty or failure to perform any covenant or agreement not so notified would, standing alone, constitute such a failure.
Section 6.07   Financing.
(a)   Subject to the terms and conditions of this Agreement, Merger Sub shall use its reasonable best efforts to (i) obtain the Financing on the terms and conditions described in the Financing Documents, (ii) maintain in effect the Financing Documents until the Transactions are consummated in accordance with their respective terms, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Documents applicable to Merger Sub, including paying when due all commitment fees and other fees arising under the Financing Documents as and when they become due and payable thereunder, and (iv) consummating the Financing at or prior to the Effective Time in accordance with the terms of the Financing Documents; provided that Merger Sub may amend or modify the Financing Documents, and/or elect to replace all or any portion of the Debt Financing or increase the amount of debt financing to be obtained with alternative debt financing subject only to such conditions to funding as are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders (other than the holders of Excluded Shares and Continuing Shares), than the terms and conditions as set forth in the Financing Documents as in effect on the date hereof (the “Alternative Financing”), in each case only so long as (A) the aggregate proceeds of the Debt Financing (as amended or modified) and/or the Alternative Financing, together with the aggregate proceeds of the Equity Financing and an amount of Available Cash that equals or exceeds the Offshore Available Cash Amount, will be sufficient for Merger Sub and the Surviving Company to pay (i) the Merger Consideration, and (ii) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and (B) such amendment or modification or the Alternative Financing would not (i) prevent, materially delay or materially impede or impair the ability of Merger Sub to consummate the Transactions or (ii) adversely impact in any material respect the ability of Merger Sub to enforce its rights against the other parties to the Debt Commitment Letters or any definitive agreements with respect thereto. Without limiting the generality of the foregoing, Merger Sub shall not release or consent to the termination of the obligations of the financing sources under any Financing Documents or definitive agreement with respect thereto. Merger Sub shall promptly notify the Company as soon as it engages or participates in discussions or negotiations regarding the Alternative Financing and deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) (except for customary engagement and fee letters) as promptly as practicable after execution thereof. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Documents and to the extent is not replaced by the Alternative Financing, Merger Sub shall promptly notify the Company.
(b)   Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.07(a) shall require, and in no event shall the reasonable best efforts of Merger Sub be deemed or construed to require, Merger Sub to agree to terms and conditions in the aggregate that are less favorable to Merger Sub or the Surviving Company (or any of their Affiliates) than, those contemplated by the Debt Commitment Letters and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).
(c)   Subject to the terms and conditions of this Agreement, Merger Sub agrees not to amend, modify or waive any provision of the Financing Documents, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Financing or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Financing in a manner that would be expected to prevent or materially delay the ability of the Company or Merger Sub to consummate the Transactions or otherwise adversely impact the ability of Merger Sub to enforce its rights against the other parties to the Financing Documents. Merger Sub shall give the Company prompt notice (i) upon becoming aware of any breach of any provision of, or termination by any party to, the Financing Documents or (ii) upon the receipt of any written notice from any person with respect to any threatened breach or threatened termination of the Financing Documents.
(d)   The Company agrees to provide, and shall cause each of its Subsidiaries and each of their respective Representatives to provide to Merger Sub, all reasonable cooperation as may be requested by Merger Sub or its Representatives in connection with the Debt Financing and/or Alternative Financing and the Transactions, including (i) participation in meetings, presentations, due diligence sessions, road shows, sessions with rating agencies and other meetings, including arranging for reasonable direct contact between senior management, representatives and advisors of the Company or its Subsidiaries with Representatives of Merger Sub and any sources or prospective sources of the Debt Financing and/or Alternative Financing, (ii) assisting in the preparation of offering memoranda, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations, other marketing documents and similar documents reasonably requested by Merger Sub or its Representatives in connection with the Debt Financing and/or Alternative Financing (including using reasonable best efforts to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing and/or Alternative Financing and delivery of one or more customary representation letters), (iii) as promptly as practicable, furnishing Merger Sub and any sources or prospective sources of the Debt Financing and/or Alternative Financing with financial and other pertinent information (including without limitation, certifying in writing by an authorized representative of the Company, the allocation of the Onshore Available Cash between retained earnings of the relevant Subsidiaries of the Company and other cash) regarding the Company and its Subsidiaries as may be reasonably requested by Merger Sub or any sources or prospective sources of the Debt Financing and/or Alternative Financing and is reasonably available to the Company and using commercially reasonable best efforts to cause the Company’s independent accountants to provide assistance and cooperation in connection therewith to Merger Sub and any sources or prospective sources of the Debt Financing and/or Alternative Financing, (iv) reasonably cooperating with advisors, consultants and accountants of Merger Sub or any sources or prospective sources of the Debt Financing and/or Alternative Financing with respect to the conduct of any examination, appraisal or review of the financial condition or any of the assets or liabilities of the Company or any of its Subsidiaries, including for the purpose of establishing collateral eligibility and values, (v) assisting in the preparation of one or more credit agreements, note purchase agreements, indentures and/or other instruments, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be requested by Merger Sub and otherwise facilitating the pledging of collateral, (vi) (A) to the extent customary and not prohibited by applicable Laws, facilitating the granting of guaranty, security or pledging of collateral and (B) executing and delivering any guaranty, pledge and security documents, commitment letters, certificates and other definitive financing documents (the “Definitive Debt Documents”), provided that any collateral pledged or security granted by the Company or any of its Subsidiaries under, and any obligations of the Company or any of its Subsidiaries under, any Definitive Debt Documents to which it is a party shall be contingent upon the occurrence of the Effective Time, (vii) taking all actions reasonably necessary to (A) permit prospective sources of the Debt Financing and/or Alternative Financing to evaluate the Company’s or any of its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements, provided that the information provided in connection therewith to such prospective sources shall be subject to the terms of the Confidentiality Agreements, and (B) establish bank and other accounts, blocked account agreements and lock box arrangements in connection with the foregoing, including over Available Cash, (viii) furnishing Merger Sub and its Representatives, as well as any prospective sources of the Debt Financing and/or Alternative Financing, promptly (and, provided that Merger Sub shall have requested, in writing, such information from the Company at least fifteen (15) Business Days prior to the Closing, then in any event at least ten (10) Business Days prior to the Closing) with all documentation and other information required with respect to the Debt Financing and/or Alternative Financing under applicable “know your customer” and anti-money laundering rules and regulations, provided that the information provided to such prospective sources shall be subject to the terms of the Confidentiality Agreements, (ix) using reasonable best efforts to obtain any necessary rating agencies’ confirmation or approval of the Debt Financing and/or Alternative Financing, and (x) taking all corporate actions reasonably necessary to permit the consummation of the Debt Financing and/or Alternative Financing, including the execution and delivery of any other certificates, instruments or documents contemplated by the Debt Financing and/or Alternative Financing and reasonably requested by Merger Sub and to permit the proceeds thereof to be made available at Closing to consummate the Transactions. Neither the Company nor any of its Subsidiaries shall be required to (x) pay any commitment or similar fee prior to the Effective Time or (y) commit to taking any action that is not contingent upon the Closing (including entry into any agreement) or would be effective prior to the Effective Time or that would otherwise subject it to actual or potential liability in connection with the Debt Financing and/or Alternative Financing prior to the Effective Time. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and/or Alternative Financing; provided that Merger Sub shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.
(e)   Merger Sub shall, promptly upon request by the Company, reimburse the Company following the valid termination of this Agreement for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with any cooperation provided pursuant to this Section 6.07 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, expenses or losses suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith, except in the event such liabilities, expenses or losses arose out of or result from the fraud, gross negligence, recklessness or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives. Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Merger Sub may raise in connection with the Transactions.
Section 6.08   Further Action; Reasonable Best Efforts.
(a)   Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith (including (A) notifying the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with such filings or submissions or otherwise relating to the consummation of the Transactions, (B) obtaining consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with such filings or submissions, (C) permitting the other parties to review in advance, and consulting with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (D) giving the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry); and (ii) cooperate with the other parties hereto and, subject to Section 6.08(c) use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, including taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions and employing such resources as are necessary to obtain the Requisite Regulatory Approvals.
(b)   In furtherance and not in limitation of the covenants of the parties contained herein and subject to Section 6.08(c), if any objections are asserted with respect to the Transactions under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private party challenging any of the Transactions as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Merger Sub and the Company shall use its commercially reasonable best efforts to resolve any such objections or suits so as to permit consummation of the Transactions; provided, however, that the Company may expressly condition any action upon the consummation of the Merger and other Transactions or the occurrence of the Effective Time.
(c)   Notwithstanding anything herein to the contrary, none of Merger Sub or any of its Affiliates or Representatives shall be required to take or refrain from taking, or to agree to it or its Affiliates taking or refraining from taking, any action, or to permitting or suffering to exist any restriction, condition, limitation or requirement which, individually or together with all other such actions, restrictions, conditions, limitations or requirements would require any Consortium Member, or any of their respective Affiliates (other than Merger Sub and after the Closing, the Group Companies) to commit to or effect, by consent decree, hold separate orders, or otherwise, the restructuring, reorganization, sale, divesture or disposition of such of its or any of its Affiliates’ or portfolio companies’ (in each case, other than Merger Sub and after the Closing, the Group Companies) assets, properties or businesses, or accept any prohibition or limitation on the ownership or operation of, or any arrangement that would apply to, any of its or any of its Affiliates’ or portfolio companies’ (in each case, other than Merger Sub and after the Closing, the Group Companies) assets, properties or businesses.
(d)   Each party hereto shall, upon request by the other party, furnish such other party with all information concerning itself, its Subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Merger Sub, the Company or any of their respective Subsidiaries (if applicable) to any Third Party and/or any Governmental Authority in connection with the Transactions.
(e)   The Company shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, at or prior to the Closing all things within its control which are reasonably necessary, proper or advisable and which are reasonably requested by Merger Sub to facilitate the continuing operations of the business of the Group Companies from and after the Closing, including using its commercially reasonable best efforts to provide operational data, provide bank account information of the Group Companies, locate the corporate chops and finance stamps of the Group Companies incorporated in the PRC and procure the satisfaction of the closing conditions set forth in Section 7.02; provided that any information provided pursuant to this Section 6.08(e) shall be subject to the terms of the Confidentiality Agreements; provided further that any agreement, payment or obligation of, or to be made by, the Company or any of its Subsidiaries as requested by Merger Sub pursuant to this Section 6.08(e) shall be contingent upon the occurrence of the Effective Time.
Section 6.09   Participation in Litigation.
Prior to the Effective Time, Merger Sub shall give prompt notice to the Company, and the Company shall give prompt notice to Merger Sub, of any Actions commenced or, to the knowledge of the Company on the one hand and the knowledge of Merger Sub on the other hand, threatened against such party or its directors which relate to this Agreement and the Transactions. The Company shall give Merger Sub reasonable opportunity to participate in the defense or settlement of any shareholder Action against the Company and/or its directors relating to this Agreement or the Transactions, and no such Action shall be settled without Merger Sub’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
Section 6.10   Resignations.
To the extent requested by Merger Sub in writing at least ten (10) Business Days prior to Closing, the Company shall use reasonable best efforts to cause to be delivered to Merger Sub on the Closing Date duly signed resignations, effective as of the Effective Time, of the directors of any Group Company designated by Merger Sub.
Section 6.11   Public Announcements.
Except as may be required by applicable Law, the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Merger Sub. At any time prior to termination of this Agreement pursuant to Article VIII, except as may be required by applicable Law, Merger Sub and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by applicable Law or rules and policies of NASDAQ, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to obtaining the consent (not to be unreasonably withheld) of such other party. Notwithstanding the foregoing, the restrictions set forth in this Section 6.11 shall not apply to any release or announcement made or proposed to be made by the Company in connection with a Change in the Company Recommendation made in compliance with this Agreement.
Section 6.12   Stock Exchange Delisting.
The Company shall cooperate with Merger Sub and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Shares and ADSs from NASDAQ and the deregistration of the Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.
Section 6.13   Takeover Statutes.
If any Takeover Statute is or may become applicable to any of the Transactions, the parties hereto shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Transactions.
Section 6.14   Available Cash.
The Company shall use reasonable efforts to take, or cause to be taken, and cause each Group Company to take, all actions and to do, or cause to be done (in each case, subject to applicable Laws), all things necessary to ensure that immediately prior to and at the Effective Time, the aggregate amount of Available Cash shall equal or exceed the Available Cash Amount.
Section 6.15   SAFE Registration.
Upon reasonable request of the shareholders of the Company who are PRC residents and at their sole cost, the Company shall provide such shareholders with such information relating to the Group Companies as is required by SAFE Rules and Regulations, for the purpose of assisting them in the preparation of their applications to SAFE for the registration of their respective holdings of Shares (whether directly or indirectly) in the Company. The Company shall cause its PRC Subsidiaries (to the extent applicable) to comply with the requirements of the SAFE Rules and Regulations, and cause the domestic agency which is entrusted by the

Company Group for administration and management of Company Share Plans for the benefit of the employees of the Company Group who are PRC residents to apply for the foreign exchange deregistration in respect of such Company Share Plans with SAFE upon the termination thereof in accordance with applicable SAFE Rules and Regulations.
Section 6.16   No Amendment to Merger Sub Group Contracts.
Without the Company’s prior written consent, Merger Sub shall not, and shall cause the members of the Merger Sub Group not to, enter into any Contract or amend, modify, withdraw or terminate any Merger Group Contract or waive any rights thereunder in a manner that would (i) result in a decrease in the number of Continuing Shares, (ii) individually or in the aggregate, prevent or materially delay the ability of Merger Sub to consummate the Merger and the other Transactions; (iii) prevent or materially impair the ability of any management member or director of the Company taking any of the actions described in Section 6.04 to the extent such actions are permitted to be taken by the Company thereunder; or (iv) be adverse to the rights of the Company to enforce certain terms thereof as a third party beneficiary. Within two (2) Business Days after the execution thereof, Merger Sub shall provide the Company with a copy of any Contract (other than any Contract entered into by and between any PE Sponsor or any Affiliates thereof, on the one hand, and any other Affiliate of such PE Sponsor, any limited partner or co-investor of such PE Sponsor or any Affiliate of such Consortium Member, or any affiliated investment fund or investment vehicle that is advised, managed or sponsored by the investment or fund manager of such PE Sponsor or any Affiliate thereof (or any general partner, limited partner or officer thereof), on the other hand) (each an “Applicable Contract”) relating to the Transactions that is entered into after the date hereof and to which any member of the Merger Sub Group is a party. Merger Sub shall promptly notify the Company in writing if any Applicable Contract is modified and Merger Sub agrees that any action by any person who is not a party to this Agreement that would constitute a breach of this Section 6.16 if such person were a party to this Agreement for the purposes of this Section 6.16 shall be deemed to be a breach of this Section 6.16. Merger Sub shall not (and shall procure that the other Merger Sub Group members shall not) enter into or modify any Contract pursuant to which any management members, directors or shareholders of the Company, or any of their respective Affiliates, receives any consideration or other economic value from any person in connection with the Transaction that is not provided or expressly contemplated in the Merger Group Contracts as of the date hereof, including any carried interest, share option, share appreciation right or other forms of equity or quasi-equity right.
ARTICLE VII
CONDITIONS TO THE MERGER
Section 7.01   Conditions to the Obligations of Each Party.
The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following conditions at or prior to the Closing Date:
(a)   Shareholder Approval.   This Agreement, the Plan of Merger and the Transactions, including the Merger, shall have been authorized and approved by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with the CICA and the Company’s memorandum and articles of association.
(b)   No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or award, writ, injunction, determination, rule, regulation, judgment, decree or executive order (an “Order”), whether temporary, preliminary or permanent, which is then in effect or is pending or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.
Section 7.02   Additional Conditions to the Obligations of Merger Sub.
The obligations of Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:
(a)   Representations and Warranties.   (i) Other than the representations and warranties of the Company contained in the first sentence of Section 3.01(a), Section 3.03(a), the first sentence of Section 3.03(b), Section 3.04(a), Section 3.04(b), Section 3.09, Section 3.21, Section 3.22 and Section 3.23,

the representations and warranties of the Company contained in this Agreement (without giving effect to any qualification as to “materiality,” “Company Material Adverse Effect” or any similar standard or qualification set forth therein) shall be true and correct as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of the Company to be so true and correct do not constitute a Company Material Adverse Effect, (ii) the representations and warranties set forth in Section 3.04(a), Section 3.04(b), Section 3.21 Section 3.22 and Section 3.23 shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), and (iii) the representations and warranties set forth in Section 3.03(a) and the first sentences of Section 3.01(a) and Section 3.03(b) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time).
(b)   Agreements and Covenants.   The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   Officer Certificate.   The Company shall have delivered to Merger Sub a certificate, dated the Closing Date, signed by a senior executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(e).
(d)   Available Cash.   The aggregate amount of Available Cash immediately prior to the Closing shall equal to or exceed the Available Cash Amount and the Company shall have delivered to Merger Sub written evidence thereof in form and substance reasonably satisfactory to Merger Sub prior to the Closing Date.
(e)   No Material Adverse Effect.   No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.
Section 7.03   Additional Conditions to the Obligations of the Company.
The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) of the following additional conditions at or prior to the Closing Date:
(a)   Representations and Warranties.   The representations and warranties of Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” or similar standard or qualification set forth therein) as of the date hereof and as of the Closing Date, as though made on and as of such date and time (other than representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct only as of such time), except where the failure of such representations and warranties of Merger Sub to be so true and correct, individually or in the aggregate, have not, and would not reasonably be expected to, prevent, materially delay or materially impede or impair the ability of Merger Sub to consummate the Transactions.
(b)   Agreements and Covenants.   Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   Officer Certificate.   Merger Sub shall have delivered to the Company a certificate, dated the date of the Closing, signed by a director of Merger Sub, certifying as to the satisfaction of the conditions specified in Section 7.03(a) and Section 7.03(b).
Section 7.04   Frustration of Closing Conditions.
Prior to the Termination Date, none of the Company or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith to comply with this Agreement and consummate the Transactions.

ARTICLE VIII
TERMINATION
Section 8.01   Termination by Mutual Consent.
This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time by mutual written consent of Merger Sub and the Company with the approval of their respective boards of directors (or in the case of the Company, acting upon the unanimous recommendation of the Special Committee).
Section 8.02   Termination by Either the Company or Merger Sub.
This Agreement may be terminated by either the Company (acting upon the unanimous recommendation of the Special Committee) or Merger Sub at any time prior to the Effective Time, if:
(a)   the Effective Time shall not have occurred on or before March 21, 2022 (the “Termination Date”); or
(b)   any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any final and non-appealable Order, or taken any other final and non-appealable action, which has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or
(c)   the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor and concluded or at any adjournment thereof;
provided, that the right to terminate this Agreement pursuant to this Section 8.02 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement (which, in the case of termination by Merger Sub, shall include the failure of any members of the Merger Sub Group to fulfill any of their respective obligations under the Merger Sub Group Contracts) has been a material cause of, or resulted in, the failure of the applicable condition(s) being satisfied.
Section 8.03   Termination by the Company.
This Agreement may be terminated by the Company (acting upon the unanimous recommendation of the Special Committee) at any time prior to the Effective Time, if:
(a)   a breach of any representation, warranty, agreement or covenant of Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Merger Sub within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representation, warranty, agreement or covenant of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02;
(b)   (i) all of the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has delivered to Merger Sub an irrevocable written notice confirming that all of the conditions set forth Section 7.03 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), or that the Company is willing to waive any unsatisfied conditions in Section 7.03 and that it is ready, willing and able to consummate the Closing and (iii) Merger Sub fails to complete the Closing within ten (10) Business Days following the later of (x) the date on which the Closing should have occurred pursuant to Section 1.02 and (y) the date on which the foregoing notice is delivered to Merger Sub; or
(c)   prior to the receipt of the Requisite Company Vote, the Company Board made a Change in the Company Recommendation with respect to a Superior Proposal pursuant to Section 6.04(d) or with respect to an Intervening Event pursuant to Section 6.04(e); provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.03(c) unless the Company has (A) complied with the requirements of Section 6.04 with respect to such Change in the Company Recommendation in all material aspects and (B) complied with Section 8.06 and pays in full the Company Termination Fee prior to or concurrently with taking any action pursuant to this Section 8.03(c).
Section 8.04   Termination by Merger Sub.
This Agreement may be terminated by Merger Sub at any time prior to the Effective Time, if:
(a)   a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Merger Sub (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date); provided that Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if Merger Sub is then in breach of any representation, warranty or covenant of Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03; or
(b)   the Company Board or any committee thereof shall have effected a Change in the Company Recommendation.
Section 8.05   Effect of Termination.
In the event of the termination of this Agreement pursuant to Article VIII, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto (or any Representative of such party); provided that the terms of Section 6.03(c), Section 6.07(e), Section 6.11, Articles VIII and IX shall survive any termination of this Agreement.
Section 8.06   Termination Fee and Expenses.
(a)   In the event that:
(i)   (A) a bona fide proposal or offer with respect to a Competing Transaction shall have been made, proposed or communicated (and not withdrawn), after the date hereof and prior to the Shareholders’ Meeting (or prior to the termination of this Agreement if there has been no Shareholders’ Meeting), (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Merger Sub pursuant to Section 8.02(a) or Section 8.02(c), and (C) within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries consummates, or enters into a definitive agreement in connection with, any Competing Transaction (in each case whether or not the Competing Transaction was the same Competing Transaction referred to in clause (A)) (provided that for purposes of this Section 8.06(a), all references to “15%” in the definition of “Competing Transaction” shall be deemed to be references to “more than 50%”);
(ii)   this Agreement is terminated by Merger Sub pursuant to Section 8.04; or
(iii)   this Agreement is terminated by the Company pursuant to Section 8.03(c) (including an Intervening Event Termination), then the Company shall pay, or cause to be paid, to Merger Sub or its designees an amount equal to US$80,000,000 (the “Company Termination Fee”) by wire transfer of same day funds as promptly as possible (but in any event (x) prior to or concurrently with the entry by the Company into the definitive agreement in connection with a Competing Transaction and as a condition of the consummation by the Company of a Competing Transaction in the case of a termination referred to in clause (i) above, (y) within five (5) Business Days after such termination in the case of a termination referred to in clause (ii) above, or (z) prior to or concurrently with the termination of this Agreement in case of a termination pursuant to clause (iii) above); it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(b)   Merger Sub shall pay, or cause to be paid, to the Company an amount equal to US$160,000,000 (the “Merger Sub Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.03(a) or Section 8.03(b), such payment to be made as promptly as possible (but in any event within five (5) Business Days following such termination by wire transfer of same day funds); it being understood that in no event shall Merger Sub be required to pay the Merger Sub Termination Fee on more than one occasion.
(c)   In the event that the Company shall terminate this Agreement pursuant to Section 8.03(a) or Section 8.03(b), then in addition to any Merger Sub Termination Fee that may be payable pursuant to Section 8.06(b), Merger Sub shall pay, or caused to be paid, to the Company by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery by the Company of an invoice therefor, all Expenses incurred by the Company and its Affiliates in connection with the Transactions up to a maximum amount equal to US$4,000,000.
(d)   In the event that this Agreement is terminated by Merger Sub pursuant to Section 8.04, in addition to any Company Termination Fee that may be payable pursuant to Section 8.06(a), the Company shall pay Merger Sub or its designees by wire transfer of same day funds, as promptly as possible (but in any event within five (5) Business Days) following the delivery by Merger Sub of an invoice therefor, all Expenses incurred by Merger Sub, the Consortium Members and their respective Affiliates in connection with the Transactions, including the Financing, up to a maximum amount equal to US$4,000,000.
(e)   Except as otherwise expressly set forth in Section 8.06(c) and Section 8.06(d), all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated.
(f)   In the event that the Company fails to pay the Company Termination Fee or any Expenses, or Merger Sub fails to pay the Merger Sub Termination Fee or any Expenses, when due and in accordance with the requirements of this Agreement, the Company or Merger Sub, as the case may be, shall reimburse the other party for reasonable costs and expenses actually incurred or accrued by the other party (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.06, together with interest on such unpaid Company Termination Fee, Merger Sub Termination Fee or Expenses, as the case may be, commencing on the date that the Company Termination Fee, Merger Sub Termination Fee or Expenses, as the case may be, became due, at the prime rate as published in the Wall Street Journal Table of Money Rates on such date plus 2.00% or a lesser rate that is the maximum permitted by applicable Law. Such collection expenses shall not otherwise diminish in any way the payment obligations hereunder.
(g)   Each of the Company and Merger Sub acknowledges that (i) the agreements contained in this Section 8.06 are an integral part of the Transactions, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Merger Sub Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8.06(a) or Section 8.06(b) are not a penalty but rather constitute amounts akin to liquidated damages in a reasonable amount that will compensate Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, and (iii) without the agreements contained in this Section 8.06, the parties hereto would not have entered into this Agreement.
(h)   (i) Subject to Section 9.08, the Equity Commitment Letters, the Debt Commitment Letters and the Guarantees, in the event that Merger Sub fails to effect the Closing for any reason or no reason or otherwise breaches this Agreement or otherwise fails to perform its obligations hereunder, then the Company’s right to terminate this Agreement and receive the Merger Sub Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and costs and expenses under Section 8.06(f) and the guarantee of such obligations pursuant to the Guarantees (subject to their terms, conditions and limitations), shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any Group Company and all members of the Company Group against (A) Merger Sub, the Consortium Members, the Guarantors, the Continuing Shareholders, the Sponsors and their respective Affiliates, (B) any former, current and future direct or indirect holders of any equity, general or limited partnership or liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of Merger Sub or any Consortium Member, Guarantor, Continuing Shareholder or Sponsor or any their respective Affiliates, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Merger Sub or any Consortium Member, Guarantor, Continuing Shareholder or Sponsor or any of their respective Affiliates, or (D) any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing (clauses (A) through (D) of this Section 8.06(h), collectively, the “Merger Sub Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Merger Sub nor any other member of the Merger Sub Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Support Agreements, the Guarantees and the Debt Commitment Letters) other than the payment of the Merger Sub Termination Fee pursuant to Section 8.06(b), the Expenses under Section 8.06(c) and the costs and expenses pursuant to Section 8.06(f) or the extent provided in the Guarantees, and in no event shall any Group Company, any direct or indirect shareholders of the Company or any other Group Company, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing, (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Merger Sub Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters, the Support Agreements, the Guarantees and the Debt Commitment Letters), other than (without duplication) from Merger Sub to the extent provided in Section 8.06(b), Section 8.06(c) and Section 8.06(d), or a Guarantor to the extent provided in the relevant Guarantee.
(ii)   Subject to Section 9.08, Merger Sub’s right to terminate this Agreement and receive payment from the Company of the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and costs and expenses under Section 8.06(f) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Merger Sub Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement or failure to perform hereunder or other failure of the Merger to be consummated. Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 8.06(a), the Expenses under Section 8.06(d) and the costs and expenses under Section 8.06(f), and in no event shall any of Merger Sub or any other member of the Merger Sub Group seek, or permit to be sought, on behalf of any member of the Merger Sub Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 8.06(a), Section 8.06(d) and Section 8.06(f).
ARTICLE IX
GENERAL PROVISIONS
Section 9.01   Non-Survival of Representations, Warranties and Agreements.
The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the earlier of the Effective Time and termination of this Agreement pursuant to

Article VIII, except that this Section 9.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or termination of this Agreement, including the agreements set forth in Article I and Article II, Section 6.05, Section 6.11, Article VIII and this Article IX.
Section 9.02   Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):
(a)	if to Merger Sub:
Garnet Faith Limited
c/o DCP Capital
21/F, York House, The Landmark, 15 Queen’s Road Central, Hong Kong
Attention: Julian Wolhardt
with a copy to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
Unit 5201, Fortune Financial Center,
5 Dongsanhuan Zhonglu, Chaoyang District, Beijing 100020, China
Attention: Judie Ng Shortell
Email: jngshortell@paulweiss.com
Kirkland & Ellis LLP
26th Floor, Gloucester Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Daniel Dusek; Joseph Raymond Casey
Email: daniel.dusek@kirkland.com; joseph.casey@kirkland.com
Weil, Gotshal & Manges LLP
29/F, Alexandra House
18 Chater Road, Central
Hong Kong
Attention: Tim Gardner; William Welty
E-mail: tim.gardner@weil.com; william.welty@weil.com
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Brian E. Hamilton; Garth W. Bray
Email: hamiltonb@sullcrom.com; brayg@sullcrom.com
(b)	if to the Company:
51job, Inc.
Building 3, No. 1387 Zhang Dong Road
Shanghai, PRC 201203
with a copy to:
Simpson Thacher & Bartlett
35/F, ICBC Tower
3 Garden Road, Central
Hong Kong
Attention: Ian C. Ho
Email: iho@stblaw.com

(c)	if to the Special Committee, addressed to it care of the Company, with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
The Hong Kong Club Building
3A Chater Road
Hong Kong, China
Attention: Miranda So
Email: miranda.so@davispolk.com
Section 9.03   Certain Definitions.
(a)   For purposes of this Agreement:
“2009 Option Plan” means the 2009 Share Option Plan adopted by the Company in 2009 and all amendments and modifications thereto.
“2015 Share Incentive Plan” means the 2015 Share Incentive Plan adopted by the Company in 2015 and all amendments and modifications thereto.
“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements; provided that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.
“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, that, for the purpose of this Agreement, Affiliates of Merger Sub shall not include the Founder, the Sponsors and their respective Affiliates, and none of the Founder, Founder Holdco, New Founder Holdco and any Subsidiaries of Founder Holdco or New Founder Holdco shall be deemed an Affiliate of the Company or any of its Subsidiaries.
“Anticorruption Law” means Laws relating to anti-bribery or anticorruption (governmental or commercial), which apply to the business and dealings of any Group Company, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, government employee or commercial entity to obtain or retain business or a business advantage such as, without limitation, the PRC Criminal Law, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, the U.S. Foreign Corrupt Practices Act of 1977 and the United Kingdom Bribery Act 2010, each as amended from time to time, and all applicable Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Available Cash” means cash of the Company and its Subsidiaries on a consolidated basis, net of issued but uncleared checks, in each case available free of any Lien immediately prior to and as of the Closing.
“Available Cash Amount” means the Onshore Available Cash Amount and the Offshore Available Cash Amount.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in (i) New York, New York, (ii) Hong Kong, (iii) the Cayman Islands, or (iv) the PRC.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Merger Sub on the date hereof prior to the signing of this Agreement.

“Company Employee Plan” means any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, share or share-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, that is or has been maintained, contributed to or required to be contributed to by any Group Company for the benefit of any current or former employee, director or officer of such Group Company, other than any employment Contract or compensatory agreement with a current or former employee, director or officer which is not maintained for the benefit of any group or class of employees, which for the avoidance of doubt, include the employee incentive plans of Lagou Network.
“Company IT Assets” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned by or licensed, pursuant to valid and enforceable license agreements, to the Company and its Subsidiaries.
“Company Material Adverse Effect” means any fact, event, circumstance, change, condition, occurrence or effect that, individually or in the aggregate with all other facts, events, circumstances, changes, conditions, occurrences and effects, is or would reasonably be expected to (a) have a material adverse effect on the business, financial condition, assets, liabilities, or results of operations of the Company and its Subsidiaries taken as a whole or (b) prevent or materially delay the consummation by the Company of the Transactions; provided, however, that the determination of whether a Company Material Adverse Effect shall have occurred under clause (a) above shall not take into account any fact, event, circumstance, change, condition, occurrence or effect following or resulting from (i) geopolitical conditions, any outbreak or escalation of war or major hostilities or any act of sabotage or terrorism or natural or man-made disasters or epidemic-induced public health crises (including, for the avoidance of doubt, as a result of the COVID-19 virus) or other force majeure events, (ii) changes in Laws, GAAP or enforcement or interpretation thereof, in each case proposed, adopted or enacted after the date of this Agreement, (iii) changes or conditions that generally affect the industry and market in which the Company and its Subsidiaries operate, including changes in interest rates or foreign exchange rates, (iv) changes in the financial, credit or other securities or capital markets, or in general economic, business, regulatory, legislative or political conditions, (v) the announcement, pendency or consummation of the Transactions, or identity of any member of the Merger Sub Group, (vi) any action taken (or omitted to be taken) by the Company or any of its Subsidiaries at the written request, or with the written consent, of Merger Sub or required by this Agreement, (vii) any suit, claim, request for indemnification or proceeding brought by any current or former shareholder of the Company (on their own behalf or on behalf of the Company) for breach of fiduciary duties, violation of securities Laws or otherwise in connection with this Agreement or the Transactions, (viii) any failure, in and of itself, of the Company and its Subsidiaries to meet any internal or published projections, estimates, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics or predictions or changes in the market price or trading volume of the securities of such person or the credit rating of such person (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), or (ix) any matters set forth in the Company Disclosure Schedule, in the Company SEC Reports filed prior to the date of this Agreement or Fairly Disclosed in the Data Room Information; except, in the case of clause (i), (ii), (iii) or (iv), to the extent having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry and geographic markets in which the Company and its Subsidiaries operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).
“Company Option” means each option to purchase Shares granted under the Company Share Plans on or prior to the Closing Date whether or not such option has become vested on or prior to the Closing Date in accordance with the terms thereof.
“Company Share Plans” means the 2009 Option Plan and the 2015 Share Incentive Plan collectively, each as amended and restated.
“Competing Transaction” means any of the following (other than the Transactions): (i) any merger, consolidation, share exchange, business combination, scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or to which 15% or more of the total revenue or net income of the Company are attributable; (ii) any sale, lease, exchange, transfer or other disposition of assets or businesses that constitute or represent 15% or more of the total revenue, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any sale, exchange, transfer or other disposition of 15% or more of any class of Equity Securities of the Company, or securities convertible into or exchangeable for 15% or more of any class of Equity Securities of the Company; (iv) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of Equity Securities of the Company; or (v) any combination of the foregoing.
“Confidentiality Agreements” means the confidentiality agreements between the Company and each of the Founder, DCP and OL or their respective Affiliates, as amended and restated from time to time.
“Consortium Members” means the Continuing Shareholders and the Sponsors.
“Continuing Shares” means, with respect to each Continuing Shareholder, (i) all Shares (including Shares represented by ADSs) held by such Continuing Shareholder as of the date hereof as set forth opposite its name in the column titled “Continuing Shares” in Schedule A attached hereto, and (ii) any Shares (including Shares represented by ADSs) that such Continuing Shareholder may acquire following the date hereof and prior to the Effective Time by means of purchase, dividend or distribution, issuance upon the exercise of any Company Options or warrants, conversion of any convertible securities or otherwise.
“Continuing Shareholders” means Recruit and each Management Continuing Shareholder.
“Contract” means any legally binding note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or credit arrangement or otherwise.
“Control Documents” means: (x) for VIE structure related to Run An and Qian Cheng, (1) Technical and Consulting Service Agreements, including the Technical and Consulting Service Agreement entered into by WFOE and Qian Cheng as of May 3, 2004, and supplemented and amended as of July 2, 2004 and January 27, 2014, and the Technical and Consulting Service Agreement entered into by WFOE and Run An as of September 11, 2007, and supplemented and amended as of September 4, 2017, (2) Equity Pledge Agreement entered into by the shareholders of Run An and WFOE as of September 4, 2017, (3) Exclusive Purchase Option Agreement entered into by the shareholders of Run An and WFOE as of January 27, 2014, and supplemented and amended as of September 4, 2017, (4) Powers of Attorney executed by the shareholders of Run An as of January 27, 2014, and supplemented and amended as of September 4, 2017, (5) Loan Agreements entered into by Qianjin Network Information Technology (Shanghai) Co., Ltd. ) and the shareholders of Run An as of September 11, 2007, and supplemented and amended as of September 4, 2017, and (6) Call Option Agreement entered into by 51net.com Inc. and Qian Cheng as of August 1, 2002, and supplemented and amended as of May 3, 2004 and August 1, 2012; (y) for VIE structure related to Lagou Network, (1) Exclusive Consulting and Service Agreement as of July 7, 2014, (2) Second Amended and Restated Exclusive Share Transfer Option Agreement entered into by Lagou Technology, Lagou Network and shareholders of Lagou Network as of October 11, 2017, (3) Second Amended and Restated Exclusive Business Cooperation Agreement entered into by Lagou Technology, Lagou Network and shareholders of Lagou Network as of October 11, 2017, (4) Second Amended and Restated Share Pledge Agreement entered into by Lagou Technology, Lagou Network and shareholders of Lagou Network as of October 11, 2017, and (5) Powers of Attorney entered into by shareholders of Lagou Network as of October 11, 2017.
“Controlled Entities” means the VIE Entities and their respective Subsidiaries.
“Data Room” means the electronic data room containing documents and information relating to the Transactions and the Company made available to Merger Sub, the Consortium Members and their Representatives online at sftp://116.246.3.99:1222.

“Data Room Information” means the information and documents contained in the Data Room as of 11:59 p.m. (Hong Kong time) on June 4, 2021 and a download of which has, for evidential purposes, been delivered to Merger Sub on CD-ROM/USB flash drive prior to the execution of this Agreement.
“DCP” means Oriental Poppy Limited and/or its Affiliates.
“Equity Investee” means an entity, other than a Company Subsidiary, in which a Group Company owns or otherwise holds any equity interest, the fair value of which, or the amount of equity investment made or consideration paid by such Group Company for which, is more than US$5,000,000.
“Equity Securities” means any share, capital stock, registered capital, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor or any other instrument or right the value of which is based on any of the foregoing.
“Excluded Shares” means, collectively, (i) Shares (including Shares represented by ADSs) held by the Company or any of its Subsidiaries; and (ii) any Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans.
“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.
“Expenses” means, with respect to any party hereto, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to such party and its Affiliates) actually incurred or accrued by such party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholder approval, the filing of any required notices under applicable Laws (including those related to Requisite Regulatory Approvals) and all other matters related to the closing of the Transactions.
“Fairly Disclosed” means information fairly disclosed in the Data Room Information, with sufficient detail to enable a reasonable person to identify and understand the nature, significance and scope of the matter disclosed and to evaluate the purpose and effect of the disclosure.
“Founder” means Rick Yan.
“Founder Financing Document” means the Commitment Letter by and among China Merchants Bank Co., Ltd. Shanghai Branch and New Founder Holdco, dated as of the date hereof.
“Founder Holdco” means RY Holdings Inc., a company incorporated under the Laws of the British Virgin Islands.
“Founder Transfer” has the meaning given to such term in the Management Support Agreement.
“Government Official” means (a) any official, officer, employee or representative of, or other individual acting for or on behalf of, any Governmental Authority or agency or instrumentality thereof (including any state-owned or controlled enterprise), or any public international organization (as defined in the U.S. Foreign Corrupt Practices Act), (b) any political party or party official or candidate for political office or (c) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.
“Group Company” means any of the Company and its Subsidiaries.
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
“Indebtedness” means, with respect to any person, (a) all indebtedness of such person, whether or not contingent, for borrowed money, (b) all obligations of such person for the deferred purchase price of property or services, (c) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such person under currency, interest rate or other swaps, and all hedging and other obligations of such person under other derivative instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person

(even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations, contingent or otherwise, of such person under acceptance, letter of credit or similar facilities, (h) all obligations of such person to purchase, redeem, retire, defease or otherwise acquire for value any share capital of such person or any warrants, rights or options to acquire such share capital, valued, in the case of redeemable preferred shares, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (i) all Indebtedness of others referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such person, and (j) all Indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property (including accounts and contract rights) owned by such person, even though such person has not assumed or become liable for the payment of such Indebtedness.
“Insolvent” means, with respect to any person (a) the present fair saleable value of such person’s assets is less than the amount required to pay such person’s total Indebtedness, (b) such person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (d) such person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
“Intellectual Property” means all rights, anywhere in the world, in or to: (a) patents, patent applications (and any patents that issue from those patent application), certificates of invention, substitutions relating to any of the patents and patent applications, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, industrial designs, community designs and other designs, and any other governmental grant for the protection of inventions or designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto, whether or not registered; (d) confidential and proprietary information, including trade secrets, know-how and invention rights; (e) rights of privacy and publicity; (f) registrations, applications, renewals, reissues, reexaminations, continuations, continuations-in-part, divisions, extensions, and foreign counterparts for any of the foregoing in clauses (a)-(e); and (g) any and all other intellectual property or proprietary rights.
“Interim Investors Agreement” means that certain interim investors agreement, dated as of the date hereof, by and among the Sponsors, Recruit, Merger Sub and certain other parties thereto.
“International Trade Laws” means any of the following: (a) any laws, regulations, rules, or orders concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, (b) any laws, regulations, rules, or orders regarding economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. State Department, the United Nations, Canada, the European Union, or the United Kingdom, or (c) any laws, regulations, rules, or orders regarding anti-money laundering and/or know your customer requirements. “IT Assets” means any and all computers, Software, hardware, systems, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, and all associated documentation.
“knowledge” means, (i) with respect to the Company, the actual knowledge of the individuals listed in Section 9.03(a) of the Company Disclosure Schedule, and (ii) with respect to Merger Sub, the actual knowledge of any director or officer of Merger Sub and the Consortium Members.
“Lagou Network” means Beijing Lagou Network Information Technology Co, Ltd. )
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by any Group Company that are material to the business of the Group Companies taken as a whole.
“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which any Group Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of any Group Company.

“Liens” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any right of first refusal, right of first offer, call option, and any other restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Management Continuing Shareholders” means the Founder (prior to the Founder Transfer), Founder Holdco (prior to the Founder Transfer), New Founder Holdco (following the Founder Transfer), Kathleen Chien and LLW Holding Ltd.
“Management SPV” means 51 Elevate Limited, a company incorporated under the Laws of the British Virgin Islands.
“New Founder Holdco” means RY Elevate Inc., a company incorporated under the Laws of the British Virgin Islands.
“Offshore Available Cash Amount” means Available Cash in an aggregate amount not less than US$80,000,000 that shall be available in one or more US$ denominated bank accounts of the Company or its Subsidiaries opened and maintained with account banks outside of the PRC and readily available for deposit in accordance with Section 2.04(a).
“OL” means Ocean Ascend Limited and/or its Affiliates.
“Onshore Available Cash Amount” means Available Cash in aggregate amount not less than the RMB Equivalent of US$1,369,500,000 that shall be available in one or more RMB denominated bank accounts of the Company or its Subsidiaries opened and maintained with account banks in the PRC as specified in the Definitive Debt Documents.
“Owned Real Property” means all real property and interests in real property, land use rights together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Group Company.
“PE Sponsors” means DCP and OL.
“Permitted Encumbrances” means: (a) real estate Taxes, assessments and other governmental levies, fees or charges imposed with respect to such real property which are not due and payable as of the Closing Date, or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such real property incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (c) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business thereon, (d) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (e) non-exclusive licenses of Intellectual Property granted by the Company or any Company Subsidiary to its customers in the ordinary course of business consistent with past practice, (f) Liens imposed by applicable Law, and (g) any other Liens that have been incurred or suffered in the ordinary course of business and that would not reasonably be expected to have a Company Material Adverse Effect.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Personal Data” means: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, credit card number, biometric identifier, or any other data that alone or in combination with other data held by the Company or any of its Subsidiaries allows identification of a natural person, and (ii) any other data defined as “personal data,” “personally identifiable information,” “nonpublic personal information,” “customer proprietary network information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Law.
“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region and Taiwan.
“Privacy Law” means any Law applicable to the Company or any of its Subsidiaries governing privacy, data protection, or data security with respect to the Processing of Personal Data by the Company or any of its Subsidiaries.
“Privacy Policy” means each published privacy policy, privacy notice, or privacy statement of the Company or any of its Subsidiaries relating to the Company’s or any of its Subsidiaries’ Processing of Personal Data.
“Processing” or “Processed” means, with respect to any Personal Data, any operation or set of operations performed thereon, whether or not by automated means, including adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use.
“Prohibited Person” means any person that is (a) located or resident in, or organized under the laws of any Sanctioned Jurisdiction, (b) included on, or affiliated with any person on, the United States Commerce Department’s Denied Parties List, Entity List, or Unverified List; the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, the Annex to Executive Order No. 13224, or any other sanctioned party list administered by OFAC; the Department of State’s Debarred List; UN Sanctions, or (c) a person with whom business transactions, including exports and re-exports, are restricted by International Trade Laws, including, in each clause above, any updates or revisions to the foregoing and any newly published rules.
“Qian Cheng” means Beijing Qian Cheng Si Jin Advertising Co., Ltd ( ).
“Recruit” means Recruit Holdings Co., Ltd.
“RMB” means Renminbi (Chinese yuan), the lawful currency of the PRC.
“RMB Equivalent” means the currency conversion of US$ into RMB at a rate of exchange to be agreed in the Definitive Debt Document and notified to the Company promptly upon completion of the conversion.
“Run An” means “Beijing Run An Information Consultancy Co., Ltd. ( ).
“SAFE Circular 37” means the Notice on Issues Relating to the Administration of Foreign Exchange in Overseas Investment and Financing and Reverse Investment Activities of Domestic Residents Conducted via Special Purpose Vehicles issued by SAFE on July 14, 2014, which became effective as of July 14, 2014, or any successor rule or regulation under PRC Law.
“SAFE Circular 7” means the Notice on Issues Relating to the Administration of Foreign Exchange for Domestic Individuals Participating in Stock Incentive Plan of Overseas Listed Company issued by SAFE on February 15, 2012, which became effective as of February 15, 2012, or any successor rule or regulation under PRC Law.
“SAFE Circular 75” means the Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles issued by SAFE on October 21, 2005, which became effective as of November 1, 2005 and replaced by SAFE Circular 37 on July 14, 2014.
“SAFE Circular 78” means the Operation Rules on the Foreign Exchange Administration on the Participation by Domestic Individuals in the Employee Stock Ownership Plans, Stock Option Plans of Offshore Listed Companies issued by SAFE on March 28, 2007, which became effective as of March 28, 2007 and replaced by SAFE Circular 7 on February 15, 2012.
“SAFE Rules and Regulations” means the SAFE Circular 37, SAFE Circular 7, SAFE Circular 75, SAFE Circular 78 and any other applicable rules, regulations, guidelines and reporting and registration requirements issued by SAFE.

“Sanctioned Jurisdiction” means any jurisdiction that is the target of U.S. comprehensive sanctions (i.e., Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region).
“Shareholders’ Meeting” means a general meeting of the Company’s shareholders (including any adjournments thereof) to be held to consider the authorization and approval of, and to authorize and approve, this Agreement, the Plan of Merger and the Transactions, including the Merger.
“Social Security Benefits” means any social insurance, pension insurance benefits, medical insurance benefits, work-related injury insurance benefits, maternity insurance benefits, unemployment insurance benefits and public housing provident fund benefits or similar benefits, in each case as required by any applicable Law or contractual arrangements.
“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, and firmware, operating systems and specifications, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals, training materials, descriptions, flow charts and other work products relating to or embodying any of the foregoing or on which any of the foregoing is recorded.
“Sponsors” means DCP, OL, Founder Holdco, New Founder Holdco and Management SPV.
“Subsidiary” means, with respect to any party, any person (a) of which such party or any other Subsidiary of such party is a general or managing partner, (b) of which at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, (c) of which at least a majority of the economic interests is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, including interests held through a variable-interest-entity structure or other similar contractual arrangements, or (d) whose assets and financial results are consolidated with the net earnings of such party and are recorded on the books of such party for financial reporting purposes in accordance with GAAP.
“Superior Proposal” means a bona fide written proposal or offer with respect to a Competing Transaction, which was not obtained in violation of Section 6.04, that would result in any person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of no less than 50% of the assets (on a consolidated basis), or no less than 50% of the total voting power of the Equity Securities, of the Company that the Company Board (with the approval of the Special Committee) or the Special Committee has determined in its good faith judgment (after consultation with its financial advisor and outside legal counsel) (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal (including financing, regulatory or other consents and approvals, shareholder litigation, the identity of the person making the proposal, breakup or termination fee and expense reimbursement provisions, expected timing, risk and likelihood of consummation and other relevant events and circumstances), and (b) would, if consummated, result in a transaction more favorable to the Company’s shareholders (other than the Continuing Shareholders) solely from a financial point of view than the Transactions (including the effect of any termination fee or provision relating to the reimbursement of expenses), provided that no offer or proposal shall be deemed to be a “Superior Proposal” if the consummation of the transactions contemplated by such offer or proposal is conditional upon any due diligence in respect of the Group Companies or the receipt of any financing.
“Systems” means all information technology networks, systems, devices and other equipment owned or otherwise within the possession or control of the Company and its Subsidiaries.
“Tax Return” means any return, declaration, statement, report estimate, form or information return relating to Taxes filed or required to be filed with a Governmental Authority, and any schedules or amendments thereof.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, property, real estate, deed, land use, sales, use, capital stock, payroll, severance, employment (including withholding obligations imposed on employer/payer), social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding (as payor or payee), ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.
“Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Merger Sub or any of its Affiliates or Representatives.
“Trademarks” means trademarks, service marks, logos, slogans, brand names, domain names, uniform resource locators, trade dress, trade names, corporate names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith, in any and all jurisdictions, whether or not registered.
“Unvested Company Option” means any Company Option that is not a Vested Company Option.
“Vested Company Option” means (a) each of the Company Options granted to the individuals listed in Section 2.02 of Company Disclosure Schedule, whether vested or unvested, that is outstanding immediately prior to the Effective Time and (b) any Company Option that shall have become vested or are expected to vest on or prior to September 30, 2021 and remains outstanding on the Effective Time in accordance with the terms of such Company Option.
“VIE Entities” means Run An, Lagou Network and Qian Cheng collectively, and “VIE Entity” means any of them.
“WFOE” means any of Qian Cheng Wu You Network Information Technology (Beijing) Co., Ltd. ( ) and Beijing Lagou Technology Co., Ltd. ( , “Lagou Technology”).
(b)   The following terms have the meaning set forth in the Sections set forth below:
Term	Section
Action	3.10
ADS	2.01(b)
ADSs	2.01(b)
Agreement	Preamble
Alternative Acquisition Agreement	6.04(c)
Alternative Financing	6.07(a)
Alternative Financing Documents	6.07(a)
Applicable Contract	6.16
Arbitrator	9.09(b)
Bankruptcy and Equity Exception	3.04(a)
Budget	5.01(g)
Change in the Company Recommendation	6.04(c)
CICA	Recitals
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Board	Recitals
Company Group	8.06(h)

Term	Section
Company Owned Software	3.14(i)
Company Real Property	3.13(c)
Company Recommendation	3.04(b)
Company Representatives	3.06(c)
Company SEC Reports	3.07(a)
Company Termination Fee	8.06(a)(iii)
Damages	6.05(c)
Debt Commitment Letters	4.05(a)
Debt Financing	4.05(a)
Definitive Debt Documents	6.07(d)
Deposit Agreement	2.06
Depositary	2.06
Dissenting Shareholders	2.03(a)
Dissenting Shares	2.03(a)
Effective Time	1.03
Employee	3.12(a)
Equity Commitment Letters	4.05(a)
Equity Financing	4.05(a)
Evaluation Date	3.07(d)
Exchange Act	3.03(c)
Exchange Fund	2.04(a)
Excluded Party	6.04(b)(iii)
Financial Advisor	3.04(c)
Financing	4.05(a)
Financing Documents	4.05(a)
GAAP	3.07(b)
Go-Shop Period End Date	6.04(a)
Governmental Authority	3.05(b)
Guarantee	Recitals
Guarantees	Recitals
Guarantor	Recitals
Guarantors	Recitals
HKIAC	9.09(b)
Improvements	3.13(d)
Indemnified Parties	6.05(b)
Intervening Event	6.04(e)
Intervening Event Termination	6.04(e)
Lagou Technology	9.03(a)
Law	3.05(a)
Management Support Agreement	Recitals
Material Company Permits	3.06(a)
Material Contracts	3.18(a)
Maximum Annual Premium	6.05(b)
Merger	Recitals
Merger Consideration	2.04(a)
Merger Sub	Preamble

Term	Section
Merger Sub Group	8.06(h)
Merger Sub Group Contracts	4.12
Merger Sub Termination Fee	8.06(b)
NASDAQ	3.03(c)
Notice of Superior Proposal	6.04(d)(ii)(1)
OpCo	4.04(a)
Order	7.01(b)
Paying Agent	2.04(a)
Per ADS Merger Consideration	2.01(b)
Per Share Merger Consideration	2.01(a)
Plan of Merger	1.03
Proxy Statement	6.01(a)
Record ADS Holders	6.02(a)
Record Date	6.02(a)
Recruit Support Agreement	Recitals
Representatives	6.03(a)
Requisite Company Vote	3.04(a)
Requisite Regulatory Approvals	3.05(b)
SAFE	3.06(a)
Schedule 13E-3	6.01(a)
SEC	3.05(b)
Securities Act	3.07(a)
Share	2.01(a)
Share Certificates	2.04(b)
Shares	2.01(a)
Solicited Person	6.04(a)
Special Committee	Recitals
Superior Proposal Notice Period	6.04(d)(ii)(1)
Support Agreements	Recitals
Surviving Company	Recitals
Surviving Company Share	2.01(e)
Surviving Company Shares	2.01(e)
Takeover Statute	3.21
Termination Date	8.02(a)
Trade Secrets	3.14(k)
Transactions	Recitals
Uncertificated Shares	2.04(b)
Section 9.04   Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.05   Interpretation.
When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. All US$ amounts used in Article III and Article V include the equivalent amount denominated in other currencies. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”
Section 9.06   Entire Agreement; Assignment.
This Agreement (including the Exhibits and Schedules hereto), the Company Disclosure Schedule and the Confidentiality Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Merger Sub may assign all or any of its rights and obligations hereunder to (i) any Affiliate of Merger Sub or (ii) the Debt Financing and/or Alternative Financing sources pursuant to the terms of the applicable Definitive Debt Documents (to the extent necessary for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing and/or Alternative Financing), provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of this Section 9.06 is void.
Section 9.07   Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.05, Section 8.06(a) and Section 8.06(h) (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons); provided, however, that in no event shall any holders of Shares (including Shares represented by ADSs) or holders of Company Options, in each case in their capacity as such, have any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act of the Cayman Islands (as amended, modified, re-enacted or replaced) to enforce directly any provision of this Agreement to the extent that such provision is governed by Cayman Islands law.

Section 9.08   Specific Performance.
(a)   Subject to Section 9.08(b) and Section 9.08(d), the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof by the parties, and that money damages or other legal remedies would not be an adequate remedy for such damages. Accordingly, subject to Section 9.08(b) and Section 9.08(c), the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, or Merger Sub, on the other hand, shall, subject to Section 8.06, each be entitled to specific performance of the terms hereof (including the obligation of the parties to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity.
(b)   Notwithstanding anything to the contrary in this Agreement, the obligation of Merger Sub to consummate the Transactions and the Company’s right to seek or obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief, in each case, with respect to causing Merger Sub to cause the Equity Financing to be funded at any time and/or to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement, shall be subject to the satisfaction of each of the following conditions: (i) all conditions in Section 7.01 and Section 7.02 (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied or waived, (ii) Merger Sub fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.02, (iii) the Debt Financing (or, if applicable, Alternative Financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) the Company has irrevocably confirmed in writing that (A) all conditions set forth in Section 7.03 have been satisfied or that it is willing to waive any of the conditions in Section 7.03 to the extent not so satisfied and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to specific performance to cause Merger Sub to cause the Equity Financing to be funded and/or to effect the Closing in accordance with Section 1.02 if the Debt Financing (or, if applicable, Alternative Financing) has not been funded (or will not be funded at the Closing even if the Equity Financing is funded at the Closing).
(c)   Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief.
(d)   Notwithstanding anything herein to the contrary, (x) while the parties hereto may pursue both a grant of specific performance and the payment of the amounts set forth in Section 8.06, neither Merger Sub, on the one hand, nor the Company, on the other hand, shall be permitted or entitled to receive both a grant of specific performance that results in a Closing and payment of such amounts, and (y) upon the payment of such amounts, the remedy of specific performance shall not be available against the party making such payment and, if such party is Merger Sub, any other member of the Merger Sub Group or, if such party is the Company, any other member of the Company Group.
(e)   This Section 9.08 shall not be deemed to alter, amend, supplement or otherwise modify the terms of any Financing Documents (including the expiration or termination provisions thereof).
Section 9.09   Governing Law; Dispute Resolution.
(a)   This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof or of any other jurisdiction that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub and the Company in the

Surviving Company, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICA with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.
(b)   Subject to Section 9.08, Section 9.09(a) and the last sentence of this Section 9.09(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.09. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.
(c)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09(C).
Section 9.10   Amendment.
This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Merger Sub, by or on behalf of its board of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee); provided, however, that, after the approval of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share (including Shares represented by ADSs) shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.
Section 9.11   Waiver.
At any time prior to the Effective Time, any party hereto may by action taken (a) with respect to Merger Sub, by or on behalf of its board of directors and (b) with respect to the Company, by action taken by or on behalf of the Company Board (upon recommendation of the Special Committee), (i) extend the time for the performance of any obligation or other act of the other party hereto, (ii) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.12   Counterparts.
This Agreement may be executed and delivered (including by e-mail of PDF or scanned versions or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
51JOB, INC.
By:
/s/ Eric He

Name:
Eric He

Title:
Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective directors or officers thereunto duly authorized.
GARNET FAITH LIMITED
By:
/s/ Julian Juul Wolhardt

Name:
Julian Juul Wolhardt

Title:
Director

[Signature Page to Agreement and Plan of Merger]

Schedule A
Continuing Shares
Continuing Shareholder	Continuing Shares
Founder (prior to the Founder Transfer)	20,000 Shares represented by 20,000 ADSs
New Founder Holdco (following the Founder Transfer)
Founder Holdco (prior to the Founder Transfer)	11,315,815 Shares
New Founder Holdco (following the Founder Transfer)	544,449 Shares represented by 544,449 ADSs
Kathleen Chien	1,426,258 Shares
LLW Holding Ltd.	256,269 Shares represented by 256,269 ADSs
Recruit	23,325,231 Shares 118,750 Shares represented by 118,750 ADSs

Execution Version
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of March 1, 2022 by and between Garnet Faith Limited, an exempted company with limited liability incorporated under the Law of the Cayman Islands (“Merger Sub”), and 51job, Inc., an exempted company with limited liability incorporated under the Law of the Cayman Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company”).
WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of June 21, 2021 (the “Agreement”);
WHEREAS, the parties hereto desire to amend the Agreement as set forth below;
WHEREAS, Section 9.10 of the Agreement provides that the Agreement may be amended by Merger Sub and the Company at any time prior to the Effective Time by action taken (a) with respect to Merger Sub, by or on behalf of its board of directors, and (b) with respect to the Company, by the Company Board (upon recommendation of the Special Committee);
WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is fair to, and in the best interests of, the Company and its shareholders (other than the holders of Excluded Shares and Continuing Shares), and declared it advisable, for the Company to enter into this Amendment, (ii) authorized and approved the execution, delivery and performance of this Amendment by the Company and the consummation of the transactions contemplated under the Agreement, as amended by this Amendment, and (iii) resolved to recommend the authorization and approval of the Agreement, as amended by this Amendment, by the shareholders of the Company; and
WHEREAS, the board of directors of Merger Sub has (i) approved the execution, delivery and performance of this Amendment by Merger Sub, and (ii) declared it advisable for Merger Sub to enter into this Amendment.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Merger Sub and the Company agree as follows:
1.   Definitions.
Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement.
2.   Amendments to the Agreement.
2.1   Updated Plan of Merger.   Notwithstanding Section 1.03 of the Agreement, subject to the provisions of the Agreement as amended by this Amendment, on the Closing Date, Merger Sub and the Company shall execute a plan of merger (the “Updated Plan of Merger”) substantially in the form set out in Annex A attached hereto and such parties shall file the Updated Plan of Merger and other documents required under the CICA to effect the Merger with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICA. Effective from the date of this Amendment, each reference to the Plan of Merger in the Agreement shall be construed to refer to the Updated Plan of Merger.
2.2   Amendment to Section 2.01.   The reference to “US$79.05” in Section 2.01(a) of the Agreement is hereby amended to “US$61.00”. The reference to “US$79.05” in Section 2.01(b) of the Agreement is hereby amended to “US$61.00”.
2.3   Amended Financing Documents.   Merger Sub has delivered to the Company true and complete copies of (i) (A) the facilities agreement, dated October 21, 2021, among Merger Sub as borrower, the lenders named therein, China Merchants Bank Co., Ltd. Shanghai Branch as facility agent and security agent, and other parties thereto (the “Original Facilities Agreement”) and (B) the amendment agreement in respect of the Original Facilities Agreement dated March 1, 2022 (the “Amendment Agreement” and the Original Facilities

Agreement as amended by the Amendment Agreement, the “Facilities Agreement” (as the same may be amended or modified from time to time in accordance with Section 6.07 of the Agreement) (which may be redacted with respect to any provisions that would not affect the conditionality, enforceability, availability, termination or the aggregate principal amount of the Debt Financing)), pursuant to which the lenders named therein shall provide or cause to be provided the Debt Financing in connection with the Transactions, and (ii) the amended and restated equity commitment letters, dated as of the date of this Amendment, executed by the Sponsors or their respective Affiliates (the “Amended Equity Commitment Letters” and, together with the Facilities Agreement and/or, if applicable the Alternative Financing Documents, the “Amended Financing Documents”), pursuant to which each of the Sponsors or their respective Affiliates named therein has committed to provide the Equity Financing for the Transactions. Effective from the date of this Amendment, each reference to the Financing Documents in the Agreement shall be construed to refer to the Amended Financing Documents. The representations and warranties set forth in Section 4.05 of the Agreement shall be deemed to be given by Merger Sub to the Company solely with respect to the Amended Financing Documents as of the date of this Amendment.
2.4   Amended Merger Sub Group Contracts.   Merger Sub has delivered to the Company a true and complete copy of the amendment or the amended and restated version of each of: (i) the Equity Commitment Letters, (ii) the Guarantees, (iii) the Recruit Support Agreement, and (iv) the Interim Investors Agreement (each, a “Relevant Merger Sub Group Contract”), dated as of the date of this Amendment (each such amendment, a “Merger Sub Group Contract Amendment”, and each such amendment and restatement, an “Amended Merger Sub Group Contract”). Pursuant to Section 6.16 of the Agreement, the Company hereby consents to the amendment or to the amendment and restatement (as applicable) of each Relevant Merger Sub Group Contract by the corresponding Merger Sub Group Contract Amendment or Amended Merger Sub Group Contract (as applicable). Effective from the date of this Amendment, each reference to a Merger Sub Group Contract or the Merger Sub Group Contracts in the Agreement shall be construed to refer to the Merger Sub Group Contract or the Merger Sub Group Contracts as amended by the corresponding Merger Sub Group Contract Amendment and/or as amended and restated by the Amended Merger Sub Group Contracts (as applicable). The representations and warranties set forth in Section 4.12 of the Agreement shall be deemed to be given by Merger Sub to the Company solely with respect to the Merger Sub Group Contract Amendments and the Amended Merger Sub Group Contracts as of the date of this Amendment.
2.5   Representations and Warranties of Merger Sub.   Effective from the date of this Amendment, each reference to the representations and warranties of Merger Sub in Sections 6, 7, 8 and 9 of the Agreement shall be construed to refer to the representations and warranties of Merger Sub (including Sections 4.05 and 4.12 of the Agreement), as amended and supplemented by this Amendment as of the date of this Amendment.
2.6   Amendment to Section 6.04.   Effective from the date of this Amendment, (a) each reference to “the date of this Agreement” in Section 6.04(a) of the Agreement shall be amended to “the date of Amendment No. 1”, and (b) the definition of “Go-Shop Period End Date” in Section 6.04(a) shall be amended and restated in its entirety to read “the date which is fifteen (15) days after the date of Amendment No. 1.”
2.7   Amendment to Section 6.08(a).   Section 6.08 (a) of the Agreement shall be amended and restated in its entirety to read as follows:
(a)
Upon the terms and subject to the conditions of this Agreement, each of the parties hereto and their respective Representatives shall (i) make promptly its respective filings, and thereafter make any other required submissions, with each relevant Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition Laws with respect to the Transactions, and coordinate and cooperate fully with the other parties in exchanging such information and providing such assistance as the other parties may reasonably request in connection therewith, (ii) (A) notify the other parties promptly of any communication (whether verbal or written) it or any of its Affiliates receives from any Governmental Authority in connection with any filings or submissions or otherwise relating to the consummation of the Transactions, (B) obtain consent (such consent not to be unreasonably withheld, conditioned or delayed) from the other parties promptly before making any substantive communication (whether verbal or written) with any Governmental Authority in connection with any filings or submissions, provided to the extent the relevant filing or submission was expressly requested by a Governmental Authority, no consent from the other parties shall be required and the party making such filing or submission shall provide the other parties with a reasonable period of time to review and comment on such filing and submission and shall consider in good faith all additions, deletions or changes reasonably proposed by the other parties in good faith, (C) permit the other parties to review in advance, and consult with the other parties on, any proposed filing, submission or communication (whether verbal or written) by such party to any Governmental Authority, and (D) give the other parties the opportunity to attend and participate at any meeting with any Governmental Authority in respect of any filing, investigation or other inquiry; and (iii) cooperate with the other parties hereto and, subject to Section 6.08(c) use its reasonable best efforts, and cause its Subsidiaries to use their respective reasonable best efforts, to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practicable, including taking any and all steps necessary to avoid or eliminate each and every impediment under any applicable Law that may be asserted by any Governmental Authority so as to enable the parties hereto to expeditiously consummate the Transactions and employing such resources as are necessary to obtain the Requisite Regulatory Approvals.
2.8   Amendment to Section 8.02.   The reference to “March 21, 2022” in Section 8.02(a) of the Agreement is hereby amended to “August 31, 2022”.
2.9   Amendment to 8.03(a).   Section 8.03 (a) of the Agreement shall be amended and restated in its entirety to read as follows:
(a)   a breach of any representation, warranty, agreement or covenant of Merger Sub set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.03 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date, and (ii) is incapable of being cured or, if capable of being cured, is not cured by Merger Sub within thirty (30) days following receipt of written notice of such breach from the Company (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date), which breach for the avoidance of doubt, includes the failure of Merger Sub or any Consortium Member to timely consent to the filing of the Schedule 13E-3; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.03(a) if the Company is then in breach of any representation, warranty, agreement or covenant of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.02;
2.10   Amendment to 8.04(a).   Section 8.04 (a) of the Agreement shall be amended and restated in its entirety to read as follows:
(a)   a breach of any representation, warranty, agreement or covenant of the Company set forth in this Agreement shall have occurred, which breach (i) would give rise to the failure of a condition set forth in Section 7.02 and as a result of such breach, such condition would not be capable of being satisfied prior to the Termination Date and (ii) is incapable of being cured or, if capable of being cured, is not cured by the Company within thirty (30) days following receipt of written notice of such breach from Merger Sub (or, if the Termination Date is less than thirty (30) calendar days from the date of receipt of such notice, by the Termination Date), which breach for the avoidance of doubt, includes the failure of the Company to timely file the Schedule 13E-3; provided that Merger Sub shall not have the right to terminate this Agreement pursuant to this Section 8.04(a) if Merger Sub is then in breach of any representation, warranty or covenant of Merger Sub hereunder that would give rise to the failure of a condition set forth in Section 7.01 or Section 7.03; or
2.11   Amendment to Section 8.06.   The reference to “US$80,000,000” in Section 8.06(a) of the Agreement is hereby amended to “US$70,000,000”. The reference to “US$160,000,000” in Section 8.06(b) of the Agreement is hereby amended to “US$140,000,000.

2.12   Amendment to Section 9.03(a).
2.12.1   The following shall be added to Section 9.03(a) of the Agreement:
“Amendment No. 1” means Amendment No. 1 to Agreement and Plan of Merger entered into as of March 1, 2022 by and between Merger Sub and the Company.
2.12.2   The definition of “Vested Company Option” shall be amended and restated in its entirety to read as follows:
“Vested Company Option” means (a) each of the Company Options granted to the individuals listed in Section 2.02 of Company Disclosure Schedule, whether vested or unvested, that is outstanding immediately prior to the Effective Time and (b) any Company Option (other than the Company Options listed in Schedule 1 to Amendment No. 1) that has become vested on or prior to September 30, 2021 and remains outstanding at the Effective Time in accordance with the terms of such Company Option.
2.13   Addition of Section 9.13.   The following shall be added as Section 9.13 of the Agreement:
Section 9.13 Actions of Consortium Members.
In furtherance of and without limiting the generality of Merger Sub’s obligations provided herein (including Section 6.01 and Section 6.08), Merger Sub’s obligations provided in the Agreement shall include procuring each of the Consortium Members to provide necessary assistance and cooperation in connection with respective obligations of Merger Sub, including without limitation (i) in connection with Merger Sub’s obligations under Section 6.01 (a), procuring each of the Consortium Members to promptly consent to the filing of the Schedule 13E-3 and provide other reasonable assistance and cooperation to the filing of the Proxy Statement and the Schedule 13E-3 and the resolution of comments from the SEC; and (ii) in connection with Merger Sub’s obligations under Section 6.08, procuring each of the Consortium Members to use reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions as soon as reasonably practical. In furtherance of and without limiting the foregoing, the failure of any Consortium Member to provide such assistance and cooperation or act in good faith to comply with this Agreement and consummate the Transactions shall be deemed as the failure of Merger Sub to fulfil the respective obligation or act in good faith to comply with this Agreement and consummate the Transactions for the purpose of this Agreement (including Section 7.04 and Section 8.02).
3.   Miscellaneous
3.1   No Further Amendment.
The parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 2 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.
3.2   Representations and Warranties of the Company.
The Company hereby represents and warrants to Merger Sub that:
3.2.1   The Company has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by the Company of this Amendment have been duly and validly authorized by the Company Board and the Special Committee and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment.
3.2.2   This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.3   Representations and Warranties of Merger Sub.
Merger Sub hereby represents and warrants to the Company that:
3.3.1   Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by Merger Sub have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize the execution and delivery of this Amendment.
3.3.2   This Amendment has been duly and validly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
3.4   References.
Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing and except as otherwise provided in this Amendment with respect to Section 6.04 of the Agreement, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to June 21, 2021 and references to the date of this Amendment and “as of the date of this Amendment” shall refer to March 1, 2022.
3.5   Effect of Amendment.   This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any amendment to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.
3.6   Other Miscellaneous Terms.
The provisions of Article 9 (General Provisions) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
51JOB, INC.
By:
/s/ Eric He

Name:
Eric He

Title:
Director

[Signature Page to Amendment to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.
GARNET FAITH LIMITED
By:
/s/ Julian Juul Wolhardt

Name:
Julian Juul Wolhardt

Title:
Director

[Signature Page to Amendment to Agreement and Plan of Merger]

ANNEX B
PLAN OF MERGER
THIS PLAN OF MERGER is made on [•], 2022.
BETWEEN
(1)   Garnet Faith Limited, an exempted company incorporated under the laws of the Cayman Islands on December 4, 2020, with its registered office situated at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands (“Merger Sub”); and
(2)   51job, Inc., an exempted company incorporated under the laws of the Cayman Islands on March 24, 2000, with its registered office situated at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company” or the “Surviving Company” and together with Merger Sub, the “Constituent Companies”).
WHEREAS
(a)   Merger Sub and the Company have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an Agreement and Plan of Merger dated as of June 21, 2021, as amended by that certain Amendment No.1 to Agreement and Plan of Merger dated as of March 1, 2022 (the “Agreement”) between Merger Sub and the Company, a copy of which is attached as Appendix I to this Plan of Merger and under the provisions of Part XVI of the Companies Act (2021 Revision) of the Cayman Islands (the “Companies Act”), pursuant to which Merger Sub will merge with and into the Company and cease to exist, and the Surviving Company will continue as the surviving company in the Merger.
(b)   This Plan of Merger is made in accordance with section 233 of the Companies Act.
(c)   Terms used in this Plan of Merger and not otherwise defined in this Plan of Merger shall have the meanings given to them in the Agreement.
WITNESSETH
CONSTITUENT COMPANIES
1.   The constituent companies (as defined in the Companies Act) to the Merger are Merger Sub and the Company.
NAME OF THE SURVIVING COMPANY
2.   The surviving company (as defined in the Companies Act) is the Surviving Company and its name shall be “51job, Inc.”.
REGISTERED OFFICE
3.   The registered office of the Company at the date of this Plan of Merger is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of Merger Sub at the date of this Plan of Merger is at the offices of Intertrust Corporate Services (Cayman) Limited, One Nexus Way, Camana Bay, Grand Cayman KY1-9005, Cayman Islands. Following the effectiveness of the Merger, the Surviving Company shall have its registered office at [Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands].
AUTHORISED AND ISSUED SHARE CAPITAL
4.   Immediately prior to the Effective Date (as defined below) the authorized share capital of Merger Sub was US$[50,000] divided into [500,000,000] common shares of US$[0.0001] par value per share (“Merger Sub Shares), of which [•] Merger Sub Shares have been issued.

5.   Immediately prior to the Effective Date the authorized share capital of the Company was US$50,000 divided into 500,000,000 common shares (“Shares”) of a nominal or par value of US$0.0001 per share, of which [75,519,740] Shares have been issued and fully paid.
6.   On the Effective Date, the authorized share capital of the Surviving Company shall be US$[50,000] divided into [500,000,000] common shares of US$[0.0001] par value per share (“Surviving Company Shares”).
7.   On the Effective Date, and in accordance with the terms and conditions of the Agreement:
(a)   Each Share issued and outstanding immediately prior to the Effective Date (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive the Per Share Merger Consideration, being US$61.00 per Share.
(b)   Each ADS representing one (1) Share issued and outstanding immediately prior to the Effective Date (other than ADSs representing Excluded Shares and Continuing Shares) together with the Share represented by such ADS shall be cancelled and cease to exist in exchange for the right to receive the Per ADS Merger Consideration, being US$61.00 per ADS.
(c)   Each of the Excluded Shares issued and outstanding immediately prior to the Effective Date shall be cancelled and cease to exist without payment of any consideration or distribution therefor.
(d)   Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Date shall be cancelled and shall cease to exist in accordance with Section 2.03 of the Agreement and thereafter represent only the right to receive the applicable payments set forth in Section 2.03 of the Agreement.
(e)   Each Continuing Share issued and outstanding immediately prior to the Effective Date shall not be cancelled and shall remain outstanding and continue to exist without interruption as one (1) validly issued, fully paid and non-assessable Surviving Company Share.
(f)   Each Merger Sub Share issued and outstanding immediately prior to the Effective Date shall be converted into and become one (1) validly issued, fully paid and non-assessable Surviving Company Share. The Surviving Company Shares contemplated by Section 7(e) and this Section 7(f) shall constitute the only issued and outstanding share capital of the Surviving Company on the Effective Date, which shall be reflected in the register of members of the Surviving Company.
8.   On the Effective Date, the rights and restrictions attaching to Surviving Company Shares are set out in the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger.
EFFECTIVE DATE
9.   The Merger shall take effect on [•] (the “Effective Date”).
PROPERTY
10.   On the Effective Date, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION
11.   The memorandum of association and articles of association of the Company shall be amended and restated by their deletion in their entirety and substitution in their place of the Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company in the form attached as Appendix II to this Plan of Merger on the Effective Date.

DIRECTORS BENEFITS
12.   There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.
DIRECTORS OF THE SURVIVING COMPANY
13.   The names and addresses of the directors of the Surviving Company are as follows:
NAME	ADDRESS
[•]	[•]
SECURED CREDITORS
14.   (a)   The names and addresses of the creditor(s) and the nature of secured interest held of Merger Sub are as follows:
NAME	ADDRESS	Nature of Secured Interest
[•]	[•]
Fixed and floating charge over the [Debt Service Reserve Account] pursuant to (and as defined in) an account charge dated [date] between Merger Sub as chargor and [name of Security Agent] as security agent on behalf of certain lenders (the “Security Agreement”)

Merger Sub has obtained the consent to the Merger of each secured creditor which is a beneficiary of the security interests created under the Security Agreement, pursuant to section 233(8) of the Companies Act. Save for the above, Merger Sub has no secured creditors and has not granted any other fixed or floating security interests as at the date of this Plan of Merger; and
(b)   the Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
RIGHT OF TERMINATION
15.   This Plan of Merger may be terminated or amended pursuant to the terms and conditions of the Agreement at any time prior to the Effective Date.
AMENDMENTS
16.   At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Surviving Company and Merger Sub in accordance with section 235(1) of the Companies Act, including to effect any changes to this Plan of Merger which the directors of both the Surviving Company and Merger Sub deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or Merger Sub, as determined by the directors of both the Surviving Company and Merger Sub, respectively.
APPROVAL AND AUTHORIZATION
17.   This Plan of Merger has been approved by the board of directors of each of Merger Sub and the Company pursuant to section 233(3) of the Companies Act.
18.   This Plan of Merger has been authorized by the shareholders of each of Merger Sub and the Company pursuant to section 233(6) of the Companies Act.

COUNTERPARTS
19.   This Plan of Merger may be executed and delivered (including by email of PDF or scanned versions or by facsimile transmission) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
GOVERNING LAW
20.   This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[Signature page follows]

For and on behalf of Garnet Faith Limited:

[Name]
Director
For and on behalf of 51job, Inc.:

[Name]
Director

APPENDIX I
(the Agreement)

APPENDIX II
(Amended and Restated Memorandum of Association and Articles of Association of the Surviving Company)
THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SIXTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
51job, Inc.
ADOPTED BY SPECIAL RESOLUTION PASSED ON
[•] [•] 2022
1. The name of the Company is 51job, Inc.
2. The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.
3. The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (As Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.
4. The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.
5. The authorised share capital of the Company is US$50,000 divided into 500,000,000 common shares of a nominal or par value of US$0.0001 each. The Company has the power to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Act (As Revised) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.
6. The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
7. Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
SIXTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION
51job, Inc.
ADOPTED BY SPECIAL RESOLUTION PASSED ON
[•] [•] 2022
1. In these Articles Table A in the Schedule to the Act does not apply and, unless there is something in the subject or context inconsistent therewith,
“the Act” shall mean the Companies Act (As Revised) of the Cayman Islands and any amendments thereto or re-enactments thereof for the time being in force and includes every other law incorporated therewith or substituted therefor.
“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“Articles” means these Articles as originally framed or as from time to time altered by Special Resolution.
“Auditors” means the persons for the time being performing the duties of auditors of the Company (if any).
“Board” means the board of the Directors for the time being of the Company.
“the Chairman” shall mean the Chairman presiding at any meeting of members or of the Board.
“Company” means 51job, Inc.
“Compensation Committee” means the compensation committee established pursuant to Article 108.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;
“debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.
“Directors” means the directors for the time being of the Company.
“dividend” includes interim dividends and bonus dividends.
“Electronic Record” has the same meaning as in the Electronic Transactions Law (2003 Revision).
“Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, encumbrance or other security interest, security agreement or other security arrangement of any kind over the Shares in favour of any Secured Party, the existence of which has been notified to the Company.
“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption or anyone residing in such person’s home.
“Irrevocable Proxy” means a person appointed to represent a Member by an Irrevocable Proxy Instrument.
“Irrevocable Proxy Instrument” means an instrument in or substantially in the form scheduled to an Encumbrance appointing an Irrevocable Proxy.
“Member” shall bear the same meaning as in the Act.
“Memorandum” means the memorandum of association of the Company as originally framed or as from time to time altered by Special Resolution.

“month” means calendar month.
“Ordinary Resolution” means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“paid-up” means paid-up and/or credited as paid-up.
“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“principal register” shall mean the register of members of the Company maintained at such place within or outside the Cayman Islands as the Board shall determine from time to time.
“Register of Members” means the register maintained in accordance with the Act and includes (except where otherwise stated) any duplicate Register of Members.
“Registered Office” means the registered office for the time being of the Company.
“Related Party” shall mean:
(a)   any Director or executive officer of the Company;
(b)   any nominee for election as a Director;
(c)   any holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities;
(d)   any Family Member of the foregoing persons; and
(e)   any person that is an affiliate of any of the above.
“Related Party Transactions” shall mean a transaction (other than a transaction of a revenue nature in the ordinary course of business) between the Company or any of its subsidiaries and a Related Party.
“Seal” means the common seal of the Company and includes every duplicate seal.
“Secretary” includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.
“Secured Party” means the bank or financial institution named as mortgagee, chargee or assignee under any document creating an Encumbrance and its successors and assigns and, where the context so permits, any person who such Secured Party nominates pursuant to any Encumbrance.
“Secured Share” means a Share which is subject to any Encumbrance.
“Share” and “Shares” means a share or shares in the capital of the Company and includes a fraction of a share.
“Share Premium Account” means the account of the Company which the Company is required by the Act to maintain, to which all premiums over nominal or par value received by the Company in respect of issues of Shares from time to time are credited.
“Special Resolution” means (i) a resolution passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy or, in the case of corporations, by their duly authorised representatives, at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (ii) a resolution which has been approved in writing by all of the Members entitled to vote at a general meeting of the company in one or more instruments each signed by one or more of the Members aforesaid, and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.
“United States” shall mean the United States of America, its territories, its possessions and all areas subject to its jurisdiction;
“US$” shall mean United States dollars, the lawful currency of the United States;
“written” and“in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.
2. Words importing the singular number include the plural number and vice-versa.
Words importing the masculine gender include the feminine gender.
Words importing persons include corporations.
References to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time.
Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.
Headings are inserted for reference only and shall be ignored in construing these Articles.
References in these Articles to a document being “executed” include references to its being executed under hand or under seal or by any other method authorised by the Company.
Any words or expressions defined in the Act will (if not inconsistent with the subject or context in which they appear) have the same meaning in these Articles, save that the word “company” includes any body corporate.
References to a meeting will not be taken as requiring more than one person to be present if any quorum requirement can be satisfied by one person.
Where these Articles refer to months or years, these are all calendar months or years.
Where these Articles give any power or authority to any person, this power or authority can be used on any number of occasions, unless the way in which the words are used does not allow this meaning.
SHARE CAPITAL
3. The authorised share capital of the Company is US$50,000 divided into 500,000,000 common shares of a nominal or par value of US$0.0001 each (“Common Shares”).
ISSUE OF SHARES
4. Subject to applicable law, rules, regulations and the relevant provisions, if any, in the Memorandum and these Articles and to any direction that may be given by the Company in a general meeting and without prejudice to any special rights previously conferred on the holders of existing Shares, the Directors may allot, issue, grant options, rights or warrants over or otherwise dispose of Shares of the Company (including fractions of a Share) with or without preferred, deferred, qualified or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper provided that, where any issue of shares (which, for the avoidance of doubt, shall include any issue of Common Shares or any shares with preferred, deferred, qualified or other special rights or restrictions, whether with regard to dividend, voting, return of capital or otherwise (“Preferred Shares”)) is proposed and such shares proposed to be issued are equal to or exceed 20 per cent. by par value of the par value of all then issued shares (including Common Shares and any Preferred Shares and, in the case of any Preferred Shares, where appropriate whether considering such Preferred Shares before or after any conversion of such Preferred Shares to Common Shares in accordance with their terms), then the prior approval by Ordinary Resolution of the holders of the Common Shares, voting together as one class, shall be required. The Company shall not issue Shares in bearer form.
5. Upon approval of the Directors, such number of Common Shares, or other shares or securities of the Company, as may be required for such purposes shall be reserved for issuance in connection with an option, right, warrant or other security of the Company or any other person that is exercisable for, convertible into, exchangeable for or otherwise issuable in respect of such Common Shares or other shares or securities of the Company.
6. The holders of the Common Shares shall be:
(a)   entitled to dividends in accordance with the relevant provisions of these Articles;
(b)   entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;
(c)   entitled to attend general meetings of the Company and shall be entitled to one vote for each Common Share registered in his name in the Register of Members, both in accordance with the relevant provisions of these Articles.
7. All Common Shares shall rank pari passu with each other in all respects.
REGISTER OF MEMBERS AND SHARE CERTIFICATES
8. The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his Shares or several certificates each for one or more of his Shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine provided that in respect of a Share or Shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a Share to one of the several joint holders shall be sufficient delivery to all such holders.
9. The Board shall cause to be kept at such place within or outside the Cayman Islands as they deem fit a principal register of the Members and there shall be entered therein the particulars of the Members and the Shares issued to each of them and other particulars required under applicable law, rules or regulations.
10. If the Board considers it necessary or appropriate, the Company may establish and maintain a branch register or registers of Members at such location or locations within or outside the Cayman Islands as the Board thinks fit. The principal register and the branch register(s) shall together be treated as the register for the purposes of these Articles.
11. The Board may, in its absolute discretion, at any time transfer any Share upon the principal register to any branch register or any Share on any branch register to the principal register or any other branch register.
12. The Company shall as soon as practicable and on a regular basis record in the principal register all transfers of Shares effected on any branch register and shall at all times maintain the principal register in such manner to show at all times the Members for the time being and the Shares respectively held by them, in all respects in accordance with the Act.
13. The register may be closed at such times and for such periods as the Board may from time to time determine, either generally or in respect of any class of Shares, provided that the register shall not be closed for more than 30 days in any year (or such longer period as the Members may by Ordinary Resolution determine provided that such period shall not be extended beyond 60 days in any year). The Company shall, on demand, furnish any person seeking to inspect the Register of Members or part thereof which is closed by virtue of this Article with a certificate under the hand of the Secretary stating the period for which, and by whose authority, it is closed.
14. Every certificate for Shares or debentures or representing any other form of security of the Company may be issued under the seal of the Company, which shall only be affixed with the authority of the Board or may be executed under hand by any two directors or as may otherwise be directed by the Board. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled.
15. Every Share certificate shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as the Board may from time to time prescribe.
16. The Company shall not be bound to register more than four persons as joint holders of any Share. If any Shares shall stand in the names of two or more persons, the person first named in the register shall be deemed the sole holder thereof as regards service of notices and, subject to the provisions of these Articles, all or any other matters connected with the Company, except the transfer of the Share.
17. If a Share certificate is defaced, lost or destroyed, it may be replaced on payment of such reasonable fee, if any, as the Board may from time to time prescribe and on such terms and conditions, if any, as to publication of notices, evidence and indemnity, as the Board thinks fit and where it is defaced or worn out, after delivery up of the old certificate to the Company for cancellation.
18. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled.
TRANSFER OF SHARES
19. The instrument of transfer of any Share shall be in writing in the usual or common form or any other form approved by the Board, and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register in respect thereof.
20. (a) Subject to Article 21A, the Board may, in its absolute discretion, and without assigning any reason, refuse to register a transfer of any Share which is not fully paid up or upon which the Company has a lien.
(b) The Board may also decline to register any transfer of any Share unless:
(i) the instrument of transfer is lodged with the Company accompanied by the certificate for the Shares to which it relates (which shall upon registration of the transfer be cancelled) and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;
(ii) the instrument of transfer is in respect of only one class of Shares;
(iii) the instrument of transfer is properly stamped (in circumstances where stamping is required);
(iv) in the case of a transfer to joint holders, the number of joint holders to which the Share is to be transferred does not exceed four;
(v) the Shares concerned are free of any lien in favour of the Company;
(vi) a fee of such maximum amount as the Board may from time to time determine to be payable is paid to the Company in respect thereof;
(vii) The Company shall not be obligated to make any transfer to an infant or to a person in respect of whom an order has been made by a competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs or under other legal disability; and
(viii) Upon every transfer of Shares the certificate held by the transferor shall be given up to be cancelled, and shall forthwith be cancelled accordingly, and a new certificate shall be issued without charge to the transferee in respect of the Shares transferred to him, and if any of the Shares included in the certificate so given up shall be retained by the transferor, a new certificate in respect thereof shall be issued to him without charge. The Company shall also retain the instrument(s) of transfer.

21.Subject to Article 21A, the registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year. If the Board shall refuse to register a transfer of any Share, it shall, within two months after the date on which the transfer was lodged with the Company, send to each of the transferor and the transferee notice of such refusal.
21A. Notwithstanding anything contained in the Memorandum or these Articles:
(a)   the Directors shall:
(i) promptly register any transfer of Secured Shares following the enforcement of any Encumbrance pursuant to the terms of the relevant Encumbrance and the delivery of a valid instrument of transfer complying with Article 19;
(ii) not register a transfer of any Secured Shares (other than a transfer of the Secured Shares made pursuant to (i) above) without the prior written consent of the relevant Secured Party; and
(iii) not suspend or unreasonably delay registration of any transfer of Secured Shares made pursuant to (i) above; and
(b) without prejudice to (a) above, the Directors may not resolve to refuse or delay the transfer of a registered share solely based on the enforcement by the Secured Party.
REDEEMABLE SHARES
22.   (a)    Subject to the provisions of the Act and the Memorandum, Shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the Shares, may by Special Resolution determine.
(b)   Subject to the provisions of the Act and the Memorandum, the Company may purchase its own Shares (including fractions of a Share), including any redeemable Shares, in such manner and on such other terms as the Board may agree with the relevant Member, and may make payment therefor in any manner authorised by the Act, including out of capital.
VARIATION OF RIGHTS OF SHARES
23. If at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up and except where these Articles or the Act impose any stricter quorum, voting or procedural requirements in regard to the variation of rights attached to a specific class, be varied with the consent in writing of the holders of 75% of the issued Shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the Shares of that class.
24. The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of Shares except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.
25. For purposes of this provision any particular issue of Shares not carrying the same rights (whether as to rate of dividend, redemption or otherwise) as any other Shares of the time being in issue, shall be deemed to constitute a separate class of Shares. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith. The rights of holders of Common Shares shall not be deemed to be varied by the creation or issue of Shares with preferred or other rights which may be effected by the Directors as provided in these Articles without any vote or consent of the holders of Common Shares.
COMMISSION ON SALE OF SHARES
26. The Company may in so far as the Act from time to time permits pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.
NON-RECOGNITION OF TRUSTS
27. The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future, or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Act) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder, provided that, notwithstanding the foregoing, the Company shall recognise any Encumbrance or any rights in any Secured Share of the relevant Secured Party.
LIEN ON SHARES
28. The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.
29. The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen days after notice has been given to the holder of the Shares or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.
30. To give effect to any such sale, the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.
31. The net proceeds of such sale after payment of such costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.
31A. Notwithstanding anything contained in the Memorandum or these Articles, any Secured Share shall be exempt from any present or future lien in favour of the Company that would otherwise have arisen under these Articles and the Company shall not assert any lien against any Secured Share while it remains subject to an Encumbrance.
CALL ON SHARES
32.   (a)    The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their Shares (whether on account of the nominal value of the Shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by instalments.
(b)   A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.
(c)
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

33. If a sum called in respect of a Share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.
34. Any sum which by the terms of issue of a Share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the Share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.
35. The Directors may, on the issue of Shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.
36.   (a)    The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any Shares held by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.
(b)   No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.
36A. Notwithstanding anything contained in the Memorandum or these Articles, any Secured Share shall be exempt from any present or future call upon the Members by the Company that would otherwise have arisen under these Articles and the Company shall not make any call in respect of any Secured Share while it remains subject to an Encumbrance.
FORFEITURE OF SHARES
37.   (a)    If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of any part of the call, instalment or payment that is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed the Shares in respect of which such notice was given will be liable to be forfeited.
(b)   If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited Share and not actually paid before the forfeiture.
(c)   A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors see fit.
38. A person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the Shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the Shares.
39. A certificate in writing under the hand of one Director or the Secretary of the Company that a Share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the Share. The Company may receive the consideration given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of and he shall thereupon be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.
40. The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium as if the same had been payable by virtue of a call duly made and notified.
40A. Notwithstanding anything contained in the Memorandum or these Articles, any Secured Share shall be exempt from the provisions of these Articles relating to forfeiture.
REGISTRATION OF EMPOWERING INSTRUMENTS
41. The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every grant of probate, letter of administration, certificate of death or marriage, power of attorney, or other instrument.
TRANSMISSION OF SHARES
42. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by him solely or jointly with other persons.
43.   (a)    Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the Share or to make such transfer of the Share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy as the case may be.
(b)   If the person so becoming entitled shall elect to be registered himself as holder he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.
44. A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the Share, except that he shall not, before being registered as a Member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company, provided, however, that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within ninety days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.
AMENDMENT OF MEMORANDUM OF ASSOCIATION,
ALTERATION OF CAPITAL & CHANGE OF LOCATION OF REGISTERED OFFICE
45   (a)    The Company may by Ordinary Resolution:
(i) increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;
(ii) consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(iii) by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum of Association or into Shares without par value;
(iv) cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.
(b)   All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.
(c)   Subject to the provisions of the Statue and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:
(i) change its name;
(ii) alter or add to these Articles;
(iii) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and
(iv) reduce its share capital and any capital redemption reserve fund.
46. Subject to the provisions of the Act, the Company may by resolution of the Directors change the location of its Registered Office.
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE
47. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period in accordance with Article 13 above. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.
48. In lieu of or apart from closing the register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members or any adjournment thereof and for the purpose of determining the Members entitled to receive payment of any dividend. Such record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of the Members entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of such meeting; provided, however, that the Directors may fix a new record date for the adjourned meeting.
49. If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.
GENERAL MEETING
50. All general meetings other than annual general meetings shall be called extraordinary general meetings.
51. (a) The Company shall, if required by the Act, other applicable law, rules or regulations, in each year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting for the election of directors of the Company, and for the transaction of such other business as may properly come before such meeting, shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning, provided that the period between the date of one annual general meeting of the Company and that of the next shall not be longer than such period as applicable law, rules or regulations permit.
(b)   At these meetings the report of the Directors (if any) shall be presented.
52.   (a)    Extraordinary general meetings of Members for any purpose or purposes may be called by the Board of Directors pursuant to a resolution duly adopted by a majority of the members of the entire Board, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof.
(b)   The Directors shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.
(c)   A Members requisition is a requisition of Members of the Company holding at the date of deposit of the requisition not less than ten per cent. in par value of the capital of the Company as at that date carries the right of voting at general meetings of the Company.
(d)   The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.
(e)   If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.
(f)   A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.
53. General meetings of the Company may be held at such place, either within or without the Cayman Islands, as determined by the Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as follows:
(a)   if authorised by the Directors in its sole discretion, and subject to such guidelines and procedures as the Directors may adopt, Members and proxies entitled to attend and vote but not physically present at a meeting of Members may, by means of remote communication:
(i) participate in a meeting of Members; and
(ii) be deemed present in person and vote at a meeting of Members whether such meeting is to be held at a designated place or solely by means of remote communication.
(b) if authorised by the Directors, any vote taken by written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorised by the Member or proxy.
NOTICE OF GENERAL MEETINGS
54. At least twenty (but not more than sixty) days’ notice shall be given for any annual general meeting and any extraordinary general meeting calling for the passing of a special resolution, and at least fourteen (14) days’ notice (but not more than sixty (60) days’ notice) shall be given of any other extraordinary general meeting. Every notice shall be inclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify details as are required by applicable law, rules or regulations, provided that a general meeting of the Company shall, whether or not the notice specified in this Article 54 has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if applicable law, rules or regulations so permit and it is so agreed:
(a)   in the case of an annual general meeting by all the Members (or their proxies) entitled to attend and vote thereat or their proxies; and

(b)   in the case of an extraordinary general meeting by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent in par value of the Shares giving that right.
55. The notice convening an annual general meeting or an extraordinary general meeting shall specify the meeting as such, and the notice convening a meeting to pass a special resolution shall specify the intention to propose the resolution as a special resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.
56. There shall appear with reasonable prominence in every notice of general meetings of the Company a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and vote instead of him and that a proxy need not be a Member of the Company.
57. The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting. In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.
58. No business may be transacted at any general meeting, other than business that is either (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Directors (or any duly authorised committee thereof), (B) otherwise properly brought before the annual general meeting by or at the direction of the Directors (or any duly authorised committee thereof) or (C) otherwise properly brought before the annual general meeting by any Member of the Company who (i) is a Member of record on both (x) the date of the giving of the notice provided for in Article 59 and (y) the record date for the determination of Members entitled to vote at such annual meeting and (ii) complies with the notice procedures set forth in Article 59.
59. In addition to any other applicable requirements, for business to be properly brought before an annual general meeting by a Member, such Member must have given timely notice thereof in proper written form to the Secretary of the Company.
(a)   To be timely, a Member’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than seven (7) days nor more than sixty (60) days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the Member to be timely must be delivered not earlier than the sixtieth (60th) day prior to such annual general meeting and not later than the close of business on the later of the seventh (7th) day prior to such annual general meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.
(b)   To be in proper written form, a Member’s notice to the Secretary must set forth as to each matter such Member proposes to bring before the annual general meeting (1) a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the annual general meeting, (2) the name and record address of such Member, and (3) the class or series and number of Shares of the Company which are owned beneficially or of record by such Member.
(c)   No business shall be conducted at the annual general meeting except business brought before the annual general meeting in accordance with the procedures set forth in this Article 59, provided, however, that, once business has been properly brought before the annual general meeting in accordance with such procedures, nothing in this Article 59 shall be deemed to preclude discussion by any Member of any such business. If the Chairman of an annual general meeting determines that business was not properly brought before the annual general meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

PROCEEDINGS AT GENERAL MEETINGS
60. For all purposes the quorum for a general meeting shall be one or more Members present in person or by proxy or corporate representative holding not less than 331/3% of the outstanding voting shares in the capital of the Company. No business (except the appointment of a Chairman of the meeting) shall be transacted at any general meeting unless the requisite quorum shall be present at the commencement of the business.
61. A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.
62. A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.
63. If a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other day, time or such other place as the Directors may determine. Members present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.
64. The person chairing the meeting, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within thirty minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.
65. If no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.
66. The Chairman may, with the consent of a meeting at which a quorum is present, (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; otherwise it shall not be necessary to give any such notice of an adjournment or of the business to be transacted at an adjourned general meeting. No business shall be transacted at any adjourned meeting other than the business which might have been transacted at the meeting from which the adjournment took place.
67. A resolution put to the vote of the meeting shall be decided on a show of hands unless before or on the declaration of the result of, the show of hands, the Chairman demands a poll, or any other Member or Members collectively present in person or by proxy and holding at least ten per cent. in par value of the Shares giving a right to attend and vote at the meeting demand a poll.
68. Unless a poll is duly demanded, a declaration by the Chairman that a resolution has been carried, or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.
69. The demand for a poll may be withdrawn.
70. Unless a poll is duly demanded, on the election of a Chairman or on a question of adjournment, a poll shall be taken as the Chairman directs and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.
71. In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman shall not be entitled to a second or casting vote.

72. A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.
VOTES OF MEMBERS
73. Except as otherwise required by law or as set forth herein, the holder of each Share issued and outstanding shall have one vote for each Share held by such holder. No Member shall be entitled to engage in cumulative voting.
74. In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.
75. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.
76. No Member shall be entitled to vote at any general meeting unless he is registered as a Member of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of Shares in the Company have been paid.
77. No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.
78. On a poll or on a show of hands votes may be given either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting and may appoint one proxy to vote both in favour of and against the same resolution in such proportion as specified in the instrument appointing the proxy. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands.
PROXIES
79. The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.
80. The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company:
(a)   not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or
(b)   in the case of a poll taken more than 48 hours after it is demanded, be deposited as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; and
(c)   where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded be delivered at the meeting at which the poll was demanded to the Chairman or to the secretary or to any director; provided that the Directors may in the notice convening the meeting, or in an instrument of proxy sent out by the Company, direct that the instrument appointing a proxy may be deposited (no later than the time for holding the meeting or adjourned meeting) at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company. The Chairman may in any event at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted shall be invalid.
81. The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.
82. Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.
83. Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member. A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.
84. Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
84A.The appointment of any Irrevocable Proxy by a Member shall be irrevocable until both the relevant Member and the Irrevocable Proxy appointed by such Member have provided their written confirmation to the Company that such appointment is terminated.
84B. No Member may appoint more than one Irrevocable Proxy such that there is more than one Irrevocable Proxy of such Member in existence at any one time and any purported later appointment which is inconsistent with an earlier Irrevocable Proxy Instrument shall be ineffective unless both the relevant Member and the Irrevocable Proxy appointed under the earlier Irrevocable Proxy Instrument have provided their written confirmation to the Company that such later appointment should be effective and that the earlier appointment should be terminated.
84C. Notwithstanding any provision to the contrary contained in the Memorandum or these Articles, following the appointment of an Irrevocable Proxy and service of a copy of the relevant Irrevocable Proxy Instrument on the Company:
(a)   following the occurrence of an enforcement event under an Encumbrance, in relation to the Secured Shares, only the Irrevocable Proxy may cast the vote of the Member represented by such Irrevocable Proxy at a meeting (whether by way of poll or on a show of hands) and the votes of the Member represented by such Irrevocable Proxy, shall, for the avoidance of doubt, not be counted in any poll or show of hands if cast by the Member or by any proxy other than the Irrevocable Proxy during such period;
(b)   following the occurrence of an enforcement event under an Encumbrance, no Member who has appointed an Irrevocable Proxy may sign a resolution in writing otherwise than through the Irrevocable Proxy of such Member and only a resolution in writing signed by the Irrevocable Proxy appointed by such Member and the other Members (if any) shall be effective; and
(c)   following the occurrence of an enforcement event under an Encumbrance, the Company shall, in addition to giving any notice to Members as required by these Articles, give written notice to the Irrevocable Proxy of any meeting of the Members and shall provide to the Irrevocable Proxy copies of any resolution in writing of the Members (in each case such notice or copies to be provided to the Irrevocable Proxy on such terms and within such time limits as are set out in the Memorandum or these Articles as if such Irrevocable Proxy were the Member represented by the Irrevocable Proxy).

CORPORATE REPRESENTATIVES
85. Any corporation which is a Member of the Company may, by resolution of its directors or other governing body or by power of attorney, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of members of any class of Shares of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which be represents as that corporation could exercise if it were an individual member of the Company and where a corporation is so represented, it shall be treated as being present at any meeting in person.
CLEARING HOUSES
86. If a clearing house (or its nominee) is a member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of members of the Company provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he represents as that clearing house (or its nominee) could exercise if it were an individual member of the Company holding the number and class of Shares specified in such authorisation.
DIRECTORS
87. The number of Directors shall be five or such other number as shall be fixed from time to time by the Directors.
88. At each annual general meeting, all of the Directors for the time being shall retire from office, retaining office until the close of such meeting, and shall be eligible for re-election. If for any cause, the Directors shall not have been elected at an annual general meeting, they may be elected as soon thereafter as convenient at an extraordinary general meeting of the Members called for that purpose in the manner provided in these Articles.
89. Notwithstanding the foregoing provisions of Article 88, each Director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.
90. Subject to Article 108, the remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.
91. Subject to Article 108, the Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.
92. Payment to any Director or past Director of any sum by way of compensation for loss of office or as consideration for or in connection with his retirement from office (not being a payment to which the Director is contractually entitled) must first be approved by the Company in general meeting.
93. A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.
94. A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

95. A shareholding qualification for Directors may not be fixed by the Company in general meeting.
96. The Company shall keep at its Registered Office a register of Directors and officers containing their names and addresses and occupations and other particulars required by the Act and shall send to the Registrar of Companies of the Cayman Islands a copy of such register and shall from time to time notify to the Registrar of Companies of the Cayman Islands any change that takes place in relation to such Directors and officers as required by applicable law, rules or regulations.
ALTERNATE DIRECTORS
97. A Director who expects to be unable to attend Directors’ meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office. Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same.
98. The appointment of an alternate Director shall determine on the happening of any event which, were he a Director, would cause him to vacate such office or if his appointor ceases to be a Director.
99. An alternate Director shall be entitled to receive and waive (in lieu of his appointor) notices of meetings of the Directors and shall be entitled to attend and vote as a Director and be counted in the quorum at any such meeting at which the Director appointing him is not personally present and generally at such meeting to perform all the functions of his appointor as a Director and for the purposes of the proceedings at such meeting the provisions of these Articles shall apply as if he (instead of his appointor) were a Director. If he shall be himself a Director or shall attend any such meeting as an alternate for more than one Director, his voting rights shall be cumulative and he need not use all his votes or cast all the votes to uses in the same way. To such extent as the Board may from time to time determine in relation to any committee of the Board, the foregoing provisions of this Article shall also apply mutatis mutandis to any meeting of any such committee of which his appointor is a member. An alternate Director shall not, save as aforesaid, have power to act as a Director nor shall he be deemed to be a Director for the purposes of these Articles.
100. An alternate Director shall be entitled to contract and be interested in and benefit from contracts, arrangements or transactions and to be repaid expenses and to be indemnified to the same extent mutatis mutandis as if he were a Director, but he shall not be entitled to receive from the Company in respect of his appointment as alternate Director any remuneration except only such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct. The alternate Director, as well as the Director appointing such alternate Director, shall be responsible for the alternate Director’s own acts and defaults.
101. In addition to the foregoing provisions of this Article, a Director may be represented at any meeting of the Board (or of any committee of the Board) by a proxy appointed by him, is which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director. A proxy need not himself be a Director and the provisions of Articles 79 to 84 shall apply mutatis mutandis to the appointment of proxies by Directors save that an instrument appointing a proxy shall not become invalid after the expiration of twelve months from its date of execution but shall remain valid for such period as the instrument shall provide or, if no such provision is made in the instrument, until revoked in writing and save also that a Director may appoint any number of proxies although only one such proxy may attend in his stead at meetings of the Board.
POWERS AND DUTIES OF DIRECTORS
102. Subject to the provisions of the Act, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of the Directors at which a quorum is present may exercise all powers exercisable by the Directors.
103. The Directors may from time to time and at any time by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.
104. All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.
105. The Directors shall cause minutes to be made in books provided for the purpose:
(a)   of all appointments of officers made by the Directors;
(b)   of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;
(c)   of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.
106. The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.
107. The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.
MANAGEMENT
108.   (a)    The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.
(b)   The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration.
(c)   The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.
(d)   Any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.
(e)   [intentionally left blank]

(f)   [intentionally left blank]
(g)   Without prejudice to the freedom of the Directors to establish any other committees, the Board may establish a Compensation Committee to assist the board in reviewing and approving the compensation structure for the company’s directors and officers. The composition and responsibilities of the Compensation Committee shall comply with applicable law, rules or regulations.
(h)   The Board shall adopt a formal written compensation committee charter and review and assess the adequacy of the formal written charter on an annual basis. The charter shall comply with applicable law, rules or regulations.
(i)   Without prejudice to the freedom of the Directors to establish any other committees, the Board may establish a Corporate Governance and Nomination Committee to assist the board in identifying qualified individuals to become board members and in determining the composition of the board and its committees. The composition and responsibilities of the Corporate Governance and Nomination Committee shall comply with applicable law, rules or regulations.
(j)   The Board shall adopt a formal written governance and nomination committee charter and review and assess the adequacy of the formal written charter on an annual basis. The charter shall comply with applicable law, rules or regulations.
INTERESTED DIRECTORS
109. (i) No Director or proposed Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise, (ii) nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company with any person, company or partnership of or in which any Director shall be a member or otherwise interested be capable on that account of being voidable or voided, (iii) nor shall any such contract or arrangement be voidable or voided solely because the Director is present at or participates in the meeting of the Directors or committee thereof which authorizes the contract or arrangement, or solely because the Directors’ votes are counted for such purpose, and (iv) nor shall any Director so contracting or being any member or so interested be liable to account to the Company for any profit so realised by any such contract or arrangement by reason only of such Director holding that office or the fiduciary relationship, thereby established, provided that in each such case (a) such Director shall, if his interest in such contract or arrangement is material, declare the nature of his interest at the earliest meeting of the Board at which it is practicable for him to do so, either specifically or by way of a general notice stating that, by reason of the facts specified in the notice, he is to be regarded as interested in any contracts of a specified description which may subsequently be made by the Company and (b) if such contract or arrangement is a Related Party Transaction, such Related Party Transaction has been approved in accordance with applicable laws, rules, and regulations.
110. Any Director may continue to be or become a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any other company in which the Company may be interested and (unless otherwise agreed between the Company and the Director) no such Director shall be liable to account to the Company or the members for any remuneration or other benefits received by him as a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer or member of any such other company. The Directors may exercise the voting powers conferred by the shares in any other company held or owned by the Company, or exercisable by them as directors of such other company in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors, joint managing directors; deputy managing directors, executive directors, managers or other officers of such company) and any Director may vote in favour of the exercise of such voting rights in the manner aforesaid notwithstanding that he may be, or is about to be, appointed a director, managing director, joint managing director, deputy managing director, executive director, manager or other officer of such a company, and that as such he is or may become interested in the exercise of such voting rights in the manner aforesaid.
111. A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profit or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Article.
112. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 109 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.
PROCEEDINGS OF DIRECTORS
113. Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting.
114. The Chairman of the Board or any two Directors may, and the Secretary on the requisition of such persons, shall, at any time summon a meeting of the Directors by notice to each Director and alternate Director by telephone, facsimile, electronic email, telegraph or telex, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting, or by sending notice in writing to each Director and alternate Director by first class mail, charges prepaid, at least two (2) days before the date of the meeting, which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and provided further if notice is given in person, by telephone, facsimile, electronic email, telegraph or telex the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organisation as the case may be. The accidental omission to give notice of a meeting of the Directors to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.
115. The quorum necessary for the transaction of the business of the Directors shall be established if a majority of the Directors are present in person or by proxy. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for that meeting. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.
116. The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.
117. The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.
118. All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.
119. Members of the Directors or of any committee thereof may participate in a meeting of the Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the Chairman is at the start of the meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of the Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.
120. A Director but not an alternate Director may be represented at any meetings of the Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.
VACATION OF OFFICE OF DIRECTOR
121. The office of a Director shall be vacated:
(a)   if he gives notice in writing to the Company that he resigns the office of Director; or
(b)   if all of the Directors (other than the one to be removed) pass a resolution or sign a notice effecting the removal of such one Director from his office as such; or
(c)   if he is prohibited from being a Director under any applicable law, rules or regulations; or
(d)   if he absents himself (without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Board of Directors without special leave of absence from the Directors, and they pass a resolution that he has by reason of such absence vacated office; or
(e)   if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(f)   if he is found to be or becomes of unsound mind.
APPOINTMENT AND REMOVAL OF DIRECTORS
122. The Company may by Ordinary Resolution appoint any person to be a Director and may by Ordinary Resolution remove any Director and may by Ordinary Resolution appoint another person in his stead.
123. The Directors shall have power at any time and from time to time to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles. Any Director appointed in accordance with the preceding sentence shall hold office only until the next following annual general meeting of the Company and shall then be eligible for re-election at that meeting.
124. Nothing in these Articles should be taken as depriving a Director removed under any provisions of these Articles of compensation or damages payable to him in respect of the termination of his appointment as Director or of any other appointment or office as a result of the termination of his appointment as Director or derived from any power to remove a Director which may exist apart from the provisions of these Articles.
PRESUMPTION OF ASSENT
125. A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Chairman or Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
SEAL
126.    (a)    The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer or other person appointed by the Directors for the purpose.

(b)   The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.
(c)   A Director or officer, representative or attorney may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.
OFFICERS
127. The officers of the Company shall be the Chairman of the Board, the Chief Executive Officer, Chief Financial Officer and the Secretary and may include one or more Vice Presidents and one or more Assistant Secretaries and one or more Assistant Treasurers. Any two or more offices may be held by the same person.
128. All officers shall have such authority and perform such duties in the management of the Company as may be provided in these Articles or, to the extent not so provided, by resolution of the Board.
129. Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until his successor has been appointed and qualified or his earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of his duties.
130. Any officer may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman, the Chief Executive Officer or the Secretary, as the case may be. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective.
131. All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board or by the action of the holders of record of a majority of the shares entitled to vote thereon.
132. Any vacancy occurring in any office of the Company, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Article 122 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of his predecessor expires unless reappointed by the Board.
DIVIDENDS, DISTRIBUTIONS AND RESERVE
133. Subject to the Act, the Directors may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.
134. The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.
135. No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the Share Premium Account or as otherwise permitted by the Act.
136. Subject to the rights of persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a Share in advance of calls shall be treated for the purpose of this Article as paid on the Share.
137.The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

137A.Notwithstanding anything contained in the Memorandum or these Articles, following the occurrence of an enforcement event under an Encumbrance, the Directors shall not deduct from any dividend or distribution payable to any Secured Party any money (if any) payable by any Member to the Company on account of calls or otherwise.
138. The Board may, with the sanction of the Members in general meeting, direct that any dividend be satisfied wholly or in part by the distribution of specific assets of any kind and in particular of paid up shares, debentures or warrants to subscribe securities of any other company, or in any one or more of such ways, and where any difficulty arises in regard to the distribution the Board may settle the same as it thinks expedient, and in particular may disregard fractional entitlements, round the same up or down or provide that the same shall accrue to the benefit of the Company, and may fix the value for distribution of such specific assets, or any part thereof, and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties and may vest any such specific assets in trustees as may seem expedient to the Board and may appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend and such appointment shall be effective. Where required, a contract shall be filed in accordance with the provisions of the Act and the Board may appoint any person to sign such contract on behalf of the persons entitled to the dividend and such appointment shall be effective.
139. Unless otherwise directed by the Board, any dividend, interest or other sum payable in cash to a holder of Shares may be paid by cheque or warrant sent through the post to the registered address of the member entitled, or, in the case of joint holders, to the registered address of the person whose name stands first in the register in respect of the joint holding or to such person and to such address as the holder or joint holders may in writing direct. Every cheque or warrant so sent shall be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares and shall be sent at his or their risk, and the payment of any such cheque or warrant by the bank on which it is drawn shall operate as a good discharge to the Company in respect of the dividend and/or bonus represented thereby, notwithstanding that it may subsequently appear that the same has been stolen or than any endorsement thereon has been forged.
140. The Company may cease sending such cheques for dividend entitlements or dividend warrants by post if such cheques or warrants have been left uncashed on two consecutive occasions. However, the Company may exercise its power to cease sending cheques for dividend entitlements or dividend warrants after the first occasion on which such a cheque or warrant is returned undelivered.
141. All dividends or bonuses unclaimed for one year after having been declared may be invested or otherwise made use of by the Board for the exclusive benefit of the Company until claimed and the Company shall not be constituted a trustee in respect thereof or be required to account for any money earned thereon. All dividends or bonuses unclaimed for six years after having been declared may be forfeited by the Board and shall revert to the Company and after such forfeiture no member or other person shall have any right to or claim in respect of such dividends or bonuses.
142. No dividend or distribution shall bear interest against the Company.
UNTRACEABLE SHAREHOLDERS
143.    (a) The Company shall be entitled to sell any shares of a member or the shares to which a person is entitled by virtue of transmission on death or bankruptcy or operation of law if and provided that:
(i) all cheques or warrants, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years;
(ii) the Company has not during that time or before the expiry of the three month period referred to in paragraph (iv) below received any indication of the whereabouts or existence of the member or person entitled to such shares by death, bankruptcy or operation of law;
(iii) during the 12-year period, at least three dividends in respect of the shares in question have become payable and no dividend during that period has been claimed by the member; and

(iv) upon expiry of the 12-year period, the Company has caused an advertisement to be published in the newspapers or by electronic communication in the manner in which notices may be served by the Company by electronic means as herein provided, giving notice of its intention to sell such shares, and a period of three months have elapsed since such advertisement.
The net proceeds of any such sale shall belong to the Company and upon receipt by the Company of such net proceeds it shall become indebted to the former member for an amount equal to such net proceeds.
(b)   To give effect to any sale contemplated by paragraph (a) the Company may appoint any person to execute as transferor an instrument of transfer of the said shares and such other documents as are necessary to effect the transfer, and such documents shall be as effective as if it had been executed by the registered holder of or person entitled by transmission to such shares and the title of the transferee shall not be affected by any irregularity or invalidity in the proceedings relating thereto. The net proceeds of sale shall belong to the Company which shall be obliged to account to the former member or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former member or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, and no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments (other than shares or other securities in or of the Company or its holding company if any) or as the Board may from time to time think fit.
CAPITALISATION
144. Upon the recommendation of the Directors, the Company may by Ordinary Resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.
BOOKS OF ACCOUNT
145. The Directors shall cause proper books of account to be kept with respect to:
(a)   all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;
(b)   all sales and purchases of goods by the Company; and
(c)   the assets and liabilities of the Company.
Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.
146. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Act or authorised by the Directors or by the Company in general meeting.

147. The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.
ANNUAL RETURNS AND FILINGS
148. The Board shall make the requisite annual returns and any other requisite filings in accordance with the Act.
AUDIT
149. The Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors and may fix his or their remuneration.
150. Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.
151. Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.
NOTICES
152. Notices shall be in writing and may be given by the Company to any Member in accordance with applicable law, rules or regulations.
153. In the event that no such law, rules and regulations referred to in the above Article applies, notice to any Member shall be given either personally or by sending it by post, cable, telex, fax or e-mail to him or to his address as shown in the register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent airmail.
154. (a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.
155. (b) Where a notice is sent by cable, telex, or fax, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.
156. (c) Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.
157. A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.
158. Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)   every person shown as a Member in the register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members;
(b)   every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting;
(c)   the Auditors; and
(d)   each Director and alternate Director.
No other person shall be entitled to receive notices of general meetings.
INFORMATION
159. No Member shall be entitled to require discovery of or any information in respect of any detail of the Company’s trading or any which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members of the Company to communicate to the public.
160. The Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the register of Members and transfer books of the Company.
WINDING UP
161. Subject to Article 136, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Act, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.
162. If the Company shall be wound up, and the assets available for distribution amongst the Members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.
INDEMNITY
163.    (a) The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith, in a manner the person reasonably believed to be in, or not opposed to, the best interests of the Company, in a manner that was not willfully or grossly negligent, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith, in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, in a manner that was willfully or grossly negligent, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
(b)   The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith, in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and in a manner that was not willfully or grossly negligent, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
(c)   To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article 163(a) or (b) above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
(d)   Any indemnification under Article 163(a) or (b) above (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances, including whether or not the person has met the applicable standard of conduct set forth in Article 163(a) or (b) above. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the Members of the Company.
(e)   Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company pursuant to this Article 163. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate.
(f)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 163 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, by-law, agreement, vote of Members or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
(g)   For purposes of this Article 163, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith, in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan and in a manner that was not willfully or grossly negligent shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article 163.
(h)   The indemnification and advancement of expenses provided by, or granted pursuant to, this Article 163 shall, unless otherwise provided when authorised or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
164. The Board may, notwithstanding any interest of the Directors in such action, authorize the Company to purchase and maintain insurance on behalf of any person described in the above Article, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the above Article.
FINANCIAL YEAR
165. Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and shall begin on 1st January in each year.
PENSION AND SHARE OPTION SCHEMES
166. The Board may establish and maintain or procure the establishment and maintenance of any contributory or non-contributory pension or provident or superannuation funds or (with the sanction of an ordinary resolution) employee or executive share option schemes for the benefit of, or give or procure the giving of donations, gratuities, pensions, allowances or emoluments to any persons who are or were at any time in the employment or service of the Company, or of any company which is a subsidiary of the Company, or is allied or associated with the Company or with any such subsidiary company, or who are or were at any time directors or officers of the Company or of any such other company as aforesaid, and holding or who have held any salaried employment or office in the Company or such other company, and the wives, widows, families and dependents of any such persons. The Board may also establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any such other company as aforesaid, and may make payments for or towards the insurance of any such persons as aforesaid, and subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. The Board may do any of the matters aforesaid, either alone or in conjunction with any such other company as aforesaid. Any Director holding any such employment or office shall be entitled to participate in and retain for his own benefit any such donation, gratuity, pension, allowance or emolument.
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AMENDMENTS OF ARTICLES
168. Subject to the Act and to any quorum, voting or procedural requirements expressly imposed by these Articles in regard to the variation of rights attached to a specific class of Shares of the Company, the Company may at any time and from time to time by Special Resolution change the name of the Company or alter or amend these Articles or the Company’s Memorandum of Association, in whole or in part.
TRANSFER BY WAY OF CONTINUATION
169. If the Company is exempted as defined in the Act, it shall, subject to the provisions of the Act and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

Annex C
Confidential Special Committee of the Board of Directors 51job, Inc. Building 3 No. 1387, Zhang Dong Road Shanghai, 201203 The People’s Republic of China	March 1, 2022
Ladies and Gentlemen:
51job, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), has engaged Kroll, LLC (f/k/a Duff & Phelps, LLC, “Duff & Phelps”), operating through its Duff & Phelps Opinions Practice, to serve as an independent financial advisor to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company (solely in their capacity as members of the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of common shares, par value US$0.0001 per share, of the Company (each, a “Share” or, collectively, the “Shares”), other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS” and collectively, “ADSs”), other than ADSs representing the Excluded Shares and the Continuing Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).
Description of the Proposed Transaction
It is Duff & Phelps’ understanding that the Company and Garnet Faith Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), propose to enter into an Amendment No. 1 to the Merger Agreement (as defined herein), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated as of March 1, 2022 (the “Merger Agreement Amendment”). Pursuant to the Merger Agreement and the Merger Agreement Amendment, among other things, Merger Sub will be merged with and into the Company and cease to exist, with the Company surviving the merger. In connection with such merger, (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled and cease to exist in exchange for the right to receive US$61.00 in cash per Share without interest (the “Per Share Merger Consideration”) and (ii) each ADS issued and outstanding immediately prior to the Effective Time (other than ADSs representing the Excluded Shares and the Continuing Shares), together with the Shares represented by such ADSs, shall be cancelled and cease to exist in exchange for the right to receive US$61.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement and the Merger Agreement Amendment.
kroll.com

Special Committee of the Board of Directors
51job, Inc.
March 1, 2022

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) Shares (including Shares represented by ADSs) held by the Company or any of its Subsidiaries and (b) Shares (including ADSs corresponding to such Shares) held by the Depositary and reserved for issuance and allocation pursuant to the Company Share Plans; and (ii) “Effective Time”, “Continuing Shares”, “Dissenting Shares”, “Subsidiaries”, “Depositary”, and “Company Share Plans” shall have the meanings set forth in the Merger Agreement and the Merger Agreement Amendment.
Scope of Analysis
In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its Opinion included, but were not limited to, the items summarized below:
1.
Reviewed the following documents:

a.
The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2017 through December 31, 2020 and the Company’s unaudited interim financial statements for the nine months ended September 30, 2019, September 30, 2020 and September 30, 2021 included in the Company’s Form 6-K filed with the SEC;

b.
Certain unaudited and segment financial information for the Company for the years ended December 31, 2017 through December 31, 2020 and for the nine months ended September 30, 2019, September 30, 2020 and September 30, 2021, each provided by the management of the Company;

c.
A detailed financial projection model for the Company for the years ending December 31, 2021 through December 31, 2025, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the Special Committee’s consent, in performing its analysis (collectively, the “Management Projections”);

d.
Other internal documents relating to the history, current operations, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;

e.
A letter dated February 28, 2022 from the management of the Company, which made certain representations as to historical financial information for the Company, the Management Projections and the underlying assumptions of such projections (the “Management Representation Letter”);

f.
The Agreement and Plan of Merger between the Company and Merger Sub dated as of June 21, 2021 (the “Merger Agreement”), and a draft of the Merger Agreement Amendment dated as of March 1, 2022;

g.
The Interim Investors Agreement by and among Merger Sub, Recruit Holdings Co., Ltd. (“Recruit”) and the other parties thereto dated as of June 21, 2021, and a draft of Amendment No. 1 thereto dated as of March 1, 2022;

h.
The Support Agreement by and among Merger Sub and the other parties listed as “Continuing Shareholders” in Schedule A thereto dated as of June 21, 2021; and

i.
The Support Agreement by and among Merger Sub, Recruit and the other parties thereto dated as of June 21, 2021

(the documents listed in items (f)-(i) above, collectively, the “Transaction Documents”);

Special Committee of the Board of Directors
51job, Inc.
March 1, 2022

2.
Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;

3.
Discussed with the management of the Company its plans and intentions with respect to the management and operation of the Company’s business;

4.
Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

5.
Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

6.
Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions
In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent:
1.
Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including the management of the Company, and did not independently verify such information;

2.
Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

3.
Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps, including, without limitation, the Management Projections, were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no opinion with respect to such estimates, evaluations, forecasts or projections or the underlying assumptions thereof;

4.
Assumed that information supplied and representations made by the management of the Company are substantially accurate regarding the Company and the Proposed Transaction;

5.
Assumed that the representations and warranties made in the Transaction Documents and the Management Representation Letter are substantially accurate;

6.
Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

7.
Assumed that there has been no material change in the assets, liabilities (contingent or otherwise), financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading;

8.
Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Transaction Documents without any amendments thereto or any waivers of any terms or conditions thereof; and

Special Committee of the Board of Directors
51job, Inc.
March 1, 2022

9.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.
Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Proposed Transaction.
Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Merger Agreement Amendment and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
Duff & Phelps is not expressing any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.
In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation.
This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors or any other person (including security holders of the Company) should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of the Board of Directors
51job, Inc.
March 1, 2022

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Kroll Securities, LLC (f/k/a Duff & Phelps Securities, LLC (“DPS”), the Company and the Special Committee dated September 30, 2020 (the “Original Engagement Letter”) and the addendum thereto dated February 18, 2022 (the “Engagement Addendum”, and together with the Original Engagement Letter, the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.
Disclosure of Prior Relationships
Duff & Phelps has acted as financial advisor to the Special Committee and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon the conclusion expressed in this Opinion. Pursuant to the terms of the Engagement Letter, (i) a portion of Duff & Phelps’ fee is payable upon execution of the Engagement Addendum, (ii) a portion of Duff & Phelps’ fee is payable upon Duff & Phelps informing the Special Committee (orally or otherwise) that its Opinion is ready for delivery, (iii) a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ delivery of this Opinion to the Special Committee, and (iv) Duff & Phelps would earn an additional fee based on any excess of the Per Share Merger Consideration over the initial offer price of US$57.25 in cash per Share, which is payable upon the completion of the Proposed Transaction. Pursuant to the Engagement Letter, the Company has also agreed to reimburse certain expenses of Duff & Phelps (subject to a cap) and to indemnify Duff & Phelps for certain liabilities. In addition, pursuant to the Engagement Letter, DPS has agreed to provide the Special Committee with certain financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction and may receive a fee for such services. During the two years preceding the date of this Opinion, (i) Duff & Phelps provided a fairness opinion dated June 21, 2021 to the Special Committee and received professional fees, indemnification and expense reimbursement pursuant to the Original Engagement Letter and (ii) in matters unrelated to the Proposed Transaction, Duff & Phelps has provided certain services to DCP Advisors, Limited, an affiliate of a member of the buyer group involved the Proposed Transaction, and received fees, expense reimbursement, and indemnification for such engagements.
Conclusion
Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Continuing Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares and the Continuing Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in its capacity as a holder of Shares or ADSs).
This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.
Respectfully submitted,
Duff & Phelps Opinions Practice
Kroll, LLC

Annex D
ANNEX D: CAYMAN ISLANDS COMPANIES ACT CAP. 22 (LAW 3 OF 1961, AS CONSOLIDATED AND REVISED) — SECTION 238
238.   Rights of dissenters
(1)
A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)
A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)
An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorized by the vote.

(4)
Within twenty days immediately following the date on which the vote of members giving authorization for the merger or consolidation is made, the constituent company shall give written notice of the authorization to each member who made a written objection.

(5)
A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)
his name and address;

(b)
the number and classes of shares in respect of which he dissents; and

(c)
a demand for payment of the fair value of his shares.

(6)
A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)
Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)
Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)
If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)
the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)
the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

(10)
A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

D-1

(11)
At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)
Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)
The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)
Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)
The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

D-2

Annex E
ANNEX E: DIRECTORS AND EXECUTIVE OFFICERS OF EACH FILING PERSON
1.   Directors and Executive Officers of the Company
The Company is a leading provider of integrated human resource services in China. The Company is an exempted company with limited liability incorporated under the laws of the Cayman Islands with principal executive office located at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China. The Company’s telephone number is +86 21 6160 1888.
The name, present principal employment and citizenship of each director and executive officer of the Company are set forth below. The business address of each such person is care of 51job, Inc., Building 3,
No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China, and their business telephone number is +86 21 6160 1888, except that (a) Mr. David Chao’s business address is c/o DCM, 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025 and his business telephone number is +1 650 233 1400 and (b) Mr. Junichi Arai’s business address is c/o Recruit Holdings Co., Ltd., GranTokyo South Tower, 1-9-2 Marunouchi, Chiyoda-ku, Tokyo 100-6640, Japan, and his business telephone number is +81 3 6835 1111.
Name	Present Principal Employment	Citizenship
David K. Chao	Chairman of the Board and independent director	Japan
Rick Yan	Director, chief executive officer, president and secretary	Hong Kong
Junichi Arai	Non-executive director	Japan
Li-Lan Cheng	Independent director	United States
Eric He	Independent director	Republic of China
Kathleen Chien	Chief operating officer and acting chief financial officer	United States
Jingwu Chen	Senior vice president	PRC
Tao Wang	Vice president	PRC
David K. Chao is the chairman of the Board of directors of our company. Mr. Chao is an independent director who has been a member of our Board since 2000. Mr. Chao is a co-founder and general partner of DCM, an early stage technology venture capital firm that manages over US$4 billion. DCM has offices in Menlo Park, USA, Beijing, China and Tokyo, Japan. Prior to joining DCM, Mr. Chao was a co-founder of Japan Communications, Inc., a publicly traded provider of mobile data and voice communications services in Japan. Prior to that, he also worked at McKinsey & Company, Apple Computer and Recruit Co., Ltd. Mr. Chao serves on the boards of directors of numerous DCM portfolio companies. Mr. Chao received his Bachelor of Arts degree in Economics and East Asian Studies (Anthropology) from Brown University and his Master of Business Administration degree from Stanford University.
Rick Yan is a director, chief executive officer and president of our company. Mr. Yan has been a director and chief executive officer of our company since 2000. Mr. Yan is responsible for our overall strategy and management. Mr. Yan was an investor and advisor of our company from its inception and prior to his appointment as chief executive officer. Prior to joining our company, he was a Director and the Head of China Practice at Bain & Company, an international strategy consulting company. Mr. Yan joined the firm in London in 1989, returned to Asia and set up Bain & Company’s Hong Kong and Beijing offices in 1991 and 1993, respectively. In his 11-year tenure with Bain & Company, he was widely acknowledged as an expert in the consumer products and technology sectors. Prior to his affiliation with Bain & Company, Mr. Yan worked at Hewlett-Packard in Hong Kong for four years and was awarded Marketing Executive of the Year. Mr. Yan received his Bachelor of Engineering degree and Master of Philosophy degree from the University of Hong Kong and his Master of Business Administration degree with distinction from INSEAD in France.
Junichi Arai is a director of our company. Mr. Arai has been a director of our company since May 2017. Mr. Arai is a corporate executive officer of Recruit, a leading human resource and information services company in Japan that is listed on the Tokyo Stock Exchange. Mr. Arai is Special Advisor to the CEO and is responsible for investor relations in the corporate planning division. Prior to joining Recruit in November 2016, Mr. Arai had an extensive career in investment banking, especially in strategic advisory services, for 28 years. He worked at Lehman Brothers Japan, Morgan Stanley Japan and Mitsubishi UFJ Securities and also co-founded Nakamura Arai Partners, a boutique advisory firm, in 2011. Mr. Arai received his Bachelor degree in Economics from Keio University in 1988.
Li-Lan Cheng is a director of our company. Mr. Cheng has been an independent director of our company since March 2013. Mr. Cheng is the chief operating officer of E-House (China) Holdings Limited, or E-House, a real estate services company in China, since 2012 and served as its chief financial officer from 2006 to 2012. Mr. Cheng has been an executive director of E-House (China) Enterprise Holdings Limited, a real estate transaction services provider in China that is listed on the Hong Kong Stock Exchange and an affiliate of E-House, since March 2018. In addition, Mr. Cheng has been the acting chief financial officer of Leju Holdings Limited, a leading online-to-offline real estate services provider in China that is listed on the New York Stock Exchange and an affiliate of E-House, since June 2017. From 2005 to 2006, Mr. Cheng served as the chief financial officer of SouFun Holdings Limited, a leading real estate Internet portal and a leading home furnishing website in China. From 2002 to 2004, he served as an executive director and the chief financial officer of SOHO China Limited, a real estate developer in China. From 1997 to 2002, Mr. Cheng was an assistant director and the head of Asian transportation sector investment banking group of ABN AMRO Asia. Mr. Cheng is also an independent director of LAIX Inc., an artificial intelligence company for English language training in China that is listed on the New York Stock Exchange, and Yunji Inc., a leading membership-based social e-commerce platform in China that is listed on the NASDAQ Stock Market. Mr. Cheng received his Bachelor degree in Economics from Swarthmore College and his Ph.D. degree in Economics from the Massachusetts Institute of Technology. Mr. Cheng is a chartered financial analyst.
Eric He is a director of our company. Mr. He has been an independent director of our company since July 2014. From August 2011 to May 2017, Mr. He was the chief financial officer of YY Inc., a leading live streaming social media platform in China that is listed on the NASDAQ Stock Market. From March 2007 to August 2011, Mr. He served as the chief financial officer of Giant Interactive Group Inc. From 2004 to 2007, he served as the chief strategy officer of Ninetowns Internet Technology Group Company Limited. From 2002 to 2004, Mr. He served as a private equity investment director of AIG Global Investment Corporation (Asia) Ltd. Mr. He is also an independent director of Bilibili Inc., a leading online entertainment platform in China that is listed on the NASDAQ Stock Market, and Agora, Inc. a leading platform for real-time engagement application programming interfaces that is listed on the NASDAQ Stock Market. Mr. He received his Bachelor degree in Accounting from National Taipei University and his Master of Business Administration degree from the Wharton School of the University of Pennsylvania. Mr. He is a chartered financial analyst and certified public accountant in the United States.
Kathleen Chien is chief operating officer and acting chief financial officer of our company. Ms. Chien joined our company in 1999 and served as our chief financial officer from 2004 to March 2009. Prior to joining our company, Ms. Chien worked in the financial services and management consulting industries, including three years with Bain & Company in Hong Kong and two years with Capital Securities Corp., a leading investment bank in Taiwan. During her tenure at Bain & Company, she was a consultant to a number of companies on strategic and marketing issues, including entry into the Chinese market and achieving cost and operational efficiencies. While at Capital Securities Corp., she completed a number of equity and equity-linked transactions, including the first ever Swiss-franc convertible bond issuance out of Taiwan, enabling client companies to raise significant capital from the European and U.S. investment community. Ms. Chien is also an independent director of Vipshop Holdings Limited, a leading online discount retailer for brands in China that is listed on the New York Stock Exchange. Ms. Chien received her Bachelor of Science degree in Economics from the Massachusetts Institute of Technology and her Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley.
Jingwu Chen is a senior vice president of our company. Mr. Chen joined our company in 2000. Prior to joining our company, Mr. Chen worked as a senior sales manager in the consumer goods industry for more than 10 years including Amway (China) and Mars Foods (China). He received his Bachelor degree in Business Administration from Zhongnan University of Economics and Law in Wuhan.

Tao Wang is a vice president of our company. Mr. Wang joined our company in 2000. Prior to joining our company, Mr. Wang spent four years as a senior consultant at Bain & Company. Also, he served as a representative and the general manager of a joint venture company in Wuhan for TI Group Asia Pacific. Earlier in his career, Mr. Wang held engineering and project management positions at the PRC Ministry of Aerospace Industry in China. Mr. Wang received a Bachelor of Science degree in Math from Shandong University and a Master of Engineering degree from the Second Academy under the PRC Ministry of Aerospace Industry. Mr. Wang also holds a Master of Business Administration degree from the Business School at University of Warwick in the United Kingdom.
During the last five years, none of the Company or any of the Company’s directors and executive officers have been (a) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
2.   Directors and Executive Officers of Merger Sub
Garnet Faith Limited, or Merger Sub, is an exempted company with limited liability incorporated under the laws of the Cayman Islands that is owned 100% by Oriental Poppy as of the date of this Proxy Statement. The business address of Merger Sub is c/o DCP Capital, 21/F, York House, The Landmark, 15 Queen’s Road Central, Hong Kong, and its telephone number is +852 2878 9193.
The following table sets forth information regarding the directors of Merger Sub as of the date of this Proxy Statement and, as of the date of this Proxy Statement, Merger Sub does not have any executive officers.
Directors	Business Address	Principal Occupation	Citizenship
Haifeng David Liu	DCP Capital 21/F, York House The Landmark 15 Queen’s Road Central Hong Kong	From January 2017 to Present:
Executive Chairman of DCP Capital

Prior to Joining DCP Capital in January 2017:
		Partner of KKR, Co-head of KKR Asia Private Equity, Chief Executive Officer of KKR Greater China	Hong Kong
Julian Juul Wolhardt	DCP Capital, 21/F, York House The Landmark 15 Queen’s Road Central Hong Kong	From January 2017 to Present: Chief Executive Officer of DCP Capital Prior to Joining DCP Capital in January 2017: Partner and Regional Leader of Greater China Region at KKR	Denmark
Hiroaki Ogata	Recruit Holdings Co., Ltd. GranTokyo SOUTH TOWER 1-9-2 Marunouchi, Chiyoda-ku Tokyo 100-6640 Japan	From April 2017 to Present: Corporate Executive Officer, Recruit Holdings Co., Ltd. From October 2012 to April 2017 Corporate Officer, Recruit Holdings Co., Ltd.	Japan
During the last five years, none of Merger Sub or any of its directors has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

3.   Directors and Executive Officers of DCP Filing Persons and their affiliates
Mr. Haifeng David Liu (“Mr. Liu”) is a permanent resident of Hong Kong and Mr. Julian Juul Wolhardt (“Mr. Wolhardt”) is a citizen of Denmark. Each of DCP, Ltd., DCP Partners Limited and DCP General Partner II, Limited (“DCP Fund GP”), is an exempted company with limited liability incorporated under the laws of the Cayman Islands and is principally engaged in the investment business. DCP Fund is an exempted limited partnership formed under the laws of the Cayman Islands and is principally engaged in the investment business. Each of Dusky Shark Limited (“Dusky Shark”), Oriental Lily Limited (“Oriental Lily”) and Oriental Poppy is an investment holding company incorporated under the laws of the British Virgin Islands. Mr. Liu and Mr. Wolhardt jointly control DCP, Ltd., which owns 100% equity interest in DCP Partners Limited, which in turn owns 100% equity interest in DCP Fund GP. DCP Fund GP is the general partner of DCP Fund, which owns 100% equity interest in Dusky Shark. At the Effective Time, Dusky Shark is expected to own a majority equity interest in Oriental Lily. Oriental Lily owns 100% equity interest in Oriental Poppy.
The business address of the DCP Filing Persons, DCP, Ltd., DCP Partners Limited, DCP Fund GP, Dusky Shark and Oriental Lily is c/o DCP Capital, 21/F, York House, The Landmark, 15 Queen’s Road Central, Hong Kong, and the telephone number is +852 2878 9193.
The following table sets forth information regarding the directors of each of DCP, Ltd., DCP Partners Limited, Dusky Shark, Oriental Lily, and Oriental Poppy as of the date of this Proxy Statement. As of the date of this Proxy Statement, DCP, Ltd., DCP Partners Limited, Dusky Shark, Oriental Lily, and Oriental Poppy do not have any executive officers, and DCP Fund does not have any executive officers or directors.
Directors	Business Address	Principal Occupation	Citizenship
Haifeng David Liu	DCP Capital 21/F, York House The Landmark, 15 Queen’s Road, Central Hong Kong	From January 2017 to Present:
Executive Chairman of DCP Capital

Prior to Joining DCP Capital in January 2017:
		Partner of KKR, Co-head of KKR Asia Private Equity, Chief Executive Officer of KKR Greater China	Hong Kong
Julian Juul Wolhardt	DCP Capital 21/F, York House The Landmark, 15 Queen’s Road, Central Hong Kong	From January 2017 to Present: Chief Executive Officer of DCP Capital Prior to Joining DCP Capital in January 2017: Partner and Regional Leader of Greater China Region at KKR	Denmark
During the past five years, none of DCP, Ltd., DCP Partners Limited, DCP Fund, Dusky Shark, Oriental Lily and Oriental Poppy or any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
The following table sets forth information regarding the directors of DCP Fund GP as of the date of this Proxy Statement. As of the date of this Proxy Statement, DCP Fund GP does not have any executive officers.
Directors	Business Address	Principal Occupation	Citizenship
Julian Juul Wolhardt	DCP Capital, 21/F, York House The Landmark, 15 Queen’s Road Central Hong Kong	From January 2017 to Present: Chief Executive Officer of DCP Capital Prior to Joining DCP Capital in January 2017: Partner and Regional Leader of Greater China Region at KKR	Denmark

Directors	Business Address	Principal Occupation	Citizenship
Daniel Thomas Rewalt	Intertrust SPV (Cayman) Limited One Nexus Way, Camana Bay, Grand Cayman, KY1-9005, Cayman Islands	From November 2014 to Present: Director of Cayman Management Team, Intertrust Group	Cayman Islands
Samit Ghosh	Intertrust SPV (Cayman) Limited One Nexus Way, Camana Bay Grand Cayman, KY1-9005 Cayman Islands	From December 2017 to Present: Director of Capital Markets, Intertrust Group Previous 6 years: Manager and Head of Corporate Trust and Loan Agency, HSBC, Cayman	Cayman Islands
During the past five years, none of DCP Fund GP or any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
4.   Directors and Executive Officers of the Ocean Link Filing Persons
Mr. Zheng is a citizen of the People’s Republic of China. Mr. Jiang is a permanent resident of Hong Kong. Each of Alliance Ascend GP and Ocean Link GP is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Alliance Ascend Fund, Ocean Link Partners and Ocean Link Fund II is an exempted limited partnership formed under the laws of the Cayman Islands. Each of Ocean Link Holdco and Ocean Link SPV is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Each of Mr. Zheng and Mr. Jiang beneficially owns 50% equity interest in each of Alliance Ascend GP and Ocean Link GP. Alliance Ascend GP is the general partner of Alliance Ascend Fund. Ocean Link GP is the general partner of Ocean Link Partners. Ocean Link Partners is the general partner of Ocean Link Fund II. Ocean Link Holdco is jointly owned by Alliance Ascend Fund and Ocean Link Fund II, and Ocean Link Fund II owns a majority equity interest in Ocean Link Holdco. Ocean Link Holdco beneficially owns 100% equity interest in Ocean Link SPV.
The principal business of each of Alliance Ascend GP, Alliance Ascend Fund, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II, Ocean Link Holdco and Ocean Link SPV is investment activities. The principal business address and telephone number of Ocean Link GP, Ocean Link Partners, Ocean Link Fund II, Ocean Link Holdco and Ocean Link SPV is Unit 2823, 28/F, AIA Central, 1 Connaught Road, Central, Hong Kong, +852 3651 6101.
The following table sets forth information regarding the directors of Alliance Ascend GP, Ocean Link GP, Ocean Link Holdco and Ocean Link SPV as of the date of this Proxy Statement. As of the date of this Proxy Statement, Alliance Ascend GP, Ocean Link GP, Ocean Link Holdco and Ocean Link SPV do not have any executive officers, and Alliance Ascend Fund, Ocean Link Partners and Ocean Link Fund II do not have any executive officers or directors.
Name	Address	Principal Occupation	Citizenship
Tianyi Jiang	Unit 2823, 28/F, AIA Central, 1 Connaught Road,Central Hong Kong	From 2016 to Present: Director and management of Ocean Link From 2006 to 2016: Director of Carlyle Group	Hong Kong

Name	Address	Principal Occupation	Citizenship
Nanyan Zheng	Unit 2823, 28/F, AIA Central, 1 Connaught Road,Central Hong Kong	From 2016 to Present: Director and management of Ocean Link From 2005 to 2019: Founder and Chief Executive Officer of Plateno Group	PRC
Chi Zhang	Suite 5704 – 5706, 57F, Two IFC, 8 Finance Street, Central Hong Kong	From 2016 to Present: Managing Director and Head of China of General Atlantic From 2006 to 2016: Managing Director of Carlyle Group	Hong Kong
James Jianzhang Liang	968 Jin Zhong Road, Shanghai 200335, People’s Republic of China	From 1999 to Present: Co-founder, Executive Chairman of the board of directors of Trip.com Group Limited	Hong Kong
Le Guan	Unit 2823, 28/F, AIA Central, 1 Connaught Road, Central Hong Kong	From 2020 to Present: Partner of Ocean Link From 2010 to 2020: Managing director of Carlyle Group	Hong Kong
Mr. Zheng, Mr. Chi Zhang, Mr. James Jianzhang Liang serve as directors of Ocean Link GP. Mr. Guan serves as a director of Alliance Ascend GP. Mr. Jiang serves as a director of each of Alliance Ascend GP, Ocean Link GP, Ocean Link Holdco and Ocean Link SPV.
During the past five years, none of Mr. Zheng, Mr. Jiang, Alliance Ascend GP, Alliance Ascend Fund, Ocean Link GP, Ocean Link Partners, Ocean Link Fund II, Ocean Link Holdco, Ocean Link SPV or any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
5.   Directors and Executive Officers of the Founder Filing Persons
Mr. Yan is a director, chief executive officer and president of the Company. Mr. Yan has been a director and chief executive officer of the Company since 2000. Mr. Yan is a citizen of the Hong Kong Special Administrative Region of the People’s Republic of China. Each of RY Elevate, RY Holdings and 51 Elevate is a company incorporated under the laws of the British Virgin Islands. RY Elevate is wholly owned by RY Holdings. RY Holdings is wholly owned by Mr. Yan. The principal business of each of RY Elevate, RY Holdings and 51 Elevate is investment holding. The principal business address and telephone number of each of Mr. Yan, RY Elevate, RY Holdings and 51 Elevate is c/o Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China, +86 21 6160 1888.
Mr. Yan is the sole director of each of RY Elevate, RY Holdings and 51 Elevate. As of the date of this Proxy Statement, RY Elevate, RY Holdings and 51 Elevate do not have any executive officers.
During the last five years, none of Mr. Yan, RY Elevate, RY Holdings and 51 Elevate has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
6.   Directors and Executive Officers of LLW Holding
LLW Holding is a company incorporated under the laws of the British Virgin Islands and is wholly owned by Ms. Li Li. The principal business of LLW Holding is investment holding. The principal business address and telephone number for LLW Holding is c/o 20F, Tower C, Star City International Plaza 10 Jiuxianqiao Road, Chaoyang District, Beijing 100016, People’s Republic of China, +86 10 5827 3388.
Mr. Tao Wang and Ms. Li Li are the directors of LLW Holding and are citizens of the People’s Republic of China. As of the date of this Proxy Statement, LLW Holding does not have any executive officers.
During the last five years, none of LLW Holding or, to the knowledge of LLW Holding, any of the other persons listed above has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
7.   Directors and Executive Officers of Recruit Holdings Co, Ltd.
The following table sets forth the name and present principal occupation or employment for each executive officer and director of Recruit. The business address of each such executive officer and director is c/o Recruit Holdings Co., Ltd., GranTokyo South Tower, 1-9-2 Marunouchi, Chiyoda-ku, Tokyo 100-6640, Japan. Each of the executive officers and directors of Recruit listed below is a citizen of Japan, except that Lowell Brickman and Rony Kahan are citizens of the United States and Rob Zandbergen is a citizen of the Netherlands.
Name	Present Principal Occupation or Employment
Board of Directors
Masumi Minegishi	Chairperson and Representative Director
Hisayuki Idekoba	President and Representative Director
Ayano Senaha	Board Director
Rony Kahan	Board Director
Naoki Izumiya	Outside Board Director
Hiroki Totoki	Outside Board Director
Yukiko Nagashima	Standing Audit & Supervisory Board Member
Akihito Fujiwara	Standing Audit & Supervisory Board Member
Yoichiro Ogawa	Outside Auditor and Supervisory Board Member
Katsuya Natori	Outside Auditor and Supervisory Board Member
Executive Officers
Hisayuki Idekoba	President and CEO
Ayano Senaha	COO and Managing Corporate Executive Officer
Yoshihiro Kitamura	Managing Corporate Executive Officer
Rob Zandbergen	Managing Corporate Executive Officer
Junichi Arai	Corporate Executive Officer
Hiroaki Ogata	Corporate Executive Officer
Mio Kashiwamura	Corporate Executive Officer
Iwaaki Taniguchi	Corporate Executive Officer
Takahiro Noguchi	Corporate Executive Officer
Kentaro Mori	Corporate Executive Officer
Lowell Brickman	Corporate Executive Officer
Masumi Minegishi	Chairperson
During the last five years, none of Recruit or, to the knowledge of Recruit, any of its directors or executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors)

or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Annex F
ANNEX F: FORM OF PROXY CARD
51job, Inc.
Building 3
No. 1387 Zhang Dong Road
Shanghai 201203
People’s Republic of China
(NASDAQ: JOBS)
FORM OF PROXY FOR USE AT THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD AT BUILDING 3, NO. 1387 ZHANG DONG ROAD, SHANGHAI 201203, PEOPLE’S REPUBLIC OF CHINA ON APRIL 27, 2022.
I/WeNote 1                                    of                                                     being the registered holder(s) of                   common shares of par value US$0.0001 eachNote 2 in the capital of 51job, Inc. (the “Company”) HEREBY APPOINTS THE CHAIRMAN OF THE MEETING orNote 3                                    of                                    or failing him                                    of                                    to act as my/our proxy to attend, act and vote on my/our behalf at the extraordinary general meeting of the Company to be held at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China on April 27, 2022 at 9:00 a.m. (Shanghai time) and at any adjournment thereof, as the case may be, for the purpose of considering and, if thought fit, passing the following resolutions set out in the Notice of Extraordinary General Meeting of Shareholders.
Please indicate with a “√” in the spaces provided how you wish your votes to be cast on a poll. If you wish to vote for the below resolutions, check the appropriate boxes marked “For.” If you wish to vote against the below resolutions, check the appropriate boxes marked “Against.” Should this form be returned duly signed but without a specific direction, the proxy will vote or abstain at his or her discretion.
Resolutions	For	Against	Abstain

Proposal No. 1.
IT IS RESOLVED, as a Special Resolution, THAT:
the agreement and plan of merger, dated as of June 21, 2021, as amended by amendment No. 1 to agreement and plan of merger, dated as of March 1, 2022 (as so amended and as may be further amended from time to time, the “Merger Agreement”), between Garnet Faith Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”), and any and all transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including (a) the Merger and (b) upon the Merger becoming effective, the amendment and restatement of the existing
	☐	☐	☐

F-1

Resolutions	For	Against	Abstain

memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved.

Proposal No. 2.
IT IS RESOLVED, as a Special Resolution, THAT:
each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.
	☐	☐	☐

Proposal No. 3.
IT IS RESOLVED, as an Ordinary Resolution, THAT:
the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.
	☐	☐	☐
Dated                   Signature(s)Note 4

Note 1
Full name(s) and address(es) to be inserted in BLOCK CAPITALS. In the case of joint holders of a share, any one of such persons may vote at the extraordinary general meeting, either personally or by proxy, in respect of such share as if he or she was solely entitled thereto, but if more than one such joint holders is present at the extraordinary general meeting, personally or by proxy, that one of the said persons so present whose name stands first on the register of Members of the Company in respect of such shares shall alone be entitled to vote in respect thereof.

Note 2
Please insert the number of shares registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares in the capital of the Company registered in your name(s).

Note 3
If any proxy other than the Chairman is preferred, strike out THE CHAIRMAN OF THE MEETING and insert the name and address of the proxy desired in the space provided. ANY ALTERATION MADE TO THIS FORM OF PROXY MUST BE INITIALLED BY THE PERSON WHO SIGNS IT. The proxy need not be a Member of the Company but must attend the extraordinary general meeting in person to represent you.

Note 4
This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must be either under its common seal or under the hand of an officer, attorney to other person duly authorized to sign the same.

To be valid, this form of proxy, together with the power of attorney or other authority (if any) under which it is signed or a certified copy thereof, must be deposited with the Company’s Compliance Department at proxy@51job.com no later than 12:00 p.m. (Shanghai time) on April 26, 2022. Completion and delivery of this form will not preclude you from attending and voting at the Extraordinary General Meeting in person if you so wish, but the authority of your proxy will become invalid forthwith.

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Annex G

51JOB, INC.

Please refer to the reverse side of this card for the Resolutions to be voted at the Meeting.

FOLD AND DETACH HERE

Special Resolutions

	FOR	AGAINST	ABSTAIN
Res. 1	☐	☐	☐
Res. 2	☐	☐	☐

Ordinary Resolution

	FOR	AGAINST	ABSTAIN
Res. 3	☐	☐	☐

Address change ☐ Mark box, sign and indicate changes/comments below:

Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated above. ☐

Sign below Date:______________________

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

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AGENDA
SPECIAL RESOLUTIONS:
1.
THAT the agreement and plan of merger, dated as of June 21, 2021, as amended by amendment No. 1 to agreement and plan of merger, dated as of March 1, 2022 (as so amended and as may be further amended from time to time, the “Merger Agreement”), between Garnet Faith Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”) and the Company (such Merger Agreement being in the form attached as Annex A to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “Plan of Merger”) required to be registered with the Registrar of Companies in the Cayman Islands (such Plan of Merger being substantially in the form attached as Annex B to the accompanying proxy statement and to be produced and made available for inspection at the extraordinary general meeting) in order to give effect to the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company (the “Surviving Company”), and any and all transactions contemplated by the Merger Agreement (collectively, the “Transactions”), including (a) the Merger and (b) upon the Merger becoming effective, the amendment and restatement of the existing memorandum and articles of association of the Company by their deletion in their entirety and the substitution in their place of a new memorandum and articles of association of the Company (as the Surviving Company) in the form attached to the Plan of Merger (the “Amendment of the M&A”), be authorized and approved.

2.
THAT each of the directors and officers of the Company be authorized to do all things necessary to give effect to the Merger Agreement, the Plan of Merger and the Transactions, including the Merger and the Amendment of the M&A.

ORDINARY RESOLUTION:
3.
THAT the extraordinary general meeting be adjourned in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolutions to be proposed at the extraordinary general meeting.

51JOB, INC. JPMorgan Chase Bank, N.A., Depositary PO Box 64506, Saint Paul MN 55164-0506	Voting Instruction Card

JPMorgan Chase Bank, N.A. (the “Depositary”) has received advice that the Board of Directors of 51JOB, INC. (the “Company”) has announced an Extraordinary General Meeting of Shareholders (the “Meeting”) to be held at the Company’s principal executive offices at Building 3, No. 1387 Zhang Dong Road, Shanghai 201203, People’s Republic of China, on April 27, 2022 at 9:00 a.m., Shanghai, China Time, to take action in the Resolutions set forth on this Voting Instruction Card.
If you wish to have the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the common shares, par value US$0.0001 per share, of the Company (the “Common Shares”) represented by your ADRs in respect of such Resolutions at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. This Voting Instruction Card should be executed in such manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Resolutions, or any of them, as the case may be. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m. (New York City time) on April 22, 2022. Only the registered ADR holders of record at the close of business in New York City on March 29, 2022 will be entitled to execute the attached Voting Instruction Card.
The signatory, a registered holder of ADRs representing Common Shares of record on March 29, 2022, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the Common Shares represented by such ADRs registered in the name of the signatory, on the Resolutions at the Meeting.
NOTE: In order to have the aforesaid Common Shares voted, this Voting Instruction Card must be actually received before 12:00 p.m. (New York City time) on April 22, 2022. The proxy materials are available at http://ir.51job.com under the heading “SEC Filings.”
JPMorgan Chase Bank, N.A., Depositary
PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

G-2